As filed with the Securities and Exchange Commission on December 13, 2010
Registration No. 333-170978
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Pre-effective Amendment No. 1
to

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BroadSoft, Inc.
(Exact name of registrant as specified in its charter)

Delaware	7372	52-2130962
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9737 Washingtonian Boulevard,
Suite 350
Gaithersburg, Maryland 20878
(301) 977-9440
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Tessler
President and Chief Executive Officer
BroadSoft, Inc.
9737 Washingtonian Boulevard,
Suite 350
Gaithersburg, Maryland 20878
(301) 977-9440
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark D. Spoto Darren K. DeStefano Christina L. Novak Cooley LLP One Freedom Square Reston Town Center 11951 Freedom Drive Reston, Virginia 20190 (703) 456-8000	Mary Ellen Seravalli, Esq. Vice President and General Counsel BroadSoft, Inc. 9737 Washingtonian Boulevard, Suite 350 Gaithersburg, Maryland 20878 (301) 977-9440	Jorge A. del Calvo, Esq. Craig E. Chason, Esq. Matthew B. Swartz, Esq. Pillsbury Winthrop Shaw Pittman LLP 1650 Tysons Boulevard Suite 1400 McLean, Virginia 22102 (703) 770-7900

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities To be Registered	Registered (1)	Price per Share (2)	Offering Price (2)	Fee (3)
Common Stock, par value $0.01 per share	6,095,000	$24.10	$146,889,500	$10,474

(1)	Includes shares that the underwriters have the option to purchase.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low prices of BroadSoft, Inc.’s common stock as reported on The NASDAQ Global Market on December 6, 2010.

(3)	$8,909 of such fee was previously paid by BroadSoft.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated December 13, 2010.

5,300,000 Shares

Common Stock

BroadSoft is offering 500,000 of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional 4,800,000 shares. BroadSoft will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

Our common stock is currently listed on the NASDAQ Global Market under the symbol “BSFT.” On December 10, 2010, the last reported sale price of our common stock was $24.96.

See “Risk Factors” on page 9 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to BroadSoft	$	$
Proceeds, before expenses, to the selling stockholders	$	$

To the extent that the underwriters sell more than 5,300,000 shares of common stock, the underwriters have the option to purchase up to an additional 795,000 shares from selling stockholders at the public offering price less the underwriting discount.

The underwriters expect to deliver the shares against payment in New York, New York on          , 2010.

Goldman, Sachs & Co.	Jefferies & Company

Cowen and Company	Needham & Company, LLC	Pacific Crest Securities

Prospectus dated          , 2010.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth under the sections “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included in this prospectus. Unless the context otherwise requires, we use the terms “BroadSoft,” “company,” “we,” “us” and “our” in this prospectus to refer to BroadSoft, Inc. and, where appropriate, our consolidated subsidiaries.

Overview

We are the leading global provider of software that enables fixed-line, mobile and cable service providers to deliver voice and multimedia services over their Internet protocol-based, or IP-based, networks. Our software, BroadWorks, enables our service provider customers to provide enterprises and consumers with a range of cloud-based, or hosted, IP multimedia communications, such as hosted IP private branch exchanges, or PBXs, video calling, unified communications, or UC, collaboration and converged mobile and fixed-line services. For the year ended December 31, 2009, Infonetics Research, Inc., or Infonetics, a leading industry research firm, estimated that our global market share of multimedia application server software was approximately 33%. BroadWorks performs a critical network function by serving as the software element that delivers and coordinates voice, video and messaging communications through a service provider’s IP-based network. Service providers use BroadWorks to offer services that generate new revenue, reduce subscriber churn, capitalize on their investments in IP-based networks and help them migrate services from their legacy, circuit-based networks to their IP-based networks. We believe we are well-positioned to enable service providers to capitalize on their IP-based network investments by efficiently and cost-effectively offering a broad suite of services to their end-users.

BroadWorks delivers and coordinates the enterprise, consumer, mobile and trunking communications applications that service providers offer through their IP-based networks. BroadWorks is installed on industry-standard servers, typically located in service providers’ data centers. It interoperates with service providers’ core networks, accesses other networks for interworking with end-users’ communications devices and connects to service providers’ support and billing systems.

We began selling BroadWorks in 2001. Over 425 service providers, located in more than 65 countries, including 15 of the top 25 telecommunications service providers globally as measured by revenue in the first three quarters of 2009, have purchased our software. We sell our products to service providers both directly and indirectly through distribution partners, such as telecommunications equipment vendors, value-added resellers, or VARs, and other distributors.

Industry

We believe telecommunications service providers are facing significant challenges to their traditional business models, including declining revenues in their legacy businesses, rapidly evolving customer communications demands and the need to generate returns on their increasing investments in IP-based networks. Historically, service providers derived much of their revenue from providing reliable voice and high speed data access. However, these legacy services have been increasingly commoditized as technological and regulatory changes have brought increased competition and lower prices. At the same time, enterprises and consumers have started to seek new and enhanced cloud-based communications services, such as hosted voice and multimedia communications, converged mobile and fixed-line services, video calling and collaboration. These new and enhanced services provide service providers with opportunities to counter falling legacy revenues and increase subscriber growth. Service providers are utilizing their existing IP-based networks to deliver these services.

Although these IP-based networks were originally built to deliver high speed data, they are being configured, through the use of new network software, to efficiently enable the broader, richer services that subscribers increasingly demand.

We believe that, as service providers look to rapidly introduce new services, many of which include multimedia and not merely voice communications, they require network elements that are capable of coordinating delivery of a large and rapidly increasing number of applications, operating across heterogeneous network elements and devices, ensuring high levels of reliability and quality and efficiently scaling as more subscribers are added. It is no longer efficient for the responsibility of application delivery to reside in network elements such as softswitches. These elements are dedicated to other crucial network roles, are not designed to deliver multimedia applications and are typically limited in the number of network elements with which they interact. In addition, because these network elements are generally dispersed throughout a service provider’s network, deploying, scaling and managing these multimedia services is even more difficult.

The BroadSoft Solution

BroadWorks is installed on industry-standard servers, typically located in service providers’ data centers. It utilizes well-defined interfaces to interoperate with service providers’ core networks, accesses other networks for interworking with end-users’ communications devices and connects to service providers’ support and billing systems for management and charging functions. We believe we are well-positioned to enable service providers to capitalize on their IP-based network investments by efficiently and cost-effectively offering a broad suite of essential and value-added services to their end-users. BroadWorks provides service providers several key advantages when they offer voice and multimedia services on their IP-based networks, including:

•	Rapid delivery of enterprise and consumer multimedia services from a single platform. We believe BroadWorks provides the most extensive set of features and applications available on a single platform for fixed-line, mobile and cable broadband access networks, for both enterprise and consumer applications.

•	Demonstrated carrier adoption globally across many service provider networks. Over 425 service providers in more than 65 countries have purchased our software, including 15 of the top 25 telecommunications service providers globally.

•	Broad interoperability across network equipment vendors, network architectures and devices. BroadWorks interoperates with all significant network architectures (such as IP Multimedia Subsystems, or IMS, and Next Generation Network architectures), access types, infrastructures and protocols and integrates and interoperates with the major network equipment vendors’ core network solutions.

•	Extensive technology and device partner ecosystem. BroadWorks interoperates with more than 450 devices, including approximately 300 customer premises-based equipment, or CPE, devices, such as IP phones, computer-based soft-phones, conferencing devices, IP gateways, mobile phones and consumer electronics.

•	Scalable architecture and carrier-grade reliability. Our applications are designed to scale to support hundreds of millions of subscribers with a carrier-grade level of reliability.

•	Leadership in emerging standards and requirements. We are actively involved in the development of the IMS, session initiation protocol, or SIP, and multimedia telephony, or MMTel, standards, as well as several other standards that we expect to shape our market in the future. BroadWorks is the application server supporting what we believe to be the world’s largest IMS deployment, based on the number of subscribers. Furthermore, as of December 31, 2009, we have shipped over 7.8 million IMS voice over IP subscriber lines. These lines represent 48% of the 16.8 million total lines we have shipped.

Our Strategy

Our goal is to strengthen our position as the leading global provider of multimedia application servers by enabling service providers to increase revenue opportunities by delivering feature-rich services to their enterprise and consumer subscribers and to leverage their investment in their IP-based networks. Key elements of our strategy include:

•	Extend our technology leadership and product depth and breadth. We intend to provide an industry-leading solution through continued focus on product innovation and substantial investment in research and development for new features, applications and services.

•	Drive revenue growth by:

•	Assisting our current service provider customers to sell more of their currently-deployed BroadWorks services. We support our service provider customers by regularly offering enhanced and new features to their current applications as well as providing tools and training to help them market their services to subscribers.

•	Selling new applications and features to our current service provider customers. Although our initial engagement with a service provider may be for a single initiative or business unit, once BroadWorks is implemented by a service provider, we believe we are well-positioned to sell additional applications and features to that service provider.

•	Continuing to acquire new customers. Our customers are located around the world and include 15 of the top 25 telecommunications service providers globally. We believe we are well positioned to grow by adding customers in regions where we already have a strong presence, by expanding our geographic footprint and by penetrating more deeply into some types of service provider customers, such as additional cable and mobile service providers.

•	Pursue selected acquisitions and collaborations that complement our strategy. We intend to continue to pursue acquisitions and collaborations where we believe they are strategic to strengthen our leadership position.

Risk Factors

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors” beginning on page 8. You should consider carefully such risks before deciding to invest in our common stock. These risks include, among others:

•	We are substantially dependent upon the commercial success of one product, BroadWorks.

•	Infringement claims are common in our industry and third parties, including competitors, have and could in the future assert infringement claims against us.

•	We are generally obligated to indemnify our customers for certain expenses and liabilities resulting from intellectual property infringement claims relating to our software.

•	Our success depends in large part on service providers’ continued deployment of, and investment in, their IP-based networks.

•	We have incurred losses in the past and may incur further losses in the future and our revenue may not grow or may decline.

•	Our revenue, operating results and gross margin can fluctuate significantly and unpredictably from quarter to quarter and from year to year and we expect they will continue to do so, which could cause the trading price of our stock to decline.

•	Lengthy and unpredictable sales cycles may force us to either assume unfavorable pricing or payment terms and conditions or to abandon a sale altogether.

•	Our products must interoperate with many different networks, software applications and hardware products and this interoperability will depend on the continued prevalence of open standards.

•	We depend largely on the continued services of our co-founders, Michael Tessler, our President and Chief Executive Officer, and Scott Hoffpauir, our Chief Technology Officer.

•	We face intense competition in our markets, especially from larger, better-known companies, and we may lack sufficient financial or other resources to maintain or improve our competitive position.

Our Corporate Information

We were incorporated on November 17, 1998 in Delaware. Our principal executive office is located at 9737 Washingtonian Boulevard, Suite 350, Gaithersburg, Maryland 20878 and our telephone number is (301) 977-9440. Our website address is www.broadsoft.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. “BroadSoft,” “BroadWorks,” the BroadSoft logo, “Innovation Calling” and other trademarks or service marks of BroadSoft, Inc. appearing in this prospectus are the property of BroadSoft, Inc. This prospectus contains additional trade names, trademarks and service marks of others, which are the property of their respective owners.

THE OFFERING

Common stock offered by us	500,000 shares

Common stock offered by the selling stockholders	4,800,000 shares

Common stock to be outstanding after this offering	25,347,095 shares

Use of proceeds	We expect the net proceeds to us from this offering, after expenses, to be approximately $11.8 million, based upon an assumed public offering price of $24.96 per share, which was the last reported sales price of our common stock on the Nasdaq Global Market on December 10, 2010. We intend to use the net proceeds from this offering for working capital and general corporate purposes.

We will not receive any of the proceeds from the sale of shares by the selling stockholders. We intend to use any proceeds we receive from the exercise of options by the selling stockholders in connection with this offering for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	See the section titled “Risk Factors” beginning on page 9 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NASDAQ Global Market symbol	“BSFT”

The number of shares of our common stock to be outstanding after this offering is based on 24,711,018 shares of common stock outstanding as of September 30, 2010 and includes an aggregate of 15,066 shares issued pursuant to a restricted stock grant and early exercise of stock options that are subject to repurchase and therefore are not considered outstanding for accounting purposes. The number of shares to be outstanding after this offering is also adjusted to include 76,195 shares of common stock issued upon the net exercise of a common stock warrant by one of the selling stockholders after September 30, 2010, an aggregate of 59,882 shares to be issued upon exercise of stock options by selling stockholders in connection with this offering and the 500,000 shares we are issuing in this offering. As of September 30, 2010, we had 24,711,018 shares of common stock outstanding, which excludes the following shares:

•	1,984,892 shares of our common stock issuable, as of September 30, 2010, upon the exercise of options outstanding under our 1999 Stock Incentive Plan and our Amended and Restated 2009 Equity Incentive Plan, or 2009 Plan, at a weighted average exercise price of $2.23 per share (59,882 of these shares are to be issued upon the exercise of stock options at a weighted average exercise price of $2.08 by selling stockholders in connection with this offering);

•	294,771 shares of our common stock issuable upon the vesting of restricted stock units, or RSUs, outstanding, as of September 30, 2010, under our 2009 Equity Incentive Plan that will vest at various dates following the completion of this offering;

•	116,551 shares of our common stock issuable, as of September 30, 2010, upon the exercise of an outstanding common stock warrant at an exercise price of $8.58 per share (this warrant was net exercised for a total of 76,195 shares of common stock subsequent to September 30, 2010);

•	239,395 shares of our common stock reserved for future grants, as of September 30, 2010, under our 2009 Plan; and

•	additional shares that may be reserved for future issuance under our amended and restated 2009 Plan as a result of automatic annual increases in the share reserve beginning January 1, 2011.

Unless otherwise indicated, all information in this prospectus reflects and assumes the following:

•	a 6-for-1 reverse stock split of our common stock and redeemable convertible preferred stock which was effected on June 14, 2010; and

•	no exercise by the underwriters of their option to purchase up to 795,000 additional shares of our common stock from selling stockholders in this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

You should read the summary consolidated financial data in conjunction with “Use of Proceeds,” “Capitalization,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes, all included elsewhere in this prospectus.

The summary consolidated financial data as of September 30, 2010 and for the nine months ended September 30, 2009 and 2010 are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The summary consolidated financial data for the years ended December 31, 2007, 2008 and 2009 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Our results of operations for any prior period are not necessarily indicative of results of operations that should be expected in any future periods.

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	(In thousands, except per share data)

Statements of Operations:
Revenue:
Licenses	$46,328	$40,121	$37,942	$27,237	$32,215
Maintenance and professional services	15,272	21,708	30,945	22,349	27,633

Total revenue	61,600	61,829	68,887	49,586	59,848
Cost of revenue:
Licenses (1)	4,899	4,404	4,432	3,279	3,616
Maintenance and professional services (1)	7,270	8,649	12,142	9,558	10,556
Amortization of intangibles	400	414	800	629	571

Total cost of revenue	12,569	13,467	17,374	13,466	14,743

Gross profit	49,031	48,362	51,513	36,120	45,105
Operating expenses:
Sales and marketing (1)	26,431	30,774	28,534	21,628	22,601
Research and development (1)	12,763	15,876	16,625	12,147	14,230
General and administrative (1)	10,295	12,074	11,405	8,561	10,236

Total operating expenses	49,489	58,724	56,564	42,336	47,067

Loss from operations	(458)	(10,362)	(5,051)	(6,216)	(1,962)
Other expense (income)	279	(78)	1,469	1,010	874

Loss before income taxes	(737)	(10,284)	(6,520)	(7,226)	(2,836)
Provision for income taxes	1,021	952	1,333	1,000	363

Net loss	(1,758)	(11,236)	(7,853)	(8,226)	(3,199)
Net loss attributable to noncontrolling interest	(75)	—	(4)	(3)	—

Net loss attributable to BroadSoft, Inc.	$(1,683)	$(11,236)	$(7,849)	$(8,223)	$(3,199)

Net loss per common share available to BroadSoft, Inc. common stockholders:
Basic and diluted	$(0.28)	$(1.81)	$(1.25)	$(1.31)	$(0.24)
Weighted average common shares outstanding:
Basic and diluted	6,067	6,208	6,285	6,279	13,369

(1) Includes stock-based compensation as follows:
Cost of revenue	$163	$182	$325	$283	$155
Sales and marketing	628	856	1,088	926	604
Research and development	255	456	741	665	463
General and administrative	622	1,422	1,475	1,324	984

As of September 30, 2010
(Unaudited)
(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$49,488
Working capital	20,808
Total assets	99,580
Notes payable and bank loans, less current portion	1,194
Total liabilities	69,299
Total stockholders’ (deficit) equity	30,281

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before you invest in our common stock, you should carefully consider the following risks, as well as general economic and business risks, and all of the other information contained in this prospectus. Any of the following risks could have a material adverse effect on our business, operating results and financial condition and cause the trading price of our common stock to decline, which would cause you to lose all or part of your investment. When determining whether to invest, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and the related notes thereto.

Risks Related to Our Business

We are substantially dependent upon the commercial success of one product, BroadWorks. If the market for BroadWorks does not develop as we anticipate, our revenue may decline or fail to grow, which would adversely affect our operating results and financial condition.

Our future revenue growth depends upon the commercial success of our voice and multimedia application server software, BroadWorks. We derive a substantial portion of our revenue from licensing BroadWorks and related products and services. During 2007, 2008, 2009 and the nine months ended September 30, 2010, BroadWorks licenses and related services represented 100%, 97%, 82% and 82% of our revenue, respectively. We expect revenue from BroadWorks and related products and services to continue to account for the significant majority of our revenue for the foreseeable future.

Because we generally sell licenses of BroadWorks on a perpetual basis and deliver new versions and upgrades to customers who purchase maintenance contracts, our future license revenue is dependent, in part, on the success of our efforts to sell additional BroadWorks licenses to our existing service provider customers. The sale of additional licenses to service providers depends upon their increasing the number of their customers subscribing to IP-based communications services rather than traditional services and the purchasing by those subscribers of additional service offerings that use our applications. These service providers may choose not to expand their use of, or make additional purchases of, BroadWorks or might delay additional purchases we expect. These events could occur for a number of reasons, including because their customers are not subscribing to IP-based communications services in the quantities expected, because services based upon our applications are not sufficiently popular or because service providers migrate to a software solution other than BroadWorks. If service providers do not adopt, purchase and successfully deploy BroadWorks, our revenue could grow at a slower rate or decrease.

In addition, because our sales are derived substantially from one product, our share price could be disproportionately affected by market perceptions of current or anticipated competing products, allegations of intellectual property infringement or other matters. These perceptions, even if untrue, could cause our stock price to decline.

Infringement claims are common in our industry and third parties, including competitors, have and could in the future assert infringement claims against us including for past infringement, which could force us to redesign our software and incur significant costs.

The IP-based communications industry is highly competitive and IP-based technologies are complex. Companies file patents covering these technologies frequently and maintain programs to protect their intellectual property portfolios. Some of these companies actively search for, and routinely bring claims against, alleged infringers. Our products are technically complex and compete with the products of significantly larger companies.

On October 22, 2010, we were named as a defendant in a lawsuit brought by EON Corp. IP Holdings, LLC in the United States District Court for the Eastern District of Texas. The lawsuit seeks unspecified damages for alleged infringement of a patent. We intend to defend this lawsuit vigorously, but we cannot be certain of any particular outcome and an adverse outcome in this lawsuit could have a material adverse effect on our business. As a newly public company, we believe that we may become increasingly subject to third-party infringement claims.

The likelihood of our being subject to additional infringement claims may be greater as a result of our real or perceived success in selling products to customers, as the number of competitors in our industry grows and as we add functionality to our products. We may in the future receive communications from third parties alleging that we may be infringing their intellectual property rights. The visibility we receive from being a public company may result in a greater number of such allegations. Regardless of the merit of third-party claims that we infringe their rights, these claims could:

•	be time consuming and costly to defend;

•	divert our management’s attention and resources;

•	cause product shipment and installation delays;

•	require us to redesign our products, which may not be feasible or cost-effective;

•	cause us to cease producing, licensing or using software or products that incorporate challenged intellectual property;

•	damage our reputation and cause customer reluctance to license our products; or

•	require us to pay amounts for past infringement or enter into royalty or licensing agreements to obtain the right to use a necessary product or component, which may not be available on terms acceptable to us, or at all.

It is possible that other companies hold patents covering technologies similar to one or more of the technologies that we incorporate into our products. In addition, new patents may be issued covering these technologies. Unless and until the U.S. Patent and Trademark Office issues a patent to an applicant, there is no reliable way to assess the scope of the potential patent. We may face claims of infringement from both holders of issued patents and, depending upon the timing, scope and content of patents that have not yet been issued, patents issued in the future. The application of patent law to the software industry is particularly uncertain because the time that it takes for a software-related patent to issue is lengthy, which increases the likelihood of pending patent applications claiming inventions whose priority dates may pre-date development of our own proprietary software. This uncertainty, coupled with litigation or the potential threat of litigation related to our intellectual property, could adversely affect our business, revenue, results of operations, financial condition and reputation.

We are generally obligated to indemnify our customers for certain expenses and liabilities resulting from intellectual property infringement claims regarding our software, which could force us to incur substantial costs.

We have agreed, and expect to continue to agree, to indemnify our customers for certain expenses or liabilities resulting from claimed infringement of intellectual property rights of third parties with respect to our software. As a result, in the case of infringement claims against these customers, we could be required to indemnify them for losses resulting from such claims or to refund license fees they have paid to us. Some of our customers have in the past brought claims against us for indemnification in connection with infringement claims brought against them and we may not succeed in refuting such claims in the future. We are currently disputing an indemnity claim asserted against us by one of our customers. This customer is seeking $3.6 million for reimbursement of a portion of the legal expenses incurred by it in defending a patent infringement lawsuit filed against it by another one of our customers. While we believe this indemnity claim is without merit and we have and plan to continue to vigorously dispute this claim, the customer seeking indemnity from us has substantially greater resources than we do. If a customer, including the one currently asserting the claim against us, elects to invest resources in enforcing a claim for indemnification against us, we could incur significant costs disputing it. If we do not succeed in disputing it, we could face substantial liability.

We may be unable to adequately protect our intellectual property rights in internally developed systems and software and efforts to protect them may be costly.

Our ability to compete effectively is dependent in part upon the maintenance and protection of systems and software that we have developed internally. While we hold issued patents and pending patent applications covering certain elements of our technology, patent laws may not provide adequate protection for portions of the technology that are important to our business. In addition, our pending patent applications may not result in issued patents. We have largely relied on copyright, trade secret and, to a lesser extent, trademark laws, as well as confidentiality procedures and agreements with our employees, consultants, customers and vendors, to control access to, and distribution of, technology, software, documentation and other confidential information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization. If this were to occur, we could lose revenue as a result of competition from products infringing our technology and we may be required to initiate litigation to protect our proprietary rights and market position.

U.S. patent, copyright and trade secret laws offer us only limited protection and the laws of some foreign countries do not protect proprietary rights to the same extent. Accordingly, defense of our proprietary technology may become an increasingly important issue as we continue to expand our operations and product development into countries that provide a lower level of intellectual property protection than the United States. Policing unauthorized use of our technology is difficult and the steps we take may not prevent misappropriation of the technology we rely on. If competitors are able to use our technology without recourse, our ability to compete would be harmed and our business would be materially and adversely affected.

We may elect to initiate litigation in the future to enforce or protect our proprietary rights or to determine the validity and scope of the rights of others. That litigation may not be ultimately successful and could result in substantial costs to us, the diversion of our management attention and harm to our reputation, any of which could materially and adversely affect our business and results of operations.

We may not be able to obtain necessary licenses of third-party technology on acceptable terms, or at all, which could delay product sales and development and adversely impact product quality.

We have incorporated third-party licensed technology into our current products. For example, we use a third-party database as the core database for our applications server. We anticipate that we are also likely to need to license additional technology from third parties to develop new products or product enhancements in the future. Third-party licenses may not be available or continue to be available to us on commercially reasonable terms. The inability to retain any third-party licenses required in our current products or to obtain any new third-party licenses to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, and delay or prevent us from making these products or enhancements, any of which could seriously harm the competitive position of our products.

Our success depends in large part on service providers’ continued deployment of, and investment in, their IP-based networks.

Our products are predominantly used by service providers to deliver voice and multimedia services over IP-based networks. As a result, our success depends significantly on these service providers’ continued deployment of, and investment in, their IP-based networks. Service providers’ deployment of IP-based networks and their migration of communications services to IP-based networks is still in its early stages, and these service providers’ continued deployment of, and investment in, IP-based networks depends on a number of factors outside of our control. Among other elements, service providers’ legacy networks include PBXs, Class 5 switches and other equipment that may adequately perform certain basic functions and could have remaining useful lives of 20 or more years and, therefore, may continue to operate reliably for a lengthy period of time. Many other factors may cause service providers to delay their deployment of, or reduce their investments in, their IP-based networks, including capital constraints, available capacity on legacy networks, competitive conditions within the telecommunications industry and regulatory issues. If service providers do not continue deploying and investing in their IP-based networks at the rates we expect, for these or other reasons, our operating results will be materially adversely affected.

The loss of, or a significant reduction in orders from, one or more major customers or through one or more major distribution partners would reduce our revenue and harm our results.

For the year ended December 31, 2009, Verizon Corporate Services Group Inc., or Verizon, accounted for 10% of our total revenue. Additionally, Ericsson AB, one of our distribution partners, and its controlled entities, which we refer to collectively as Ericsson, accounted for approximately 16%, 17% and 11% of our total revenue for the years ended December 31, 2007, 2008 and 2009, respectively. Accordingly, as a result of the current significance of both Verizon and Ericsson to our business, the loss of either Verizon as a customer or Ericsson as a distribution partner could have a material adverse effect on our results of operations. In addition, under our agreements with Verizon and Ericsson, neither party is required to purchase any minimum amount of our products or services. Furthermore, because of the variability of the buying practices of our larger customers, the composition of our most significant customers is likely to change over time. If we experience a loss of one or more significant customers or distribution partners, or if we suffer a substantial reduction in orders from one or more of these customers or distribution partners and we are unable to sell directly or indirectly to new customers or increase orders from other existing customers to offset lost revenue, our business will be harmed.

In addition, continued consolidation in the telecommunications industry has further reduced the number of potential customers. This consolidation heightens the likelihood of our dependence on a relatively small number of customers and distribution partners and increases the risk of quarterly and annual fluctuations in our revenue and operating results. In addition, given the current global economic conditions, there is a risk that one or more of our customers or distribution partners could cease operations. Any downturn in the business of our key customers or distribution partners could significantly decrease our sales, which could adversely affect our total revenue and results of operations.

We have incurred losses in the past and may incur further losses in the future and our revenue may not grow or may decline.

We have incurred significant losses since inception and, as of September 30, 2010, we had an accumulated deficit of $99.7 million. We have incurred net losses in each fiscal year since inception and we may not be profitable in the future. Our recent net losses were $1.7 million for 2007, $11.2 million for 2008, $7.8 million for 2009 and $3.2 million for the nine months ended September 30, 2010. In addition, we expect our expenses to grow in the future, including an increase in our internal and external financial, accounting and legal expenses resulting from operating as a public company. If our revenue does not grow to offset these increased expenses, we may not be able to achieve or maintain profitability. Further, our historical revenue and expense trends may not be indicative of our future performance. In fact, in the future we may not experience any growth in our revenue or our revenue could decline. If any of these occur, our stock price could decline materially.

Our revenue, operating results and gross margin can fluctuate significantly and unpredictably from quarter to quarter and from year to year, and we expect they will continue to do so, which could cause the trading price of our stock to decline.

The rate at which our customers order our products, and the size of these orders, are highly variable and difficult to predict. In the past, we have experienced significant variability in our customer purchasing practices on a quarterly and annual basis, and we expect that this variability will continue, as a result of a number of factors, many of which are beyond our control, including:

•	demand for our products and the timing and size of customer orders;

•	length of sales cycles;

•	length of time of deployment of our products by our customers;

•	customers’ budgetary constraints;

•	competitive pressures; and

•	general economic conditions.

As a result of this volatility in our customers’ purchasing practices, our license revenue has historically fluctuated unpredictably on a quarterly and annual basis and we expect this to continue for the foreseeable future. Our budgeted expense levels depend in part on our expectations of future revenue. Because any substantial adjustment to expenses to account for lower levels of revenue is difficult and takes time, if our revenue declines our operating expenses and general overhead would likely be high relative to revenue, which could have a material adverse effect on our operating margin and operating results.

In addition to the unpredictability of customer orders, our quarterly and annual results of operations are also subject to significant fluctuation as a result of the application of accounting regulations and related interpretations and policies regarding revenue recognition under accounting principles generally accepted in the United States, or GAAP. Compliance with these revenue recognition rules has resulted in our deferral of the recognition of revenue in connection with the sale of our software licenses, maintenance and professional services. The majority of our deferred revenue balance consists of software license orders that do not meet all the criteria for revenue recognition and the undelivered portion of maintenance. Although we typically use standardized license agreements designed to meet current revenue recognition criteria under GAAP, we must often negotiate and revise terms and conditions of these standardized agreements, particularly in multi-element transactions with larger customers who often desire customized features, which causes us to defer revenue until all elements are delivered. As our transactions increase in complexity with the sale of larger, multi-product licenses, negotiation of mutually acceptable terms and conditions with our customers can require us to defer recognition of revenue on such licenses.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. This variability and unpredictability could result in our failing to meet the expectations of securities industry analysts or investors for any period. If we fail to meet or exceed such expectations for these or any other reasons, the market price of our shares could fall substantially and we could face costly securities class action suits. Therefore, you should not rely on our operating results in any quarter or year as being indicative of our operating results for any future period.

Lengthy and unpredictable sales cycles may force us either to assume unfavorable pricing or payment terms and conditions or to abandon a sale altogether.

Our initial sales cycle for a new customer ranges generally between six and 12 months and sometimes more than two years and can be very unpredictable due to the generally lengthy service provider evaluation and approval process for our products, including internal reviews and capital expenditure approvals. Moreover, the evolving nature of the market may lead prospective customers to postpone their purchasing decisions pending resolution of standards or adoption of technology by others. Sales also typically involve extensive product testing and network certification. Additionally, after we make an initial sale to a customer, its implementation of our products can be very time consuming, often requiring six to 24 months or more, particularly in the case of larger service providers. This lengthy implementation and deployment process can result in a significant delay before we receive an additional order from that customer. As a result of these lengthy sales cycles, we are sometimes required to assume terms or conditions that negatively affect pricing or payment for our product to consummate a sale. Doing so can negatively affect our gross margin and results of operations. Alternatively, if service providers ultimately insist upon terms and conditions that we deem too onerous or not to be commercially prudent, we may incur substantial expenses and devote time and resources to potential relationships that never result in completed sales or revenue. If this result becomes prevalent, it could have a material adverse impact on our results of operations.

Our products must interoperate with many different networks, software applications and hardware products, and this interoperability will depend on the continued prevalence of open standards.

Our products are designed to interoperate with our customers’ existing and planned networks, which have varied and complex specifications, utilize multiple protocol standards, software applications and products from numerous vendors and contain multiple products that have been added over time. As a result, we must attempt to ensure that our products interoperate effectively with these existing and planned networks. To meet these requirements, we have and must continue to undertake development and testing efforts that require significant capital and employee resources. We may not accomplish these development efforts quickly or cost-effectively, or at all. If our products do not interoperate effectively, installations could be delayed or orders for our products could be cancelled, which would harm our revenue, gross margins and our reputation, potentially resulting in the loss of existing and potential customers. The failure of our products to interoperate effectively with our customers’ networks may result in significant warranty, support and repair costs, divert the attention of our engineering personnel from our software development efforts and cause significant customer relations problems.

We have entered into arrangements with a number of equipment and software vendors for the use or integration of their technology with our products. These arrangements give us access to, and enable our products to interoperate with, various products that we do not otherwise offer. If these relationships terminate, we may have to devote substantially more resources to the development of alternative products and processes, and our efforts may not be as effective as the combined solutions under our current arrangements. In some cases, these other vendors are either companies that we compete with directly, or companies that have extensive relationships with our existing and potential customers and may have influence over the purchasing decisions of those customers. Some of our competitors may have stronger relationships with some of our existing and potential vendors and, as a result, our ability to have successful interoperability arrangements with these companies may be harmed. Our failure to establish or maintain key relationships with third-party equipment and software vendors may harm our ability to successfully market and sell our products.

Additionally, the interoperability of our products with multiple different networks is significantly dependent on the continued prevalence of standards for IP multimedia services, such as IMS. Some of our existing and potential competitors are network equipment providers who could potentially benefit from the deployment of their own proprietary non-standards-based architectures. If resistance to open standards by network equipment providers becomes prevalent, it could make it more difficult for our products to interoperate with our customers’ networks, which would have a material adverse effect on our ability to sell our products to service providers.

We may not be able to detect errors or defects in our products until after full deployment and product liability claims by customers could result in substantial costs.

Our products are sophisticated and are designed to be deployed in large and complex telecommunications networks. Because of the nature of our products, they can only be fully tested when substantially deployed in very large networks with high volumes of telecommunications traffic. Some of our customers have only recently begun to commercially deploy our products and they may discover errors or defects in the software, or the products may not operate as expected. Because we may not be able to detect these problems until full deployment, any errors or defects in our software could affect the functionality of the networks in which they are deployed. As a result, the time it may take us to rectify errors can be critical to our customers. Because of the complexity of our products, it may take a material amount of time for us to resolve errors or defects, if we can resolve them at all. The likelihood of such errors or defects is heightened as we acquire new products from third parties, whether as a result of acquisitions or otherwise.

If one of our products fails, and we are unable to fix the errors or other performance problems expeditiously, or at all, we could experience:

•	damage to our reputation, which may result in the loss of existing or potential customers and market share;

•	payment of liquidated damages for performance failures;

•	loss of, or delay in, revenue recognition;

•	increased service, support, warranty, product replacement and product liability insurance costs, as well as a diversion of development resources; and

•	costly and time-consuming legal actions by our customers, which could result in significant damages.

Any of the above events would likely have a material adverse impact on our business, revenue, results of operations, financial condition and reputation.

The quality of our support and services offerings is important to our customers, and if we fail to offer high quality support and services, customers may not buy our products and our revenue may decline.

Once our products are deployed within our customers’ networks, our customers generally depend on our support organization to resolve issues relating to those products. A high level of support is critical for the successful marketing and sale of our products. If we are unable to provide the necessary level of support and service to our customers, we could experience:

•	loss of customers and market share;

•	a failure to attract new customers, including in new geographic regions;

•	increased service, support and warranty costs and a diversion of development resources; and

•	network performance penalties, including liquidated damages for periods of time that our customers’ networks are inoperable.

Any of the above results would likely have a material adverse impact on our business, revenue, results of operations, financial condition and reputation.

If we do not introduce and sell new and enhanced products in a timely manner, customers may not buy our products and our revenue may decline.

The market for communications software and services is characterized by rapid technological advances, frequent introductions of new products, evolving industry standards and recurring or unanticipated changes in customer requirements. To succeed, we must effectively anticipate, and adapt in a timely manner to, customer requirements and continue to develop or acquire new products and features that meet market demands and technology and architectural trends. This requires us to identify and gain access to or develop new technologies. The introduction of new or enhanced products also requires that we carefully manage the transition from older products to minimize disruption in customer ordering practices and ensure that new products can be timely delivered to meet demand. We may also require additional capital to achieve these objectives and we may be unable to obtain adequate financing on terms satisfactory to us, or at all, when we require it. As a result, our ability to continue to support our business growth and to respond to business challenges could be significantly limited. It is also possible that we may allocate significant amounts of cash and other development resources toward products or technologies for which market demand is lower than anticipated and, as a result, are abandoned. For example, we recently announced BroadCloud, a cloud-based hosted infrastructure whereby we will deliver applications via our cloud, and we cannot guarantee that BroadCloud will be successful.

Developing our products is expensive, complex and involves uncertainties. We may not have sufficient resources to successfully manage lengthy product development cycles. In 2007, 2008, 2009 and the nine months ended September 30, 2010, our research and development expenses were $12.8 million, or 20.7% of our total revenue, $15.9 million, or 25.7% of our total revenue, $16.6 million, or 24.1% of our total revenue and $14.2 million, or 24% of our total revenue, respectively. We believe we must continue to dedicate a significant amount of resources to our research and development efforts to remain competitive. These investments may take several years to generate positive returns and they may never do so. In addition, we may experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new products and enhancements. If we fail to meet our development targets, demand for our products will decline.

Furthermore, because our products are based on complex technology, we can experience unanticipated delays in developing, improving or deploying them. Each phase in the development of our products presents serious risks of failure, rework or delay, any one of which could impact the timing and cost effective development of such product and could jeopardize customer acceptance of the product. Intensive software testing and validation are critical to the timely introduction of enhancements to several of our products and schedule delays sometimes occur in the final validation phase. Unexpected intellectual property disputes, failure of critical design elements and a variety of other execution risks may also delay or even prevent the introduction of these products. In addition, the introduction of new products by competitors, the emergence of new industry standards or the development of entirely new technologies to replace existing product offerings could render our existing or future products obsolete. If our products become technologically obsolete, customers may purchase solutions from our competitors and we may be unable to sell our products in the marketplace and generate revenue, which would likely have a material adverse effect on our financial condition, results of operations or cash flows.

We may have difficulty managing our growth, which could limit our ability to increase sales and adversely affect our business, operating results and financial condition.

We have experienced significant growth in sales and operations in recent years. We expect to continue to expand our research and development, sales, marketing and support activities. Our historical growth has placed, and planned further growth is expected to continue to place, significant demands on our management, as well as our financial and operational resources, to:

•	manage a larger organization;

•	increase our sales and marketing efforts and add additional sales and marketing personnel in various regions worldwide;

•	recruit, hire and train additional qualified staff;

•	control expenses;

•	manage operations in multiple global locations and time zones;

•	broaden our customer support capabilities;

•	integrate acquisitions, such as our acquisitions of the M6 application server product line from GENBAND, Sylantro Systems Corporation, or Sylantro, Packet Island and Casabi, Inc., or Casabi;

•	implement appropriate operational, administrative and financial systems to support our growth; and

•	maintain effective financial disclosure controls and procedures.

If we fail to manage our growth effectively, we may not be able to execute our business strategies and our business, financial condition and results of operations would be adversely affected.

We depend largely on the continued services of our co-founders, Michael Tessler, our President and Chief Executive Officer, and Scott Hoffpauir, our Chief Technology Officer, and the loss of either of them may impair our ability to grow our business.

The success of our business is largely dependent on the continued services of our senior management and other highly qualified technical and management personnel. In particular, we depend to a considerable degree on the vision, skills, experience and effort of our co-founders, Michael Tessler, our President and Chief Executive Officer, and Scott Hoffpauir, our Chief Technology Officer. Neither of these officers is bound by a written employment agreement and either of them therefore may terminate employment with us at any time with no advance notice. The replacement of either of these two officers would likely involve significant time and costs and the loss of either of these officers would significantly delay or prevent the achievement of our business objectives.

If we are unable to retain or hire key personnel, our ability to develop, market and sell products could be harmed.

We believe that there is, and will continue to be, intense competition for highly skilled technical and other personnel with experience in our industry in the Washington, D.C. area, where our headquarters are located, and in other locations where we maintain offices. We must provide competitive compensation packages and a high-quality work environment to hire, retain and motivate employees. If we are unable to retain and motivate our existing employees and attract qualified personnel to fill key positions, we may be unable to manage our business effectively, including the development, marketing and sale of existing and new products, which could have a material adverse effect on our business, financial condition and operating results. To the extent we hire personnel from competitors, we may be subject to allegations that they have been improperly solicited or divulged proprietary or other confidential information.

Volatility in, or lack of performance of, our stock price may also affect our ability to attract and retain key personnel. Our executive officers are, or will soon be, vested in a substantial amount of shares of common stock or stock options. Employees may be more likely to terminate their employment with us if the shares they own or the shares underlying their vested options have significantly appreciated in value relative to the original purchase prices of the shares or the exercise prices of the options, or if the exercise prices of the options that they hold are significantly above the market price of our common stock. If we are unable to retain our employees, our business, operating results and financial condition will be harmed.

Our exposure to the credit risks of our customers may make it difficult to collect accounts receivable and could adversely affect our operating results and financial condition.

In the course of our sales to customers, we may encounter difficulty collecting accounts receivable and could be exposed to risks associated with uncollectible accounts receivable. The recent challenging economic conditions may have impacted some of our customers’ ability to pay their accounts payable. While we attempt to monitor these situations carefully and attempt to take appropriate measures to collect accounts receivable balances, we have written down accounts receivable and written off doubtful accounts in prior periods and may be unable to avoid accounts receivable write-downs or write-offs of doubtful accounts in the future. Such write-downs or write-offs could negatively affect our operating results for the period in which they occur and could harm our operating results.

The worldwide economic downturn may adversely affect our operating results and financial condition.

Financial markets around the world have experienced extreme disruption since 2008, which is reflected by extreme volatility in securities prices, severely diminished liquidity and credit availability, rating downgrades of certain investments and declining valuations of others. While these conditions have not impaired our ability to access credit markets and finance operations to date, there can be no assurance that there will not be a further deterioration in financial markets and confidence in major economies that may present future difficulties if we require access to these credit markets. These economic developments affect businesses in a number of ways. The current tightening of credit in financial markets adversely affects the ability of our existing and potential customers and suppliers to obtain financing for significant purchases and operations and could result in a decrease in demand for our products and services. Our customers’ ability to pay for our solutions may also be impaired, which may lead to an increase in our allowance for doubtful accounts and write-offs of accounts receivable. Additionally, the adverse global economic conditions could force one or more of our key customers or distribution partners to cease operations altogether. Our global business is also adversely affected by decreases in the general level of economic activity, such as decreases in business and consumer spending. We are unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions in the United States and other countries. Should these economic conditions result in our not meeting our revenue growth objectives, it may have a material adverse effect on our financial condition, results of operations, or cash flows.

During the past three years we made four acquisitions, and we may undertake additional strategic transactions to further expand our business, which may pose risks to our business and dilute the ownership of our stockholders.

As part of our growth strategy, during the past three years, we made four acquisitions. In August 2008, we acquired M6 and in December 2008, we acquired Sylantro. The M6 and Sylantro acquisitions enabled us to acquire additional customers and associated technology. In October 2009, we acquired Packet Island, a software as a service, or SaaS, provider of service-based quality of experience assessment and monitoring tools for IP-based voice and video networks and services, which represents a complementary product offering for us. Our acquisition of Casabi in October 2010, a provider of cloud-based personalized content and messaging applications, expands our SaaS offerings. Whether we realize the anticipated benefits from these transactions will depend in part upon our ability to service and satisfy new customers gained as part of these acquisitions, the continued integration of the acquired businesses, the performance of the acquired products, the capacities of the technologies acquired and the personnel hired in connection with these transactions. Accordingly, our results of operations could be adversely affected from transaction-related charges, amortization of intangible assets and charges for impairment of long-term assets.

We have evaluated, and expect to continue to evaluate, other potential strategic transactions. We may in the future acquire businesses, products, technologies or services to expand our product offerings, capabilities and customer base, enter new markets or increase our market share. We cannot predict the number, timing or size of future acquisitions, or the effect that any such acquisitions might have on our operating results. Because of our size, any of these transactions could be material to our financial condition and results of operations. We have limited experience with such transactions, and the anticipated benefits of acquisitions may never materialize. Some of the areas where we may face acquisition-related risks include:

•	diverting management time and potentially disrupting business;

•	expenses, distractions and potential claims resulting from acquisitions, whether or not they are completed;

•	reducing our cash available for operations and other uses;

•	retaining and integrating employees from any businesses we acquire;

•	the issuance of dilutive equity securities or the incurrence or assumption of debt to finance the acquisition;

•	incurring possible impairment charges, contingent liabilities, amortization expense or write-offs of goodwill;

•	integrating and supporting acquired businesses, products or technologies;

•	integrating various accounting, management, information, human resources and other systems to permit effective management;

•	unexpected capital expenditure requirements;

•	insufficient revenues to offset increased expenses associated with the acquisitions;

•	opportunity costs associated with committing time and capital to such acquisitions; and

•	acquisition-related litigation.

Foreign acquisitions would involve risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries. We may not be able to address these risks successfully, or at all, without incurring significant costs, delays or other operating problems that could disrupt our business and have a material adverse effect on our financial condition.

Our use of open source software could impose limitations on our ability to commercialize our products.

We incorporate open source software into our products. Although we closely monitor our use of open source software, the terms of many open source software licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to sell our products. In such event, we could be required to make our proprietary software generally available to third parties, including competitors, at no cost, to seek licenses from third parties to continue offering our products, to re-engineer our products or to discontinue the sale of our products in the event re-engineering cannot be accomplished on a timely basis or at all, any of which could adversely affect our revenues and operating expenses.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements could be impaired, which would adversely affect our operating results, our ability to operate our business and our stock price.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to produce accurate financial statements is a costly and time-consuming effort that needs to be re-evaluated frequently. As of the end of fiscal year 2006, our auditor notified us of its opinion that there were material weaknesses in our internal controls related to revenue recognition. Specifically, it was determined that we had recognized revenue from certain customer contracts that we should have deferred, which led to our restatement of financial statements for the years ended December 31, 2004 and 2005. Although we have remediated this material weakness in internal controls, we may in the future have additional material weaknesses in our internal financial and accounting controls and procedures.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management does not expect that our internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within our company will have been detected.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the year ending December 31, 2011. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our auditors have issued an attestation report on our management’s assessment of our internal controls. We are expending significant resources to develop the necessary documentation and testing procedures required by Section 404. We cannot be certain that the actions we are taking to improve our internal controls over financial reporting will be sufficient, or that we will be able to implement our planned processes and procedures in a timely manner. In addition, if we are unable to produce accurate financial statements on a timely basis, investors could lose confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline and make it more difficult for us to finance our operations and growth.

We incur significant costs as a result of being a public company, which may adversely affect our operating results and financial condition.

As a public company, we incur significant accounting, legal and other expenses that we did not incur as a private company. We also incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as rules implemented by the SEC and The NASDAQ Stock Market. In addition, the recently passed Dodd-Frank Wall Street Reform and Consumer Protection Act contains various provisions applicable to the corporate governance functions of public companies. These rules and regulations have increased our legal and financial compliance costs and made some activities more time-consuming and costly. In addition, we incur additional costs associated with our public company reporting requirements and we expect those costs to increase in the future. For example, we will be required to devote significant resources to complete the assessment and documentation of our internal control system and financial process under Section 404 of the Sarbanes-Oxley Act, including an assessment of the design of our information systems. We will incur significant costs to remediate any material weaknesses, we identify through these efforts. We also expect these rules and regulations to make it more expensive for us to maintain directors’ and officers’ liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

New laws and regulations, as well as changes to existing laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and rules adopted by the SEC and The NASDAQ Stock Market, would likely result in increased costs to us as we respond to their requirements, which may adversely effect our operating results and financial condition.

Man-made problems such as computer viruses or terrorism may disrupt our operations and could adversely affect our operating results and financial condition.

Despite our implementation of network security measures, our servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems. Any such event could have a material adverse effect on our business, operating results, and financial condition. Efforts to limit the ability of third parties to disrupt the operations of the Internet or undermine our own security efforts may be ineffective. In addition, the continued threat of terrorism and heightened security and military action in response to this threat, or any future acts of terrorism, may cause further disruptions to the economies of the United States and other countries and create further uncertainties or otherwise materially harm our business, operating results, and financial condition. Likewise, events such as widespread electrical blackouts could have similar negative impacts. To the extent that such disruptions or uncertainties result in delays or cancellations of customer orders or the manufacture or shipment of our products, our business, operating results, financial condition and reputation could be materially and adversely affected.

Changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our operating results and financial condition.

Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	earnings being lower than anticipated in countries where we have lower statutory tax rates and higher than anticipated earnings in countries where we have higher statutory tax rates;

•	changes in the valuation of our deferred tax assets and liabilities;

•	expiration of, or lapses in, the research and development tax credit laws;

•	expiration or non-utilization of net operating losses;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings; or

•	changes in tax laws, regulations, accounting principles or interpretations thereof.

In addition, we are subject to the continuous examination of our income tax returns by the Internal Revenue Service and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes.

Outcomes from these continuous examinations could have a material adverse effect on our financial condition, results of operations or cash flows.

Risks Related to the Telecommunications Industry

We face intense competition in our markets, especially from larger, better-known companies, and we may lack sufficient financial or other resources to maintain or improve our competitive position.

The worldwide markets for our products and services are highly competitive and continually evolving and we expect competition from both established and new companies to increase. Our primary competitors include companies such as Alcatel-Lucent SA, Avaya Inc., Cisco Systems, Inc., Ericsson, Huawei Technologies Co., Ltd., Metaswitch Networks, Nokia-Siemens Networks B.V., GENBAND and Sonus Networks, Inc. Many of our existing and potential competitors have substantially greater financial, technical, marketing, intellectual property and distribution resources than we have. Their resources may enable them to develop superior products, or they could aggressively price, finance and bundle their product offerings to attempt to gain market adoption or to increase market share. In addition, our customers could also begin using open source software, such as Asterisk, which is incorporated in the products of Digium, Inc., as an alternative to BroadWorks. If our competitors offer deep discounts on certain products in an effort to gain market share or to sell other products or services, or if a significant number of our customers use open source software as an alternative to BroadWorks, we may then need to lower the prices of our products and services, change our pricing models, or offer other favorable terms to compete successfully, which would reduce our margins and adversely affect our operating results.

In addition to price competition, increased competition may result in other aggressive business tactics from our competitors, such as:

•	emphasizing their own size and perceived stability against our smaller size and narrower recognition;

•	providing customers “one-stop shopping” options for the purchase of network equipment and application server software;

•	offering customers financing assistance;

•	making early announcements of competing products and employing extensive marketing efforts;

•	assisting customers with marketing and advertising directed at their subscribers; and

•	asserting infringement of their intellectual property rights.

The tactics described above can be particularly effective in the concentrated base of service provider customers to whom we offer our products. Our inability to compete successfully in our markets would harm our operating results and our ability to achieve and maintain profitability.

Competitive pressures in the telecommunications industry may increase and impact our customers’ purchasing decisions, which could reduce our revenue.

The economic downturn has contributed to a slowdown in telecommunications industry spending, dramatic reductions in capital expenditures, financial difficulties and, in some cases, bankruptcies experienced by service providers. Our customers are under increasing competitive pressure from companies within their industry and other participants that offer, or seek to offer, overlapping or similar services. These pressures are likely to continue to cause our customers to seek to minimize the costs of the software platforms that they purchase and may cause static or reduced expenditures by our customers or potential customers. These competitive pressures may also result in pricing becoming a more important factor in the purchasing decisions of our customers. Increased focus on pricing may favor low-cost vendors and our larger competitors that can spread the effect of price discounts across a broader offering of products and services and across a larger customer base.

We expect the developments described above to continue to affect our business by:

•	potentially making it difficult to accurately forecast revenue and manage our business;

•	exposing us to potential unexpected declines in revenue; and

•	exposing us to potential losses because we expect that a high percentage of our operating expenses will continue to be fixed in the short-term.

Any one or a combination of the above effects could materially and adversely affect our business, operating results and financial condition.

Our business depends upon the success of service providers who are vulnerable to competition from free or low-cost providers of IP-based communications services.

We sell software licenses to service providers, who then seek to persuade their customers to subscribe to IP-based communications services that run on our software. The number of licenses a service provider purchases from us is based in large part on the number of customers the service provider expects will subscribe to its IP-based communications services. When the number of customers using the service provider’s IP services running on our software exceeds the number of licenses, the service provider must purchase additional licenses from us. Accordingly, the growth of our business depends upon the success of service providers in attracting new subscribers to IP-based communications services.

Our dependence on service providers exposes us to a number of risks, including the risk that service providers will not succeed in growing and maintaining their IP subscriber base. Among the reasons that service providers may not succeed in growing or maintaining subscriptions to IP-based communications is the prevalence of alternative IP-based communications providers who offer services free or for low cost. Current providers of free or low-cost IP-based communication include Skype, JaJah, Yahoo Messenger and GoogleVoice.

If service providers do not succeed in growing and maintaining their IP subscriber base for any reason, including failure to effectively compete with competitors offering free or low-cost services, then our business, financial condition and results of operations would be harmed.

Consolidation in the telecommunications industry will likely continue and result in delays or reductions in capital expenditure plans and increased competitive pricing pressures, which could reduce our revenue.

The telecommunications industry has experienced significant consolidation over the past several years. We expect this trend to continue as companies attempt to strengthen or retain their market positions in an evolving industry and as businesses are acquired or are unable to continue operations. Consolidation among our customers, distribution partners and technology partners may cause delays or reductions in capital expenditure plans and increased competitive pricing pressures as the number of available customers and partners declines and their relative purchasing power increases in relation to suppliers. Additionally, the acquisition of one of our customers, distribution partners or technology partners by a company that uses or sells the products of one of our competitors could result in our loss of the customer or partner if the acquiring company elects to switch the acquired company to our competitor’s products. Moreover, the consolidation in the number of potential customers and distribution partners could increase the risk of quarterly and annual fluctuations in our revenue and operating results. Any of these factors could adversely affect our business, financial condition and results of operations.

Regulation of IP-based networks and commerce may increase, compliance with these regulations may be time-consuming, difficult and costly and, if we fail to comply, our sales might decrease.

In general, the telecommunications industry is highly regulated. However, there is less regulation associated with access to, or delivery of, services on IP-based networks. We could be adversely affected by regulation of IP-based networks and commerce in any country where we do business, including the United States. Such regulations could include matters such as using voice over IP protocols, encryption technology and access charges for service providers. The adoption of such regulations could prohibit entry into a target market or force the withdrawal of such products in that particular jurisdiction. As a result, overall demand for our products could decrease and, at the same time, the cost of selling our products could increase, either of which, or the combination of both, could have a material adverse effect on our business, operating results and financial condition.

In addition, the convergence of the public switched telephone network, or PSTN, and IP-based networks could become subject to governmental regulation, including the imposition of access fees or other tariffs, that adversely affects the market for our products and services. User uncertainty regarding future policies may also affect demand for communications products such as ours. We may be required, or we may otherwise deem it necessary or advisable, to alter our products to address actual or anticipated changes in the regulatory environment. Our inability to timely alter our products or address any regulatory changes may have a material adverse effect on our financial condition, results of operations or cash flows.

Risks Related to Our International Operations

We are exposed to risks related to our international operations and failure to manage these risks may adversely affect our operating results and financial condition.

We market, license and service our products globally and have a number of offices around the world. During the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010, 55%, 55%, 48% and 51% of our revenue, respectively, was attributable to our international customers. As of September 30, 2010, approximately 39% of our employees were located abroad. We expect that our international activities will be dynamic over the foreseeable future as we continue to pursue opportunities in international markets. Therefore, we are subject to risks associated with having worldwide operations. These international operations will require significant management attention and financial resources.

International operations are subject to inherent risks and our future results could be adversely affected by a number of factors, including:

•	requirements or preferences for domestic products, which could reduce demand for our products;

•	differing technical standards, existing or future regulatory and certification requirements and required product features and functionality;

•	management communication and integration problems related to entering new markets with different languages, cultures and political systems;

•	greater difficulty in collecting accounts receivable and longer collection periods;

•	difficulties and costs of staffing and managing foreign operations;

•	the uncertainty of protection for intellectual property rights in some countries;

•	potentially adverse tax consequences, including regulatory requirements regarding our ability to repatriate profits to the United States; and

•	political and economic instability and terrorism.

Additionally, our international operations expose us to risks of fluctuations in foreign currency exchange rates. To date, the significant majority of our international sales have been denominated in U.S. dollars, although most of our expenses associated with our international operations are denominated in local currencies. As a result, a decline in the value of the U.S. dollar relative to the value of these local currencies could have a material adverse effect on the gross margins and profitability of our international operations. Additionally, an increase in the value of the U.S. dollar relative to the value of these local currencies results in our products being more expensive to potential customers and could have an adverse impact on our pricing or our ability to sell our products internationally. To date, we have not used risk management techniques to hedge the risks associated with these fluctuations. Even if we were to implement hedging strategies, not every exposure can be hedged and, where hedges are put in place based on expected foreign currency exchange exposure, they are based on forecasts that may vary or that may later prove to have been inaccurate. As a result, fluctuations in foreign currency exchange rates or our failure to successfully hedge against these fluctuations could have a material adverse effect on our operating results and financial condition.

We rely significantly on distribution partners to sell our products in international markets, the loss of which could materially reduce our revenue.

We sell our products to telecommunication service providers both directly and, particularly in international markets, indirectly through distribution partners such as telecommunications equipment vendors, VARs and other distributors. We believe that establishing and maintaining successful relationships with these distribution partners is, and will continue to be, important to our financial success. Recruiting and retaining qualified distribution partners and training them in our technology and product offerings requires significant time and resources. To develop and expand our distribution channel, we must continue to scale and improve our processes and procedures that support our channel, including investment in systems and training.

In addition, existing and future distribution partners will only partner with us if we are able to provide them with competitive products on terms that are commercially reasonable to them. If we fail to maintain the quality of our products or to update and enhance them, existing and future distribution partners may elect to partner with one or more of our competitors. In addition, the terms of our arrangements with our distribution partners must be commercially reasonable for both parties. If we are unable to reach agreements that are beneficial to both parties, then our distribution partner relationships will not succeed.

The reduction in or loss of sales by these distribution partners could materially reduce our revenue. For example, Ericsson accounted for approximately 11% and 9% of our total revenue for the year ended December 31, 2009 and the nine months ended September 30, 2010, respectively. If we fail to maintain relationships with our distribution partners, fail to develop new relationships with other distribution partners in new markets, fail to manage, train or incentivize existing distribution partners effectively, fail to provide distribution partners with competitive products on terms acceptable to them, or if these partners are not successful in their sales efforts, our revenue may decrease and our operating results could suffer.

We have no long-term contracts or minimum purchase commitments with any VARs or telecommunications equipment vendors, and our contracts with these distribution partners do not prohibit them from offering products or services that compete with ours, including products they currently offer or may develop in the future and incorporate into their own systems. Some of our competitors may have stronger relationships with our distribution partners than we do and we have limited control, if any, as to whether those partners implement our products, rather than our competitors’ products, or whether they devote resources to market and support our competitors’ products, rather than our offerings. Our failure to establish and maintain successful relationships with distribution partners could materially adversely affect our business, operating results and financial condition.

We are subject to governmental export and import controls that could subject us to liability or impair our ability to compete in international markets.

Our products are subject to United States export controls and may be exported outside the United States only with the required level of export license or through an export license exception, because certain of our products contain encryption technology. In addition, various countries regulate the import of certain encryption technology and have enacted laws that could limit our ability to distribute certain of our products or could limit our customers’ ability to implement these products in those countries. Changes in our products or changes in export and import regulations may create delays in the introduction of our products in international markets, prevent our customers with international operations from deploying our products throughout their networks or, in some cases, prevent the export or import of our products to certain countries altogether. Any change in export or import laws and regulations, shifts in approach to the enforcement or scope of existing laws and regulations, or change in the countries, persons or technologies targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers with international operations. Any decreased use of our products or limitation on our ability to export or sell our products would likely adversely affect our business, operating results and financial condition.

We may not successfully sell our products in certain geographic markets or develop and manage new sales channels in accordance with our business plan.

We expect to continue to sell our products in certain geographic markets where we do not have significant current business and to a broader customer base. To succeed in certain of these markets, we believe we will need to develop and manage new sales channels and distribution arrangements. Because we have limited experience in developing and managing such channels, we may not be successful in further penetrating certain geographic regions or reaching a broader customer base. Failure to develop or manage additional sales channels effectively would limit our ability to succeed in these markets and could adversely affect our ability to grow our customer base and revenue.

Risks Related to this Offering and Ownership of Our Common Stock

Our stock price may be volatile, and you may not be able to resell shares of our common stock at or above the price you paid.

Prior to our IPO, there was no public market for our common stock and an active trading market may not be sustained. If an active trading market for our stock is sustained, our stock price nevertheless may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include those discussed in this “Risk Factors” section and others such as:

•	a slowdown in the telecommunications industry or the general economy;

•	quarterly or annual variations in our results of operations or those of our competitors;

•	changes in earnings estimates or recommendations by securities analysts;

•	announcements by us or our competitors of new products or services, significant contracts, commercial relationships, capital commitments or acquisitions;

•	developments with respect to intellectual property rights;

•	our ability to develop and market new and enhanced products on a timely basis;

•	our commencement of, or involvement in, litigation;

•	departure of key personnel; and

•	changes in governmental regulations.

In addition, in recent years, the stock markets generally, and the market for technology stocks in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of our common stock, regardless of our actual operating performance. In the past, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Securities litigation brought against us following volatility in our stock price, regardless of the merit or ultimate results of such litigation, could result in substantial costs, which would hurt our financial condition and operating results and divert management’s attention and resources from our business.

Securities analysts may not publish favorable research or reports about our business or may publish no information which could cause our stock price or trading volume to decline.

The trading market for our common stock will be influenced by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts. As a newly public company, we may be slow to attract research coverage and the analysts who publish information about our common stock will have had relatively little experience with our company, which could affect their ability to accurately forecast our results and make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse opinion regarding our stock price, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports covering us, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Our executive officers, directors, principal stockholders and their respective affiliates could exert significant influence over matters requiring stockholder approval, which may not be in your best interests.

We anticipate that our executive officers, directors, principal stockholders and their respective affiliates will beneficially own or control an aggregate of approximately 26% of our outstanding common stock after this offering. Accordingly, these stockholders, if they were to act together, would have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors and the approval of significant corporate transactions and they may in some instances exercise this influence in a manner that advances their best interests and not necessarily those of other stockholders. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control, could deprive you of the opportunity to receive a premium for your common stock as part of a sale and could adversely affect the market price of our common stock.

Our management might apply the proceeds of this offering and the remaining net proceeds from our initial public offering in ways that do not increase the value of your investment.

We intend to use the proceeds of this offering and the remaining net proceeds from our initial public offering for working capital and general corporate purposes, including expanding our development, operations, marketing and sales departments. We may also use a portion of the proceeds for the future acquisition of, or investment in, complementary businesses, products or technologies. Our management has broad discretion as to the use of these proceeds and you will be relying on the judgment of our management regarding the application of these proceeds. We might apply these proceeds in ways with which you do not agree, or in ways that do not yield a favorable return. If our management applies these proceeds in a manner that does not yield a significant return, if any, on our investment of these net proceeds, it would adversely affect the market price of our common stock.

You will incur immediate and substantial dilution in the book value of your shares.

The assumed public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing common stock in this offering will incur immediate dilution of $23.61 per share, based upon an assumed public offering price of $24.96 per share which was the last reported sales price of our common stock on the Nasdaq Global Market on December 10, 2010. If the holders of outstanding options exercise those options, you will suffer further dilution.

The market price of our common stock could drop substantially if a significant number of shares of our common stock are sold into the market.

If our existing stockholders sell, or indicate an intent to sell, a significant number of shares of our common stock in the public market, the trading price of our common stock could decline significantly and could decline below the price you paid for your shares. Based on the number of shares outstanding as of September 30, 2010, we expect to have outstanding 25,347,095 shares of common stock following the completion of this offering, including 76,195 shares of common stock issued upon the net exercise of a common stock warrant by one of the selling stockholders after September 30, 2010, and assuming no exercise of our outstanding options other than those options being exercised by certain selling stockholders for the purpose of selling shares in this offering. Of these shares, 12,773,508 shares of common stock (including the shares sold in this offering) will be freely tradable, without restriction, in the public market after this offering. An additional 628,097 shares that are presently subject to the lock-up relating to our initial public offering but are not being sold in, or subject to lock-up agreements or obligations relating to, this offering will be freely tradable, without restriction, on December 21, 2010 upon the expiration of the lock-up relating to our initial public offering. An additional 474,274 shares are held by employees that, pursuant to our insider trading window policy, will be restricted from public sale until the third business day after we publicly announce our financial results for the fourth quarter of 2010, which we expect to do in early March 2011. The remaining 11,471,216 shares will be eligible for sale in the public market, subject to certain legal and contractual limitations, following the expiration of the 90-day lock-up agreements or obligations pertaining to this offering.

As of September 30, 2010, we had outstanding options to purchase 2,913,424 shares and unvested RSUs covering 294,771 shares under our equity incentive plans. Of these, 59,882 shares will be issued upon the exercise of options being exercised by certain selling stockholders in connection with this offering and being sold in this offering and an additional 736,693 shares subject to outstanding options and 6,819 shares issuable upon the vesting of outstanding RSUs will be vested and eligible for sale in the public market in accordance with our insider trading window policy, subject to legal and contractual limitations, beginning on the third business day after we publicly announce our financial results for the fourth quarter of 2010, which we expect to do in early March 2011). After the lock-up agreements pertaining to this offering expire and based on options and RSUs outstanding as of September 30, 2010, and assuming no exercise of our outstanding options other than those options exercised by certain selling stockholders for the purpose of selling such shares in this offering, an additional 1,370,820 shares subject to outstanding options and 59,723 shares issuable upon the vesting of outstanding RSUs will be vested and eligible for sale in the public market. The remaining shares subject to outstanding options and RSUs will be eligible for sale in the public market from time to time following the vesting of these awards. Finally, from time to time, the additional shares reserved for future issuance under our equity incentive plans will also become eligible for sale in the public market, subject to the grant and vesting of these awards and certain other legal and contractual limitations.

Additionally, Goldman, Sachs & Co. may, in its sole discretion, permit our officers, directors, employees and current stockholders to sell shares, including shares issuable upon the exercise of vested options, prior to the expiration of these lock-up agreements.

Additionally, after the completion of this offering, the holders of an aggregate of approximately 11.1 million shares of our common stock, or their transferees, as well as additional shares that may be acquired by certain holders in the future, have rights, subject to some conditions, to require us to file one or more registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. Once we register the issuance of these shares, they can be freely sold in the public market. If these additional shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

We do not intend to pay dividends for the foreseeable future and our stock may not appreciate in value.

We currently intend to retain our future earnings, if any, to finance the operation and growth of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in shares of our common stock will depend upon any future appreciation in its value. There is no guarantee that shares of our common stock will appreciate in value or that the price at which our stockholders have purchased their shares will be able to be maintained.

Provisions in our charter documents and under Delaware law could discourage potential acquisition proposals, could delay, deter or prevent a change in control and could limit the price certain investors might be willing to pay for our common stock.

Our certificate of incorporation and bylaws include provisions that may delay or prevent an acquisition of us or a change in our management. These provisions include a classified board of directors with three-year staggered terms, a prohibition on actions by written consent of our stockholders and the ability of our board of directors to issue preferred stock without stockholder approval. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits stockholders owning in excess of 15% of our outstanding voting stock from merging or combining with us in certain circumstances. Although we believe these provisions collectively provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with our board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. These provisions could discourage potential acquisition proposals or could delay, deter or prevent a change in control, including transactions that may be in the best interests of our stockholders. Additionally, these provisions could limit the price certain investors might be willing to pay for our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, particularly in the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial condition, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “will,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “could,” “potentially” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described under the section titled “Risk Factors” and elsewhere in this prospectus, regarding, among other things:

•	our dependence on the success of BroadWorks;

•	our dependence on our service provider customers to sell services using our applications;

•	claims that we infringe intellectual property rights of others;

•	our ability to protect our intellectual property;

•	intense competition;

•	any potential loss of or reductions in orders from certain significant customers;

•	our ability to predict our revenue, operating results and gross margin accurately;

•	the length and unpredictability of our sales cycles;

•	our ability to expand our product offerings;

•	our international operations;

•	our significant reliance on distribution partners in international markets;

•	our ability to sell our products in certain markets;

•	our ability to manage our growth;

•	the attraction and retention of qualified employees and key personnel;

•	the interoperability of our products with service provider networks;

•	the quality of our products and services, including any undetected errors or bugs in our software; and

•	our ability to maintain proper and effective internal controls.

These risks are not exhaustive. Other sections of this prospectus may include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in, or implied by, any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement on Form S-1, of which this prospectus is a part, that we have filed with the SEC with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

INDUSTRY AND MARKET DATA

This prospectus also contains market and industry data that we have obtained from analysis and reports of third parties. Although we believe that the analysis and reports are reliable, we have not independently verified the accuracy of this information.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $11.8 million, based on an assumed public offering price of $24.96 per share (the last reported sales price of our common stock on the Nasdaq Global Market on December 10, 2010), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of shares by the selling stockholders, although we will bear the costs, other than underwriting discounts and commissions, associated with those sales. However, we will receive proceeds from the exercise of options being exercised by certain of the selling stockholders in connection with this offering.

We intend to use the net proceeds from this offering, and any proceeds we receive from the exercise of stock options by the selling stockholders in connection with this offering, for working capital and other general corporate purposes, including expanding our development, operations, marketing and sales departments. We may also use a portion of the proceeds for the future acquisition of, or investment in, complementary businesses, products or technologies. However, we do not have agreements or commitments for any specific acquisitions at this time and we have not allocated specific amounts of net proceeds for any of these purposes.

Our management will have broad discretion in the application of the net proceeds and investors will be relying on the judgment of our management regarding the application of the net proceeds of this offering. Pending these uses, we plan to invest these net proceeds in short-term, interest bearing obligations, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the United States. The goal with respect to the investment of these net proceeds is capital preservation and liquidity so that such funds are readily available to fund our operations.

PRICE RANGE OF COMMON STOCK

Our common stock commenced trading on the Nasdaq Global Market under the symbol “BSFT” on June 16, 2010. The following table sets forth, for the periods indicated, the high and low reported sales prices of our common stock as reported on the Nasdaq Global Market:

	High	Low
2010
Second quarter (from June 16, 2010)	$9.00	$7.83
Third quarter	$10.42	$7.34
Fourth quarter (through December 10, 2010)	$25.93	$8.70

As of December 10, 2010, there were 254 holders of record of our common stock. The last reported sale price of the common stock on December 10, 2010 was $24.96 per share.

DIVIDEND POLICY

We have never declared or paid dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. We do not intend to declare or pay cash dividends on our common stock in the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors subject to applicable laws, and will depend upon, among other factors, our results of operations, financial condition, contractual restrictions and capital requirements.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, restricted cash and our capitalization as of September 30, 2010 on:

•	an actual basis; and

•	an as adjusted basis to give effect to the sale by us of shares of common stock in this offering at an assumed public offering price of $24.96 per share (the last reported sales price of our common stock on the Nasdaq Global Market on December 10, 2010), and our receipt of the estimated net proceeds from that sale after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with the sections of this prospectus entitled “Selected Consolidated Financial Data,” “Description of Capital Stock” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2010
	Actual	As Adjusted
	(Unaudited)
	(In thousands, except share and
	per share data)

Cash and cash equivalents	$49,488	$61,314
Restricted cash	1,057	1,057

Total	$50,545	$62,371

Notes payable and bank loans (including current portion)	$2,373	$2,373
Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized and no shares issued or outstanding, actual and as adjusted
Common stock, $0.01 par value; 100,000,000 shares authorized and 24,695,952 shares issued and outstanding, actual; 100,000,000 shares authorized and 25,195,952 shares issued and outstanding, as adjusted	247	252
Additional paid-in capital	131,419	143,240
Accumulated other comprehensive loss	(1,712)	(1,712)
Accumulated deficit	(99,673)	(99,673)

Total BroadSoft, Inc. stockholders’ equity	30,281	42,107

Total capitalization	$32,654	$44,480

The table above excludes, as of September 30, 2010, the following shares:

•	an aggregate of 15,066 shares issued pursuant to a restricted stock grant and early exercise of stock options that are subject to repurchase;

•	1,984,892 shares of our common stock issuable upon the exercise of options outstanding under our 1999 Stock Incentive Plan and our 2009 Plan at a weighted average exercise price of $2.23 per share (including an aggregate of 59,882 shares of common stock that will be issued upon the exercise of stock options with a weighted average exercise price of $2.08 per share by certain selling stockholders in connection with this offering);

•	294,771 shares of our common stock issuable upon the vesting of RSUs outstanding under our 2009 Plan that will vest at various dates following the completion of this offering;

•	116,551 shares of our common stock issuable upon the exercise of an outstanding common stock warrant at an exercise price of $8.58 per share (this warrant was net exercised for a total of 76,195 shares of common stock subsequent to September 30, 2010);

•	239,395 additional shares of our common stock reserved for future grants under our 2009 Plan; and

•	additional shares that may be reserved for future issuance under our amended and restated 2009 Plan as a result of automatic annual increases in the share reserve beginning January 1, 2011.

DILUTION

Dilution is the amount by which the offering price paid by the purchasers of the shares of common stock sold in the offering exceeds the net tangible book value per share of common stock after the offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

Our net tangible book value as of September 30, 2010 was $22.2 million, or $0.90 per share. After giving effect to the receipt of approximately $11.8 million of estimated net proceeds from our sale of shares of common stock in this offering at an assumed public offering price of $24.96 per share (the last reported sales price of our common stock on the Nasdaq Global Market on December 10, 2010), our as adjusted net tangible book value as of September 30, 2010 would have been $34.0 million, or $1.35 per share. This represents an immediate increase in net tangible book value of $0.45 per share to existing stockholders and an immediate dilution of $23.61 per share to new investors purchasing shares of common stock in the offering. The following table illustrates this substantial and immediate per share dilution to new investors.

Public offering price per share		$24.96
Net tangible book value per share at September 30, 2010	0.90
Increase per share attributable to new investors	0.45

As adjusted net tangible book value per share after giving effect to this offering		1.35

Dilution in net tangible book value per share to new investors		$23.61

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes included in this prospectus.

The selected consolidated financial data as of September 30, 2010 and for the nine months ended September 30, 2009 and 2010 are derived from our unaudited condensed consolidated financial statements included in this prospectus. The selected consolidated financial data as of December 31, 2008 and 2009 and for the years ended December 31, 2007, 2008 and 2009 are derived from our audited consolidated financial statements included in this prospectus. The selected consolidated financial data as of December 31, 2005, 2006 and 2007 and for the years ended December 31, 2005 and 2006 are derived from our audited consolidated financial statements that are not included in this prospectus. Our results of operations are not necessarily indicative of results of operations that should be expected in any future periods.

						Nine Months
	Year Ended December 31,					Ended September 30,
	2005	2006	2007	2008	2009	2009	2010
						(Unaudited)
	(In thousands, except per share data)

Statements of Operations:
Revenue:
Licenses	$21,544	$28,280	$46,328	$40,121	$37,942	$27,237	$32,215
Maintenance and professional services	4,876	8,559	15,272	21,708	30,945	22,349	27,633

Total revenue	26,420	36,839	61,600	61,829	68,887	49,586	59,848
Cost of revenue:
Licenses (1)	3,720	5,012	4,899	4,404	4,432	3,279	3,616
Maintenance and professional services (1)	1,885	3,471	7,270	8,649	12,142	9,558	10,556
Amortization of intangibles	133	400	400	414	800	629	571

Total cost of revenue	5,738	8,883	12,569	13,467	17,374	13,466	14,743

Gross profit	20,682	27,956	49,031	48,362	51,513	36,120	45,105
Operating expenses:
Sales and marketing (1)	12,105	19,234	26,431	30,774	28,534	21,628	22,601
Research and development (1)	7,976	11,568	12,763	15,876	16,625	12,147	14,230
General and administrative (1)	3,092	5,849	10,295	12,074	11,405	8,561	10,236

Total operating expenses	23,173	36,651	49,489	58,724	56,564	42,336	47,067

Loss from operations	(2,491)	(8,695)	(458)	(10,362)	(5,051)	(6,216)	(1,962)
Other expense (income), net	25	(204)	279	(78)	1,469	1,010	874

Loss before income taxes	(2,516)	(8,491)	(737)	(10,284)	(6,520)	(7,226)	(2,836)
Provision for income taxes	354	515	1,021	952	1,333	1,000	363
Net loss	(2,870)	(9,006)	(1,758)	(11,236)	(7,853)	(8,226)	(3,199)

Net loss attributable to noncontrolling interest	—	(125)	(75)	—	(4)	(3)	—

Net loss attributable to BroadSoft, Inc.	$(2,870)	$(8,881)	$(1,683)	$(11,236)	$(7,849)	$(8,223)	$(3,199)

Net loss per common share available to BroadSoft, Inc. common stockholders:
Basic and diluted	$(0.54)	$(1.60)	$(0.28)	$(1.81)	$(1.25)	$(1.31)	$(0.24)
Shares used in computing per share amounts:
Basic and diluted	5,341	5,543	6,067	6,208	6,285	6,279	13,369

(1) Includes stock-based compensation as follows:
Cost of revenue	$45	$194	$163	$182	$325	$283	$155
Sales and marketing	7	463	628	856	1,088	926	604
Research and development	—	258	255	456	741	665	463
General and administrative	27	398	622	1,422	1,475	1,324	984

	As of December 31,					As of September 30,
	2005	2006	2007	2008	2009	2009	2010
						(Unaudited)
	(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$3,664	$6,554	$10,717	$14,353	$22,869	$20,901	$49,488
Working capital	(1,608)	(7,326)	3,200	5,918	2,924	3,568	20,808
Total assets	16,963	28,579	33,167	55,808	66,663	57,708	99,580
Redeemable preferred stock	4,320	4,320	4,320	4,320	4,320	4,320	—
Redeemable convertible preferred stock	54,566	54,566	64,866	67,366	68,866	67,366	—
Notes payable and bank loans, less current portion	—	2,412	—	18,838	14,035	17,642	1,194
Total liabilities	15,976	33,905	28,063	56,846	71,277	64,372	69,299
Total stockholders’ (deficit) equity	(57,899)	(64,212)	(64,082)	(72,724)	(77,800)	(78,350)	30,281

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Consolidated Financial Data” section of this prospectus and our consolidated financial statements and related notes appearing elsewhere in this prospectus. Our audited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. This discussion contains forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Special Note Regarding Forward-Looking Statements” sections and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We are the leading global provider of software that enables fixed-line, mobile and cable service providers to deliver voice and multimedia services over their IP-based networks. Our software enables our service provider customers to provide enterprises and consumers with a range of cloud-based, or hosted, IP multimedia communications, such as hosted PBXs, video calling, UC, collaboration and converged mobile and fixed-line services. Over 425 service providers, located in more than 65 countries, including 15 of the top 25 telecommunications service providers globally, have purchased our software. We sell our software, maintenance and professional services through our direct sales force and indirectly through approximately 53 distribution partners, including some of the largest telecommunications equipment vendors in the world.

We were founded in November 1998 and we began generating revenue in 2001. From inception to June 2010, we raised approximately $70.9 million in cash proceeds through the issuance of preferred stock. In June 2010, we completed the initial public offering, or IPO, of our common stock in which we issued and sold 5,048,131 shares of common stock at a public offering price of $9.00 per share. We raised a total of $45.5 million in gross proceeds from the IPO, or $40.0 million in net proceeds after deducting underwriting discounts and commissions of $3.2 million and other estimated offering costs of $2.3 million. Upon the closing of the IPO, all shares of our then-outstanding redeemable convertible preferred stock automatically converted into an aggregate of 12,962,405 shares of common stock. In connection with the closing, we used $4.3 million of the net proceeds from the IPO to redeem and subsequently cancel all outstanding shares of our Series A redeemable preferred stock. After the closing of the IPO, we used approximately $14.3 million of the net proceeds from the IPO to repay the outstanding balance under our credit facility with ORIX Venture Finance LLC, or ORIX, which we refer to as the ORIX Loan.

With the funds raised from these offerings, we have invested significantly in research and development activities. In addition, we have acquired five businesses, which have provided us with additional customers and contributed to our revenue growth. A substantial majority of our revenue is generated from sales of licenses of BroadWorks and related maintenance and professional services. We increased our revenue from $1.4 million in 2001 to $68.9 million in 2009.

Our Business Model

We sell our software and services to telecommunications service providers through our direct sales force and distribution partners. Our distribution partners include telecommunications equipment vendors and VARs. Typically, we sell software licenses with maintenance, support and upgrades and we invoice for licenses upon delivery. While we generally recognize license revenue upon delivery, we defer revenue if any of the applicable revenue recognition criteria have not been satisfied. We recognize revenue for maintenance contracts ratably over the service period, which is typically 12 months. As a result, the revenue deferral of software orders that do not meet revenue recognition criteria and the sale of maintenance contracts increases our deferred revenue balance. Such increases in deferred revenue contributed significantly to our positive cash flows from operating activities in 2009. As discussed below, we view deferred revenue and cash flows from operating activities as key financial metrics. During the year ended December 31, 2009, our total deferred revenue balance increased by $18.9 million to $40.0 million and our cash provided by operating activities was $10.4 million.

We are a global, geographically diversified business. Since 2007, more than 40% of our total revenue in each year has been generated outside of the Americas region, which consists of North, South and Central America. In 2009, 59% of our total revenue was generated from the Americas (primarily from the United States), 26% of our total revenue was generated from the Europe, Middle East and Africa region, or EMEA, and 15% was generated from the Asia Pacific region, or APAC. We generally denominate our sales globally in U.S. dollars, while our international expenses are typically denominated in local currencies.

Key Operating and Financial Performance Metrics

We monitor the key operating and financial performance metrics set forth below to help us evaluate growth trends, establish budgets, measure the effectiveness of our sales and marketing efforts and assess operational efficiencies. We discuss revenue, gross profit and gross margin below under “— Components of Operating Results” and we discuss our cash and cash equivalents under “— Liquidity and Capital Resources.” Deferred revenue and cash flows from operating activities are discussed immediately following the table below.

				As of and for the
	As of and for the			Nine Months Ended
	Year Ended December 31,			September 30,
	2007	2008	2009	2009	2010
				(Unaudited)
	(Dollars in thousands)

Cash and cash equivalents	$10,717	$14,353	$22,869	$20,901	$49,488
Total deferred revenue (1)	14,687	21,179	40,047	31,089	54,298
(Decrease) increase in deferred revenue (2)	(7,518)	6,492	18,868	9,911	14,251
Revenue (2)	61,600	61,829	68,887	49,586	59,848
Gross profit	49,031	48,362	51,513	36,120	45,105
Gross margin	80%	78%	75%	73%	75%
Cash (used in) provided by operating activities	(3,679)	(5,011)	10,427	9,487	10,392

(1)	Consists of current and non-current deferred revenue.

(2)	For 2008, includes the impact of the acquisitions of M6 and Sylantro.

Deferred Revenue. Our deferred revenue consists of the net aggregate amounts that have been invoiced but that have not yet been recognized as revenue. The majority of our deferred revenue balance consists of software license orders that do not meet all the criteria for revenue recognition and the undelivered portion of maintenance. We monitor our deferred revenue balance because it represents a significant portion of revenue to be recognized in future periods. For a discussion of our revenue recognition policies, see “— Critical Accounting Policies and Significant Judgments and Estimates — Revenue Recognition.”

(Decrease) Increase in Deferred Revenue. The increase (decrease) in deferred revenue illustrates how the balance in deferred revenue has changed over a period of time. We monitor the increase or decrease in our deferred revenue balance plus revenue we recognized in a particular period as a measure of our sales activity for that period. In addition, an increase in deferred revenue is a key component of cash flows from operating activities.

Cash Flows from Operating Activities. We monitor cash flows from operating activities as an additional measure of our overall business performance, which enables us to analyze our financial performance without the effects of certain non-cash items such as depreciation, amortization and stock-based compensation expenses. Additionally, cash flows from operating activities takes into account the impact of changes in deferred revenue, which reflects the receipt of cash payment for software and services before they are recognized as revenue. As a result, our cash flows from operating activities are significantly impacted by changes in deferred revenue.

Components of Operating Results

Revenue

We derive our revenue from the sale of licenses, maintenance and professional services. We recognize revenue when all revenue recognition criteria have been met in accordance with software revenue recognition guidance. This guidance provides that revenue should be recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collection is probable.

Our total revenue consists of the following:

•	Licenses. We derive license revenue from the sale of perpetual software licenses. We price our software based on the types of features and applications provided and on the number of subscriber licenses sold. These factors impact the average selling price of our licenses and the comparability of average selling prices. Our license revenue may vary significantly from quarter to quarter or from year to year as a result of long sales and deployment cycles, variations in customer ordering practices and the application of management’s judgment in applying complex revenue recognition rules. Since 2007, our recognized license revenue has sequentially declined year over year. For the years ended December 31, 2007, 2008 and 2009, our total license revenue was $46.3 million, $40.1 million and $37.9 million, respectively. Notwithstanding the general decline in recognized license revenue over these periods, we do not believe these declines are the only meaningful measure of our level of sales activity during these periods because of the impact of software license orders for these periods that were not yet recognized as revenue and therefore were recorded as deferred license revenue. See “— Key Operating and Financial Performance Metrics — (Decrease)/Increase in Deferred Revenue.” Our deferred license revenue balance consists of software orders that do not meet all the criteria for revenue recognition. We are unable to predict the proportion of orders that will meet all the criteria for revenue recognition relative to those orders that will not meet all such criteria and, as a result, we can not forecast whether these historical trends in recognized license revenue, and corresponding increases in deferred license revenue, will continue.

•	Maintenance and professional services. We sell annual maintenance contracts with our software licenses. These contracts provide for software updates, upgrades and technical support. Our typical warranty on licensed software is 90 days and, during this period, our customers are entitled to receive maintenance and support without the purchase of a maintenance contract. After the expiration of the warranty period, our customers must purchase an annual maintenance contract to continue receiving ongoing software maintenance and customer support. We also sell professional services, which consist of implementation, training and consulting services.

Cost of Revenue

Our total cost of revenue consists of the following:

•	Cost of license revenue. A substantial majority of the cost of license revenue consists of royalties paid to third parties whose technology or products are sold as part of BroadWorks and, to a lesser extent, amortization of acquired technology. Most of these royalty payments are for the underlying embedded data base technology within BroadWorks for which we currently pay a fixed fee per quarter. Such costs are expensed in the period in which they are incurred.

•	Cost of maintenance and professional services revenue. Cost of maintenance and professional services revenue consists primarily of personnel-related expenses and other direct costs associated with the support, maintenance and implementation of our software licenses, as well as training and consulting services. Personnel expenses include salaries, commissions, benefits, bonuses, reimbursement of expenses and stock-based compensation. Such costs are expensed in the period in which they are incurred.

Gross Profit

Gross profit is the calculation of total revenue minus cost of revenue. Our gross profit as a percentage of revenue, or gross margin, has been and will continue to be affected by a variety of factors, including:

•	Mix of license, maintenance and professional services revenue. We generate higher gross margins on license revenue compared to maintenance and professional services revenue.

•	Growth or decline of license revenue. A substantial portion of cost of license revenue is fixed and is expensed in the period in which it occurs. This cost consists primarily of the royalty payments to our embedded database provider. If license revenue increases, these fixed payments will decline as a percentage of revenue. If license revenue declines, these fixed payments will increase as a percentage of revenue.

•	Impact of deferred revenue. If revenue is deferred because we are unable to determine vendor-specific objective evidence, or VSOE, of fair value for any undelivered element within an arrangement, all of the revenue derived from the arrangement is deferred, including license, maintenance and professional services revenue, until all elements for which we could not determine VSOE have been delivered. However, the cost of revenue, including the costs of license, maintenance and professional services, is expensed in the period in which it is incurred. Therefore, if relatively more revenue is deferred in a particular period, gross margin would decline in that period. Due in part to the significant growth in deferred revenue from 2007 to 2009, our gross margin declined from 80% to 78% to 75%, for the years ended December 31, 2007, 2008 and 2009, respectively. Because the ability to recognize revenue on sales depends largely on the terms of the sale arrangement, and because we are not able to predict the proportion of orders that will not meet all the criteria for revenue recognition, we cannot forecast whether these historical trends in gross margin will continue.

Operating Expenses

Operating expenses consist of sales and marketing, research and development and general and administrative expenses. Salaries and personnel costs are the most significant component of each of these expense categories. We grew from 260 employees at December 31, 2007 to 358 employees at September 30, 2010 and we expect to continue to hire new employees to support our anticipated growth.

Sales and marketing expenses. Sales and marketing expenses consist primarily of salaries and personnel costs for our sales and marketing employees, including stock-based compensation, commissions and bonuses. Additional expenses include marketing programs, consulting, travel and other related overhead. We expect our sales and marketing expenses to increase in the foreseeable future as we further increase the number of our sales and marketing professionals and expand our marketing activities. Through leveraging our sales and marketing personnel and our indirect sales channel, we expect sales and marketing expenses will decrease as a percentage of total revenue as sales grow.

Research and development expenses. Research and development expenses primarily consist of salaries and personnel costs for development employees, including stock-based compensation and bonuses. Additional expenses include costs related to development, quality assurance and testing of new software and enhancement of existing software, consulting, travel and other related overhead.

We engage third-party international and domestic consulting firms for various research and development efforts, such as software development, documentation, quality assurance and software support. We intend to continue to invest in our research and development efforts, including by hiring additional development personnel and by using outside consulting firms for various research and development efforts. We believe continuing to invest in research and development efforts is essential to maintaining our competitive position. We expect research and development expenses to increase in the foreseeable future but to decrease as a percentage of total revenue as sales grow.

General and administrative expenses. General and administrative expenses primarily consist of salary and personnel costs for administration, finance and accounting, legal, information systems and human resources employees, including stock-based compensation and bonuses. Additional expenses include consulting and professional fees, travel, insurance and other corporate expenses.

Stock-Based Compensation

We include stock-based compensation as part of cost of revenue and operating expenses in connection with the grant or modification of stock options and other equity awards to our directors, employees and consultants. We apply the fair value method in accordance with authoritative guidance for determining the cost of stock-based compensation. The total cost of the grant or modification is measured based on the estimated fair value of the award at the date of grant. The fair value is then recognized as stock-based compensation expense over the requisite service period, which is the vesting period, of the award. We recorded stock-based compensation expense of $1.7 million, $2.9 million, $3.6 million and $2.2 million for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010, respectively.

Of the stock-based compensation expense recorded for the nine months ended September 30, 2010, $0.4 million related to the vesting of restricted stock units, or RSUs, covering an aggregate of 172,492 shares that were subject to a performance-based vesting condition and that vested in full upon the completion of the IPO.

Based on stock options and other equity awards outstanding as of September 30, 2010, we expect to recognize future expense related to the non-vested portions of such options and other equity awards in the amount of $2.5 million over a weighted average period of approximately 1.2 years.

In April 2008, our compensation committee and board of directors approved an amendment to the terms of outstanding stock options held by employees and a non-employee director having an exercise price of $12.42 per share to reduce the exercise price of such options to $8.58 per share, which was the then-current fair market value, or FMV, of our common stock. As of the repricing date, we determined that the aggregate incremental value of the awards resulting from the repricing was $0.2 million, which amount is being recognized over the remaining service period for the repriced options.

Since April 2009, we have granted RSUs covering an aggregate of 485,682 shares to certain of our executive officers, key employees and directors, of which 294,355 are presently outstanding. All of these RSUs have a term of 10 years and are settled in shares of our common stock, although the vesting provisions of the RSUs vary.

In all instances, the vesting of the RSUs is subject to the recipient’s continued service through the date of vesting. Because of the performance-based vesting conditions of the awards, we have not yet recognized all of the expense in connection with these grants.

In June 2009, our compensation committee and board of directors approved programs to offer eligible directors, employees and certain consultants the ability to exchange outstanding options with exercise prices in excess of $2.40 per share for new option awards with an exercise price equal to the then-current FMV of $2.40 per share. Generally, for those employees who participated in this exchange, any portion of an exchanged option that was vested prior to March 1, 2009 was subject to a new two-year vesting period, although our executive officers and directors who participated in this exchange were not subject to this new vesting. As of the date of the exchange, we estimated that the aggregate incremental fair value of the awards resulting from the exchange was $2.0 million, which amount is being recognized over the remaining service period for the exchanged options. This exchange offer is described in more detail under the caption “Compensation Discussion and Analysis — Compensation Components — Equity Incentive Compensation — 2009 Restricted Stock Unit Grants and Stock Option Exchange Offer.”

On June 15, 2010, we granted, RSUs covering an aggregate of 162,062 shares of common stock, 3,544 of which were vested upon grant. We also granted, on the pricing of our initial public offering, options to purchase an aggregate of 255,838 shares of common stock to our employees, 5,072 of which were vested upon grant. The exercise price of these stock options was equal to the initial public offering price per share. Effective as of the first day of trading after pricing of our initial public offering, we granted an option to purchase 25,000 shares of common stock to a director, the exercise price for which was the last trading price per share of our common stock on the NASDAQ Global Market on the date of grant. These grants are generally subject to time-based vesting of four years. In connection with these grants, we expect to record an aggregate expense of approximately $2.4 million over the vesting periods of the awards, based on the initial public offering price of $9.00 per share.

Other (Income) Expense, Net

Other (income) expense, net consists primarily of interest income, interest expense and change in the fair value of the preferred stock warrants. Interest income represents interest received on our cash and cash equivalents and restricted cash. Interest expense consists primarily of the interest accrued on outstanding borrowings under our loan and security agreement with ORIX Venture Finance LLC, or ORIX, which we refer to as the ORIX Loan, and our installment bank loan with Bank of America Leasing and Capital, LLC, or Bank of America. We expect interest expense to decrease in future periods as a result of our repayment, in the quarter ended June 30, 2010, of all amounts outstanding under the ORIX Loan.

Income Tax Expense

Income tax expense consists of U.S. federal, state and foreign income taxes. We are required to pay income taxes in certain states and foreign jurisdictions. To date, we have not been required to pay U.S. federal income taxes because of our current and accumulated net operating losses.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reported period. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements appearing elsewhere in this prospectus, we believe the following accounting policies are critical to the process of making significant judgments and estimates in the preparation of our consolidated financial statements.

Revenue Recognition

We follow specific guidance applicable to software companies to determine when revenue should be recognized. We derive substantially all of our revenue from the sale of software licenses and from the sale of maintenance for those licenses and professional services. We generally license our software in combination with maintenance and may also include professional services. We evaluate revenue recognition on a contract-by-contract basis because the terms of each arrangement may vary. The accounting related to license revenue in the software industry is complex and affected by interpretation of rules that are subject to change. As a result, the evaluation of our contractual arrangements often requires judgments and estimates that affect the timing of revenue recognition. Specifically, we are required to make judgments concerning: whether the fees are fixed or determinable; whether collection of our fees is reasonably assured; whether professional services are essential to the functionality of the related software; and whether we have verifiable objective evidence of the fair value of our software and services.

For license, maintenance and professional services revenue, our judgment is required to assess the probability of collection, which is generally based on the evaluation of customer-specific information, historical collection experience and economic market conditions. If market conditions decline or if the financial condition of our customers deteriorates, we may be unable to determine that collectability is probable and we could be required to defer the recognition of revenue until we receive payment.

In accordance with software revenue recognition guidance, we recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, acceptance is received, if applicable, the amount of fees to be paid by the customer are fixed or determinable and collectability is probable and VSOE of fair value exists for all undelivered elements. We generally do not license software on a stand-alone basis. Therefore, allocation of fees to the software component of multiple element arrangements is determined using the residual method. If we are unable to determine VSOE for any undelivered element included within an arrangement, we defer revenue recognition until all elements for which we could not determine VSOE have been delivered.

License Revenue

We sell software licenses to service providers through our direct sales force and indirectly through distribution partners.

For direct sales, we generally consider a purchase order or executed sales quote, when combined with a master license agreement, to constitute evidence of an arrangement. In the case of sales through distribution partners, we generally consider a purchase order or executed sales quote, when combined with a reseller or similar agreement with the distribution partner, and evidence of the distribution partner’s customer, to constitute evidence of an arrangement. For sales through distribution partners for which we are not able to ascertain proof of the distribution partner’s customer, we defer revenue until we are able to do so.

We consider delivery to have occurred when the customer is given electronic access to the licensed software and a license key for the software has been delivered or made available. Instances in which all ordered software features are not delivered are considered to be partial deliveries. Since we cannot determine VSOE of an undelivered software feature in the case of a partial delivery, we defer revenue recognition on all elements of such order until delivery for all ordered software features is complete.

Acceptance of our licensed software generally occurs upon delivery. From time to time, we have agreed with certain customers to a specific set of acceptance criteria. In such cases, we defer revenue until these acceptance criteria have been met.

Our sales generally consist of multiple elements: software licenses, maintenance and professional services. We calculate the amount of revenue allocated to the software license by determining the fair value of the undelivered elements, which often are maintenance and professional services, and subtracting it from the total order amount. We establish VSOE of the fair value of maintenance based on the renewal price as stated in the agreement and as charged in the first optional renewal period under the arrangement. Our VSOE for professional services is determined based on an analysis of our historical daily rates when these services are sold separately from the software license.

The warranty period for our licensed software is generally 90 days. During this period, the customer receives technical support and has the right to unspecified product upgrades on an if-and-when available basis. For these periods, we defer a portion of the license fee and recognize it ratably over the warranty period.

Our recognized license revenue has sequentially declined year over year since 2007. For the years ended December 31, 2007, 2008 and 2009, our total license revenue was $46.3 million, $40.1 million and $37.9 million, respectively. Notwithstanding the general decline in recognized license revenue over these periods, we do not believe these declines are the only meaningful measure of our level of sales activity during these periods because of the impact of software license orders for these periods that were not yet recognized as revenue and therefore were recorded as deferred license revenue. See “— Key Operating and Financial Performance Metrics — (Decrease)/Increase in Deferred Revenue.” As described above, our license revenue is subject to significant fluctuation as a result of the application of accounting regulations and related interpretations and policies regarding revenue recognition. Our deferred license revenue balance consists of software orders that do not meet all the criteria for revenue recognition. We are unable to predict the proportion of orders that will meet all the criteria for revenue recognition relative to those orders that will not meet all such criteria. As a result, we cannot forecast whether these historical trends in recognized license revenue, and corresponding increases in deferred license revenue, will continue.

As of September 30, 2010, our deferred license revenue balance was $28.2 million, the current portion of which was $27.8 million.

Maintenance and Professional Services Revenue

We typically sell software in combination with maintenance. Maintenance is generally renewable annually at the option of the customer. Rates for maintenance, including subsequent renewal rates, are typically established based upon a specific percentage of net license fees as set forth in the arrangement with the customer. Maintenance revenue is recognized ratably over the maintenance period, assuming all other criteria of revenue recognition have been met.

Revenue from professional services is recognized as services are performed. Professional services are not considered essential to the functionality of the licensed software.

As of September 30, 2010, our deferred maintenance and professional services revenue balance was $26.1 million, the current portion of which was $24.4 million.

Software Development Costs

Software development costs incurred prior to the establishment of technological feasibility are expensed as incurred as research and development expense. Software development costs incurred subsequent to the establishment of technological feasibility, if any, are capitalized until the software is available for general release to customers. For each software release, judgment is required to evaluate when technological feasibility has occurred. Historically, we have determined that technological feasibility has been established at approximately the same time as our general release of such software to customers. Therefore, to date, we have not capitalized any software development costs.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at realizable value, net of an allowance for doubtful accounts that is maintained for estimated losses that would result from the inability of some customers to make payments as they become due. The allowance is based on an analysis of past due amounts and ongoing credit evaluations. Customers are generally evaluated for creditworthiness through a credit review process at the time of each order. Our collection experience has been consistent with our estimates.

Business Combinations

In a business combination, we allocate the purchase price to the acquired business’ identifiable assets and liabilities at their acquisition date fair values. The excess of the purchase price over the amount allocated to the identifiable assets and liabilities, if any, is recorded as goodwill. The excess, if any, of the fair value of the identifiable assets acquired and liabilities assumed over the consideration transferred is recognized as a gain within other income in the consolidated statement of operations as of the acquisition date.

To date, the assets acquired and liabilities assumed in our business combinations have primarily consisted of acquired working capital and definite-lived intangible assets. The carrying value of acquired working capital is assumed to be equal to its fair value, given the short-term nature of these assets and liabilities. We estimate the fair value of definite-lived intangible assets acquired using a discounted cash flow approach, which includes an analysis of the future cash flows expected to be generated by such assets and the risk associated with achieving such cash flows. The key assumptions used in the discounted cash flow model include the discount rate that is applied to the discretely forecasted future cash flows to calculate the present value of those cash flows and the estimate of future cash flows attributable to the acquired intangible assets, which include revenue, operating expenses and taxes.

Goodwill

Goodwill represents the excess of: (a) the aggregate of the fair value of consideration transferred in a business combination, over (b) the fair value of assets acquired, net of liabilities assumed. Goodwill is not amortized, but is subject to annual impairment tests as described below.

We test goodwill for impairment annually on December 31, or more frequently if events or changes in business circumstances indicate the asset might be impaired. Examples of such events or circumstances include the following:

•	a significant adverse change in our business climate;

•	unanticipated competition;

•	a loss of key personnel;

•	a more likely than not expectation that a significant portion of our business will be sold; or

•	the testing for recoverability of a significant asset group within the reporting unit.

Goodwill is tested for impairment at the reporting unit level using a two-step approach. The first step is to compare the fair value of the reporting unit to the carrying value of the net assets assigned to the reporting unit. If the fair value of the reporting unit is greater than the carrying value of the net assets assigned to the reporting unit, the assigned goodwill is not considered impaired. If the fair value is less than the reporting unit’s carrying value, step two is required to measure the amount of the impairment, if any. In the second step, the fair value of goodwill is determined by deducting the fair value of the reporting unit’s identifiable assets and liabilities from the fair value of the reporting unit as a whole, as if the reporting unit had just been acquired and the purchase price were being initially allocated. If the carrying value of goodwill exceeds the implied fair value, an impairment charge would be recorded to operating expenses in the consolidated statement of operations in the period the determination is made.

We have determined that we have one reporting unit, BroadSoft, Inc., which is the consolidated entity. To determine the fair value of our reporting unit as a whole, we use a discounted cash flow analysis, which requires significant assumptions and estimates about our future operations. Significant judgments inherent in this analysis include the determination of an appropriate discount rate and the amount and timing of expected future cash flows. The cash flows utilized in our 2007 through 2009 discounted cash flow analyses were based on three- to five-year financial forecasts, which in turn were based on the annual budgets developed internally by management, plus an estimated terminal value. The primary driver of our discrete future cash flow projections is our revenue growth assumptions and we estimate future operating expenses on a percentage-of-revenue basis. For 2007 and 2008, the terminal value assumption was based on an assumed perpetual free cash flow growth rate. For 2009, the terminal value assumption was based on a multiple of revenues from the last year of discrete projected cash flows. We used discount rates ranging from 19% to 25% for our 2007 through 2009 annual impairment tests performed at December 31. These discount rates were based on an assessment of our weighted average cost of capital.

Based on the results of our annual goodwill impairment testing in 2007 through 2009, the fair value of the company exceeded its book value by a substantial margin. Therefore, the second step of the impairment test was not required to be performed and no goodwill impairment was recognized. However, there can be no assurance that goodwill will not be impaired at any time in the future.

Intangible Assets

We acquired intangible assets in connection with certain of our business acquisitions. These assets were recorded at their estimated fair values at the acquisition date and are amortized over their respective estimated useful lives using a method of amortization that reflects the pattern in which the economic benefits of the intangible assets are used. Estimated useful lives are determined based on our historical use of similar assets and the expectation of future realization of revenue attributable to the intangible assets. Changes in circumstances, such as technological advances or changes to our business model, could result in the actual useful lives differing from our current estimates. In those cases where we determine that the useful life of an intangible asset should be shortened, we amortize the net book value in excess of the estimated salvage value over its revised remaining useful life. We did not revise our useful life estimates attributed to any of our intangible assets in 2007, 2008 or 2009.

The estimated useful lives used in computing amortization of intangible assets are as follows:

Customer relationships	5-7 years
Developed technology	4-5 years
Non-compete agreement	1 year
Trade names	4 years

Impairment of Long-Lived Assets

We review our long-lived assets, including property and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or an asset group may not be recoverable. Typical indicators that an asset may be impaired include:

•	a significant adverse change in the extent or manner in which a long-lived asset is being used or in its physical condition;

•	a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset; or

•	a current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. Assets to be disposed of are recorded at the lower of the carrying amount or fair value less costs to sell. Recoverability measurement and estimating of undiscounted cash flows for assets to be held and used is done at the lowest possible levels for which there are identifiable assets. If such assets are considered impaired, generally the amount of impairment recognized would be equal to the amount by which the carrying amount of the assets exceeds the fair value of the assets, which the company would compute using a discounted cash flow approach. Estimating future cash flows attributable to our long-lived assets requires significant judgment and projections may vary from cash flows eventually realized. We did not record an impairment charge as a result of our 2007 and 2008 recoverability measurements of long-lived assets. During the fourth quarter of 2009, we recognized an impairment totaling $0.1 million on the property and equipment held by one of our foreign subsidiaries.

Stock-Based Compensation

New and modified stock-based compensation arrangements, such as stock options, stock appreciation rights, or SARs, restricted stock and RSUs, awarded to directors, employees and consultants are measured at fair value at each grant or modification date. Management estimates the fair value of our stock-based compensation arrangements using a binomial options pricing model, or the binomial lattice model, and the fair value related to the portion of awards granted that is ultimately expected to vest is generally recognized as compensation expense over the requisite service period.

Determination of the fair value of stock-based compensation grants

The determination of the fair value of stock-based compensation arrangements is affected by a number of variables, including estimates of the fair value of our stock price, expected stock price volatility, risk-free interest rate and projected stock option exercise behaviors. We utilize the binomial option pricing model to measure the estimated fair value of stock option awards. Certain of the assumptions are as follows, expressed on a weighted average basis during the periods indicated:

				Nine Months
	Year Ended December 31,			Ended September 30,
	2007	2008	2009	2009	2010

Assumptions:
Expected dividend yield	0.0%	0.0%	0.0%	0.0%	0.0%
Risk-free interest rate	4.2%	1.9%	1.7%	0.4%	2.1%
Expected volatility	47%	38%	61%	14%	62%

We have assumed no dividend yield because we do not expect to pay dividends in the near future, which is consistent with our history of not paying dividends. The risk-free interest rate assumption is based upon observed interest rates for constant maturity U.S. Treasury securities consistent with the term of our employee stock options. The expected life of a stock option is derived from the binomial lattice model, and is based on several factors, including the contract life, exercise factor, post-vesting termination rate and volatility. The expected exercise factor, which is the ratio of the fair value of common stock on the expected exercise date to the exercise price, and expected post-vesting termination rate, which is the expected rate at which employees are likely to terminate after vesting occurs, are based on our analysis of actual historical behavior by stock option holders. Expected volatility is based on the historical volatility of comparable public companies, including public communications software and telecommunications companies. The weighted-average expected term output from the 2007, 2008, 2009 and nine months ended September 30, 2009 and 2010 binomial lattice models were 5.0, 3.7, 6.0, 1.4 and 8.3 years, respectively.

Our estimate of pre-vesting forfeitures, or forfeiture rate, is based on our analysis of historical behavior by stock option holders. The estimated forfeiture rate is applied to the total estimated fair value of the awards, as derived from the binomial lattice model, to compute the stock-based compensation expense, net of pre-vesting forfeitures, to be recognized in our consolidated statements of operations.

The following table summarizes, for 2008, 2009 and the nine months ended September 30, 2010, the number of shares of our common stock subject to cash-settled SARs and RSUs granted and stock options that were newly granted or repriced, the associated per share base or exercise price of the award and the estimated FMV per share of our common stock on the event date.

	Number of		Number of	Estimated Fair
	SARs and Shares	Per Share	Shares	Market Value
	Underlying	Exercise or Base	Underlying	of Common
Event Date (1)	Options	Price	RSUs	Stock

April 2008 (2)	956,825	$8.58	—	$8.58
January 2009	405,623	2.40	—	2.40
April 2009	—	—	167,493	2.40
June 2009 (3)	1,962,547	2.40	—	2.40
November 2009	—	—	9,999	3.90
January 2010	—	—	3,333	4.98
February 2010	—	—	124,997	6.18
June 2010	280,838	9.00	162,062	9.00
July 2010	31,745	8.60	4,666	8.60
November 2010	116,350	9.00	—	—

(1)	In April 2010, we issued an additional RSU covering an aggregate of 1,666 shares of common stock. In June 2010, we issued additional RSUs covering an aggregate of 162,062 shares and options exercisable for an aggregate of 255,838 shares with an exercise price equal to the initial public offering price per share of this offering.

(2)	Consists of new grants of stock options to purchase an aggregate of 709,480 shares, new grants of cash-settled SARs underlying an aggregate of 3,666 shares and the repricing of options to purchase an aggregate of 243,679 shares.

(3)	Consists of stock options to purchase an aggregate of 1,821,068 shares issued pursuant to the exchange offer and new grants of additional stock options to purchase an aggregate of 141,479 shares.

Determination of the Fair Value of Common Stock on Grant or Modification Dates

Prior to our initial public offering in June 2010, we were a private company with no active public market for our common stock. Therefore, in response to Section 409A of the Internal Revenue Code of 1986, as amended, or the Code, and related regulations issued by the IRS, management has periodically determined the estimated per share fair value of our common stock at various dates using contemporaneous valuations consistent with the American Institute of Certified Public Accountants Practice Aid, “Valuation of Privately-Held Company Equity Securities Issued as Compensation,” or the Practice Aid. In conducting these valuations, management considered all objective and subjective factors that it believed to be relevant in each valuation conducted, including management’s best estimate of our business condition, prospects and operating performance at each valuation date. Within the contemporaneous valuations performed by our management, a range of factors, assumptions and methodologies were used. The significant factors included:

•	the fact that we were a private technology company with illiquid securities;

•	our historical operating results;

•	our discounted future cash flows, based on our projected operating results;

•	valuations of comparable public companies;

•	the potential impact on common stock of liquidation preference rights of preferred stock for certain valuation scenarios;

•	our stage of development and business strategy;

•	the likelihood of achieving a liquidity event for shares of our common stock, such as an IPO or sale of our company, given prevailing market conditions; and

•	the state of the IPO market for similarly situated privately-held technology companies.

The dates of our contemporaneous valuations have not always coincided with the dates of our stock-based compensation grants and modifications. In such instances, our process for determining FMV of our common stock on such grant or modification dates has been, first, for our management to present its estimate of the FMV of the underlying shares of our common stock to our audit committee. Management’s estimates have been based on the most recent contemporaneous valuation of our shares of common stock and its assessment of additional objective and subjective factors it believed were relevant and which may have changed from the date of the most recent contemporaneous valuation through the date of the grant or modification. After considering the information presented by management, the audit committee recommended a fair value estimate to our compensation committee, which assessed the recommendation and rendered its final fair value determination. The additional factors considered when determining changes in fair value between the most recent contemporaneous valuation and the grant or modification dates included, when available, the prices paid in recent transactions in our securities between our existing stockholders and other third parties. While these transactions were not consummated in a highly liquid market, we believe they were transacted among active, sophisticated investors. We believe that the prices paid by the buyers in these transactions represented the fair value of the securities sold, based on several factors related to the transactions, including the relatively large size of the transactions, the sophistication of the buyers and sellers and the fact that these transactions were, to our knowledge, negotiated at arms-length. Transactions that we considered in assessing the fair value of our shares of common stock included:

•	sales of our convertible preferred stock by venture capital and other institutional investors to new and existing investors in March 2008 (which sale also included shares of common stock), September 2009 and January 2010; and

•	sales of our common stock by certain former employees to new and existing investors in November 2009.

Common Stock Valuation Methodologies

For the contemporaneous valuations of our common stock that we performed prior to September 2009, our management estimated, as of the various valuation dates, our enterprise value on a continuing operations basis, primarily using the income and market approaches, which are both acceptable valuation methods in accordance with the Practice Aid. The income approach utilized the discounted cash flow, or DCF, methodology based on management’s financial forecasts and projections, as described further below. The market approach utilized the market multiple and comparable transaction methodologies based on comparable public companies’ equity pricing and comparable acquisition transactions, as described further below. Management placed greater reliance on the income and market multiple approaches, and less emphasis on the comparative transaction approach because of the limited number of recent comparable transactions. When appropriate, management also placed significant emphasis on the pricing of recent transactions involving our equity securities, which we view as a strong indicator of the value of illiquid securities such as ours. Each contemporaneous valuation also reflects a marketability discount, resulting from the illiquidity of our common stock.

For the DCF methodology, management prepared detailed annual projections of future cash flows over a period of four years, which we refer to as the discrete projection period, and applied a terminal value assumption to the final year within the discrete projection period to estimate the total value of the cash flows beyond the final year. Our projections of future cash flows were based on our estimated net debt-free cash flows. These cash flows were then discounted to the valuation date at an estimated cost of capital. We derived the estimated cost of capital by applying an average venture capital rate of return for different types of funds and a weighted-average cost of capital of comparable public companies. The terminal multiple applied to the final year within the discrete projection period to determine the value of cash flows beyond the final year was derived from the market multiple and comparable transaction estimates. Management believes that the procedures employed in the DCF methodology, including estimating the net debt-free cash flows, discount rate and terminal multiple, are reasonable and consistent with the Practice Aid.

For the comparative transactions methodology, we first determined a range of implied revenue multiples (reflecting the ratio of the purchase price paid in the transactions to the target companies’ trailing 12 months revenue prior to the acquisition date) for comparable companies that were recently sold. We then applied these multiples to our actual trailing 12 months revenue, after which we applied a discount to the resulting value to reflect the lower value attributable to a minority position. Our analysis of comparable transactions for the valuations described below included both software and services companies, especially those enterprise software firms selling into particular vertical or specialized markets, such as security software companies and firms selling to telecommunications service providers. We selected these comparable transactions because of the limited number of transactions between companies competing directly and exclusively in our market segment.

For the market multiple methodology, management determined, as of the valuation date, a range of trading multiples for a group of comparable public companies, based on trailing 12 months and estimated future revenues. These multiples were then applied to our actual trailing 12 months and projected revenues as of the valuation date. In this prospectus, we refer to the group of companies we used for these methodologies as the Comparable Public Companies. In selecting the Comparable Public Companies, management focused on companies with annual revenues under $500 million that sell either IP-related or mobility technology products to telecommunications service providers. For the contemporaneous valuations conducted in 2008, the group of Comparable Public Companies consisted of the six public companies that, at the time, we considered to be most comparable to the company. In January 2009, we expanded the group of Comparable Public Companies to add three other public companies that we considered to be comparable to the company and removed one company that had been acquired. Management used the same eight Comparable Public Companies when conducting the market multiple analyses for each of the contemporaneous valuations that it performed in 2009 and 2010, as described in greater detail below.

The valuation ranges resulting from calculations using the foregoing methodologies were then combined to determine an estimated overall enterprise value, which was then reduced by the value of our debt (net of cash) and aggregate value of our outstanding preferred stock as of each valuation date to estimate the aggregate value available to our common equity holders. The per share value of our common stock was estimated by dividing the resulting value by the number of diluted shares of common stock outstanding, using the treasury method. We also applied marketability discounts as considered appropriate to reflect the illiquidity of our common stock. The number of outstanding shares used in determining diluted shares of common stock outstanding included shares issuable upon the exercise of outstanding stock options and warrants to purchase Series C-1 redeemable convertible preferred stock, shares of restricted stock, options reserved for issuance, shares issued in connection with early exercises of stock options and, for valuations occurring after April 2009, RSUs expected to vest upon an IPO as of the valuation date.

Details of the assumptions and judgments reflected in the contemporaneous valuations and the additional factors considered when determining changes in fair value between the most recent contemporaneous valuation and the grant or modification date are presented below.

March 17, 2008 Valuation. We conducted a contemporaneous valuation of our common stock as of March 17, 2008. The valuation methodologies employed in determining the FMV of our common stock and the results of these methodologies are set forth below:

•	Market multiple. The range of multiples for the Comparable Public Companies was between 1.9x and 2.0x trailing 12 months revenue, between 1.55x and 1.65x estimated revenue for the first year after the valuation date and between 1.3x and 1.4x estimated revenue for the second year following the valuation date. When applied to our trailing 12 months revenue and our projections, the market multiple methodology yielded an enterprise valuation range of $121 million to $128 million.

•	Discounted cash flow. Based on our projected operating results and assuming a discount rate of 23% and a terminal value assumption of between 1.95x and 2.05x projected revenue for the fourth year of the discrete projection period, the DCF methodology yielded a valuation range of $169 million to $184 million.

•	Comparative transactions. The range of multiples for comparable transactions was between 3.0x and 3.3x trailing 12 months revenue. When applied to our trailing 12 months revenue, and after applying a minority discount, the comparative transaction methodology yielded a valuation range of $154 million to $170 million.

•	Arms-length transactions in our equity securities among third parties. In March 2008, a venture capital fund stockholder sold shares of our common stock and Series B-1 and Series C-1 redeemable convertible preferred stock to a third party at a blended price per share of $8.58. The enterprise valuation implied by this transaction price was $157 million.

Based on these methodologies, we estimated our enterprise value to be in a range of $155 million to $180 million. After deducting the value of indebtedness (net of cash), preferred stock and other common share equivalents and applying a marketability discount, the estimated aggregate value attributable to common stockholders was between $43 million and $51 million, or $6.96 to $8.28 per share, and we estimated the FMV of our common stock to be $8.58 per share as of March 17, 2008. In April 2008, we granted new stock options with an exercise price of $8.58 per share and cash-settled SARs with a base price of $8.58 per share. Also in April 2008, we repriced options to reduce the exercise price from $12.42 per share to $8.58 per share. Our compensation committee and board of directors determined that $8.58 per share was the FMV of our common stock on the applicable grant and repricing dates.

September 30, 2008 Valuation. We conducted a contemporaneous valuation of our common stock as of September 30, 2008, whereby we estimated the FMV of our common stock to be $2.40 per share. The primary factors that supported this estimate, and which contributed to the substantial decrease in the estimated FMV of our common stock between March 17, 2008 and September 30, 2008 were:

•	lower than expected operating results, including revenue and profitability metrics, for the quarter ended September 30, 2008;

•	reduced revenue and profitability expectations by our board of directors for 2008 and subsequent years;

•	our adoption of a plan to reduce personnel and other costs by approximately 10% in response to the global economic downturn and our board’s revised expectations of future financial results;

•	uncertainties about our business as a result of the broader economic trends occurring during this period, particularly because of our dependence on capital spending by communications service providers;

•	the contraction of the worldwide credit markets in the fall of 2008 and its consequences;

•	widespread, significant reluctance of institutional and other investors to invest capital in private companies on acceptable terms, if at all;

•	substantially decreased acquisition activity, including among technology companies;

•	the failure of equity markets to support IPOs by technology companies;

•	substantial declines in the equity valuations of the Comparable Public Companies; and

•	a significant increase in our indebtedness resulting from our borrowing $15.0 million from ORIX, which also imposed significant financial and operating covenants on our business.

The valuation methodologies employed in determining the FMV of our common stock and the results produced by applying these methodologies are set forth below:

•	Market multiple. The range of multiples for the Comparable Public Companies was between 1.2x and 1.4x trailing 12 months revenue and between 1.1x and 1.3x estimated revenue for the first year after the valuation date. When applied to our trailing 12 months revenue and our revenue projections, the market multiple methodology yielded an enterprise valuation range of $77 million to $91 million.

•	Discounted cash flow. Based on our projected operating results and assuming a discount rate of 25% and a terminal value assumption of between 1.35x and 1.45x projected revenue for the fourth year of the discrete projection period, the DCF methodology yielded a valuation range of $71 million to $80 million.

•	Comparative transactions. The range of multiples for comparable transactions was between 1.9x and 2.1x trailing 12 months revenue. When applied to our trailing 12 months revenue, and after applying a minority discount, the comparative transaction methodology yielded a valuation range of $96 million to $106 million.

Based on these methodologies, we estimated our enterprise value to be in a range of $80 million to $100 million. The reduction in our enterprise value between March 17, 2008 and September 30, 2008 had a disproportionate impact on the value attributable to our common equity because of the seniority of our indebtedness and the liquidation preferences of our preferred stock. After deducting the value of indebtedness (net of cash), preferred stock and other common share equivalents and applying a marketability discount, the estimated aggregate value attributable to common stockholders was between $6.5 million and $19.5 million, or $1.02 to $3.12 per share and we estimated the FMV of our common stock to be $2.40 per share as of September 30, 2008.

January 2009 Stock Option Grants. We granted stock options in January 2009 with an exercise price of $2.40 per share, which our compensation committee determined was the FMV of our common stock on the grant date. In determining the FMV of our common stock on the grant date, our compensation committee placed significant emphasis on the September 30, 2008 contemporaneous valuation described above, and also considered the following factors:

•	the substantial business uncertainties that we continued to face, particularly because of our dependence on capital spending by telecommunications service providers;

•	the uncertain impact of our recent expense reduction measures and the fact that we were contemplating additional expense reduction measures in 2009;

•	the dilutive impact on our common stock of the issuance of Series E redeemable convertible preferred stock issued in December 2008 as consideration for the Sylantro acquisition, as well as additional indebtedness assumed in connection with that acquisition;

•	the continuing, substantial declines in the valuations of the equity securities of the Comparable Public Companies; and

•	the results of the continued deterioration of worldwide capital markets, which caused institutional and other investors to remain reluctant to invest in private companies, the unavailability of the IPO market to technology companies and limited acquisition activity among technology companies.

Relative to the September 30, 2008 valuation, the market multiples of the Comparable Public Companies had declined to approximately 50% of their September 30, 2008 levels. However, because the assumptions underlying the other valuation methodologies remained substantially similar to their levels as of September 30, 2008, our compensation committee estimated that our enterprise value remained in a range between $80 million to $100 million, and concluded that the FMV of our common stock remained $2.40 per share as of the grant date of the options.

March 31, 2009 Valuation. We conducted a contemporaneous valuation of our common stock as of March 31, 2009 whereby we estimated the FMV of our common stock to be $2.40 per share. The valuation methodologies employed in determining the FMV of our common stock and the results produced by applying these methodologies are set forth below:

•	Market multiple. The range of multiples for the Comparable Public Companies was between 1.15x and 1.35x trailing 12 months revenue, between 1.05x and 1.25x estimated revenue for the first year following the valuation date and between 0.95x and 1.15x estimated revenue for the second year following the valuation date. When applied to our trailing 12 months revenue and our projections, the market multiple methodology yielded an enterprise valuation range of $72 million to $86 million.

•	Discounted cash flow. Based on our projected operating results and assuming a discount rate of 20% and a terminal value assumption of between 1.3x and 1.4x projected revenue for the fourth year of the discrete projection period, the DCF methodology yielded a valuation range of $81 million to $92 million.

•	Comparative transactions. The range of multiples for comparable transactions was between 1.5x and 2.0x trailing 12 months revenue. When applied to our trailing 12 months revenue, the comparative transaction methodology yielded a valuation range of $77 million to $102 million.

Based on these methodologies, we estimated that our enterprise value continued to be in a range of $80 million to $100 million as of March 31, 2009. After deducting the value of indebtedness and preferred stock and applying a marketability discount, the estimated aggregate value attributable to our common stockholders was between $3.5 million and $17.3 million, or $0.54 to $2.76 per share, and we estimated the FMV of our common stock to be $2.40 per share as of March 31, 2009.

June 2009 Stock Option Grants. In June 2009, we granted new stock options with an exercise price of $2.40 per share. We also repriced eligible stock options tendered in option exchange programs to reduce the exercise price to $2.40 per share. Our compensation committee and board of directors determined that the FMV of our common stock on the grant dates was $2.40 per share. In determining the FMV of our common stock on the grant dates, our compensation committee and board of directors placed significant emphasis on the March 31, 2009 contemporaneous valuation described above and also considered the following factors:

•	While equity values of the Comparable Public Companies had increased since their relative low points in the first quarter of 2009, those companies’ trading multiples were still at a slight discount to their trading multiples as of September 30, 2008, when the FMV of our common stock was initially estimated to be $2.40 per share.

•	The market multiple valuation methodology had, in connection with prior valuations, generally yielded the lowest enterprise value among the methodologies we used in our prior valuations and the assumptions underlying the other methodologies had not changed materially since March 31, 2009.

As a result, our compensation committee and board of directors believed that the improvement in trading prices of the Comparable Public Companies did not materially alter the estimated FMV of our common stock. Therefore, our compensation committee and board of directors concluded that the FMV of our common stock remained $2.40 per share as of the grant dates of these options.

Subsequent Valuations

Due to our improved financial results, improved expectations of capital purchasing by communications service providers and indications of improvement in the market for IPOs in general, the possibility of undertaking an IPO appeared greater to us during the second half of 2009. As a result, management began using the probability-weighted expected return method, or the PWER method, outlined in the Practice Aid, for its contemporaneous valuations of our common stock and increased the frequency at which it conducts contemporaneous valuations to quarterly. Under the PWER method, shares of preferred stock and common stock are valued separately based on the probability-weighted average expected future returns, considering various future outcomes of our operations and liquidity events. Such events include a continued operations scenario and two scenarios assuming that an IPO would be consummated (one scenario that assumed an IPO in June 2010 and one scenario that assumed an IPO in September 2010). The valuation methodologies employed in connection with the continued operations scenario were consistent with the valuation methodologies we used in our previous contemporaneous valuations.

September 30, 2009 Valuation.  As of September 2009, we had not commenced a formal process to pursue an IPO, and there continued to be significant uncertainty concerning the receptivity of the capital markets to an IPO. Additionally, we still faced relatively high operational and financial performance uncertainties over a planning horizon. Accordingly, for the September 30, 2009 valuation, we assigned a weight of 70% for the continued operations scenario and a weight of 15% for each of the two IPO scenarios.

Continued Operations Scenario

The valuation methodologies employed in determining the FMV of our common stock under the continued operations scenario and the results of these methodologies are set forth below:

•	Market multiple. The range of multiples for the Comparable Public Companies was between 1.3x and 1.4x trailing 12 months revenue and between 1.2x and 1.3x estimated revenue for the first year after the valuation date. When applied to our trailing 12 months revenue and revenue projections, the market multiple methodology yielded an enterprise valuation range of $95 million to $103 million.

•	Discounted cash flow. Based on our projected operating results and assuming a discount rate of 20% and a terminal value assumption of between 1.35x and 1.45x projected revenue for the fourth year of the discrete projection period, the DCF methodology yielded a valuation range of $113 million to $125 million.

•	Comparative transactions. The range of multiples for comparable transactions was between 1.5x and 2.0x trailing 12 months revenue. When applied to our trailing 12 months revenue, and after applying a minority discount, the comparative transaction methodology yielded a valuation range of $86 million to $113 million.

•	Arms-length transactions in our equity securities among third parties. In September 2009, a corporate stockholder sold Series C-1 redeemable convertible preferred stock to third parties at a price per share of $3.96. The implied enterprise valuation based on this transaction price was $85 million.

Based on these methodologies, we estimated the enterprise value of our company in a continued operations scenario to be in a range of $100 million to $115 million. After deducting the value of indebtedness (net of cash), preferred stock and other common share equivalents, the estimated aggregate value attributable to common stockholders was estimated to be $30.9 million. A marketability discount was then applied, resulting in an estimated per share value for common stock of $3.72 per share. The primary factors that contributed to the increase in the estimated FMV of our common stock under the continued operations scenario between June 30, 2009 and September 30, 2009 were:

•	improved operating results, including quarter-over-quarter growth and cash flow positive performance;

•	improved comparable public company valuations;

•	an arms-length third-party sale of our preferred stock; and

•	improving capital markets.

IPO Scenarios

For each of the IPO scenarios, based on prevailing market multiples, we assumed that, on an enterprise basis, our company would be valued at 2.0x trailing 12 months revenue. After deducting the estimated value of an IPO discount, as well as deducting the value of indebtedness (net of cash), preferred stock and other common share equivalents, the estimated aggregate value attributable to common stockholders was estimated to be between $39.8 million and $40.6 million, respectively, for each of the IPO scenarios. We then discounted these values back to the valuation date of September 30, 2009, and applied a marketability discount, which yielded a per share value of our common stock of $4.56 for the first IPO scenario and $4.38 for the second IPO scenario.

Based on the relative weights of the continued operations and IPO scenarios, we estimated the FMV of our common stock to be $3.90 per share as of September 30, 2009.

December 31, 2009 Valuation. During the fourth quarter of 2009, we began preparations for a possible IPO of our common stock. Following the November 5, 2009 meeting of our board of directors, management and the board of directors undertook a process to evaluate underwriters for a potential IPO. As a result, for the December 31, 2009 valuation, the continued operations scenario was assigned a 50% probability and the two IPO scenarios were each assigned a 25% probability. We increased the relative IPO probabilities for the December 31, 2009 valuation because we had, by then, initiated a process to pursue an IPO, but recognized that there still existed significant uncertainty related to the consummation of an IPO, including continuing uncertainties of the future capital markets and the economy.

Continued Operations Scenario

The valuation methodologies employed in determining the FMV of our common stock under the continued operations scenario and the results of these methodologies, are set forth below:

•	Market multiple. The range of multiples for the Comparable Public Companies was between 1.4x and 1.5x trailing 12 months revenue, between 1.2x and 1.3x estimated revenue for the first year after the valuation date and between 1.1x and 1.2x estimated revenue for the second year after the valuation date. When applied to our trailing 12 months revenue and revenue projections, the market multiple methodology yielded an enterprise valuation range of $102 million to $111 million.

•	Discounted cash flow. Based on our projected operating results and assuming a discount rate of 20% and a terminal value assumption of between 1.45x and 1.55x projected revenue for the fourth year of the discrete projection period, the DCF methodology yielded a valuation range of $120 million to $133 million.

•	Comparative transactions. The range of multiples for comparable transactions was between 1.75x and 2.25x trailing 12 months revenue. When applied to our trailing 12 months revenue,

and after applying a minority discount, the comparative transaction methodology yielded a valuation range of $101 million to $129 million.

•	Arms-length transactions in our equity securities among third parties. In November 2009, three holders of common stock sold their shares to third-party investors at a price per share of $3.30. The implied enterprise valuation based on this transaction price was $83 million.

Based on these methodologies, we estimated the enterprise value in a continued operations scenario to be in a range of $110 million to $125 million. After deducting the value of indebtedness (net of cash), preferred stock and other common share equivalents, the estimated aggregate value attributable to common stockholders was estimated to be $35.2 million. A marketability discount was then applied, resulting in an estimated per share value for common stock of $4.20 per share. The primary factors that contributed to the increase in the estimated FMV of our common stock under the continued operations scenario between September 30, 2009 and December 31, 2009 were:

•	continued improved operating results, including quarter-over-quarter growth and cash flow positive performance;

•	improved comparable public company valuations;

•	arms-length third-party sales of our common stock;

•	continued improvement in the capital markets; and

•	efforts we undertook to prepare for a possible IPO of our common stock.

IPO Scenarios

For each of the IPO scenarios, based on prevailing market multiples, we assumed that, on an enterprise basis, our company would be valued at 2.5x trailing 12 months revenue. After deducting the estimated value of an IPO discount, as well as deducting the value of indebtedness (net of cash), preferred stock and other common share equivalents, the estimated aggregate value attributable to common stockholders was estimated to be between $47.2 million and $48.2 million, respectively, for each of the IPO scenarios. We then discounted these values back to the valuation date of December 31, 2009 and applied a marketability discount, which yielded a per share value of our common stock of $5.88 for the first IPO scenario and $5.64 for the second IPO scenario.

Based on the relative weights of the continued operations and IPO scenarios, we estimated the FMV of our common stock to be $4.98 per share as of December 31, 2009.

February 12, 2010 Valuation. During the first quarter of 2010, we continued our preparations for a possible IPO of our common stock. On January 15, 2010, management, our external legal counsel, our independent registered public accounting firm, the proposed underwriters and their external legal counsel held an organizational meeting to formally begin the IPO process and underwriter due diligence process. The preparation of the registration statement for the offering and other matters related to the offering continued into February. On February 12, 2010, in connection with its customary annual review of executive compensation, our compensation committee approved the issuance of RSUs to our executive officers. As described above, we conducted a contemporaneous valuation of our common stock as of the grant date of these awards.

As a result of the continued progress toward an IPO during January and February 2010, for the February 12, 2010 valuation, the continued operations scenario was assigned a 30% probability and IPO scenario 1 and IPO scenario 2 were assigned probabilities of 40% and 30%, respectively. We increased the relative IPO probabilities for the February 12, 2010 valuation because we had, by then, held our organizational meeting for the initial public offering and begun the registration statement drafting process. However, we recognized that there still existed significant uncertainty related to the consummation and timing of an IPO, including continuing uncertainties regarding the future capital markets and the economy, as well as our future results.

Continued Operations Scenario

The valuation methodologies employed in determining the FMV of our common stock under the continued operations scenario and the results of these methodologies as of February 12, 2010, are set forth below:

•	Market multiple. The range of multiples for the Comparable Public Companies was between 1.6x and 1.7x trailing 12 months revenue, between 1.4x and 1.5x estimated revenue for the first year after the valuation date and between 1.3x and 1.4x estimated revenue for the second year after the valuation date. When applied to our trailing 12 months revenue and revenue projections, the market multiple methodology yielded an enterprise valuation range of $119 million to $128 million.

•	Discounted cash flow. Based on our projected operating results and assuming a discount rate of 20% and a terminal value assumption of between 1.65x and 1.75x projected revenue for the fourth year of the discrete projection period, the DCF methodology yielded a valuation range of $137 million to $150 million.

•	Comparative transactions. The range of multiples for comparable transactions was between 1.75x and 2.25x trailing 12 months revenue. When applied to our trailing 12 months revenue, and after applying a minority discount, the comparative transaction methodology yielded a valuation range of $103 million to $131 million.

•	Arms-length transactions in our equity securities among third parties. In January 2010, three third-party institutional investors sold their shares of Series E preferred stock to another third-party institutional investor at a price per share of $4.50.

Based on these methodologies, we estimated the enterprise value in a continued operations scenario to be in a range of $120 million to $150 million. After deducting the value of indebtedness (net of cash), preferred stock and other common share equivalents, the estimated aggregate value attributable to common stockholders was estimated to be $41.7 million. A marketability discount was then applied, resulting in an estimated per share value for common stock of $4.92 per share. The primary factors that contributed to the increase in the estimated FMV of our common stock under the continued operations scenario between December 31, 2009 and February 12, 2010 were that comparable public company revenue multiples and DCF terminal value multiples improved modestly given improvement in underlying stock market performance. However, the amount of the increase in the estimated FMV of our common stock was impacted by the price per share paid in an arms-length transaction of the company’s preferred stock.

IPO Scenarios

For each of the IPO scenarios, based on prevailing market multiples, we assumed that, on an enterprise basis, our company would be valued at 2.75x trailing 12 months revenue. This multiple increased modestly from the December 31, 2009 valuation based on improvements in the overall capital markets, the receptivity of investors to technology company IPOs, and improvement in the valuations of peer public companies. After deducting the estimated value of an IPO discount, as well as deducting the value of indebtedness (net of cash), preferred stock and other common share equivalents, the estimated aggregate value attributable to common stockholders was estimated to be between $52.6 million and $53.5 million, respectively, for each of the IPO scenarios. We then discounted these values back to the valuation date of February 12, 2010 and applied a marketability discount, which yielded a per share value of our common stock of $6.78 for the first IPO scenario and $6.54 for the second IPO scenario.

Based on the relative weights of the continued operations and IPO scenarios, we estimated the FMV of our common stock to be $6.18 per share as of February 12, 2010.

March 31, 2010 Update. Following the February 12, 2010 valuation, we continued to make progress towards a possible IPO, including the filing of a registration statement, of which this prospectus is a part, on March 15, 2010. As of March 31, 2010, we updated our estimate of the FMV of our common stock based on our February 12, 2010 valuation and the factors below.

As a result of our continued progress toward an IPO, for this update, the probability weight for the continued operations scenario was lowered to a 20% probability and the probability weight for IPO scenario 1 increased to 50%. The probability weight for IPO scenario 2 remained at 30%. We increased the relative IPO probabilities because we had, by then, filed a registration statement for the offering, but we recognized that there still existed significant uncertainty related to the consummation of an IPO. In this regard, we recognized the continuing uncertainties in the future capital markets and the economy, as well as regarding our future results.

For the continued operations scenario, we evaluated the significant increase in market multiples since February 12, 2010, which resulted in a higher valuation range using the market multiple methodology, although the valuations based on the DCF and comparable transactions methodologies did not increase. In addition, we incorporated the impact of the still recent arms-length transaction in our preferred stock which implied a significantly lower enterprise value. Based on that evaluation, our estimated enterprise value in the continued operations scenario was unchanged from the February 12, 2010 valuation. After deducting the value of indebtedness (net of cash), preferred stock and other common share equivalents, the estimated aggregate value attributable to common stockholders was estimated to be $50.3 million. A marketability discount was then applied, resulting in an estimated per share value for common stock of $4.92 per share.

For each of the IPO scenarios, based on the increase in our comparable company market multiple valuations between February 12, 2010 and March 31, 2010, we assumed that, on an enterprise basis, our company would be valued at 4.0-4.125x trailing 12 months revenue. After deducting the estimated IPO discount, as well as deducting the value of indebtedness (net of cash), preferred stock and other common share equivalents, the aggregate value attributable to common stockholders was estimated to be between $77.4 million and $78.5 million for each of the IPO scenarios. We then discounted these values back to the valuation date of March 31, 2010 and applied a marketability discount, which yielded a per share value of our common stock of $10.02 for the first IPO scenario and $9.60 for the second IPO scenario.

Based on the relative weights of the continued operations and IPO scenarios, we estimated the FMV of our common stock to be $8.88 per share as of March 31, 2010.

The primary factors that contributed to the increase in the estimated FMV of our common stock between February 12, 2010 and March 31, 2010 was the increase in the valuations of the Comparable Public Companies by approximately 40%, which significantly impacted the estimated valuation of the company using the market multiple methodology, and the increased probability of completing an initial public offering.

Income Taxes

We use the liability method to account for income taxes, which requires an asset and liability approach for the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which deferred amounts are expected to be settled or realized.

Realization of net deferred tax assets is dependent on generating sufficient future taxable income prior to the expiration of the operating loss and tax credit carryforwards. Based on an assessment of positive and negative evidence, including historical net operating losses and our limited history of generating positive taxable income, we determined that it was more likely than not that our future taxable income would not be sufficient to realize our net operating losses and tax credit carryforwards in the United States and certain foreign jurisdictions. Therefore, valuation allowances in the amount of $38.7 million at September 30, 2010 have been established to reduce deferred tax assets to the amount expected to be realized. These valuation allowances would be reversed and recognized as a benefit in Provision for Income Taxes in our consolidated statement of operations at such time that realization is believed to be more likely than not.

Effective January 1, 2007, we adopted FASB guidance for uncertainty in income taxes that requires the application of a more likely than not threshold to the recognition and derecognition of uncertain tax positions. If the recognition threshold is met, this guidance permits us to recognize a tax benefit measured at the largest amount of the tax benefit that, in our judgment, is more likely than not to be realized upon settlement. If recognized, our unrecognized tax benefits at September 30, 2010, totaling $0.4 million, would not have a material impact on the provision for income taxes or the effective tax rate since it would result in a corresponding adjustment to the valuation allowance. We do not expect material changes in unrecognized tax benefits within the next twelve months.

At September 30, 2010, we had U.S. net operating loss carryforwards of approximately $78.1 million and research and experimentation tax credit carryforwards of $2.5 million, which are scheduled to begin to expire in 2019. We acquired approximately $10.0 million of these net operating loss carryforwards in 2008 and 2009, which amount reflects the impact of the annual limitation on net operating loss carryforwards due to ownership changes. We have not accrued a provision for income taxes on undistributed earnings of $0.3 million of certain foreign subsidiaries, since such earnings are considered to be reinvested indefinitely. If the earnings were distributed, we would be subject to federal income and foreign withholding taxes. Determination of an unrecognized deferred income tax liability with respect to such earnings is not practicable.

Results of Operations

Comparison of the Three Months Ended September 30, 2010 and 2009

Revenue

	Three Months Ended September 30,
	2010		2009
		Percent of		Percent of	Period-to-Period
		Total		Total	Change
	Amount	Revenue	Amount	Revenue	Amount	Percentage
	(Dollars in thousands)

Revenue by Type:
Licenses	$12,877	58%	$10,170	56%	$2,707	27%
Maintenance and professional services	9,396	42	8,024	44	1,372	17

Total revenue	$22,273	100%	$18,194	100%	$4,079	22

Revenue by Geography:
Americas	$11,780	53%	$10,300	57%	$1,480	14%
EMEA	7,252	33	4,708	26	2,544	54
APAC	3,241	14	3,186	17	55	2

Total revenue	$22,273	100%	$18,194	100%	$4,079	22

Total revenue for the three months ended September 30, 2010 increased by 22%, or $4.1 million, to $22.3 million, compared to the same period in 2009. This growth was driven by a 27% increase in license revenue and a 17% increase in maintenance and professional services revenue. Additionally, deferred revenue grew by $7.4 million for the three months ended September 30, 2010, compared to growth of $3.5 million for the same period in 2009. Substantially all of the deferred revenue growth in 2010 was attributable to increased sales of software licenses and related maintenance and professional services.

Total revenue from the Americas for the three months ended September 30, 2010 increased by 14%, or $1.5 million, to $11.8 million compared to the same period in 2009. The increase in Americas revenue for the three months ended September 30, 2010 was due to growth in software license sales and associated maintenance and professional services. Europe, Middle East and Africa, or EMEA, total revenue for the three months ended September 30, 2010 increased by 54%, or $2.5 million, to $7.3 million compared to the same period in 2009. The increase in EMEA revenue in the three months ended September 30, 2010 was due to growth in software license sales and associated maintenance and professional services. Asia Pacific, or APAC, total revenue for the three months ended September 30, 2010 remained relatively unchanged at $3.2 million compared to the same period in 2009.

License Revenue

License revenue for the three months ended September 30, 2010 increased by 27%, or $2.7 million, to $12.9 million. Deferred license revenue grew by $6.4 million for the three months ended September 30, 2010, compared to growth of $2.3 million for the same period in 2009. The increase in revenue for the three months ended September 30, 2010 was primarily related to growth in sales of software licenses. This growth was most significant in license sales for enterprise users, particularly our hosted UC applications. The increase in deferred revenue for the three months ended September 30, 2010 was primarily driven by a number of orders for which there were undelivered elements, incomplete evidence of an arrangement or non-standard payment terms.

Maintenance and Professional Services Revenue

Maintenance and professional services revenue for the three months ended September 30, 2010 increased by 17%, or $1.4 million, to $9.4 million, compared to the same period in 2009. Deferred maintenance and professional services revenue grew by $0.9 million for the three months ended September 30, 2010, compared to growth of $1.2 million for the same period in 2009. The increase in maintenance and professional services revenue was the result of growth in our installed base of customers and licenses.

Cost of Revenue and Gross Profit

	Three Months Ended September 30,
	2010		2009
		Percent of		Percent of	Period-to-Period
		Related		Related	Change
	Amount	Revenue	Amount	Revenue	Amount	Percentage
	(Dollars in thousands)

Cost of Revenue:
Licenses (1)	$1,560	12%	$1,235	12%	$325	26%
Maintenance and professional services	3,329	35	3,016	38	313	10

Total cost of revenue	$4,889	22	$4,251	23	$638	15

Gross Profit:
Licenses (1)	$11,317	88%	$8,935	88%	$2,382	27%
Maintenance and professional services	6,067	65	5,008	62	1,059	21

Total gross profit	$17,384	78	$13,943	77	$3,441	25

(1) Includes amortization of intangibles aggregating $186 and $210 for the three months ended September 30, 2010 and, 2009, respectively.

For the three months ended September 30, 2010, our gross profit increased by 25%, or $3.4 million, to $17.4 million. Gross margin increased to 78% during the three months ended September 30, 2010 compared to 77% for the same period in 2009. We experienced an increase in both license revenue gross profit and maintenance and professional services revenue gross profit for the three months ended September 30, 2010, primarily due to growth in license revenue and maintenance and professional services revenue.

License cost of revenue increased by 26% to $1.6 million for the three months ended September 30, 2010. This increase was primarily due to a $0.1 million increase in royalties attributed to the increase in license revenue. For the three months ended September 30, 2010, license gross profit increased by 27% to $11.3 million, and license gross margin remained 88% as compared to the same period in 2009.

Maintenance and professional services cost of revenue increased by 10% to $3.3 million in the three months ended September 30, 2010 as compared to the same period in 2009. The increase in maintenance and professional services cost of revenue was primarily due to an increase in personnel costs allocated to cost of revenue due to an increase in the number of research and development employees working directly on specific features for certain customers and an increase in professional services personnel. For the three months ended September 30, 2010, maintenance and professional services gross profit increased by 21% to $6.0 million, with a corresponding increase in gross margin to 65% compared to 62% for the same period in 2009, due to higher utilization of maintenance and professional services resources.

Operating Expenses

	Three Months Ended September 30,
	2010		2009
		Percent of		Percent of	Period-to-Period
		Total		Total	Change
	Amount	Revenue	Amount	Revenue	Amount	Percentage
	(Dollars in thousands)

Sales and marketing	$7,789	35%	$7,034	39%	$755	11%
Research and development	4,787	21	3,864	21	923	24
General and administrative	3,349	15	2,683	15	666	25

Total operating expenses	$15,925	71%	$13,581	75%	$2,344	17

Sales and Marketing. Sales and marketing expense increased by 11%, or $0.8 million, to $7.8 million for the three months ended September 30, 2010. The primary driver of this increase is a $0.4 million increase in headcount costs driven by growth in sales commissions related to higher revenues.

Research and Development. Research and development expense increased by 24%, or $0.9 million, to $4.8 million for the three months ended September 30, 2010. This increase was primarily due to a $0.4 million increase in personnel costs, primarily from an increase in headcount, and a $0.3 million increase in consulting expenses.

General and Administrative. General and administrative expense increased by 25%, or $0.7 million, to $3.3 million for the three months ended September 30, 2010. This increase was primarily attributable to a $0.4 million increase in personnel costs and an increase of $0.3 million in professional services fees. Much of these increases are attributable to the associated expenses of becoming a public company.

Income from Operations

We had income from operations of $1.5 million for the three months ended September 30, 2010, compared $0.4 million for the same period in 2009. The increase in income from operations for the three months ended September 30, 2010 was a result of the $3.4 million increase in gross profit, partially offset by a $2.3 million increase in total operating expenses described above.

Other (Income) Expense

	Three Months Ended September 30,
	2010		2009
		Percent of		Percent of	Period-to-Period
		Total		Total	Change
	Amount	Revenue	Amount	Revenue	Amount	Percentage
	(Dollars in thousands)

Interest income	$(18)	*	$(7)	*	$(11)	157%
Interest expense	31	*	349	2%	(318)	(91)
Other (income) expense	—	*	(3)	*	3	NM

Total other expense	$13	*	$339	2%	$(326)	(96)

* Less than 1%
NM= Not meaningful

Interest income for the three months ended September 30, 2010 was relatively unchanged as compared to the same period in 2009. Interest expense decreased by $0.3 million as a result of the voluntary early repayment of the ORIX Loan in June 2010. Other expense for the three months ended September 30, 2010 was unchanged as compared to the same period in 2009. We do not anticipate incurring significant other (income) expense in the future, because of the conversion of our preferred stock warrants into warrants to purchase common stock in connection with the closing of the IPO, as a result of which, we are no longer required to recognize the change in fair value of such warrants as other (income) expense.

Provision for Income Taxes

Provision for income taxes was $0.2 million for the three months ended September 30, 2010, compared to expense of $0.4 million for the same period in 2009. The income tax provision relates primarily to foreign taxes. Changes in our taxes are due primarily to the change in the mix of earnings by jurisdiction. The tax rate was negative for each period, which is primarily due to historical losses in the United States, for which we have continued to record a full valuation against our U.S. deferred taxes.

Comparison of the Nine Months Ended September 30, 2010 and 2009

Revenue

	Nine Months Ended September 30,
	2010		2009
		Percent of		Percent of	Period-to-Period
		Total		Total	Change
	Amount	Revenue	Amount	Revenue	Amount	Percentage
	(Dollars in thousands)

Revenue by Type:
Licenses	$32,215	54%	$27,237	55%	$4,978	18%
Maintenance and professional services	27,633	46	22,349	45	5,284	24

Total revenue	$59,848	100%	$49,586	100%	$10,262	21

Revenue by Geography:
Americas	$34,089	57%	$29,983	60%	$4,106	14%
EMEA	15,960	27	12,054	24	3,906	32
APAC	9,799	16	7,549	16	2,250	30

Total revenue	$59,848	100%	$49,586	100%	$10,262	21

Total revenue for the nine months ended September 30, 2010 increased by 21%, or $10.3 million, to $59.8 million, compared to the same period in 2009. This growth was driven by an 18% increase in license revenue and a 24% increase in maintenance and professional services revenue. Additionally, deferred revenue grew by $14.3 million for the nine months ended September 30, 2010, compared to growth of $9.9 million for the same period in 2009. Substantially all of the deferred revenue growth in 2010 was attributable to increased sales of software licenses and related maintenance and professional services.

Total revenue from the Americas for the nine months ended September 30, 2010 increased by 14%, or $4.1 million, compared to the same period in 2009. The increase in Americas revenue for the nine months ended September 30, 2010 was due to growth in software license sales and associated maintenance and professional services. EMEA total revenue during the nine months ended September 30, 2010 increased by 32%, or $3.9 million, compared to the same period in 2009. The increase in EMEA revenue in the nine months ended September 30, 2010 was primarily a result of growth in sales of software licenses and associated maintenance and professional services. APAC total revenue for the nine months ended September 30, 2010 increased by 30%, or $2.3 million, compared to the same period in 2009. The increase in APAC revenue for the nine months ended September 30, 2010 was due to growth in software license sales and associated maintenance and professional services.

License Revenue

License revenue for the nine months ended September 30, 2010 increased by 18%, or $5.0 million, to $32.2 million. Deferred license revenue grew by $8.7 million for the nine months ended September 30, 2010, compared to growth of $6.2 million for the same period in 2009. The increase in revenue for the nine months ended September 30, 2010 was primarily related to growth in sales of software licenses. The increase in deferred revenue for the nine months ended September 30, 2010 was primarily driven by a number of orders for which there were undelivered elements, incomplete evidence of an arrangement or non-standard payment terms.

Maintenance and Professional Services Revenue

Maintenance and professional services revenue for the nine months ended September 30, 2010 increased by 24%, or $5.3 million, to $27.6 million. Deferred maintenance and professional services revenue grew by $5.6 million for the nine months ended September 30, 2010, compared to growth of $3.7 million for the same period in 2009. The increase in maintenance and professional services revenue and deferred revenue was the result of growth in our installed base of customers and licenses.

Cost of Revenue and Gross Profit

	Nine Months Ended September 30,
	2010		2009
		Percent of		Percent of	Period-to-Period
		Related		Related	Change
	Amount	Revenue	Amount	Revenue	Amount	Percentage
	(Dollars in thousands)

Cost of Revenue:
Licenses (1)	$4,187	13%	$3,908	14%	$279	7%
Maintenance and professional services	10,556	38	9,558	43	998	10

Total cost of revenue	$14,743	25	$13,466	27	$1,277	9

Gross Profit:
Licenses (1)	$28,028	87%	$23,329	86%	$4,699	20%
Maintenance and professional services	17,077	62	12,791	57	4,286	34

Total gross profit	$45,105	75	$36,120	73	$8,985	25

(1) Includes amortization of intangibles aggregating $571 and $629 for the nine months ended September 30, 2010 and 2009, respectively.

For the nine months ended September 30, 2010, our total gross profit increased by 25%, or $9.0 million, to $45.1 million. Gross margin increased to 75% during the nine months ended September 30, 2010 compared to 73% for the same period in 2009. The increase in total gross margin from the nine months ended September 30, 2010 as compared to the same period in 2009 was primarily a result of growth in maintenance and professional services revenue relative to the corresponding cost of revenue which did not increase proportionately.

License cost of revenue increased 7% to $4.2 million for the nine months ended September 30, 2010 as compared to the same period in 2009. This increase was primarily due to an increase in royalties to third parties for software licenses attributed to the increase in license revenue. License gross profit increased by 20% to $28.0 million, with a corresponding increase in gross margin to 87% for the nine months ended September 30, 2010 compared to 86% for the same period in 2009. The increase in gross profit was due to the proportionately larger increase in revenue relative to the fixed cost portion of license revenue, such as certain royalties to third parties for software licenses and amortization of intangibles.

Maintenance and professional services cost of revenue increased by 10% to $10.6 million in the nine months ended September 30, 2010, compared to the same period in 2009. The increase in maintenance and professional services cost of revenue was primarily due to an increase in personnel costs allocated to cost of revenue due to an increase in the number of research and development employees working directly on specific features for certain customers and an increase in professional services personnel. Maintenance and professional services gross profit increased by 34% to $17.1 million, with a corresponding increase in gross margin to 62% for the nine months ended September 30, 2010 compared to 57% for the same period in 2009. The increase was due to higher utilization of maintenance and professional services resources.

Operating Expenses

	Nine Months Ended September 30,
	2010		2009
		Percent of		Percent of	Period-to-Period
		Total		Total	Change
	Amount	Revenue	Amount	Revenue	Amount	Percentage
	(Dollars in thousands)

Sales and marketing	$22,601	38%	$21,628	44%	$973	4%
Research and development	14,230	24	12,147	24	2,083	17
General and administrative	10,236	17	8,561	17	1,675	20

Total operating expenses	$47,067	79%	$42,336	85%	$4,731	11

Sales and Marketing. Sales and marketing expense increased by 4%, or $1.0 million, to $22.6 million for the nine months ended September 30, 2010. This increase is attributed to a $0.6 million increase in headcount costs driven by an increase in sales commissions related to higher revenues, and a $0.1 million increase in consulting expenses.

Research and Development. Research and development expense increased by 17%, or $2.1 million, to $14.2 million for the nine months ended September 30, 2010. This increase was primarily due to a $1.3 million increase in personnel costs, primarily resulting from an increase in research and development headcount, and a $0.8 million increase in consulting expenses. We will continue to invest in research and development as we expand our platform, including our recently announced BroadCloud hosted application delivery platform.

General and Administrative. General and administrative expense increased by 20%, or $1.7 million, to $10.2 million for the nine months ended September 30, 2010. This increase was primarily attributable to a $1.1 million increase in professional services fees and a $0.5 million increase in personnel costs. Much of these increases are attributable to the associated expenses of becoming a public company.

Loss from Operations

We incurred a loss from operations of $2.0 million for the nine months ended September 30, 2010, compared to a loss from operations of $6.2 million for the same period in 2009. The decrease in loss from operations for the nine months ended September 30, 2010 was a result of the $9.0 million increase in gross profit, partially offset by a $4.7 million increase in total operating expenses described above.

Other (Income) Expense

	Nine Months Ended September 30,
	2010		2009
		Percent of		Percent of
		Total		Total	Period-to-Period Change
	Amount	Revenue	Amount	Revenue	Amount	Percentage
	(Dollars in thousands)

Interest income	$(30)	*	$(36)	*	$6	(17)%
Interest expense	730	1%	1,053	2%	(323)	(31)
Other expense (income)	174	*	(7)	*	181	NM

Total other expense	$874	1%	$1,010	2%	$(136)	(13)

* Less than 1%
NM=Not meaningful

Interest income remained relatively unchanged for the nine months ended September 30, 2010. Interest expense decreased by $0.3 million as a result of the voluntary early repayment of the ORIX Loan in June 2010. Other expense increased mainly due to the increase in the fair value of preferred stock warrants prior to their conversion to common stock warrants of $0.1 million during the nine months ended September 30, 2010 compared to 2009 as a result of the increase in the estimated fair value of the company. We do not anticipate incurring significant other (income) expense in the future, because of the conversion of our preferred stock warrants into warrants to purchase common stock in connection with the closing of the IPO, as a result of which, we are no longer required to recognize the change in fair value of such warrants as other (income) expense.

Provision for Income Taxes

Provision for income taxes was $0.4 million for the nine months ended September 30, 2010, compared to $1.0 million for the same period in 2009. The income tax provision relates primarily to foreign taxes. Changes in our taxes are due primarily to the change in the mix of earnings by jurisdiction. The tax rate was negative for each period, which is primarily due to historical losses in the United States, for which we have continued to record a full valuation against our U.S. deferred taxes.

Comparison of Years Ended December 31, 2008 and 2009

Revenue

	Year Ended December 31,
	2008		2009
		Percentage of		Percentage of	Period-to-Period
		Total		Total	Change
	Amount	Revenue	Amount	Revenue	Amount	Percentage
	(Dollars in thousands)

Revenue by Type:
Licenses	$40,121	65%	$37,942	55%	$(2,179)	(5)%
Maintenance and professional services	21,708	35	30,945	45	9,237	43

Total revenue	$61,829	100%	$68,887	100%	$7,058	11%

Revenue by Geography:
Americas	$32,954	53%	$40,380	59%	$7,426	23%
EMEA	21,078	34	17,969	26	(3,109)	(15)
APAC	7,797	13	10,538	15	2,741	35

Total revenue	$61,829	100%	$68,887	100%	$7,058	11%

Total revenue for the year ended December 31, 2009 increased by 11%, or $7.1 million, to $68.9 million, compared to 2008. Additionally, deferred revenue grew by $18.9 million in 2009, compared to growth of $6.5 million in 2008. Substantially all of the deferred revenue growth in 2009 was attributable to increased sales of BroadWorks licenses and related maintenance and professional services.

Total revenue from the Americas for the year ended December 31, 2009 increased by 23%, or $7.4 million, compared to 2008. Deferred revenue from the Americas grew by $9.6 million in 2009, compared to growth of $5.7 million in 2008. The increase in 2009 revenue was primarily related to the acquisition of M6 and Sylantro in 2008. The growth in deferred revenue was attributable to increased sales of BroadWorks and associated maintenance and professional services. EMEA total revenue decreased by 15%, or $3.1 million, compared to 2008, while EMEA deferred revenue grew by $4.1 million in 2009, compared to a decline of $2.3 million in 2008. The decline in EMEA revenue and the increase in EMEA deferred revenue in 2009 was primarily a result of a shift from indirect sales through distribution partners to direct sales in the EMEA, which we believe has lengthened our sales cycles in the region, as well as a small number of large orders received in 2009 for which there were undelivered elements. APAC total revenue increased by 35%, or $2.7 million, compared to 2008. APAC deferred revenue grew by $5.2 million in 2009, compared to growth of $3.1 million in 2008. The increase in APAC revenue was due to both growth in sales of BroadWorks and associated maintenance and professional services and to the acquisition of M6. The increase in APAC deferred revenue was due to sales of BroadWorks and associated maintenance and professional services.

License Revenue

License revenue for the year ended December 31, 2009 decreased by 5%, or $2.2 million, to $37.9 million. Deferred license revenue grew by $11.9 million for the year ended December 31, 2009, compared to growth of $2.2 million in 2008. The increase in deferred revenue in 2009 was primarily driven by a number of large orders for which there were undelivered elements. As a result, license revenue as a percent of total revenue decreased from 65% to 55%. Additionally, the change in license revenue during 2009 includes a $3.9 million increase related to M6 and Sylantro due to their inclusion in our results of operations for the full year of 2009.

Maintenance and Professional Services Revenue

Maintenance and professional services revenue for the year ended December 31, 2009 increased by 43%, or $9.2 million, to $30.9 million. Deferred maintenance and professional services revenue grew by $7.0 million in 2009, compared to growth of $4.3 million in 2008. The increase in maintenance and professional services revenue was the result of growth in our installed base of customers and licenses, including a $6.8 million increase in maintenance and professional services revenue from the inclusion of the results of M6 and Sylantro in our results of operations for the full year of 2009.

Cost of Revenue and Gross Profit

	Year Ended December 31,
	2008		2009
		Percentage of		Percentage of	Period-to-Period
		Related		Related	Change
	Amount	Revenue	Amount	Revenue	Amount	Percentage
	(Dollars in thousands)

Cost of Revenue:
Licenses (1)	$4,818	12%	$5,232	14%	$414	9%
Maintenance and professional services	8,649	40	12,142	39	3,493	40

Total cost of revenue	$13,467	22%	$17,374	25%	$3,907	29%

Gross Profit:
Licenses (1)	$35,303	88%	$32,710	86%	$(2,593)	(7)%
Maintenance and professional services	13,059	60	18,803	61	5,744	44

Total gross profit	$48,362	78%	$51,513	75%	$3,151	7%

(1)	Includes amortization of intangibles aggregating $414 for 2008 and $800 for 2009.

For the year ended December 31, 2009, our gross profit increased by 7%, or $3.2 million, to $51.5 million. Gross margin declined from 78% to 75% from 2008 to 2009. The decrease in total gross margin from 2008 to 2009 was primarily a result of growth in deferred license revenue, for which no corresponding expenses were deferred.

During 2009, license cost of revenue increased by 9% to $5.2 million. This increase was primarily due to an increase in amortization of intangibles, primarily as a result of our acquisition of Sylantro. Given this increase and the reduction in license revenue, and the proportional increase in deferred revenue, our license gross profit declined by 7% to $32.7 million, with a corresponding decline in gross margin from 88% to 86%, for 2009.

Maintenance and professional services cost of revenue increased by 40%, or $3.5 million, during 2009. The increase in maintenance and professional services cost of revenue was primarily due to a $1.8 million increase in personnel costs as a result of the Sylantro and M6 acquisitions, a $0.9 million increase in royalties for third-party software maintenance, a $1.4 million growth in personnel costs allocated to cost of revenue due to an increase in the number of research and development employees working directly on specific features for certain customers, partially offset by a $0.7 million decrease in third-party consulting expenses. Maintenance and professional services gross profit increased by 44% to $18.8 million, with a corresponding increase in gross margin from 60% to 61%, for 2009.

Operating Expenses

	Year Ended December 31,
	2008		2009
		Percentage of		Percentage of	Period-to-Period
		Total		Total	Change
	Amount	Revenue	Amount	Revenue	Amount	Percentage
	(Dollars in thousands)

Sales and marketing	$30,774	50%	$28,534	41%	$(2,240)	(7)%
Research and development	15,876	26	16,625	24	749	5
General and administrative	12,074	20	11,405	17	(669)	(6)

Total operating expenses	$58,724	96%	$56,564	82%	$(2,160)	(4)%

Sales and Marketing.  Sales and marketing expense decreased by 7%, or $2.2 million, during the year ended December 31, 2009. The decrease was primarily due to a $1.1 million reduction in marketing programs and a $1.0 million decrease in travel expenses, as a result of cost control measures implemented in response to the economic downturn in late 2008 and 2009.

Research and Development.  Research and development expense increased by 5%, or $0.7 million, during the year ended December 31, 2009. This increase was primarily due to a $1.4 million increase in personnel costs, primarily resulting from an increase in research and development headcount, and a $0.3 million increase in stock-based compensation expense, partially offset by a $1.4 million decrease in personnel costs that were allocated to cost of revenue as a result of an increase in the number of research and development employees working directly on specific features for certain customers. Our number of full-time research and development employees increased from 91 at December 31, 2008 to 115 at December 31, 2009 as we continued to invest in research and development.

General and Administrative.  General and administrative expense decreased by 6%, or $0.7 million, during the year ended December 31, 2009. This decrease was primarily attributable to a $0.6 million reduction in outside consulting expenses during 2009, as part of our cost control measures.

Loss from Operations

We incurred a loss from operations of $5.1 million for the year ended December 31, 2009, compared to a loss from operations of $10.4 million in 2008. The decrease in loss from operations is a result of the $3.2 million increase in gross profit and the $2.2 million decrease in total operating expenses described above.

Other (Income) Expense

	Year Ended December 31,
	2008			2009
		Percentage of			Percentage of		Period-to-Period
		Total			Total		Change
	Amount	Revenue		Amount	Revenue		Amount	Percentage
	(Dollars in thousands)

Interest income	$(173)	*	%	$(39)	*	%	$134	(77)%
Interest expense	521	1		1,398	2		877	168
Other (income) expense	(426)	(1)		110	*		536	NM

Total other (income) expense	$(78)	*	%	$1,469	2%		$1,547	NM

* Less than 1%
NM=Not meaningful

The decrease in interest income for the year ended December 31, 2009 was due to lower interest rates earned on borrowings, despite higher cash balances during 2009. Interest expense increased 168%, or $0.9 million, for the year ended December 31, 2009 due to interest incurred on the ORIX Loan. We expect interest expense to decrease in future periods as a result of our repayment of all amounts outstanding under the ORIX Loan with a portion of the net proceeds of this offering.

Other expense increased mainly due to the increase in the fair value of preferred stock warrants of $0.1 million in 2009 as a result of the increase in the estimated fair value of the company as of December 31, 2009 compared to other income of $0.4 million in 2008 as a result of the decrease in the estimated fair value of the company as of December 31, 2008. Upon the completion of this offering, all outstanding shares of our convertible preferred stock will automatically convert to common stock and our results of operations will no longer be impacted by these warrants.

Provision for Income Taxes

Provision for income tax was $1.3 million for the year ended December 31, 2009, compared to $1.0 million in 2008. The income tax provision relates primarily to foreign taxes. Changes in our taxes are due primarily to the change in the mix of earnings by jurisdiction. We also incurred an income tax expense of $0.1 million in 2009 related to the sale of a subsidiary. The tax rate was negative for each year, which is primarily due to historical losses in the United States, for which we have continued to record a full valuation against our U.S. deferred taxes.

Comparison of Years Ended December 31, 2007 and 2008

Revenue

	Year Ended December 31,
	2007		2008
		Percentage of		Percentage of	Period-to-Period
		Total		Total	Change
	Amount	Revenue	Amount	Revenue	Amount	Percentage
	(Dollars in thousands)

Revenue by Type:
Licenses	$46,328	75%	$40,121	65%	$(6,207)	(13)%
Maintenance and professional services	15,272	25	21,708	35	6,436	42

Total revenue	$61,600	100%	$61,829	100%	$229	0%

Revenue by Geography:
Americas	$34,070	55%	$32,954	53%	$(1,116)	(3)%
EMEA	19,611	32	21,078	34	1,467	7
APAC	7,919	13	7,797	13	(122)	(2)

Total revenue	$61,600	100%	$61,829	100%	$229	0%

Total revenue for the year ended December 31, 2008 was $61.8 million, which was substantially unchanged from 2007. However, deferred revenue grew by $6.5 million in 2008, compared to a decline of $7.5 million in 2007. The deferred revenue growth in 2008 was attributable to deferred revenue acquired in connection with the acquisitions of M6 and Sylantro, as well as increased sales of BroadWorks licenses and related maintenance and professional services.

Total revenue from the Americas for the year ended December 31, 2008 decreased by 3%, or $1.1 million, compared to 2007. Deferred revenue from the Americas grew by $5.7 million in 2008, compared to a decline of $6.0 million in 2007. EMEA total revenue for the year ended December 31, 2008 increased by 7%, or $1.5 million, compared to 2007. EMEA deferred revenue declined by $2.3 million in 2008, compared to a decline of $0.4 million in 2007. APAC total revenue for the year ended December 31, 2008 was substantially unchanged compared to 2007. APAC deferred revenue grew by $3.1 million in 2008, compared to a decline of $1.1 million in 2007.

License Revenue

License revenue for the year ended December 31, 2008 decreased by 13%, or $6.2 million, to $40.1 million. Deferred license revenue grew by $2.2 million for the year ended December 31, 2008, compared to a decline of $9.7 million in 2007. The change in license revenue in 2008 includes a $0.6 million increase related to M6 and Sylantro, as a result of the acquisition of these businesses during 2008.

Maintenance and Professional Services Revenue

Maintenance and professional services revenue for the year ended December 31, 2008 increased by 42%, or $6.4 million, to $21.7 million. Deferred maintenance and professional services revenue grew by $4.3 million in 2008, compared to growth of $2.2 million in 2007. The increase in recognized and deferred revenue was the result of growth in our installed base of customers and licenses, including a $1.3 million increase in maintenance and professional services revenue attributable to M6 and Sylantro, which were acquired in 2008.

Cost of Revenue and Gross Profit

	Year Ended December 31,
	2007		2008
		Percentage of		Percentage of	Period-to-Period
		Related		Related	Change
	Amount	Revenue	Amount	Revenue	Amount	Percentage
	(Dollars in thousands)

Cost of Revenue:
Licenses (1)	$5,299	11%	$4,818	12%	$(481)	(9)%
Maintenance and professional services	7,270	48	8,649	40	1,379	19

Total cost of revenue	$12,569	20%	$13,467	22%	$898	7%

Gross Profit:
Licenses (1)	$41,029	89%	$35,303	88%	$(5,726)	(14)%
Maintenance and professional services	8,002	52	13,059	60	5,057	63

Total gross profit	$49,031	80%	$48,362	78%	$(669)	(1)%

(1)	Includes amortization of intangibles aggregating $400 for 2007 and $414 for 2008.

For the year ended December 31, 2008, our gross profit declined by 1%, or $0.7 million, to $48.4 million. Gross profit as a percentage of revenue declined from 80% to 78% from 2007 to 2008.

License cost of revenue decreased by 9% to $4.8 million during 2008. The decrease in license cost of revenue was primarily due to a decrease in royalty expense, particularly related to the database technology we embed in our software. However, as a result of the reduction in license revenue and the associated increase in deferred revenue, license gross profit declined 14% to $35.3 million for 2008. License gross margin declined from 89% to 88% from 2007 to 2008.

Maintenance and professional services cost of revenue increased by 19%, or $1.4 million, during 2008. The increase in maintenance and services cost of revenue was primarily due to a $0.4 million increase in personnel costs related to the M6 acquisition and a $0.1 million increase in royalties for third-party software maintenance. Maintenance and professional services gross profit increased by 63%, or $5.1 million, during 2008.

The decrease in total gross profit percentage in 2008 from 2007 was primarily due to the change in revenue mix toward maintenance and professional services revenue, which offers lower gross profit margins than license revenue. This change during 2008 was primarily a result of the recognition in 2007 of a significant amount of previously deferred revenue.

Operating Expenses

	Year Ended December 31,
	2007		2008
		Percentage of		Percentage of	Period-to-Period
		Total		Total	Change
	Amount	Revenue	Amount	Revenue	Amount	Percentage
	(Dollars in thousands)

Sales and marketing	$26,431	43%	$30,774	50%	$4,343	16%
Research and development	12,763	21	15,876	26	3,113	24
General and administrative	10,295	17	12,074	20	1,779	17

Total operating expenses	$49,489	81%	$58,724	96%	$9,235	19%

Sales and marketing. Sales and marketing expense increased by 16%, or $4.3 million, during the year ended December 31, 2008. This increase was primarily due to a $3.1 million increase in personnel costs, as we increased headcount during 2008, and a $0.2 million increase in stock-based compensation. Our number of full-time sales and marketing employees increased from 94 at December 31, 2007 to 103 at December 31, 2008. The increase in sales and marketing expense during 2008 also includes a $0.5 million increase in consulting expenses.

Research and development. Research and development expense increased by 24%, or $3.1 million, during the year ended December 31, 2008. This increase was primarily due to a $1.9 million increase in personnel costs as we increased headcount and a $0.2 million increase in stock-based compensation. Our number of full-time research and development employees increased from 88 at December 31, 2007 to 91 at December 31, 2008 as we continued to invest in research and development.

General and administrative. General and administrative expense increased by 17%, or $1.8 million, during the year ended December 31, 2008. This increase was primarily due to a $0.8 million increase in personnel costs and a $0.8 million increase in stock-based compensation expense.

Loss from Operations

We incurred a loss from operations of $10.4 million for the year ended December 31, 2008, compared to a loss from operations of $0.5 million in 2007. The increase in loss from operations is primarily attributable to the $9.2 million increase in operating expenses described above and a decrease in gross profit of $0.7 million.

Other (Income) Expense

	Year Ended December 31,
	2007			2008
		Percentage of			Percentage of		Period-to-Period
		Total			Total		Change
	Amount	Revenue		Amount	Revenue		Amount	Percentage
	(Dollars in thousands)

Interest income	$(265)	*	%	$(173)	*	%	$92	(35)%
Interest expense	324	1		521	1		197	61
Other (income) expense	220	*		(426)	(1)		(646)	NM

Total other (income) expense	$279	*	%	$(78)	*	%	$(357)	NM

* Less than 1%
NM = Not meaningful

The decrease in interest income for the year ended December 31, 2008 was due to lower average cash balances during 2008 and decline in interest rates. Interest expense increased for the year ended December 31, 2008 due to higher average borrowings during 2008, including interest expense on the ORIX Loan in the last quarter of 2008.

Other income increased mainly due to the decrease in the fair value of preferred stock warrants of $0.4 million in 2008 as a result of the decline in the estimated fair value of the company as of December 31, 2008 compared to other expense of $0.2 million in 2007 as a result of the increase in the estimated fair value of the company as of December 31, 2007.

Provision for Income Taxes

Provision for income tax was $1.0 million for the year ended December 31, 2008, which was substantially unchanged from 2007. The income tax provision relates primarily to foreign taxes. The annual tax rate was negative for 2007 and 2008, which is primarily due to historical losses in the United States, for which we have continued to record a full valuation against our U.S. deferred taxes.

Quarterly Results of Operations

The tables below show our unaudited consolidated quarterly results of operations for each of our eleven most recently completed quarters, as well as the percentage of total revenue (or, for cost of revenue line items only, the percentage of the related revenue type) for each line item shown. This information has been derived from our unaudited financial statements, which, in the opinion of management, have been prepared on the same basis as our audited financial statements and include all adjustments, consisting of normal recurring adjustments and accruals, necessary for the fair presentation of the financial information for the quarters presented. This information should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus.

	Three Months Ended
	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,	Sept. 30,
	2008	2008	2008	2008	2009	2009	2009	2009	2010	2010	2010
	(Unaudited)
	(In thousands)

Statements of Operations Data:
Revenue:
Licenses	$10,344	$10,039	$7,835	$11,903	$7,066	$10,001	$10,170	$10,705	$8,784	$10,555	$12,877
Maintenance and professional services	4,729	5,084	5,626	6,269	6,594	7,731	8,024	8,596	9,021	9,216	9,396

Total revenue	15,073	15,123	13,461	18,172	13,660	17,732	18,194	19,301	17,805	19,771	22,273
Cost of revenue:
Licenses (1)	1,163	1,260	1,198	1,197	1,323	1,351	1,235	1,323	1,409	1,218	1,560
Maintenance and professional services	2,058	2,105	2,181	2,305	2,908	3,634	3,016	2,584	3,385	3,842	3,329

Total cost of revenue	3,221	3,365	3,379	3,502	4,231	4,985	4,251	3,907	4,794	5,060	4,889

Gross profit	11,852	11,758	10,082	14,670	9,429	12,747	13,943	15,394	13,011	14,711	17,384
Operating expenses:
Sales and marketing	7,305	8,604	7,968	6,897	7,091	7,503	7,034	6,906	7,101	7,710	7,789
Research and development	3,865	3,914	4,005	4,092	4,192	4,090	3,864	4,479	4,491	4,952	4,787
General and administrative	2,724	3,275	2,562	3,513	2,801	3,077	2,683	2,844	3,273	3,608	3,349

Total operating expenses	13,894	15,793	14,535	14,502	14,084	14,670	13,581	14,229	14,865	16,270	15,925

(Loss) income from operations	(2,042)	(4,035)	(4,453)	168	(4,655)	(1,923)	362	1,165	(1,854)	(1,559)	1,459
Other (income) expense	(194)	26	100	(10)	334	337	339	459	489	371	13

(Loss) income before income taxes	(1,848)	(4,061)	(4,553)	178	(4,989)	(2,260)	23	706	(2,343)	(1,930)	1,446
Provision for income taxes	320	252	86	294	245	383	373	332	281	(156)	237

Net (loss) income	$(2,168)	$(4,313)	$(4,639)	$(116)	$(5,234)	$(2,643)	$(350)	$374	$(2,624)	$(1,774)	1,209
Net loss attributable to noncontrolling interest	—	—	—	—	(1)	(1)	(1)	(1)	—	—	—

Net income (loss) attributable to BroadSoft, Inc.	$(2,168)	$(4,313)	$(4,639)	$(116)	$(5,233)	$(2,642)	$(349)	$375	$(2,624)	$(1,774)	$1,209

(1) Includes amortization of intangibles as follows:

	$100	$100	$104	$110	$210	$210	$210	$170	$192	$192	$186

	Three Months Ended
	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,	Sept. 30,
	2008	2008	2008	2008	2009	2009	2009	2009	2010	2010	2010
	(Unaudited)

Statements of Operations:
Revenue:
Licenses	69%	66%	58%	66%	52%	56%	56%	55%	49%	53%	58%
Maintenance and professional services	31	34	42	34	48	44	44	45	51	47	42

Total revenue	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Cost of revenue:
Licenses (as a % of license revenue)	11%	13%	15%	10%	19%	14%	12%	12%	16%	12%	12%
Maintenance and professional services (as a % of maintenance and professional services revenue)	44	41	39	37	44	47	38	30	38	42	35

Total cost of revenue	21	22	25	19	31	28	23	20	27	26	22

Gross margin	79	78	75	81	69	72	77	80	73	74	78
Operating expenses:
Sales and marketing	48	57	59	38	52	42	39	36	40	39	35
Research and development	26	26	30	23	31	23	21	23	25	25	21
General and administrative	18	22	19	19	21	17	15	15	18	18	15

Total operating expenses	92	105	108	80	104	82	75	74	83	82	71

(Loss) income from operations	(13)	(27)	(33)	1	(35)	(10)	2	6	(10)	(8)	7
Other (income) expense	(1)	—	1	—	2	2	2	2	3	2	—

Income (loss) before income taxes	(12)	(27)	(34)	1	(37)	(12)	—	4	(13)	(10)	7
Provision for income taxes	2	2	1	2	2	2	2	2	2	(1)	1

Net income (loss)	(14)	(29)	(35)	(1)	(39)	(14)	(2)	2	(15)	(9)	6
Net loss attributable to noncontrolling interest	—	—	—	—	—	—	—	—	—	—	—
Net income (loss) attributable to BroadSoft, Inc.	(14)%	(29)%	(35)%	(1)%	(39)%	(14)%	(2)%	2%	(15)%	(9)%	6%

	As of and for the Three Months Ended
	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,	Sept. 30,
	2008	2008	2008	2008	2009	2009	2009	2009	2010	2010	2010
	(Unaudited)
	(In thousands)

Additional Key Metrics
Cash and cash equivalents	$6,703	$5,481	$17,556	$14,353	$16,778	$18,057	$20,901	$22,869	$24,100	$47,366	$49,488
Total deferred revenue	13,311	16,828	15,668	21,179	25,133	27,584	31,089	40,047	46,315	46,940	54,298
Increase (decrease) in total deferred revenue	(1,375)	3,517	(1,160)	5,511	3,954	2,451	3,505	8,958	6,268	625	7,358
Cash (used in) provided by operating activities	(2,789)	(6,975)	(261)	5,014	2,998	2,489	4,003	937	2,464	4,408	3,520

Variability in Quarterly Results

Our quarterly results vary significantly as a result of many factors, many of which are outside our control. These factors include customer ordering practices and deployment cycles, the impact of deferred revenue and general economic conditions. In addition, increased customer purchases at year-end have generally positively impacted sales activity in the fourth quarter, which can result in fewer customer orders in the first quarter. Results of operations during the third quarter of 2008 were adversely impacted as a result of the global economic downturn. Results of operations in the first quarter of 2009 were affected by increases in deferred revenue and the impact of seasonal factors that typically adversely impact our first quarter sales. Our historical results should not be considered a reliable indicator of our future results of operations.

Our total quarterly revenue has generally increased, with revenue increasing from $13.5 million in the quarter ended September 30, 2008 to $22.3 million in the quarter ended September 30, 2010. Our increase in quarterly revenue is mainly due to the increase in maintenance and professional services revenue. The increases in maintenance revenue are primarily due to increases in the total number of software licenses sold to customers and the high percentage of renewal agreements for post-contract maintenance and support, including customer relationships acquired through the M6 and Sylantro acquisitions. The increase in professional services revenue is a result of an increase in the demand for our professional services from customers using our software.

Gross margin has fluctuated on a quarterly basis primarily due to changes in revenue and deferred revenue and shifts in the mix of sales between licenses, maintenance and professional services. In 2008, license gross margin fluctuated on a quarterly basis as expenses remained relatively unchanged for each quarter, but license revenue fluctuated due to the reasons discussed above. However, in 2009, license gross margin increased each sequential quarter as license revenue increased and expenses decreased during the third and fourth quarters. In 2008, maintenance and professional services gross margin fluctuated on a quarterly basis as expenses remained relatively unchanged for each quarter, while maintenance and professional services revenue fluctuated due to the reasons discussed above. However, in 2009, maintenance and professional services gross margin increased sequentially each quarter due to maintenance and professional services revenue increasing each quarter without a proportionate increase in related costs.

Liquidity and Capital Resources

Resources

Since the beginning of 2009, we have funded our operations principally with cash provided by operating activities, which has resulted primarily from growth in revenue and deferred revenue. In June 2010, we completed our IPO through which we raised net proceeds of $40.0 million.

Upon the closing of the IPO, all shares of our then-outstanding redeemable convertible preferred stock automatically converted into common stock. In connection with the closing of the IPO, we used $4.3 million of the net proceeds from the IPO to redeem and subsequently cancel all outstanding shares of our Series A redeemable preferred stock. Also in June 2010, we used approximately $14.3 million of the net proceeds from the IPO to repay the outstanding balance under the ORIX Loan. As a result of the completion of the IPO, the conversion of our redeemable convertible preferred stock into common stock, the redemption of the Series A redeemable preferred stock and the repayment of the ORIX Loan, we have substantially increased our existing capital resources and reduced our financial commitments.

Cash, Cash Equivalents and Working Capital

The following table presents a summary of our cash and cash equivalents, accounts receivable, working capital and cash flows for the periods indicated.

				As of and for the
	As of and for the Year Ended			Nine Months Ended
	December 31,			September 30,
	2007	2008	2009	2009	2010
	(In thousands)

Cash and cash equivalents	$10,717	$14,353	$22,869	$20,901	$49,488
Accounts receivable, net	15,804	21,413	25,471	17,997	30,611
Working capital	3,200	5,918	2,924	3,568	20,808
Cash provided by (used in):
Operating activities	(3,679)	(5,011)	10,427	9,487	10,392
Investing activities	(1,412)	(8,776)	694	(905)	(3,123)
Financing activities	9,148	17,597	(2,684)	(2,102)	19,314

Our cash and cash equivalents at September 30, 2010 were held for working capital and other general corporate purposes and were invested primarily in demand deposit accounts or money market funds. We do not enter into investments for trading or speculative purposes. Restricted cash, which totaled $1.1 million at September 30, 2010 and is not included in cash and cash equivalents, consists primarily of certificates of deposit that secure letters of credit related to operating leases for office space.

Operating Activities

For the nine months ended September 30, 2010, operating activities provided $10.4 million in net cash compared to $9.5 million for the same period in 2009, primarily as a result of a net loss of $3.2 million and an increase in accounts receivable of $5.2 million that was offset by a $14.3 million increase in deferred revenue, which was attributable primarily to increased sales of our software, and non-cash items, such as depreciation and amortization of $1.8 million, amortization of software licenses of $1.4 million and stock-based compensation expense of $2.2 million.

For the year ended December 31, 2009, operating activities provided $10.4 million in cash, primarily as a result of a net loss of $7.9 million that was offset by an $18.9 million increase in deferred revenue, which was attributable primarily to increased sales of our software, and non-cash items, such as depreciation and amortization of $2.2 million, amortization of software licenses of $1.8 million and stock-based compensation expense of $3.6 million. Cash provided by operating activities was adversely impacted by a $4.1 million increase in accounts receivable resulting from increased sales activity and a $3.5 million decrease in accounts payable and other liabilities primarily due to the payment of liabilities incurred through the acquisition of M6 and Sylantro.

For the year ended December 31, 2008, operating activities used $5.0 million in cash, primarily as a result of a net loss of $11.2 million that was partially offset by a $2.5 million increase in deferred revenue (exclusive of deferred revenue acquired through acquisitions) and non-cash items, such as depreciation and amortization of $1.7 million, amortization of software licenses of $2.2 million and stock-based compensation expense of $2.9 million. Cash used in operating activities was adversely impacted by a $1.6 million increase in accounts receivable (exclusive of accounts receivable acquired through acquisitions) resulting from increased sales activity and a $0.7 million decrease in accounts payable.

For the year ended December 31, 2007, operating activities used $3.7 million in cash as a result of a net loss of $1.8 million and a $7.5 million decrease in deferred revenue that was attributable primarily to the recognition of a significant amount of revenue during 2007 that had been deferred between 2004 and 2006, partially offset by non-cash items, such as depreciation and amortization of $1.5 million, amortization of software licenses of $2.1 million and stock-based compensation expense of $1.7 million.

Investing Activities

Our investing activities have consisted primarily of purchases of property and equipment, as well as business acquisitions.

For the nine months ended September 30, 2010, net cash used in investing activities was $3.1 million, compared to $0.9 million for the same period in 2009. This increase was attributed to a $0.5 million restricted cash deposit to secure a new operating lease and $1.4 million increase in purchases of property and equipment, much of which was for leasehold improvements and equipment for new office space.

For the year ended December 31, 2009, net cash provided by investing activities was $0.7 million, consisting of $0.8 million of cash received in connection with our acquisition of Packet Island, which we acquired for stock, and the release of restricted cash of $0.7 million, partially offset by the purchase of property and equipment of $0.8 million.

For the year ended December 31, 2008, net cash used in investing activities was $8.8 million, consisting primarily of $6.4 million for the acquisition of third-party software, $1.3 million for the purchases of property and equipment, $0.6 million for new certificates of deposit that are securing letters of credit and $0.5 million for net assets acquired in the acquisitions of M6 and Sylantro.

For the year ended December 31, 2007, net cash used in investment activities was $1.4 million, consisting primarily of purchases of property and equipment.

Financing Activities

For the nine months ended September 30, 2010, net cash provided by financing activities was $19.3 million, compared to cash used in financing activities of $2.1 million for the same period in 2009. This amount consisted primarily of the net proceeds of our IPO of $40.0 million, partially offset by repayment of the ORIX Loan and other loan balances in the aggregate of $16.3 million and the $4.3 million payment for the redemption and subsequent cancellation of all outstanding shares of our Series A redeemable preferred stock.

For the year ended December 31, 2009, net cash used in financing activities was $2.7 million, consisting primarily of the repayment of outstanding indebtedness.

For the year ended December 31, 2008, net cash provided by financing activities was $17.6 million, consisting primarily of $15.0 million of proceeds from the ORIX Loan and $6.4 million of debt incurred in connection with our purchase of third-party software, partially offset by net debt repayments of $4.0 million.

For the year ended December 31, 2007, net cash provided by financing activities was $9.1 million, consisting primarily of $9.9 million of net proceeds from the issuance of Series D redeemable convertible preferred stock, $0.3 million from the exercise of outstanding warrants and $0.3 million from the exercise of stock options, partially offset by debt repayments of $1.4 million.

Credit Facilities

ORIX Loan

On September 26, 2008, we entered into a $15.0 million credit facility with ORIX. In June 2010, we voluntarily repaid the outstanding balance of this loan in full. The ORIX Loan required 42 equal monthly principal payments of approximately $0.4 million beginning in April 2010 and was scheduled to mature in September 2013. Borrowings under this agreement bore interest at a rate equal to 3.0%

plus the greater of (a) the prime rate and (b) the LIBOR rate plus 2.5%, provided that in no event could the interest rate on the ORIX Loan be less than 7.0% per annum.

Bank of America Installment Loan

We have an installment loan with Bank of America, in the original principal amount of $6.4 million, to finance the payment of a one-time license and maintenance fee in connection with our license of certain third party software. The interest rate on the loan is fixed at 4.0%. The loan provides for scheduled quarterly principal repayments of $0.4 million with the final principal payment due on April 1, 2012. As of September 30, 2010, the liability for the installment bank loan was approximately $2.4 million.

Operating and Capital Expenditure Requirements

We believe that the net proceeds from this offering, together with the cash generated from operations, our current cash balances and interest income we earn on these balances will be sufficient to meet our anticipated cash requirements through at least the next 12 months. In the future, we expect our operating and capital expenditures to grow as we increase headcount, expand our business activities, grow our customer base and implement and enhance our information technology and enterprise resource planning system. As sales grow, we expect our accounts receivable balance to increase. Any such increase in accounts receivable may not be completely offset by increases in accounts payable and accrued expenses, which would likely result in greater working capital requirements.

If our available cash resources and net proceeds from this offering are insufficient to satisfy our liquidity requirements, we may seek to sell equity or convertible debt securities or enter into a credit facility. The sale of equity and convertible debt securities may result in dilution to our stockholders and those securities may have rights senior to those of our common shares. If we raise additional funds through the issuance of convertible debt securities, these securities could contain covenants that would restrict our operations. We may require additional capital beyond our currently anticipated amounts. Additional capital may not be available on reasonable terms, or at all.

Our estimates of the period of time through which our financial resources will be adequate to support our operations and the costs to support research and development and our sales and marketing activities are forward-looking statements and involve risks and uncertainties and actual results could vary materially and negatively as a result of a number of factors, including the factors discussed in the section “Risk Factors” of this prospectus. We have based our estimates on assumptions that may prove to be wrong and we could utilize our available capital resources sooner than we currently expect.

Our short- and long-term capital requirements will depend on many factors, including the following:

•	our ability to generate cash from operations;

•	our ability to control our costs;

•	the emergence of competing or complementary technological developments;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights or participating in litigation-related activities; and

•	the acquisition of businesses, products and technologies.

Contractual Obligations

We have contractual obligations for non-cancelable office space, notes payable and other short-term and long-term liabilities. The following table discloses aggregate information about our contractual obligations and periods in which payments are due as of September 30, 2010:

		October 1
		through
		December 31,	2011 through	2013 through	2016 and
	Total	2010	2012	2015	beyond
	(In thousands)

Operating lease obligations	$8,782	$245	$2,365	$2,916	$3,256
Bank of America Installment Loan	2,352	—	2,352	—	—
Other short-term and long-term liabilities	950	449	501	—	—
Other borrowings	21	21	—	—	—

	$12,105	$715	$5,218	$2,916	$3,256

The amounts in the table above do not include contingent payments potentially payable to GENBAND Inc., or GENBAND, in connection with our acquisition of the M6 application server business from GENBAND. Pursuant to the terms of the acquisition agreement, we are required to make a payment to GENBAND equal to 15% of annual qualifying sales related to M6 for three years from the acquisition date of August 27, 2008. In the first and second year following the acquisition, we incurred an obligation of $0.6 million and $0.8 million, respectively, pursuant to this requirement.

As of September 30, 2010, we had unrecognized tax benefits of $0.4 million, which did not include any interest or penalties. We do not expect to recognize any of these benefits in 2010. Furthermore, we are not able to provide a reliable estimate of the timing of future payments relating to these unrecognized benefits.

Off-Balance Sheet Arrangements

As of September 30, 2010, we did not have any significant off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Quantitative and Qualitative Disclosure About Market Risk

We are exposed to market risk related to changes in interest rates and foreign currency exchange rates. We do not use derivative financial instruments for speculative, hedging or trading purposes, although in the future we may enter into interest rate or exchange rate hedging arrangements to manage the risks described below.

Interest Rate Risk

The interest rates are fixed on all outstanding loan balances, so we do not have exposure to risks associated with increases in variable rates tied to indexes. We maintain a short-term investment portfolio consisting mainly of highly liquid short-term money market funds, which we consider to be cash equivalents. Our restricted cash consists primarily of certificates of deposit that secure letters of credit related to operating leases for office space. These securities and investments earn interest at variable rates and, as a result, decreases in market interest rates would generally result in decreased interest income.

Foreign Currency Exchange Risk

With international operations, we face exposure to adverse movements in foreign currency exchange rates. These exposures may change over time as business practices evolve and if our exposure increases, adverse movement in foreign currency exchange rates would have a material adverse impact on our financial results. Historically, our primary exposures have been related to non-U.S. dollar denominated operating expenses in Canada, Europe and the APAC region. As a result, our results of operations would generally be adversely affected by a decline in the value of the U.S. dollar relative to these foreign currencies. However, based on the size of our international operations and the amount of our expenses denominated in foreign currencies, we would not expect a 10% decline in the value of the U.S. dollar from rates on September 30, 2010 to have a material effect on our financial position or results of operations. Substantially all of our sales contracts are currently denominated in U.S. dollars. Therefore, we have minimal foreign currency exchange risk with respect to our revenue.

Recent Accounting Pronouncements

Business combinations and noncontrolling interests. On January 1, 2009, we adopted the authoritative guidance issued by the Financial Accounting Standards Board, or the FASB, on business combinations. The guidance addresses the manner in which the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquired business. This guidance also provides standards for recognizing and measuring the goodwill acquired in the business combination and for disclosure of information to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance applies prospectively to business combinations with an acquisition date on or after the date the guidance became effective. Our acquisition of Packet Island on October 19, 2009 was accounted for under this guidance.

In April 2009, the FASB issued guidance relating to accounting for assets acquired and liabilities assumed in a business combination that arise from contingencies. This pronouncement amends the guidance on business combinations to clarify the initial and subsequent recognition, subsequent accounting and disclosure of assets and liabilities arising from contingencies in a business combination. This pronouncement requires that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value, as determined in accordance with guidance for fair value measurements, if the acquisition-date fair value can be reasonably estimated. If the acquisition-date fair value of an asset or liability cannot be reasonably estimated, the asset or liability would be measured at the amount that would be recognized in accordance with the accounting guidance for contingencies. This pronouncement became effective as of January 1, 2009, and the provisions of the pronouncement are applied prospectively to business combinations with an acquisition date on or after the date the guidance became effective. The adoption of this pronouncement did not have a material impact on our financial position or results of operations.

Concurrent with the issuance of the new business combinations guidance, the FASB issued guidance on noncontrolling interests. This guidance which we applied prospectively as of January 1, 2009 (except for the presentation and disclosure requirements, which are being applied retrospectively to all periods presented), did not have a material impact on our results of operations, cash flows or financial position.

Intangible assets. On January 1, 2009, we adopted the authoritative guidance issued by the FASB which revises the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. This guidance is intended to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under GAAP. This guidance applies prospectively to intangible assets that are acquired on or after January 1, 2009. The adoption of this guidance did not have a material impact on our consolidated financial statements.

Fair value measurements and disclosures. On January 1, 2009, we adopted authoritative guidance issued by the FASB on fair value measurements of nonfinancial assets and liabilities, other than non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), which already were subject to the FASB guidance. The adoption of this guidance did not have a material impact on our consolidated financial statements.

In April 2009, the FASB issued additional guidance on fair value measurements and disclosures. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants under current market conditions. The new guidance requires an evaluation of whether there has been a significant decrease in the volume and level of activity for the asset or liability in relation to normal market activity for the asset or liability. If there has been a significant decrease in activity, transactions or quoted prices may not be indicative of fair value and a significant adjustment may need to be made to those prices to estimate fair value. Additionally, an entity must consider whether the observed transaction was orderly (that is, not distressed or forced). If the transaction was orderly, the obtained price can be considered a relevant, observable input for determining fair value. If the transaction is not orderly, other valuation techniques must be used when estimating fair value. This guidance, which we applied prospectively as of June 30, 2009, did not impact our results of operations, cash flows or financial position.

Revenue recognition. Effective January 1, 2010, we adopted new accounting guidance for revenue arrangements with multiple deliverables that are outside of the scope of previous authoritative software revenue recognition guidance. The new accounting guidance provides that, when vendor-specific objective evidence or third-party evidence of selling price is not available, a best estimate of the selling price is required to separate deliverables and allocate arrangement consideration based on the relative selling prices of the separate deliverables (the “relative selling price method”). The relative selling price method allocates any discount in the arrangement proportionately to each deliverable on the basis of each deliverable’s selling price. We concluded the new accounting guidance did not have a material impact on our results of operations, cash flows or financial position during the three and nine months ended September 30, 2010, as the guidance applied only to the sale of certain products offered by us, which sales were not significant.

Effective January 1, 2010, we adopted new accounting guidance for revenue recognition for arrangements that include software elements. Under the new guidance, tangible products containing software components and non-software components that function together to deliver the tangible product’s essential functionality are excluded from the scope of software revenue recognition guidance and will be subject to other relevant revenue recognition guidance. We concluded the new accounting guidance did not have a material impact on our results of operations, cash flows or financial position during the three and nine months ended September 30, 2010, as the guidance applied only to the sale of certain products offered by us, which sales were not significant.

Effective January 1, 2010, we adopted new accounting guidance amending the disclosure requirements related to recurring and nonrecurring fair value measurements. The guidance requires new disclosures on the transfers of assets and liabilities between Level 1 inputs (quoted prices in active market for identical assets or liabilities) and Level 2 inputs (significant other observable inputs) of the fair value measurement hierarchy, including the reasons and the timing of the transfers. Additionally, for all interim and year-end reporting periods beginning December 31, 2010, the guidance requires separate disclosure of purchases, sales, issuance and settlements of assets and liabilities measured using Level 3 fair value measurements (significant unobservable inputs). There were no transfers of assets or liabilities between Levels 1 and 2 of the fair value measurement hierarchy during the three and nine months ended September 30, 2010. In conjunction with the IPO, the Series C-1 preferred stock warrants converted to common stock warrants. As a result, we reclassified the Series C-1 preferred stock warrants from Level 3 liabilities to additional paid in capital (“APIC”). We will include these additional disclosures, as applicable, in our interim and year-end financial statements in future periods.

BUSINESS

Overview

We are the leading global provider of software that enables fixed-line, mobile and cable service providers to deliver voice and multimedia services over their Internet protocol-based, or IP-based, networks. Our software, BroadWorks, enables our service provider customers to provide enterprises and consumers with a range of cloud-based, or hosted, IP multimedia communications, such as hosted IP private branch exchanges, or PBXs, video calling, unified communications, or UC, collaboration and converged mobile and fixed-line services. For the year ended December 31, 2009, Infonetics Research, Inc., or Infonetics, a leading industry research firm, estimated that our global market share of multimedia application server software was approximately 33%. BroadWorks performs a critical network function by serving as the software element that delivers and coordinates voice, video and messaging communications through a service provider’s IP-based network. Service providers use BroadWorks to offer services that generate new revenue, reduce subscriber churn, capitalize on their investments in IP-based networks and help them migrate services from their legacy, circuit-based networks to their IP-based networks. We believe that we are well-positioned to enable service providers to capitalize on their IP-based network investments by efficiently and cost-effectively offering a broad suite of services to their end-users.

The market for communications services is changing. Enterprises and consumers are increasingly demanding new and better ways to communicate, including by voice, video, mobile, instant messaging and text messaging. Many of these users also seek greater features and functionality to enhance their experience with these types of communications. At the same time, enterprises and consumers are also demanding that their communications be flexible and cost-effective. We believe that in response, service providers are shifting toward providing cloud-based, real-time multimedia communications service offerings. The delivery of these services from legacy network infrastructure is difficult and impractical. As a result, many service providers are looking to software to enable their IP-based networks to deliver the communications services that their subscribers demand.

BroadWorks delivers and coordinates the enterprise, consumer, mobile and trunking communications applications that service providers offer through their IP-based networks. BroadWorks is installed on industry-standard servers, typically located in service providers’ data centers. It interoperates with service providers’ core networks, accesses other networks for interworking with end-users’ communications devices and connects to service providers’ support and billing systems.

We began selling BroadWorks in 2001. Over 425 service providers, located in more than 65 countries, including 15 of the top 25 telecommunications service providers globally as measured by revenue in the first three quarters of 2009, have purchased our software. We sell our products to service providers both directly and indirectly through distribution partners such as telecommunications equipment vendors, VARs and other distributors.

Industry

We believe telecommunications service providers are facing significant challenges to their traditional business models, including declining revenues in their legacy businesses, rapidly evolving customer communications demands and the need to generate returns on their increasing investments in IP-based networks. Historically, service providers derived much of their revenue from providing reliable voice and high speed data access. However, these legacy services have been increasingly commoditized as technological and regulatory changes have brought increased competition and lower prices. At the same time, enterprises and consumers have started to seek new and enhanced cloud-based communications services, such as hosted voice and multimedia communications, converged mobile and fixed-line services, video calling and collaboration. These new and enhanced services provide service providers with opportunities to counter falling legacy revenues and increase subscriber growth. Service providers are utilizing their existing IP-based networks to deliver these services.

Although these IP-based networks were originally built to deliver high speed data, they are being configured, through the use of new network software, to efficiently enable the broader, richer services that their subscribers increasingly demand.

Demand for Voice and Multimedia Services

Service providers are delivering these services to enterprise and consumer customers. Enterprise subscribers include small, medium and large businesses, universities and governments and range in size from a few end-users to tens of thousands. Consumer subscribers include individuals and families purchasing communications services for their personal and residential use.

Enterprises

Enterprises require communication features and functionality that are varied and, in many cases, complex. For many years, four-digit dialing, multi-party conferencing and video conferencing have been common enterprise needs. Historically, enterprises have purchased voice and data access from service providers and deployed customer premises-based equipment, or CPE, such as private branch exchanges, or PBXs, to help deliver this functionality. Infonetics estimates that during 2009 enterprises spent over $7.7 billion on PBX equipment. Enterprises could avoid the costly purchase of CPE by obtaining these services directly from a service provider’s network, often called hosted services. However, enterprises frequently required greater features and functionality than could previously be delivered efficiently from service providers’ legacy voice networks.

As service providers further invest in their IP-based networks, they are able to enhance the quality and functionality of their cloud-based communications, which has enabled service providers to increase the volume of communications services delivered to customers as hosted offerings. Concurrently, we believe a number of trends are driving increased demand for cloud-based services, including:

•	Accelerating rate of technology change. Communications technology is evolving rapidly, with the frequent introduction of new devices and services and an increase in the number of ways people interact. Keeping pace with this change becomes difficult and expensive in a CPE-based environment where the investment to interoperate with new devices or provide new services must be fully borne by the enterprise. Furthermore, CPE vendors operate proprietary systems with typically higher prices and limited selection of end-point devices. As new services are added, equipment upgrades are often required and, unless the equipment of all constituents within the enterprise is upgraded, functionality can remain limited. Furthermore, as mobile and other communications services are increasingly integrated, the difficulty of using a CPE-based approach is compounded by the complexity of these additions. Cloud-based hosted services deliver communications services from the network itself, are centrally managed by the service provider and deliver uniform service across an enterprise. This increased efficiency and the ability of service providers to offer new services across their entire subscriber base also allows service providers to deliver services at lower cost.

•	Shift towards unified communications. UC is the integration of voice and video calling and conferencing with instant and text messaging, presence information, collaboration tools and e-mail. UC increases significantly the number of devices to be supported, the number of network interconnect points and the associated amount of required network integration. We also believe UC increases the pace at which enterprises will seek to introduce new services. CPE-based UC solutions can be complex, expensive and consume significant time and resources as compared to cloud-based solutions.

•	Increased acceptance of cloud-based services. Enterprises are increasingly obtaining mission-critical IT services, such as computing and storage, from the cloud. We believe the positive experiences and savings enterprises can achieve with cloud-based IT systems will drive enterprises to continue to move other important functions, such as communications services, into the cloud.

Consumers

Service providers have experienced a high degree of subscriber attrition, partially due to their limited ability to differentiate service offerings. To retain subscribers and introduce new revenue streams, service providers have bundled services into integrated packages. To date, bundled services have included voice, TV and internet services, with mobile increasingly included, and are commonly referred to as either “triple play” or “quad play.”

To further increase revenue and decrease subscriber churn, service providers are expanding beyond triple and quad play and are starting to offer services such as video calling, single number mobile and fixed-line dialing and messaging and integration with household devices, such as television set top boxes. At the same time, we believe that the proliferation of new devices, such as smart wireless phones and home video phones, is driving increased consumer demand for expanded service offerings. We believe that this trend has been accelerated by the emerging multimedia telephony, or MMTel, standard. Service providers are increasingly demanding MMTel in their IP telephony implementations so they can seamlessly offer multimedia telephony to their consumer subscribers.

As communications evolve from voice to multimedia, devices proliferate and modes of communications broaden, service providers are finding that services delivered to one category of subscriber, enterprise or consumer, are starting to drive demand for similar services in the other category. For example, consumers’ personal use of their smart wireless phones for varied modes of communications, such as instant messaging, or IM, e-mail and voice, can create expectations for multimedia and collaboration services within the enterprises where they work. Conversely, in the work context, when consumers experience converged mobile and fixed-line services, such as one number calling, find me/follow me, single unified voicemail, e-mail delivery of voicemail, etc., or video calling, they may seek similar services to use in their personal communications. In addition, the division between enterprise and consumer communications is blurring, as workforces become more mobile and people seek to work either part- or full-time from their homes. We believe that this dynamic increases overall demand for multimedia services and provides service providers opportunities to enable feature-rich services across their subscriber bases.

Challenges in Enabling Multimedia Services on IP-based Networks

Historically, applications such as voice messaging, call forwarding and call waiting were delivered from within the core network by network elements, such as legacy Class 5 and softswitches. These applications were voice-focused, limited in nature and changed infrequently. We believe that, as service providers look to rapidly introduce new services, many of which include multimedia and not merely voice communications, they require network elements that are capable of:

•	Coordinating delivery of a large and rapidly increasing number of applications. Each new application requires coordination within the service provider’s network to ensure that the application is authorized, appropriately charged for and delivered in a way that is appropriate to the end-user based on the device and user preferences.

•	Operating across heterogeneous network elements and devices. Most service providers’ networks consist of network equipment and software from multiple vendors. In addition, service providers’ subscribers and end-users operate a variety of devices. New applications must seamlessly navigate these varied network elements and devices without impacting functionality.

•	Ensuring high levels of reliability and quality. Service providers and their subscribers are accustomed to a high level of reliability and quality and expect similar levels of reliability and quality from new applications.

•	Efficiently scaling as more subscribers are added. As more subscribers purchase applications and service providers acquire new subscribers, service providers need to be able to efficiently add capacity without increasing complexity.

It is no longer efficient for the responsibility of application delivery to reside in network elements such as softswitches. These elements are dedicated to other crucial network roles, are not designed to deliver multimedia applications and are typically limited in the number of network elements with which they interact. In addition, because these network elements are generally dispersed throughout a service provider’s network, deploying, scaling and managing these multimedia services through these network elements is even more difficult.

The BroadSoft Solution

To meet these challenges, many service providers are deploying a separate voice and multimedia application server that is specifically designed to deliver multimedia services as part of their network architecture. A voice and multimedia application server is the dedicated network software element that delivers and coordinates voice, video and messaging communications. In addition, many service providers are shifting their networks toward new all-IP-based network architectures, such as IP Multimedia Subsystem, or IMS. Within these new all-IP architectures, the application server is a defined function or layer.

BroadWorks is the industry’s leading voice and multimedia application server. BroadWorks is installed on industry-standard servers, typically located in service providers’ data centers. As illustrated below, BroadWorks utilizes well-defined interfaces to interoperate with service providers’ core networks, accesses other networks for interworking with end-users’ communications devices and connects to service providers’ support and billing systems for management and charging functions.

We believe that we are well-positioned to enable service providers to capitalize on their IP-based network investments by efficiently and cost-effectively offering a broad suite of essential and value-added services to their end-users. BroadWorks provides service providers several key advantages when they offer voice and multimedia services on their IP-based networks, including:

•	Rapid delivery of enterprise and consumer multimedia services from a single platform. We believe BroadWorks provides the most extensive set of features and applications available on a single platform for fixed-line, mobile and cable broadband access networks, for both enterprise and consumer applications. We currently offer more than 150 licensable applications, such as custom ringback, conferencing, call centers, unified messaging and simultaneous ringing. As our customers and their subscribers demand additional applications, we believe the breadth of our existing applications, our commitment to innovation and our Xtended Web 2.0 APIs, which we describe below, all position us to continue offering cost-effective, feature-rich applications to meet our customers’ needs.

•	Demonstrated carrier adoption globally across many service provider networks. Over 425 service providers in more than 65 countries have purchased our software, including 15 of the top 25 telecommunications service providers globally.

•	Broad interoperability across network equipment vendors, network architectures and devices. BroadWorks interoperates with all significant network architectures (such as IMS and Next Generation Network, or NGN, architectures), access types, infrastructures and protocols. Service providers are able to migrate their BroadWorks implementation from pre-IMS to IMS with a simple feature change within our software. In addition, BroadWorks integrates and interoperates with the major network equipment vendors’ core network solutions. We believe this independence helps service providers implement innovative multimedia application server functions in a cost-effective manner because BroadWorks can be deployed without expensive, complex collateral changes to service providers’ networks. BroadWorks is presently deployed in service provider networks consisting of each of the major vendor’s pre-IMS and IMS core technologies.

•	Extensive technology and device partner ecosystem. BroadWorks interoperates with more than 450 devices, including approximately 300 CPE devices, such as IP phones, computer-based soft-phones, conferencing devices, IP gateways, mobile phones and consumer electronics. We work closely with CPE vendors to create a positive overall end-user experience with simplified provisioning, troubleshooting, enhanced feature functionality and synchronized device and server state. In addition, BroadWorks session initiation protocol, or SIP, trunking interoperates with most of the major IP PBX offerings.

•	Scalable architecture and carrier-grade reliability. Our applications are designed to scale to support hundreds of millions of subscribers. With our innovative geographic redundancy solution, BroadWorks can be deployed in a fault-tolerant architecture that has achieved a carrier-grade system availability of greater than 99.999%. In addition, we were recently awarded TL 9000 certification for our quality management system.

•	Leadership in emerging standards and requirements. We are actively involved in the development of the IMS, SIP and MMTel standards, as well as several other standards that we expect to shape our market in the future. BroadWorks is the application server supporting what we believe to be the world’s largest IMS deployment based on the number of subscribers. Furthermore, as of December 31, 2009, we have shipped over 7.8 million IMS voice over IP subscriber lines. These lines represent 48% of the 16.8 million total lines we have shipped. We were also instrumental in founding the SIPConnect working group of the SIPForum, an industry forum promoting the SIP protocol. We believe this technology leadership, together with our work with industry standards organizations, allows us to anticipate emerging standards and will help us shape future industry practices.

Strategy

Our goal is to strengthen our position as the leading global provider of multimedia application servers by enabling service providers to increase revenue opportunities by delivering feature-rich services to their enterprise and consumer subscribers and to leverage their investment in IP-based networks. Key elements of our strategy include:

•	Extend our technology leadership and product depth and breadth. We intend to provide an industry-leading solution through continued focus on product innovation and substantial investment in research and development for new features, applications and services. In 2009, we delivered approximately 300 new features and in 2010 we plan to deliver additional new features, including additional mobile business applications, voice and text messaging over long term evolution, or LTE, a rich communications suite, or RCS, applications for presence awareness and instant messaging and cloud-based web collaborations. We believe our ability to innovate is advanced by feedback gathered from our extensive customer relationships, allowing us to better meet our customers’ needs and anticipate market demand.

•	Drive revenue growth by:

•	Assisting our current service provider customers to sell more of their currently-deployed BroadWorks-based services. We support our service provider customers by regularly offering enhanced and new features to their current applications as well as providing tools and training to help them market their services to subscribers. As an example, we provide training and marketing materials to our customers’ sales and marketing teams to assist them in selling services based on BroadWorks.

•	Selling new applications and features to our current service provider customers. Although our initial engagement with a service provider may be for a single initiative or business unit, once BroadWorks is implemented by a service provider, we believe that we are well-positioned to sell additional applications and features to that service provider.

•	Continuing to acquire new customers. Our customers are located around the world and include 15 of the top 25 telecommunications service providers globally. We believe we are well positioned to grow, both by adding customers in regions where we already have a strong presence and also by expanding our geographic footprint. We also intend to penetrate more deeply into some types of service provider customers, such as additional cable and mobile service providers.

•	Pursue selected acquisitions and collaborations that complement our strategy. To date, we have successfully completed several acquisitions and have also collaborated with a number of industry-leading companies on technology initiatives. We intend to continue to pursue acquisitions and collaborations where we believe they are strategic to strengthen our leadership position.

Products

BroadWorks enables service providers to offer their subscribers a comprehensive portfolio of enterprise and consumer communications services from a common network platform. We typically license BroadWorks on a per-subscriber, per-feature basis and we can deploy it in a variety of network configurations, matching the needs of fixed-line, mobile and cable service providers.

BroadSoft Enterprise Applications

Hosted Unified Communications

Hosted unified communications enables service providers to offer enterprises advanced IP PBX and UC features through a hosted service rather than through premises-based equipment, such as PBXs. As enterprise needs become more complex and as enterprise budgets are more closely controlled, we believe that enterprise demand for cost-effective and feature-rich applications such as multimedia, mobility and UC is growing. We also believe that the delivery of advanced IP PBX and UC features in a cloud-based hosted model is simpler to implement and more cost efficient for both the service provider and enterprise customer than premises-based alternatives.

The advanced IP PBX and UC features we offer to enterprises through BroadWorks’ hosted unified communications application include:

•	PBX functionality such as call control, call waiting, call forwarding and conference calling, in each case across multiple locations;

•	real-time multimedia communications support for voice and video calling;

•	integration of offerings across fixed and mobile devices and networks;

•	integrated voice, video and fax messaging;

•	enhanced features such as auto attendants, call centers and conferencing;

•	UC features, such as presence awareness, IM and e-mail integration and collaboration;

•	quality of service monitoring and reporting;

•	open APIs for third-party application development that complement the core call control functionality;

•	clients, which are devices and software that request information, for feature control and administration;

•	regulatory functions such as emergency calling (E911) and lawful intercept (CALEA); and

•	geographic redundancy and disaster recovery.

SIP Trunking

BroadWorks’ SIP trunking enables service providers to provide IP interconnectivity and additional services to enterprises that already have CPE-based IP PBXs, PBXs and/or video endpoints. With SIP trunking, service providers are able to bundle voice, which interconnects to either circuit or IP-based networks, and data over a single converged IP pipe, creating a more economical offering than can be achieved with separate voice and data connections. We believe that BroadWorks-powered service providers can differentiate their SIP trunking service offerings and increase revenue by offering enhanced services such as UC, video, mobility, global four-digit dialing and business continuity, in connection with their core SIP trunking service offerings.

Since BroadWorks’ hosted UC and SIP trunking applications share the same software and platform, service providers can easily and cost-effectively expand their addressable markets by offering hosted UC services in conjunction with SIP trunking. This hybrid offering is attractive to multi-site enterprises that have some environments using premises-based PBXs and others that are hosted. Despite their complex legacy systems, service providers can use BroadWorks to deliver a consistent set of mobility, multimedia and application integration capabilities to all end-users across these enterprises.

BroadSoft Consumer Applications

Our consumer IP applications offer voice and multimedia telephony services with voice calling, video calling, enhanced messaging, content sharing and web interfaces. They also provide full regulatory compliance for fixed-line, mobile and cable service providers. Additionally, we enable BroadWorks-powered service providers to differentiate their offerings through advanced feature sets for managing family and small office/residential office communications, including multiple lines, video calling and mobility support.

BroadSoft Xtended

The purpose of our Xtended program is to enable our service provider customers to create and/or deploy highly differentiated IP-based communications services on the BroadWorks platform. Xtended is premised on three operating principles:

•	Expanding familiarity with web services APIs. The powerful RESTful Xtended Services Interface, or Xsi, exposes the BroadWorks platform to other applications;

•	Maintaining community. An innovative developer community driven by the Xtended developer program is created; and

•	Promoting commerce. The Xtended Marketplace allows developers to monetize their applications by enabling end-users of BroadSoft-powered networks to directly browse and purchase their applications through online Application Stores, most often from their service providers.

While Xtended is still at an early stage of market acceptance, we hope that the applications that will be made available in the Xtended Marketplace will increase functionality for subscribers, which will in turn make them more likely to maintain their subscriptions with our customers.

Technology

We have invested significant time and financial resources into the development of our suite of product offerings. Our code base comprises over three million lines of software code refined over 11 years and 17 major releases. While the predominant industry approach has been to use proprietary standards, which greatly limits interoperability, our technology strategy is to adopt and extend leading open standards with the objectives of providing the widest level of interoperability in the industry. Our products implement a diverse set of industry protocols such as SIP, DIAMETER, SNMP, SOAP and RESTful-based interfaces, allowing for the successful penetration of the service provider market across different types of architectures, access types and infrastructures.

BroadWorks’ technology consists of software-based server functions and software clients designed for scalability and performance. Our server functions provide a number of discrete capabilities, including call control and signaling, media processing and provisioning interfaces to back office infrastructure. Our software clients run on a variety of CPE devices, including PCs, mobile devices and conferencing equipment. Our open interfaces allow service providers to quickly and easily integrate the servers with back office systems, web portals and network infrastructure and also permits them to deploy applications that complement the functionality of the servers. Because the BroadWorks solution reaches the service provider’s subscribers, we believe that this end-to-end integration is critical to ensure that the usability, look and feel of the service offering is superior.

The key elements of our technology are:

•	SIP. We believe that we have the industry’s most customer-tested and fully functioned SIP stack. Because we developed the software ourselves, we can rapidly customize it and resolve any related issues. We have developed SIP extensions for many advanced PBX functions such as advanced call control and bridged line appearances. Our SIP stack provides programmable controls on a per-device basis to allow for maximum compatibility and interoperability. We have achieved full interoperability with over 450 SIP-based devices and applications. We have validated our stack and deployed it with leading IMS core network vendors.

•	Java-based. BroadWorks is one of the first real-time Java-based applications in the telecommunications industry. Java allows for rapid software development with better quality than traditional programming languages such as C/C++, without reliance on third-party service delivery platforms. We manage all of the BroadWorks software source code with the exception of the database technology, which is provided by Oracle. We leverage open source software, when appropriate, for swift time-to-market and reduced research and development expenses.

•	Call control. We have developed a patented architecture for service definition, service execution, interface abstraction, event routing and service precedence. This provides an extensible pattern for creating and adding new services and/or interfaces without an impact on existing functionality. Interfaces are abstracted so that services can be written to work with any protocol. This approach yields a product that we believe is easier to test and subsequently has fewer defects as evidenced by current support for over 150 services. BroadSoft has evolved the service operating system to natively support the IMS call model.

•	Geographic redundancy. We have designed a geographic redundancy solution tailored for call control that requires no special software and uses standard IP networking configurations with standard IP addressing. This solution supports seamless failover for server outages and IP networking issues. It also allows for placement of servers in any geography without distance limitations. The solution is supported by leading IMS core network vendors and session border controller vendors. Our solution has proven greater than 99.999% reliability with over five years of historical data.

•	Common OAMP platform. BroadWorks has a common management container for all BroadSoft servers, providing consistent functions for operations, administration, management and provisioning, or OAMP. It supports identical carrier grade management interfaces on all servers and includes functions for command line interfaces, alarms, statistics, configuration, charging, security and provisioning. It is fully tested and validated with leading carrier network management systems and customer care systems and proven carrier grade in over 50 Tier 1 telecommunications service providers. It works on standard servers as well as virtualized servers.

•	Media resource framework. We have developed a completely software-based media resource framework for dual-tone multi-frequency detection, media playback, recording, conferencing and repeating. The framework supports all de facto standard audio and video codecs. It supports the Internet Engineering Task Force, or IETF, and the 3rd Generation Partnership Project, or 3GPP, standard protocols, including the standard format for specifying interactive voice dialogues between a human and a computer (VoiceXML) and call control extensible markup language, or CCXML, which provides telephony support to VoiceXML. The framework can be integrated with all leading voice recognition and text-to-speech engines. Using an exclusively software-based technology has allowed us to offer a very high capacity media server using low-cost, off-the-shelf hardware platforms. We developed the media server framework internally using open source software. We believe that it not only provides us with a technical advantage over our competition, but also a strong commercial advantage since we can bundle this technology with BroadWorks.

Global Support Services

The provision of a broad range of professional support services is an integral part of our business model. We offer services designed to deliver comprehensive support to our service provider customers and distribution partners through every stage of product deployment. Our services can be categorized as follows:

•	Pre-sales support. Our worldwide sales engineering group works with our direct sales force to provide demonstrations, architecture consulting, interoperability testing and related services in connection with product sales opportunities to establish the capability, functionality, scalability and interoperability of our software with a service provider’s network.

•	Professional services. Our professional services group provides installation services, such as planning, consulting and staging of software on the customer’s hardware, as well as installation and network integration services, project management and remote upgrades. We also offer our customers the option of longer-term engagements in the form of “resident engineer” services. In addition, we offer a full suite of consulting services including network planning, network architecture definition, back office consulting and solution verification.

•	Global operations centers. We maintain operations centers around the world to provide our customers with post-installation services, such as platform support and maintenance services. Members of our technical assistance center and regional project management and professional services teams provide remote assistance to customers via these locations and our in-depth web support portal, including periodic updates for our software products, and product documentation. To respond to our customers’ needs, our customer services personnel are available 24 hours a day, seven days a week and accessible by phone, e-mail and, when required, on-site via a professional services engagement.

•	Training. We offer an array of training services to our customers, which include systems administration, provisioning and product version update courses. We present these courses regularly at our regional centers and headquarters and we also can deliver customized versions of the courses at customer sites. We also offer product and feature training via streaming video courses, which we refer to as our eLearning offerings, as well as a full product certification program that is available through our BroadSoft University website.

•	Market acceleration. Our go-to-market consultants help service providers prepare to launch, market and sell their service offerings to their end-users. We generally seek to help them by providing a best-practice framework and resources such as templates, marketing workshops and planning guides, to accelerate the launch and development of our applications to their network subscribers.

We believe our commitment to providing high-quality services to our customers provides us with a competitive advantage by helping us to retain customers and to identify new revenue opportunities.

Sales and Marketing

We market and sell our products and services directly, through our internal sales force, and indirectly, through our distribution partners, such as VARs and system integrators. For the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010, approximately 63%, 60%, 63% and 68%, respectively, of our revenue was generated through direct sales, and 37%, 40%, 37% and 32%, respectively, was generated indirectly through distribution partners.

Direct sales. Our direct sales team sells our products and services to service providers worldwide and supports the sales efforts of our various distribution partners. We have sales and sales support employees in 17 countries supporting our customers and distribution partners in more than 65 countries.

Distribution partners. In an effort to acquire new customers, we sometimes enter into non-exclusive distribution or reseller agreements with distribution partners, such as VARs and system integrators. We predominantly engage with a distribution partner in connection with marketing to international service providers. Our agreements with our distribution partners typically have a duration of one to two years and provide for a full spectrum of sales and marketing services, product implementation services, technical and training support and warranty protection. These agreements generally do not contain minimum sales requirements and we ordinarily do not offer contractual rights of return or price protection to our distribution partners. As of September 30, 2010, we had approximately 53 distribution partners. Our partners include many of the largest networking and telecommunications equipment vendors in the world, as well as regionally focused system and network integrators. We may seek to selectively add distribution partners, particularly in additional countries outside the United States, to complement or expand our business.

Marketing and product management. Our marketing and product management teams focus their marketing efforts on increasing our company and brand awareness, heightening product awareness and specifying our competitive advantages, as well as generating qualified sales leads from existing and prospective customers. As part of marketing our products and services, we communicate enhancements and new capabilities, convey reference solutions that we develop with our partners and announce successful end-user market offerings jointly with our service providers. Within our industry, we work to influence next generation service architectures and service provider requirements globally by actively contributing to industry-related standards organizations, conferences, publications and analyst consulting services. Additionally, we work closely with service providers to develop subscriber loyalty and share successful best practices through user conferences, on-site seminars, monthly webinars, social networking campaigns and newsletters.

Research and Development

Continued investment in research and development is critical to our business. We have assembled a team of engineers primarily engaged in research and development, with expertise in various fields of communications and software development. Our research and development department is responsible for designing, developing and enhancing our software products and performing product testing and quality assurance activities, as well as ensuring the interoperability of our products with third-party hardware and software products. We also validate and produce solution guides for joint reference solutions with our partners that specify infrastructure components and management functions. We employ advanced software development tools, including automated testing, performance and capacity testing, source code control, requirements traceability and defect tracking systems. Research and development expense totaled $12.8 million for 2007, $15.9 million for 2008, $16.6 million for 2009 and $14.2 million for the nine months ended September 30, 2010.

Customers

Our products and services have been sold to more than 425 service providers in over 65 countries. These companies have either purchased products and services directly from us or have purchased our software through one of our distribution partners. Our installed customer base includes 15 of the top 25 telecommunications service providers globally. Our customers include fixed-line, mobile, cable and Internet service providers. As a result of the diversity of service providers comprising our customer base, our products are used in a broad array of services, applications, network types and business models worldwide.

The following is a partial listing of our service provider customers, including those who acquired our software through our distribution partners, as of September 30, 2010:

The Americas

•	Comcast Cable Communications Management, LLC

•	CommPartners, LLC

•	IP Networked Services, Inc., a subsidiary of Automatic Data Processing, Inc. (ADP)

•	New Global Telecom, Inc.

•	NuVox Communications, Inc. (acquired by Windstream Corporation)

•	PAETEC Communications, Inc.

•	Speakeasy Inc.

•	TDS Telecommunications Corporation

•	U.S. TelePacific Corp.

•	Verizon Corporate Services Group Inc.

•	XO Holdings, Inc.

Europe, Middle East and Africa

•	France Telecom S.A.

•	Société Française de Radiotéléphone (SFR SA)

•	TDC A/S

•	T-Systems International GmbH

Asia Pacific

•	iiNet Limited

•	IP Systems Pty Ltd

•	KT Corporation (Korea Telecom)

•	SK Broadband Co., Ltd.

•	Telstra Corporation Limited

Revenue from customers located outside the United States and Canada represented 52% of our total revenue in 2007, 53% of our total revenue in 2008, 45% of our total revenue in 2009 and 48% of our total revenue for the nine months ended September 30, 2010. For the year ended December 31, 2009 and the nine months ended September 30, 2010, Verizon accounted for 10% and 2.5%, respectively, of our total revenue.

Under the terms of our agreements with Verizon, Verizon may terminate these agreements at any time without cause and without penalty. Moreover, under the agreements, Verizon is not required to purchase any minimum amount of our products or services. Additionally, revenue from one of our distribution partners, Ericsson, accounted for approximately 16%, 17%, 11% and 9% of our total revenue for the years ended December 31, 2007, 2008 and 2009 and the nine months ended September 30, 2010, respectively. These revenues are the results of sales directly to Ericsson as well as to at least 15 different legal entities controlled by Ericsson, pursuant to separate arrangements with each of those entities. As discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations — Comparison of Years Ended December 31, 2008 and 2009,” we have observed a shift from indirect sales through distribution partners to direct sales, particularly in the EMEA region, and we expect this trend to continue, which we believe will decrease the significance of the Ericsson relationship to us. Under the terms of our agreements with Ericsson, Ericsson is not required to distribute any minimum amount of our products or services, nor are we obligated to sell any minimum amount of products or services to Ericsson for resale. In addition, our contracts with Ericsson do not prohibit Ericsson from offering products or services that compete with our products and services, including products they currently offer or may develop in the future and incorporate into their own systems. For a further discussion of our relationships with Verizon and Ericsson, see “Risk Factors — The loss of, or a significant reduction in orders from, one or more major customers or through one or more major distribution partners would reduce our revenue and harm our results.”

Competition

The market for IP application software is extremely competitive, rapidly evolving and subject to changing technology. We expect competition to persist and intensify in the future. We believe that the principal competitive factors in our industry include product features and performance, interoperability, time required for application deployment, scalability, customer support offerings, customer relationships, partner relationships, pricing and total deployment costs.

Currently, our primary direct competitors consist of established network equipment companies, including Alcatel-Lucent, Avaya Inc., Comverse Technology, Inc. (through its acquisition of Netcentrex S.A.), Cisco, Ericsson, Huawei, Metaswitch Networks, Nokia-Siemens Networks, Nortel Networks Corporation and Sonus Networks, Inc. Some of the network equipment companies with which we have non-exclusive distributor partnerships may also provide, as a package, their own network equipment in combination with IP application software that they have developed.

In addition, potential customers may also elect to continue to use existing legacy technologies, such as PBXs or Class 5 switches, to handle certain needs that our solutions address. We do not control the timing of the migration from existing technologies to IP-based networks, as described in “Risk Factors — Our success depends in large part on service providers’ continued deployment of, and investment in, their IP-based networks.”

Many of our current and potential competitors have significantly greater financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their products as described in “Risk Factors — We face intense competition in our markets, especially from larger, better-known companies, and we may lack sufficient financial or other resources to maintain or improve our competitive position.” Our competitors may also have more extensive customer bases and broader customer relationships than we do, including relationships with our potential customers. In addition, many of these companies have longer operating histories and greater brand recognition than we do.

Intellectual Property

Our success depends upon our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of intellectual property rights, including patents, trade secrets, copyrights and trademarks, as well as customary confidentiality and other contractual protections. We have been issued six U.S. patents. We have also been issued one European patent, two Canadian patents and two Australian patents, all of which are counterparts to certain of the U.S. patents. In addition, we have a total of 12 patent applications pending in the United States, eight patent applications pending in Europe and one patent application pending in China. All foreign patent applications are counterparts to certain of the U.S. patents or patent applications. Our registered trademarks in the United States include BroadSoft, BroadWorks, the BroadSoft logo and Innovation Calling. BroadSoft and BroadWorks are also registered trademarks in the European Community and a number of other countries throughout the world. We also have a pending application in the United States for BroadSoft Xchange.

In addition to the protections described above, we generally control access to and use of our proprietary software and other confidential information through the use of internal and external controls, including contractual protections with employees, consultants, customers and vendors, and our software is protected by U.S. and international copyright laws. We also incorporate a number of third-party software programs into our products, including BroadWorks, pursuant to license agreements. Our software is not substantially dependent on any third-party software, with the exception of database technology that is provided by Oracle, although our software does utilize open source code. Notwithstanding the use of this open source code, we do not believe that our usage requires public disclosure of our own source code nor do we believe the use of open source code is material to our business.

We may not receive competitive advantages from the rights granted under our patent and other intellectual property rights, as described in “Risk Factors — We may be unable to adequately protect our intellectual property rights in internally developed systems and software and efforts to protect them may be costly.” If our products, patents or patent applications are found to conflict with any patents held by third parties, we could be prevented from selling our products, our patents may be declared invalid or our patent applications may not result in issued patents. In foreign countries, we may not receive effective patent, copyright and trademark protection. We may be required to initiate litigation to enforce any patents issued to us, or to determine the scope or validity of a third party’s patent or other proprietary rights. In addition, in the future we may be subject to lawsuits by third parties seeking to enforce their own intellectual property rights, as described in “Risk Factors — Infringement claims are common in our industry and third parties, including competitors, have and could in the future assert infringement claims against us, which could force us to redesign our software and incur significant costs” and “Risk Factors — We are generally obligated to indemnify our customers for certain expenses and liabilities resulting from intellectual property infringement claims regarding our software, which could force us to incur substantial costs.”

We license our software to customers pursuant to agreements that impose restrictions on the customers’ ability to use the software, including prohibitions on reverse engineering and limitations on the use of copies. We also seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute nondisclosure and assignment of intellectual property agreements and by restricting access to our source code. Our employees and consultants may not comply with the terms of these agreements and we may not be able to adequately enforce our rights against these non-compliant parties.

Employees

As of September 30, 2010, we had 358 employees, 127 of whom were primarily engaged in research and development, 104 of whom were primarily engaged in sales and marketing, 86 of whom were primarily engaged in providing implementation and professional support services and 41 of whom were primarily engaged in administration and finance. A majority of these employees are located in the United States. None of our employees is represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Facilities

Our principal offices occupy approximately 30,000 square feet of leased office space in Gaithersburg, Maryland which we lease pursuant to a sublease with a sublessor. Under certain circumstances and assuming we are not in default of our obligations under the sublease, we have the right to sublease an additional 5,500 square feet from the sublessor. The initial sublease expires on June 29, 2019. Should the sublessor choose to extend the term of its lease through November 17, 2022 and not sublet to one of its affiliates or related entities, we may extend our sublease until November 16, 2022 or choose to let the initial sublease expire and find additional office space to purchase or lease. We also maintain sales, development or technical assistance offices in Cupertino, California; Campbell, California; Richardson, Texas; Belfast, Northern Ireland, United Kingdom; Chennai, India; Madrid, Spain; Montreal, Canada; Paris, France; Seoul, South Korea; and Sydney, Australia. We believe that our current facilities are suitable and adequate to meet our current needs. We intend to add new facilities or expand existing facilities as we add employees, and we believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

Legal Proceedings

From time to time, we are subject to litigation and claims arising in the ordinary course of business. On October 22, 2010, we were named as a defendant in a lawsuit filed by EON Corp. IP Holdings, LLC. The lawsuit seeks unspecified damages for alleged infringement of a patent. While we intend to defend ourselves vigorously, we cannot be certain of any particular outcome and an adverse outcome in this lawsuit could have a material adverse effect on our business. We are not aware of any pending or threatened legal proceeding against us that could have a material adverse effect on our business, operating results or financial condition. The software and communications infrastructure industries are characterized by frequent claims and litigation, including claims regarding patent and other intellectual property rights as well as improper hiring practices. As a result, we may be involved in various additional legal proceedings from time to time.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information with respect to our executive officers and directors as of December 1, 2010:

Name	Age	Position

Michael Tessler	49	President, Chief Executive Officer and Director
Scott D. Hoffpauir	46	Chief Technology Officer
James A. Tholen	51	Chief Financial Officer, Assistant Secretary and Assistant Treasurer
Robert P. Goodman	50	Director and Chairman of the Board
John J. Gavin, Jr.	55	Director
Douglas L. Maine	62	Director
John D. Markley, Jr.	44	Director
Joseph R. Zell	51	Director

Executive Officers

Michael Tessler, one of our co-founders, has served as a director since our inception and as our President and Chief Executive Officer since December 1998. Prior to co-founding our company, Mr. Tessler was Vice President of Engineering of Celcore, Inc., or Celcore, a wireless equipment company, and the Celcore organization of DSC Communications Corporation, which acquired Celcore in 1997 and which was then acquired by Alcatel USA, Inc. Before joining Celcore, Mr. Tessler held a number of senior management positions at Nortel Networks and founded and led a services development business unit that helped local exchange carriers build and deploy advanced services on their digital networks. Our board of directors has concluded that Mr. Tessler should serve on the board based on his deep knowledge of our company gained from his positions as one of our founders and Chief Executive Officer, as well as his experience in the telecommunications industry.

Scott D. Hoffpauir, one of our co-founders, has served as our Chief Technology Officer since November 1998. Prior to co-founding our company, Mr. Hoffpauir was Director of GSM Development at Celcore. Before Celcore, Mr. Hoffpauir was senior architect for Nortel Networks Corporation’s GSM and Inter-Exchange Carrier switching systems from 1987 to 1995.

James A. Tholen has served as our Chief Financial Officer since July 2007. Between January 2006 and July 2007, Mr. Tholen was engaged in consulting, advisory and investing activities. From January 2003 to January 2006, Mr. Tholen served as both Chief Financial Officer and Chief Operating Officer at Network Security Technologies, Inc., or NetSec, a managed and professional security services company acquired by MCI, Inc., now part of Verizon. Prior to joining NetSec, he served as Chief Strategy Officer and Chief Financial Officer for CareerBuilder, Inc. and was a member of that company’s board of directors.

Non-Employee Directors

Robert P. Goodman has served as one of our directors since April 1999 and has served as Chairman of our board of directors since 2000. He is the founding partner of Bessemer Venture Partners’ investment office in Larchmont, New York. Mr. Goodman is also a Managing Member of Deer Management Co. LLC, the management company for Bessemer Venture Partners’ investment funds, including Bessemer Venture Partners IV L.P. and Bessec Venture Partners IV L.P. Prior to joining Bessemer, Mr. Goodman founded and served as the Chief Executive Officer of two telecommunications companies, Celcore and Boatphone, a group of cellular operating companies. Mr. Goodman is currently a member of the board of directors of several private companies, including Consortium 2 S.a.r.l. (GTS Central Europe), Millennial Media, Inc., Perimeter Internetworking Corp., Select Minds, Inc., Synscort Incorporated and Teamviewer Holdings, Ltd. Our board of directors has concluded that Mr. Goodman should serve on the board and on the compensation and nominating and corporate governance committees based on his experience in working with entrepreneurial companies, his particular familiarity with technology companies and, as one of our early stage investors, his significant knowledge of our company.

John J. Gavin, Jr. has served as one of our directors since March 2010. Since June 2008, Mr. Gavin has provided advisory services in accordance with his Board responsibilities to the boards on which he served during this period as indicated below, and has also engaged in personal investment activities. From January 2007 to June 2008, Mr. Gavin served as Chief Financial Officer of BladeLogic, Inc., or BladeLogic, a provider of data center automation software, which was acquired by BMC Software, Inc. From April 2004 through January 2007, Mr. Gavin served as the Chief Financial Officer for NaviSite, Inc., a provider of information technology hosting, outsourcing and professional services. Mr. Gavin has served on the board of directors of Vistaprint, Inc. since 2006 and Qlik Technologies since February 2010. Mr. Gavin is also currently a director of Consona Corporation, a private company. Our board of directors has concluded that Mr. Gavin should serve on the board and on the audit and compensation committees based on his financial management experience.

Douglas L. Maine has served as one of our directors since May 2007. Mr. Maine served as General Manager of the Consumer Products Industry Division for International Business Machines Corporation, or IBM, from 2003 until his retirement in May 2005 and served as Chief Financial Officer of IBM from 1998 to 1999. Prior to joining IBM, Mr. Maine spent 20 years with MCI, Inc. (now part of Verizon), where he was Chief Financial Officer from 1992 to 1998. Mr. Maine serves on the boards of directors of two public companies, Rockwood Holdings, Inc. since 2005 and Alliant Techsystems Inc. since 2006. Additionally, he is a Senior Advisor to Brown Brothers Harriman and serves on the boards of directors of three of BBH Capital Partners’ portfolio companies. Our board of directors has concluded that Mr. Maine should serve on the board and on the audit and nominating and corporate governance committees based on his corporate management experience and his qualification as an audit committee financial expert under SEC guidelines.

John D. Markley, Jr. has served as one of our directors since January 2002. Since 1996, Mr. Markley has been affiliated with Columbia Capital Corporation, or Columbia Capital, a communications, media and technology investment firm, where he has served in a number of capacities including partner, venture partner and portfolio company executive. Prior to Columbia Capital, Mr. Markley served at the Federal Communications Commission. Mr. Markley has been a director of Charter Communications, Inc. since 2009. Mr. Markley also serves on the board of directors of Millennial Media, Inc. and Telecom Transport Management, Inc. Our board of directors has concluded that Mr. Markley should serve on the board and on the compensation and nominating and corporate governance committees based on his experience in working with entrepreneurial companies, his particular familiarity with technology companies and his significant knowledge of our company.

Joseph R. Zell has served as one of our directors since August 2002. Mr. Zell has been a General Partner of Grotech Capital Group, or Grotech, a venture capital firm, since January 2002. Mr. Zell currently serves on the boards of several private companies, including Aztek Networks, Inc., Collective Intellect, Inc., Hatteras Networks, Inc., LogRhythm Inc. and Rebit, Inc. From 2000 to 2001, Mr. Zell served as President and Chief Executive Officer of Convergent Communications, Inc., or Convergent. In April 2001, Convergent filed for bankruptcy. Our board of directors has concluded that Mr. Zell should serve on the board and the audit committee based on his experience in working in, and serving as a director of, technology companies, his experience in product development for communications companies and his financial expertise.

Board Composition

Our board of directors currently consists of six members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:

•	the Class I director is Mr. Markley and his term will expire at our 2011 annual meeting of stockholders;

•	the Class II directors are Messrs. Goodman and Maine and their terms will expire at our 2012 annual meeting of stockholders; and

•	the Class III directors are Messrs. Gavin, Tessler and Zell and their terms will expire at our 2013 annual meeting of stockholders.

Our amended and restated bylaws provide that the authorized number of directors may be changed only by resolution approved by a majority of the board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Director Independence

In March 2010, our board of directors undertook a review of the independence of the directors and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our board of directors determined that Messrs. Gavin, Goodman, Maine, Markley, and Zell, representing five of our six current directors, are “independent directors” as defined under NASDAQ rules and the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Board Leadership Structure

Our board of directors has an independent chairman, Mr. Goodman, who has authority, among other things, to call and preside over board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the board. Accordingly, the board chairman has substantial ability to shape the work of the board. We believe that separation of the positions of board chairman and chief executive officer reinforces the independence of the board in its oversight of the business and affairs of the company. In addition, we believe that having an independent board chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the board to monitor whether management’s actions are in the best interests of the company and its stockholders. As a result, we believe that having an independent board chairman can enhance the effectiveness of the board as a whole.

Role of the Board in Risk Oversight

Our audit committee is primarily responsible for overseeing our risk management processes on behalf of the full board of directors. Going forward, we expect that the audit committee will receive reports from management at least quarterly regarding our assessment of risks. In addition, the audit committee reports regularly to the full board of directors, which also considers our risk profile. The audit committee and the full board of directors focus on the most significant risks we face and our general risk management strategies. While the board oversees our risk management, company management is responsible for day-to-day risk management processes. Our board expects company management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the audit committee and the board. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our board leadership structure supports this approach.

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. From time to time, the board may establish other committees to facilitate the management of our business.

Audit Committee

Our audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent registered public accountants. Our audit committee consists of three directors, Messrs. Maine, Gavin and Zell, and our board of directors has determined that each of them is independent within the meaning of the applicable SEC rules and the listing standards of the NASDAQ Stock Market. Mr. Maine is the chairman of the audit committee and our board of directors has determined that Mr. Maine is an “audit committee financial expert” as defined by SEC rules and regulations. Our board of directors has determined that the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee complies with, the applicable requirements of the Sarbanes-Oxley Act, applicable requirements of the NASDAQ rules and SEC rules and regulations. We intend to continue to evaluate the requirements applicable to us and we intend to comply with the future requirements to the extent that they become applicable to our audit committee. The principal duties and responsibilities of our audit committee include:

•	appointing and retaining an independent registered public accounting firm to serve as independent auditor to audit our consolidated financial statements, overseeing the independent auditor’s work and determining the independent auditor’s compensation;

•	approving in advance all audit services and non-audit services to be provided to us by our independent auditor;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters, as well as for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and discussing with management and our independent auditor the results of the annual audit and the independent auditor’s review of our quarterly consolidated financial statements; and

•	conferring with management and our independent auditor about the scope, adequacy and effectiveness of our internal accounting controls, the objectivity of our financial reporting and our accounting policies and practices.

Compensation Committee

Our compensation committee reviews and determines the compensation of all our executive officers. Our compensation committee consists of three directors, Messrs. Goodman, Gavin and Markley, each of whom is a non-employee member of our board of directors as defined in Rule 16b-3 under the Exchange Act and an outside director as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, or the Code. Mr. Goodman is the chairman of the compensation committee. Our board of directors has determined that the composition of our compensation committee satisfies the applicable independence requirements under, and the functioning of our compensation committee complies with the applicable requirements of, the Sarbanes-Oxley Act, NASDAQ rules and SEC rules and regulations. We intend to continue to evaluate and intend to comply with all future requirements applicable to our compensation committee. The principal duties and responsibilities of our compensation committee include:

•	establishing and approving performance goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives and setting the chief executive officer’s compensation, including incentive-based and equity-based compensation, based on that evaluation;

•	setting the compensation of our other executive officers;

•	exercising administrative authority under our stock plans and employee benefit plans;

•	reviewing and making recommendations to the board with respect to management succession planning;

•	reviewing and discussing with management the compensation discussion and analysis that we are required to include in SEC filings; and

•	preparing a compensation committee report on executive compensation as required by the SEC to be included in our annual proxy statements or annual reports on Form 10-K filed with the SEC.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of three directors, Messrs. Markley, Goodman and Maine. Mr. Markley is the chairman of the nominating and corporate governance committee. Our board of directors has determined that the composition of our nominating and corporate governance committee satisfies the applicable independence requirements under, and the functioning of our nominating and corporate governance committee complies with the applicable requirements of, the NASDAQ rules and SEC rules and regulations. We will continue to evaluate and will comply with all future requirements applicable to our nominating and corporate governance committee.

The nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	assessing individual director performance, participation and qualifications;

•	developing and recommending to the board corporate governance principles;

•	monitoring the effectiveness of the board and the quality of the relationship between management and the board;

•	making recommendations to our board of directors regarding director compensation; and

•	overseeing an annual evaluation of the board.

The nominating and corporate governance committee believes that candidates for director should possess, among other things, integrity, independence, diversity of experience, leadership and the ability to exercise sound judgment. In its review of candidates, the nominating and corporate governance committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the company, demonstrated excellence in his or her field and having the commitment to rigorously represent the long-term interests of the company’s stockholders as amongst the most important criteria they consider. However, the nominating and corporate governance committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the board, the operating requirements of the company and the long-term interests of stockholders. In conducting this assessment, the nominating and corporate governance committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the board and the company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are scheduled to expire, the nominating and corporate governance committee reviews these directors’ overall service to the company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.broadsoft.com. The nominating and corporate governance committee of our board of directors is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

Compensation Committee Interlocks and Insider Participation

Prior to March 2010, Mr. Tessler, our President and Chief Executive Officer, served as a member of our compensation committee and participated in deliberations of our compensation committee concerning the compensation of executive officers other than himself. None of our directors who currently serve as members of our compensation committee is, or has at any time during the past year been, one of our officers or employees.

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our board of directors or compensation committee.

Risk Assessment and Compensation Practices

Our management assessed and discussed with our compensation committee our compensation policies and practices for our employees as they relate to our risk management and, based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.

Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. While performance-based cash bonuses focus on achievement of short-term or annual goals, which may encourage the taking of short-term risks at the expense of long-term results, we believe that our internal controls help mitigate this risk and our performance- based cash bonuses are limited, representing a relatively smaller portion of the total compensation opportunities available to most employees. We also believe that our performance-based cash bonuses appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success, and do not encourage unnecessary or excessive risk-taking.

A significant proportion of the compensation provided to our named executive officers and a portion of the compensation provided to our other employees is in the form of long-term equity-based incentives that are important to help further align our employees’ interests with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.

Director Compensation

During 2009, we did not pay any cash compensation to any of our non-employee directors. In prior years, we paid our non-employee directors who were not affiliated with our significant stockholders annual cash retainers as well as cash fees related to board meeting attendance. We reimburse our directors for reasonable travel, lodging and other expenses incurred in connection with attending meetings of the board and its committees.

Directors are eligible to receive grants under our equity incentive plans at the discretion of our board of directors following recommendation by the nominating and corporate governance committee of the board of directors. During 2009, we made the following grants to, and took the following actions affecting, our non-employee directors under our equity incentive plans:

•	On June 25, 2009, our board of directors approved the issuance of options, pursuant to an exchange offer, whereby Messrs. Maine, Andrew Miller (a former director) and Philip Livingston (a former director) exchanged stock options previously held by such directors with exercise prices in excess of $2.40 per share for new stock options with an exercise price of $2.40 per share, which our board of directors determined to be the fair market value of our common stock as of that date. The new stock options have a vesting schedule that is equivalent to the vesting schedule under the previously-held stock options that were exchanged. In connection with this exchange offer, we granted stock options with an exercise price of $2.40 per share to these non-employee directors as follows:

•	Mr. Maine was granted a stock option to purchase 25,000 shares of our common stock. This option was vested as to 50% of the shares on the date of grant, with the balance vesting in eight equal quarterly increments beginning on August 18, 2009.

•	Mr. Miller was granted a stock option to purchase 29,166 shares of our common stock. This option was vested as to 75% of the shares on the date of grant, with the balance vesting in four equal quarterly increments beginning on August 9, 2009.

•	Mr. Livingston was granted a stock option to purchase 24,929 shares of our common stock. This option was fully vested on the date of grant.

•	On November 5, 2009, in lieu of paying our non-employee directors cash compensation for 2009, our board of directors approved the grant of restricted stock units, or RSUs, to each of Messrs. Livingston, Maine and Miller. Each of these directors was awarded 3,333 RSUs.

On January 28, 2010, our board of directors approved the grant of 3,333 RSUs to Mr. Markley. The RSUs vested upon our initial public offering, or IPO. On April 20, 2010, our board of directors approved the grant of 1,666 RSUs to Mr. Gavin that vested in full upon our IPO.

On February 5, 2010, Mr. Livingston resigned from our board of directors. As a result of his resignation, the RSUs issued to Mr. Livingston in November 2009 were forfeited according to their terms. In consideration of the forfeiture of these RSUs and in recognition of Mr. Livingston’s years of service to our board of directors, our board elected to pay $20,000 to Mr. Livingston at the time of his resignation.

On May 24, 2010, our board of directors approved the grant of an option to purchase 25,000 shares of common stock to Mr. Gavin, with such grant contingent upon the IPO. The option was issued on the first date that our common stock traded following the pricing of the IPO. The exercise price of the option was $8.30, which was the closing price of our common stock on the date of grant. The option vests in 16 equal quarterly installments following the date of grant.

We adopted a director compensation policy in April 2010 in connection with our anticipated initial public offering and the increased responsibilities of our directors as directors of a public company. Under this policy, which went into effect upon the completion of the IPO, each non-employee director is entitled to receive the following compensation:

•	an annual grant of RSUs covering a number of shares of common stock having a value, as of the date of grant, equal to $30,000, which will vest in full on the first anniversary of the grant date. The first such annual RSU grant was made on a pro-rata basis (to reflect the remainder of 2010 following the completion of the IPO) on July 20, 2010. Such grants, each of which was in the amount of 1,911 RSUs, will vest in full on December 31, 2010;

•	an annual cash retainer of $30,000, paid in quarterly installments at the end of each quarter; provided that each non-employee director will have the ability to elect to receive 100%, 50% or 0% of his or her annual cash retainer in the form of additional RSUs;

•	an annual cash retainer of $15,000 for the director who serves as our audit committee chairman, and $10,000 for the other directors who serve on our audit committee, in each case, paid in quarterly installments at the end of each quarter;

•	an annual cash retainer of $10,000 for the director who serves as our compensation committee chairman, and $7,500 for the other directors who serve on our compensation committee, in each case, paid in quarterly installments at the end of each quarter;

•	an annual cash retainer of $7,500 for the director who serves as our nominating and corporate governance committee chairman, and $5,000 for the other directors who serve on our nominating and corporate governance committee, in each case, paid in quarterly installments at the end of each quarter; and

•	reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at our board or committee meetings.

2009 Director Compensation Table

The following table sets forth a summary of the compensation earned during the year ended December 31, 2009 by our non-employee directors:

Name	Stock Awards (1)		Option Awards (1)		Total (2)

Robert P. Goodman	$—		$—		$—
Philip B. Livingston (3)	—	(4)	12,474	(5)	12,474
Douglas L. Maine	—	(4)	29,400	(5)	29,400
John D. Markley, Jr.	—		—		—
Andrew M. Miller	—	(4)	35,454	(5)	35,454
Joseph R. Zell	—		—		—

(1)	As of December 31, 2009, the aggregate number of shares subject to outstanding equity awards held by our non-employee directors was:

Name	RSUs	Stock Options

Robert P. Goodman	—	—
Philip B. Livingston	3,333	24,929
Douglas L. Maine	3,333	25,000
John D. Markley, Jr.	—	—
Andrew M. Miller	3,333	29,166
Joseph R. Zell	—	—

(2)	The dollar values in this column for each director represent the sum of all compensation referenced in the preceding columns.

(3)	Mr. Livingston resigned from our board of directors effective February 5, 2010. As a result of his resignation, the RSUs issued to Mr. Livingston in 2009 (as described in more detail in footnote 4 below), were forfeited according to their terms. In consideration of the forfeiture of these RSUs and in recognition of Mr. Livingston’s years of service to our board of directors, our board elected to pay $20,000 to Mr. Livingston at the time of his resignation.

(4)	Represents the fair market value of the RSUs issued to the director on the date of grant. The award was subject to performance-based vesting, as described above. Because the award was subject to a performance condition, the amount in the column reflects the value of the award based on the probable outcome of the performance condition of the award at the time of grant. Because the performance condition of the award was a liquidity event, which was outside of our control, the outcome of the performance condition, and therefore the vesting of these RSUs, was not considered “probable” until the event occurred. As a result, the grant date fair value of the RSU, for purposes of this table, is $0. Assuming that the performance conditions to the awards are met, based on a fair value of the common stock of $3.90 per share as of the grant date, the value of the awards for each such non-employee director as of the grant date would be $12,999. For a discussion of the valuation of the common stock as of the grant date of these RSUs, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Determination of the fair value of stock-based compensation grants.”

(5)	Represents the incremental fair market value, measured as of the date of grant, of stock options issued to the director pursuant to the stock option exchange offer described above. These options were valued using a binomial lattice pricing model. For a discussion of the assumptions used in valuing these awards, see Note 2 to the consolidated financial statements elsewhere in this prospectus.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides information regarding our 2009 executive compensation program for our Chief Executive Officer, our Chief Financial Officer and our two other executive officers. We refer to these individuals as our named executive officers, or NEOs.

The following discussion and analysis of compensation arrangements of our NEOs should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, consideration, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Our NEOs for 2009 were as follows:

•	Michael Tessler, President and Chief Executive Officer

•	James Tholen, Chief Financial Officer

•	Scott Hoffpauir, Chief Technology Officer

•	Robert O’Neil, former Vice President, Worldwide Sales

Mr. O’Neil’s employment by BroadSoft ended on December 31, 2009.

Our Compensation Objectives

We have designed our executive compensation program with the following primary objectives:

•	to retain those executives who continue to perform at or above the levels that we expect;

•	to attract, as needed, executives with the skills necessary for us to achieve our corporate objectives;

•	to tie annual cash incentives to the achievement of measurable corporate performance objectives and individual contribution to our corporate performance;

•	to manage risks of our business;

•	to control our business costs;

•	to allocate our resources effectively in the development of market-leading technology and products; and

•	to reinforce a sense of ownership and overall entrepreneurial spirit and to align our executives’ incentives with stockholder value creation.

In the future our compensation committee expects to refine and modify our compensation programs to further reflect the competitive market for executive talent and our changing business needs as a public company.

Role of Our Compensation Committee

Our board of directors has delegated responsibility for developing our compensation philosophy and for designing, administering and interpreting our executive compensation programs to our compensation committee. Our compensation committee is appointed by our board of directors. Our compensation committee currently consists entirely of directors who are outside directors for purposes of Section 162(m) of the Internal Revenue Code and non-employee directors for purposes of

Rule 16b-3 under the Exchange Act. In 2009, our compensation committee determined the compensation for all of our NEOs.

Our compensation committee performs, at least annually, a strategic review of our NEOs’ compensation arrangements. The goals of these reviews are to determine whether current compensation arrangements provide adequate incentives and motivation to our NEOs and whether they adequately compensate our NEOs relative to comparable officers in other companies with which we compete for executives. These companies may or may not be public companies or even, in all cases, technology companies. Our compensation committee’s most recent review of executive compensation occurred in February 2010. Although our compensation committee has the authority to engage an independent compensation consultant to advise it in these reviews, until recently it had not done so. However, in connection with the February 2010 review, our compensation committee engaged DolmatConnell & Partners, or DolmatConnell, an independent compensation consultant, to advise it with respect to 2009 bonus determinations and 2010 compensation programs. Our compensation committee expects to engage an independent compensation consultant to advise it on executive compensation matters in future years as well.

Role of the Chief Executive Officer

Prior to March 2, 2010, Mr. Tessler, our chief executive officer, was a member of our compensation committee, although he has since been replaced on the committee by John J. Gavin, Jr., an independent director. Because Mr. Gavin joined the compensation committee in March 2010, he did not participate in any of the decisions regarding 2009 executive compensation described herein.

With respect to compensation decisions relating to his compensation as our chief executive officer, Mr. Tessler has abstained from involvement in the discussions and, while he was a member of our compensation committee, voting on these decisions. With respect to compensation decisions regarding all other executive officers, Mr. Tessler has made recommendations to our compensation committee, participated in the committee’s discussions and, while a member of the committee, voted on these decisions. Our compensation committee expects that it will typically continue to consider recommendations from the chief executive officer in evaluating the performance of, and making compensation decisions for, executive officers other than the chief executive officer.

Compensation Components

In 2009, our executive compensation program consisted of five principal components:

•	base salary;

•	an annual cash bonus program;

•	sales commissions (for our former vice president, worldwide sales only);

•	equity incentive compensation; and

•	benefits.

Mix of Compensation

Our compensation committee has historically sought to set NEOs’ salaries, target bonuses (and in the case of our former vice president, worldwide sales, sales commissions) and aggregate share and option holdings at a level that are competitive with those of executives with similar roles at comparable private information technology companies. Our compensation committee historically has not used benchmarking in setting these compensation levels, but instead has based its determination of market levels on various data sources, including compensation databases, SEC filings of smaller public companies and the general market experience of the members of the committee. We believe that, given the industry in which we operate and the corporate culture that we have created, base compensation, bonuses, sales commissions and equity incentives at these levels are generally sufficient to retain our existing executive officers and to hire new executive officers when and as required. In seeking to set competitive base and incentive compensation, our compensation committee also acknowledges that, in certain circumstances, we may be required to pay executives at somewhat higher rates, commensurate with the individuals’ experience, and to recruit and retain these executives, who have competing employment opportunities.

We believe that, as is common in the technology sector, stock options and other equity awards are a key compensation-related motivator in attracting and retaining executive officers in addition to base salary, cash bonus and sales commissions. Our compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid compensation, between cash and non-cash compensation, or among different forms of cash compensation. However, our compensation committee’s general philosophy is to make a greater percentage of an employee’s compensation performance-based (either equity-based, cash bonus or sales commissions) as he or she becomes more senior. As a result, we seek to keep base cash compensation to executive officers to a competitive level while providing the executives with the opportunity to be significantly rewarded through cash incentives and through equity-based compensation that will increase in value if the company performs well over an extended period of time and the executive remains with the company.

Base Salary

Base salaries are intended to provide our NEOs with a degree of financial certainty and stability that does not depend on our performance. Our compensation committee considers several factors in determining base salaries of our NEOs, including each NEO’s position, functional role, responsibilities and experience, the relative ease or difficulty of replacing such NEO with a well-qualified person and overall job performance. In the future, our compensation committee intends to review the base salaries of our NEOs on an annual basis and make adjustments based on individual performance, changes in job duties and responsibility, our overall budget for base salary increases and competitive conditions.

For 2009, in light of the challenging economic climate and to preserve cash resources, our compensation committee determined that the base salaries in effect for our NEOs were sufficient to achieve our compensation objectives and determined not to increase base salaries for our NEOs. However, for 2010, in consultation with DolmatConnell, our compensation committee determined to increase base salaries for our NEOs as follows:

Name	2009 Salary	2010 Salary

Mr. Tessler	$275,000	$300,000
Mr. Tholen	$225,000	$265,000
Mr. Hoffpauir	$200,000	$240,000

Cash Bonus Programs

We believe it is important to provide our NEOs with the opportunity to earn annual cash incentive payments to reward the achievement of various pre-determined corporate objectives and to motivate the executives to contribute to our achievement of those objectives. Our cash bonus program is administered by our compensation committee to reward all eligible employees other than our sales personnel, who generally receive incentive compensation in the form of sales commissions. For 2009, we established annual cash bonus plans for our NEOs and we anticipate that we will establish similar cash incentive plans in the future.

Annual Bonus Plans

For each year, our compensation committee determines a target annual bonus for each of our NEOs, depending upon the officer’s role within the company and his ability to influence our financial performance. For 2009, target bonuses, as a percentage of annual base salary, for each of our NEOs, were as follows:

•	Mr. Tessler: $200,000 (73% of base salary)

•	Mr. Tholen: $100,000 (44% of base salary)

•	Mr. Hoffpauir: $90,000 (45% of base salary)

•	Mr. O’Neil: $100,000 (40% of base salary)

In developing the annual bonus program for our NEOs, our compensation committee establishes annual corporate performance objectives. These corporate objectives are generally based on the annual corporate operating plan approved by the full board of directors. In 2009, these corporate performance objectives related to total revenue for the year ended December 31, 2009 and cash on hand as of December 31, 2009. Our compensation committee then establishes a bonus program for the NEOs whereby the NEOs’ bonuses are based on our level of achievement of these corporate objectives.

For 2009, to provide itself with the ability to reward outstanding individual performance, our compensation committee also determined to base a portion of each NEO’s target bonus on individual contribution to our corporate performance. For 2009, our compensation committee determined that bonuses for the NEOs should be 70% based on the achievement of the corporate objectives (with one-half of this amount attributed to each of the two corporate performance objectives described above), and 30% based on a discretionary assessment of individual performance.

Because of Mr. O’Neil’s position as vice president, worldwide sales, our compensation committee believed that it was appropriate to establish an incentive structure for him that placed greater emphasis on sales achievements during the year, while still aligning his incentives with those of our other NEOs. Accordingly, our compensation committee determined to include Mr. O’Neil in the bonus program described above, while also providing him with the opportunity to earn monthly sales commissions based on a percentage of our worldwide sales revenue during the month, with graduated commission rates at higher levels of sales. With respect to a particular sale, one half of the commission was earned when the revenue was recognized by BroadSoft and the remainder was earned when payment was actually received by the company.

Corporate Performance Objectives

When evaluating the achievement of the corporate goals after the end of a particular plan year, our compensation committee determines the percentage of achievement with respect to each corporate goal, which percentage is then multiplied by the percentage weighting originally assigned to such goal. The sum of the resulting percentages represents the total achievement of the corporate goals and is used to calculate that portion of the bonus of the NEO that is based on the achievement of the corporate goals, which as noted above was 70% for 2009. In its discretion, our compensation committee may also consider additional corporate goals that have been set by the board of directors during the course of the plan year and may adjust the corporate goals achievement percentage based on the achievement of such additional corporate goals, although it did not do so for 2009.

In 2009, the corporate objectives were total revenue for the year ended December 31, 2009 and cash on hand as of December 31, 2009. In choosing these objectives, our compensation committee determined that it wished to incentivize rapid sales growth, which, at this stage of the company’s development, the committee believes is critical to the long-term generation of stockholder value. However, our compensation committee also took note of the challenging economic climate and the difficulty that emerging private companies were likely to have in raising capital during 2009 and determined that it also wished to incentivize the objective of preserving and growing our cash on hand. In view of the relative importance of both revenue growth and capital preservation, our compensation committee determined to give equal weight to each of these corporate objectives. As a result, both of the revenue objective and the cash on hand objective contributed 35% of the executives’ target bonuses.

For each of the corporate objectives, our compensation committee established a threshold level, which would entitle the NEOs to receive half of their target bonus amount attributable to the objective, and a target level, which would entitle the NEOs to receive their full target bonus amount attributable to the objective. The bonus amounts are pro-rated for achievement levels between the threshold and the target amounts. In addition, the executives were also eligible to receive an additional bonus equal to their ratable portion (based on their respective target bonuses) of a percentage of our revenue, if any, that exceeded the target level of the revenue objective. This additional revenue-based bonus potential was not capped. The threshold and target amounts of the 2009 corporate performance objectives, along with our actual results for both objectives, are set forth below:

Threshold
Corporate Performance Objective	Amount	Target Amount	Actual Result

Total revenue (GAAP)	$68.0 million	$76.0 million	$68.9 million
Cash on hand at year-end	$13.0 million	$16.0 million	$22.9 million

Based on our actual corporate financial performance for 2009, our compensation committee determined that our NEOs were entitled to 56% of the bonus attributable to the total revenue objective and 100% of the bonus attributable to the cash on hand objective. The actual cash payments made to our NEOs under these programs as a result of these corporate achievements are disclosed in the “Non-equity incentive plan compensation” column of the 2009 Summary Compensation Table.

Individual Performance

As noted above, for 2009, 30% of each of our NEOs’ target annual bonuses were based on the officers’ individual contributions to our corporate achievement during the year. The degree to which this portion of the bonus is awarded, if at all, is based on a subjective determination regarding the individual’s personal performance during the year, as well as our overall corporate performance. When establishing the 2009 bonus program, our compensation committee determined that, upon completion of the year and in consultation with our chief executive officer, it would determine an achievement percentage (ranging between 80% and 120%) for each NEO. The portion of the NEO’s target bonus attributable to his individual performance would be awarded at the achievement percentage. For example, an individual who received an achievement percentage of 80% would receive 80% of the portion of his target annual bonus attributable to individual performance (which would equate to 24% of his total target bonus). An individual who received an achievement percentage of 100% would receive 100% of the portion of his target annual bonus attributable to individual performance (which would equate to 30% of his total target bonus). An individual who received an achievement percentage of 120% would receive 120% of the portion of his target annual bonus attributable to individual performance (which would equate to 36% of his total target bonus).

Based on our 2009 financial performance, and in particular our significantly exceeding our December 31, 2009 target cash balance, our compensation committee chose not to perform an individual-by-individual analysis of each of our NEOs’ performance during 2009 for the purpose of assessing his contribution to our overall corporate performance. Rather, our compensation committee considered the assessment, provided by our chief executive officer, that each of our NEOs performed his job responsibilities at a high level during 2009, while also noting Mr. O’Neil’s responsibility, as our former vice president, worldwide sales, for our total revenue, which was above the threshold, but below the target, for the year. Based on this assessment and our 2009 financial performance, our compensation committee determined that each of the NEOs, other than Mr. O’Neil, would receive 100% of his target bonus amount attributable to individual performance. In view of our 2009 revenue performance, our compensation committee determined that Mr. O’Neil would receive 85% of his target bonus amount attributable to individual performance.

Special Discretionary Cash Bonuses

For 2009, in consultation with DolmatConnell, our compensation committee also exercised its discretion to pay special discretionary bonuses to our NEOs to reward performance that the committee believed contributed to our 2009 financial performance, particularly our 2009 year-end cash balance. In this regard, the committee acknowledged that the portion of the NEOs’ 2009 cash bonus plans based on corporate objectives did not reward achievement of a year-end cash balance above the target level (unlike the portion based on revenue, which rewarded achievement above the 2009 target level). In recognition of the significant degree by which the company exceeded the target 2009 year-end cash balance, the committee chose to award a special discretionary bonus to Messrs. Tessler, Tholen and Hoffpauir, in an amount equal to approximately 66% of their respective target bonuses. The net effect of this special discretionary bonus was that these NEOs received a total cash bonus for 2009 equal to 150% of their respective target bonuses for the year. In electing not to provide a similar bonus to Mr. O’Neil, our compensation committee considered that Mr. O’Neil’s employment by the company ended on December 31, 2009.

Negative Discretion

In addition to the ability to award special discretionary bonuses, our compensation committee also may, in certain circumstances, exercise discretion to reduce a bonus that an officer is otherwise entitled to under the bonus plan, although the committee did not do so for 2009.

Equity Incentive Compensation

For all NEOs, we utilize stock options and other equity-based awards to reward long-term performance and incentivize retention, thereby allowing the NEOs to share in our corporate performance. Authority to make equity grants to NEOs rests with our compensation committee, although, as noted above, our compensation committee intends to continue to consider the recommendations of our chief executive officer for grants to all other executive officers following the completion of this offering.

Historically, equity-based compensation has been our primary long-term incentive compensation component. We believe that equity-based compensation has and will continue to be a significant part of our NEOs’ total compensation packages. We believe that both time-based and, when appropriate, performance-based, vesting, along with shared financial success motivates our NEOs to grow revenue and earnings, enhance stockholder value and align the interests of our stockholders and executives over the long-term. The vesting feature of our equity-based awards contributes to NEO retention since this feature provides an incentive to our NEOs to remain with the company during the vesting period. We have not established any formal stock ownership guidelines, nor do we have any program, plan or obligation that requires us to grant equity compensation on specified dates, although our compensation committee may elect to do so following the completion of this offering. To date, we have used stock options, restricted stock and RSUs in our awards to our NEOs and we expect that our compensation committee may also consider other alternative forms of equity-based awards in the future.

We customarily make option grants in connection with a new hire. For the last several years, our compensation committee has also reviewed the equity holdings of our NEOs on an annual basis. This review takes into account a number of factors, including job performance and retention goals. In that regard, our compensation committee believes that, at any given time, a meaningful amount of our NEOs’ equity should be unvested. Upon completion of this review, where our compensation committee has determined it to be appropriate, we have made retention equity grants to our NEOs. All options are granted with an exercise price equal to the fair market value of our common stock on the date of grant. Prior to our initial public offering, the fair market value of our common stock, in connection with option grants to our NEOs, was based upon our compensation committee’s determination of the fair market value of our common stock on the date of grant. Since the completion of our initial offering, the fair market value of our common stock has been based on the public trading price of our common stock on the date of grant.

Although we have not previously adopted any policy regarding the use of restricted stock as opposed to stock options, our 1999 Stock Incentive Plan allowed, and 2009 Plan allows, us to make grants of restricted stock. In connection with our July 2007 hiring of Mr. Tholen as our Chief Financial Officer, our compensation committee approved a grant of 55,555 shares of restricted common stock to Mr. Tholen (in addition to a stock option grant to purchase 111,111 shares of common stock). The shares of restricted stock are subject to a vesting schedule under which we may redeem any unvested shares following the termination of Mr. Tholen’s employment at no cost. We may consider additional grants of restricted stock in the future to NEOs, although at this time we have no current plans to make any such grants.

2009 Restricted Stock Unit Grants and Stock Option Exchange Offer

During 2009, our compensation committee determined not to raise salaries or grant annual stock options to our NEOs but undertook two related actions. First, in March 2009, in lieu of salary increases, our compensation committee approved a new form of equity grant to certain of our NEOs and other non-executive officers of the company. While historically, our equity awards have generally been made in the form of stock options, our compensation committee determined to make these grants in the form of RSUs, which we refer to as the 2009 RSUs. These RSUs, which have a term of ten years and are settled in shares of our common stock, vest only upon the earlier of the following events, subject in either case to the recipient’s continued service through the date of the event:

•	an initial public offering; or

•	a change in control of the company, assuming that the consideration received in the change in control transaction is cash or freely-tradable registered shares.

Accordingly, these RSUs vested upon the pricing of our initial public offering. In accordance with the terms of these awards, each NEO elected to elect to have a portion of the shares that would otherwise be issued upon vesting of the awards withheld by the company to satisfy the recipient’s statutory minimum federal, state and local income and employment tax obligations incurred in connection with the vesting of the awards.

Our compensation committee believed that the use of this form of award, as opposed to stock options, would be viewed as advantageous by the recipients, because the awards have value regardless of the change in the value of our common stock. Furthermore, our compensation committee believed that the use of these particular RSUs, as opposed to other forms of full value awards such as restricted stock, would be viewed as advantageous from a tax perspective by the recipients, because they would only create taxable income to the recipient upon the occurrence of a liquidity event. From the perspective of the company and its stockholders, our compensation committee believed that using these forms of awards would also help to reinforce a desire to drive the company towards a liquidity event for our stockholders, many of whom have held our shares for a lengthy period. These grants were made to all of our then-serving NEOs with the exception of Mr. O’Neil, since Mr. O’Neil had recently joined the company and was not eligible for a salary increase in 2009.

Second, our compensation committee took note of the challenging economic conditions and continued economic uncertainty and the associated decline of the fair market value of our common stock. Our compensation committee noted that many of our employees, including our NEOs, held stock options with exercise prices that were, as a result of these factors, out of the money, in some cases significantly so, and therefore were not providing adequate incentive and retention value. As a result, in March 2009, our compensation committee approved a program, which was completed in June 2009, to allow all employees (including NEOs) to voluntarily exchange outstanding stock options having a per share exercise price in excess of $2.40 for new stock options having a per share exercise price of $2.40, which our compensation committee determined to be the fair market value of a share of our common stock on the date that the new stock options were granted.

These new options had a 10 year term. The vesting schedule of the new options issued to our NEOs is as follows:

•	the portion of any new option issued to our NEOs in exchange for options vested prior to March 1, 2009 was fully vested on issuance; and

•	the portion of any new option issued to our NEOs in exchange for options that had not yet vested prior to March 1, 2009 will vest in accordance with the original vesting schedule of the exchanged options. These portions of the new options, therefore, fully vest on the original final vesting dates of the exchanged options.

Each of our NEOs, with the exception of Mr. O’Neil (whose stock option already had an exercise price of $2.40 per share), participated in the offer and exchanged all of his options that were eligible to be exchanged in the offer. We believe that, as a result of this program, we have provided a significant incentive to participants, including our NEOs, to continue to provide services to us and contribute to the ongoing value creation for our stockholders.

Further information about the stock options and RSUs that were granted to each of the NEOs during 2009 is reflected in the 2009 Grants of Plan-Based Awards table below. Additional information concerning all options, restricted stock and RSUs held by the NEOs as of December 31, 2009 is included in the Outstanding Equity Awards at December 31, 2009 table below. Additional information concerning the vesting of restricted stock held by Mr. Tholen during 2009 is set forth in the Stock Option Exercises and Stock Vested in 2009 table below.

2010 RSU Grants

In connection with our compensation committee’s determination of 2009 cash bonuses, in February 2010, the committee also elected to reward the performance of Messrs. Tessler, Tholen and Hoffpauir through the grant of an aggregate of 99,998 RSUs, which we refer to as the 2010 RSUs, as outlined below:

•	Mr. Tessler: 41,666 RSUs

•	Mr. Tholen: 29,166 RSUs

•	Mr. Hoffpauir: 29,166 RSUs

The committee determined to make these awards to Messrs. Tessler, Tholen and Hoffpauir in recognition of their contributions to our 2009 performance, particularly their efforts in leading the company through the 2009 worldwide recession and contributing to our significant overachievement with respect to its 2009 year-end cash balance. These RSUs have a term of 10 years and are settled in shares of our common stock. These RSUs will vest in two equal annual installments following the date of grant assuming the occurrence of an initial public offering (which has subsequently occurred) or a change in control of the company where the consideration received in the change in control transaction is cash or freely-tradable registered shares. Additionally, the vesting schedule will accelerate in full if the NEO is terminated without cause or resigns for good reason within one month prior to, or one year after, a change of control of the company. Except for the foregoing, the vesting of the award is subject to the NEO’s continuous service through the vesting date.

2010 IPO RSU Grants

In addition, in February 2010, the committee also elected to incentivize Messrs. Tessler, Tholen and Hoffpauir through the grant of an aggregate of 24,999 RSUs, which we refer to as the 2010 IPO RSUs, as outlined below:

•	Mr. Tessler: 8,333 RSUs

•	Mr. Tholen: 8,333 RSUs

•	Mr. Hoffpauir: 8,333 RSUs

The committee determined to make these awards to Messrs. Tessler, Tholen and Hoffpauir to incentivize them to lead BroadSoft through its initial public offering and beyond the offering as a public company. These RSUs have a term of 10 years and are settled in shares of our common stock. These RSUs vest over four years following the date of grant assuming the occurrence of an initial public offering (which has subsequently occurred). Additionally, the vesting schedule will accelerate in full if, following an IPO, the NEO is terminated without cause or resigns for good reason within one month prior to, or one year after, a change in control of the company. Except for the foregoing, the vesting of the award is subject to the NEO’s continuous service through the vesting date.

IPO-Timed RSUs

In May 2010, in connection with its approval of annual equity awards to our employees and executive officers, our compensation committee approved the grant to Messrs. Tessler, Tholen and Hoffpauir of an aggregate of 39,165 RSUs. We issued these RSUs, which we refer to as the IPO-Timed RSUs, on June 15, 2010, immediately prior to the effectiveness of the registration statement for our initial public offering. The number of RSUs granted to each of the NEOs is as outlined below:

•	Mr. Tessler: 15,833 RSUs

•	Mr. Tholen: 11,666 RSUs

•	Mr. Hoffpauir: 11,666 RSUs

These RSUs have a term of 10 years and will be settled in shares of our common stock. The awards will vest over the four year period following the date of grant, with 25% of the award vesting on the first anniversary of the grant and the remainder vesting in 12 equal quarterly installments. Additionally, the vesting schedule will accelerate in full if the NEO is terminated without cause or resigns for good reason within one year after a change of control of the company. Except for the foregoing, the vesting of the award will be subject to the NEO’s continuous service through the vesting date.

Other Compensatory Benefits

We believe it is appropriate and necessary for recruitment and retention to provide our NEOs with other forms of compensatory benefits, including the following:

Severance and Change of Control Benefits

Neither our 1999 Stock Incentive Plan nor our 2009 Plan include, as a default provision, any acceleration to the equity vesting schedule upon termination of the holder, but they do provide our board of directors or our compensation committee with the discretion to provide for acceleration of the equity vesting schedule in individual cases. Our board of directors or compensation committee has on occasion approved acceleration of all or a portion of the equity vesting schedule for certain employees in connection with their departure from the company. For our NEOs, all stock options and restricted stock awards granted under the 1999 Stock Incentive Plan include a provision accelerating the vesting schedule in full if a change in control occurs and the NEO is terminated without cause within one year of the consummation of the change in control. Under our 2009 Plan, the stock options granted to our NEOs include a provision accelerating the option vesting schedule in full if a change in control occurs and the NEO is terminated without cause or resigns from employment for good reason within one year after the consummation of the change in control. Additionally, the 2009 RSUs, 2010 RSUs and 2010 IPO RSUs include provisions accelerating the vesting schedule in full upon certain events, as described above under “Equity Incentive Compensation — 2009 Restricted Stock Unit Grants and

Stock Option Exchange Offer,” “Equity Incentive Compensation — 2010 RSU Grants” and “Equity Incentive Compensation — 2010 IPO RSU Grants.”

Our compensation committee has approved the execution of agreements with each of our NEOs that contain severance provisions providing for continued payment of salary and provision of certain benefits for a specified period of time, in the event that the NEO were to be terminated without cause or resigned for good reason within one month prior to, or one year after, a change in control of the company. These severance agreements are generally identical, although the length of time for which salary and benefits shall be continued varies by officer. These agreements are described below under “Potential Payments and Acceleration of Equity Upon Separation in Connection with a Change in Control — Severance Agreements.”

Our compensation committee determined to provide these arrangements to mitigate some of the risk that exists for executives working in a small, dynamic startup company such as ours, an environment where there is a reasonable likelihood that we may be acquired. These arrangements are intended to retain qualified executives that have alternatives that may appear to them to be less risky absent these arrangements and mitigate a potential disincentive to consideration and execution of such an acquisition, particularly where the services of these NEOs may not be required by the acquirer following the acquisition. For quantification of these severance and change of control benefits, please see “Potential Payments and Acceleration of Equity Upon Separation in Connection with a Change in Control” below.

Other Benefits

Our NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, accidental death and dismemberment insurance, business travel accident insurance, business travel medical insurance, an employee assistance program and our 401(k) plan, in each case on substantially the same basis as other employees in the geographical location where they are based. We do not provide any retirement benefits separate from our 401(k) plan.

Our employees in international offices generally have somewhat different employee benefit plans than those we offer domestically, typically based on the competitive and regulatory requirements of their respective countries of domicile.

Perquisites

Generally, we do not provide any perquisites or other personal benefits to our NEOs.

Accounting and Tax Considerations

While our compensation committee generally considers the financial accounting and tax implications of its executive compensation decisions, historically neither element has been a material consideration in the compensation awarded to our NEOs.

In accordance with guidance applicable to stock-based compensation, we measure stock-based compensation expense based on the fair value of the award on the date of grant and we recognize this expense over the vesting period of the award. For our historical option awards, this has resulted in a non-cash compensation charge being incurred over the vesting periods of the options. Applicable accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

In the case of the 2009 RSUs, because these awards were subject to a performance condition, which is a liquidity event outside of our control, the outcome of the performance condition, and therefore the vesting of the RSUs, was not considered “probable” until the event occurred. As a result, no portion of the grant date fair value of these awards was being recognized. Upon the pricing of our initial public offering, the performance condition was satisfied and the RSUs vested, resulting in a non-

cash stock-based compensation expense of approximately $0.3 million, which we recognized in the second fiscal quarter of 2010.

In the case of the 2010 RSUs and the 2010 IPO RSUs, these awards are subject to both a performance condition and a service-based condition. Because the performance condition is a liquidity event, which is outside of our control, the outcome of the performance condition, and therefore the vesting of these RSUs, was not considered “probable” until the event occurred. As a result, no portion of the grant date fair value of these awards was being recognized. Upon the closing of our initial public offering, the performance condition was satisfied and the vesting of these RSUs was considered “probable.” These RSUs then began to vest over the remaining service period of the awards, subject to the recipients’ continued service through such vesting dates. This will result in a non-cash stock-based compensation expense, which we expect will be approximately $0.8 million, that we are recognizing beginning upon the completion of our initial public offering through the applicable service periods of the 2010 RSUs and the 2010 IPO RSUs.

In the case of the IPO-Timed RSUs, these grants are subject to time-based vesting of four years. In connection with these grants, we expect to record an aggregate expense of approximately $0.4 million over the four year vesting period of the awards, based on the initial public offering price of $9.00 per share.

As a result of the stock option exchange offer conducted in 2009, the remaining unrecognized compensation expense for the exchanged options will be expensed over the original vesting period of the exchanged options. In accordance with applicable accounting guidance, we determined the incremental value of the replacement options, as compared to the surrendered options, at the time of grant and we are also recognizing this incremental value over the vesting schedule of the replacement options.

Unless and until we achieve sustained profitability, the availability to us of a tax deduction for compensation expense will not be material to our compensation decisions. We structure cash bonus compensation and sales commissions so that they are taxable to our employees, including our NEOs, at the time they are paid. We currently intend that all cash compensation paid will be tax deductible by us. However, with respect to stock option awards, while any gain recognized by employees and other service providers from nonqualified options should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible by us if there is no disqualifying disposition by the optionee. With respect to equity and cash compensation, we generally seek to structure such awards so that they do not constitute “deferred compensation” under Section 409A of the Internal Revenue Code, thereby avoiding penalties and taxes on such compensation applicable to deferred compensation.

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and three other highest paid officers (excluding the Chief Financial Officer) in office at fiscal year-end. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, our compensation committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

2009 Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to our NEOs during 2009.

							Non-Equity
							Incentive Plan
	Salary	Bonus	Stock		Option		Compensation	Total
Name and Principal Position	(1)	(2)	Awards		Awards		(3)	(4)

Michael Tessler,	$276,058	$191,120	$—	(7)	$384,296	(8)	$108,880	$960,354
President and Chief Executive Officer
James Tholen,	225,865	95,560	—	(7)	151,179	(8)	54,440	527,044
Chief Financial Officer
Scott Hoffpauir,	200,769	86,004	—	(7)	181,061	(8)	48,996	516,830
Chief Technology Officer
Robert O’Neil,	347,908 (6)	25,560	—		259,455	(9)	54,440	687,363
Former Vice President, Worldwide Sales (5)

(1)	Amounts in this column reflect base salary for each of the NEOs plus, in the case of Mr. O’Neil, sales commissions earned with respect to 2009. Amounts in this column also include any salary contributed by the NEO to our 401(k) plan.

(2)	Amounts in this column represent for Messrs. Tessler, Tholen and Hoffpauir: (a) the discretionary portion of the individual’s 2009 cash bonus attributable to individual performance and (b) the special discretionary cash bonuses awarded for 2009 as described in “Compensation Discussion and Analysis — Compensation Components — Cash Bonus Programs — Special Discretionary Bonuses.” In the case of Mr. O’Neil, the amount represents the discretionary portion of his 2009 cash bonus attributable to individual performance.

(3)	Amounts in this column represent the cash payment made to the NEO in respect of our achievement of corporate performance objectives, and consist of: (a) 56% of the portion of the NEO’s target bonus attributable to the 2009 total revenue corporate performance objective and (b) 100% of the portion of the NEO’s target bonus attributable to the year end cash on hand objective. For additional information regarding the calculation of these amounts, see “Compensation Discussion and Analysis — Compensation Components — Cash Bonus Programs — Annual Bonus Plans — Corporate Performance Objectives.”

(4)	The dollar values in this column for each NEO represent the sum of all compensation referenced in the preceding columns.

(5)	Mr. O’Neil’s employment by the company ended on December 31, 2009. Under the terms of a separation agreement we entered into with Mr. O’Neil in January 2010, we agreed to make severance payments to Mr. O’Neil equal to six months of his then-current base salary and to provide him with continued health insurance benefits for a period of six months.

(6)	Consists of base salary of $250,962 and aggregate sales commissions of $96,946.

(7)	Represents the fair value of RSUs issued to the NEO on the date of grant. These awards were subject to performance-based vesting, as described in detail in “— 2009 Restricted Stock Unit Grants and Stock Option Exchange Offer” below. Because these awards were subject to a performance condition, the amounts in the column reflect the value of the awards based on the probable outcome of the performance condition of the awards on the date of grant. Because the performance condition of the awards was a liquidity event, which was outside of our control, the outcome of the performance condition, and therefore the vesting of the RSUs, was not considered “probable” until the event occurs. As a result, the grant date fair value of the RSUs, for purposes of this table, is $0. Assuming that the performance conditions to the awards were met, based on a fair value of the common stock of $2.40 per share as of the grant date, the value of the awards as of the grant date would be $91,999 for Mr. Tessler, $127,999 for Mr. Tholen and $36,000 for Mr. Hoffpauir. For a discussion of the valuation of the common stock as of the grant date of the RSUs, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Stock-Based Compensation.”

(8)	Represents the incremental fair market value, measured as of the date of grant, of stock options issued to the NEO pursuant to the stock option exchange offer described in greater detail in “— 2009 Restricted Stock Unit Grants and Stock Option Exchange Offer” below. These options were valued using a binomial lattice pricing model. For a discussion of the assumptions used in valuing these awards, see Note 2 to the consolidated financial statements elsewhere in this prospectus.

(9)	Represents the grant date fair value of a stock option issued to Mr. O’Neil. The option was valued using a binomial lattice pricing model. For a discussion of the assumptions used in valuing the award, see Note 2 to the consolidated financial statements elsewhere in this prospectus.

2009 Grants of Plan-Based Awards

The following table provides information with regard to potential cash bonuses paid or payable in 2009 under our performance-based bonus plans for each of the NEOs. The table also includes information with regard to each stock option and RSU granted to each NEO during 2009.

												All Other
												Option			Grant Date
												Awards:		Exercise	Fair
			Compensation							Estimated Future		Number of		Price of	Value of
			Committee		Estimated Potential Payouts Under					Payouts Under Equity		Securities		Stock	Stock and
	Grant		Approval		Non-Equity Incentive Plan Awards (1)					Incentive Plan Awards		Underlying		Option	Option
Name	Date		Date		Threshold		Target		Maximum	Target		Options		Awards	Awards

Michael Tessler	—		3/17/2009		$35,000	(3)	$70,000	(3)	(3)
	—		3/17/2009		35,000	(4)	70,000	(4)	n/a
	4/29/2009	(2)	3/17/2009	(2)						38,333	(5)				$0	(5)
	6/10/2009		6/10/2009									352,081	(6)	$2.40	384,296	(8)

James Tholen	—		3/17/2009		17,500	(3)	35,000	(3)	(3)
	—		3/17/2009		17,500	(4)	35,000	(4)	n/a
	4/29/2009	(2)	3/17/2009	(2)						53,333	(5)				0	(5)
	6/10/2009		6/10/2009									127,777	(6)	2.40	151,179	(8)

Scott Hoffpauir	—		3/17/2009		15,750	(3)	31,500	(3)	(3)
	—		3/17/2009		15,750	(4)	31,500	(4)	n/a
	4/29/2009	(2)	3/17/2009	(2)						15,000	(5)				0	(5)
	6/10/2009		6/10/2009									173,331	(6)	2.40	181,061	(8)

Robert O’Neil	1/30/2009		1/30/2009		17,500	(3)	35,000	(3)	(3)			212,500	(7)	2.40	259,455
	—		3/17/2009		17,500	(4)	35,000	(4)	n/a
	—		3/17/2009

(1)	Our annual cash bonus program is administered by our compensation committee to reward our NEOs. Under this program, our compensation committee determines a target annual bonus for each of the NEOs, depending upon the officer’s role within the company and his ability to influence our financial performance. In developing the bonus program for each year, our compensation committee establishes annual corporate performance objectives and allocates the target bonus for each NEO across these objectives. In 2009, our compensation committee allocated 70% of each individual’s target annual bonus to these corporate objectives and our compensation committee allocated the remaining 30% of each individual’s target bonus to a discretionary assessment of individual performance. The potential payments to the NEOs under the annual cash bonus program based on our corporate performance objectives are set forth in this table. The potential payments to the NEOs under the annual cash bonus program based on individual performance are not included in this table, because of the discretionary nature of this component of the annual bonuses. For more information regarding these bonuses, see “Compensation Discussion and Analysis — Compensation Components — Mix of Compensation — Cash Bonus Programs.”

(2)	This award was approved by our compensation committee on March 17, 2009, to be granted upon the board of directors’ adoption of the 2009 Plan, which occurred on April 29, 2009.

(3)	The amount shown in the “Threshold” column represents the amount that would have been paid to the executive officer for 2009 if we had achieved the threshold 2009 total revenue objective required for the payment of a bonus attributable to that objective under the bonus program for executive officers. The amount shown in the “Target” column represents the bonus amount attributable to that objective that would have been paid to the executive officer for 2009 if we had achieved the target 2009 total revenue objective under the bonus program. Under the program, the payout for achievement of 2009 total revenue between the threshold and target amounts would be prorated. The individuals were also eligible to receive an additional bonus equal to their ratable portion (based on their respective target bonuses) of a percentage of our revenue, if any, that exceeded the target level of the revenue objective. This additional revenue-based bonus potential was not capped. The actual payout amount attributable to 2009 total revenue objective is included in the “Non-Equity Incentive Plan Compensation” column of the 2009 Summary Compensation Table.

(4)	The amount shown in the “Threshold” column represents the amount that would have been paid to the executive officer for 2009 if we had achieved the threshold 2009 year-end cash on hand objective required for the payment of a bonus attributable to that objective under the bonus program for executive officers. The amount shown in the “Target” column represents the bonus amount attributable to that objective that would have been paid to the executive officer for 2009 if we had achieved the target 2009 year-end cash on hand objective under the bonus program. Under the program, the payout for achievement of 2009 year-end cash on hand between the threshold and target amounts would be prorated. Under the program, there was no payout for achievement of 2009 year-end cash on hand above the target amount. The actual payout amount attributable to 2009 year-end cash on hand objective is included in the “Non-Equity Incentive Plan Compensation” column of the 2009 Summary Compensation Table above.

(5)	Represents the RSUs granted to the NEOs in 2009. These awards were subject to performance-based vesting, as described in detail in “— 2009 Restricted Stock Unit Grants and Stock Option Exchange Offer” below. Because these awards were subject to a performance condition, the amounts in the “Grant Date Fair Value of Stock and Option Awards” column reflect the value of the awards based on the probable outcome of the performance condition of the awards on the date of grant. Because the performance condition of the awards was a liquidity event, which was outside of our control, the outcome of the performance condition, and therefore the vesting of the RSUs, was not considered “probable” until the event occurs. As a result, the grant date fair value of the RSUs, for purposes of this table, is $0. Assuming that the performance conditions to the awards were met, based on a fair value of the common stock of $2.40 per share as of the grant date, the value of the awards as of the grant date would be $91,999 for Mr. Tessler, $127,999 for Mr. Tholen and $36,000 for Mr. Hoffpauir. For a discussion of the valuation of the common stock as of the grant date of the RSUs, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Stock-Based Compensation.”

(6)	Represents the aggregate number of shares underlying options issued pursuant to the stock option exchange offer conducted during 2009 and described in greater detail in “— 2009 Restricted Stock Unit Grants and Stock Option Exchange Offer” below. The portion of any new option issued in exchange for options that were vested prior to March 1, 2009 was fully vested on issuance. The portion of any new option issued in exchange for options that had not yet vested prior to March 1, 2009 vests in accordance with the original vesting schedule of the exchanged options. For additional information regarding the vesting schedule for the options, see “— Outstanding Equity Awards at December 31, 2009” below.

(7)	This award vested as to 25% of the shares on September 2, 2009, with the remainder vesting in 12 equal quarterly installments thereafter. Mr. O’Neil’s employment by the company ended on December 31, 2009. At such time, the unvested portion of this option immediately expired.

(8)	Represents the incremental fair market value of stock options issued pursuant to the stock option exchange offer described in greater detail in “— 2009 Restricted Stock Unit Grants and Stock Option Exchange Offer” below. These options were valued using a binomial lattice pricing model. For a discussion of the assumptions used in valuing these awards, see Note 2 to the consolidated financial statements elsewhere in this prospectus.

2009 Restricted Stock Unit Grants and Stock Option Exchange Offer

During 2009, our compensation committee undertook two related actions. First, in March 2009, in lieu of salary increases, our compensation committee issued RSUs to certain of our NEOs. These RSUs, which have a term of ten years and are settled in shares of our common stock, were to vest only upon the earlier of an initial public offering or a change in control of the company, assuming that the consideration received in the change in control transaction is cash or freely-tradable registered shares, subject in either case to the NEO’s continued service through the date of the event. Accordingly, these RSUs vested upon the pricing of our initial public offering.

In accordance with SEC regulations, the values included in the “Stock Awards” column of the 2009 Summary Compensation Table above represent the fair value of these awards based on the probable outcome of the performance conditions of the awards on the date of grant. Because the performance condition of the awards was a liquidity event, which was outside of our control, the outcome of the performance condition, and therefore the vesting of the RSUs, was not considered “probable” until the event occurred. As a result, the grant date fair value of the RSUs, for purposes of the foregoing tables, is $0. Assuming that the performance conditions to the awards were met, based on a fair value of the common stock of $2.40 per share as of the grant date, the value of the awards as of the grant date would be: $91,999 for Mr. Tessler; $127,999 for Mr. Tholen; and $36,000 for Mr. Hoffpauir. The value of the awards as of December 31, 2009 (assuming that the performance conditions to the awards were met), is set forth in the “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested” column of the Outstanding Equity Awards at December 31, 2009 table below.

Second, as described in detail in “Compensation Discussion and Analysis” above, our compensation committee approved a program, which was completed in June 2009, to allow all employees, including our NEOs, to voluntarily exchange outstanding stock options having a per share exercise price in excess of $2.40 for new stock options having a per share exercise price of $2.40, which our compensation committee determined to be the fair market value of a share of our common stock on the date that the new stock options were granted. The new options issued to the NEOs expire 10 years from the date of grant. The portion of any new option issued to our NEOs in exchange for options that were vested prior to March 1, 2009 was fully vested on issuance. The portion of any new option issued to our NEOs in exchange for options that had not yet vested prior to March 1, 2009 vests in accordance with the original vesting schedule of the exchanged options. Each of our NEOs who held options with exercise prices above $2.40 per share participated in the offer and exchanged all of his options that were eligible to be exchanged in the offer. In accordance with SEC regulations, the values included in the “Option Awards” column of the 2009 Summary Compensation Table and the “Grant Date Fair Value of Option Awards” column of the 2009 Grants of Plan-Based Awards table above represent the incremental fair market value of stock options issued pursuant to the stock option exchange offer. These options were valued using a binomial lattice pricing model. For a discussion of the assumptions used in valuing these awards, see Note 2 to the consolidated financial statements elsewhere in this prospectus.

Outstanding Equity Awards at December 31, 2009

The following table provides information regarding outstanding equity awards held by each of our NEOs as of December 31, 2009. All of the stock options in this table are exercisable at any time but, if exercised, are subject to a lapsing right of repurchase until the options are fully vested. This repurchase right permits us to repurchase any unvested shares from the applicable NEO at the lower of the exercise price paid by such NEO for the repurchased shares or the market value of such shares on the date of repurchase.

	Option Awards				Stock Awards
						Market	Equity Incentive	Equity Incentive
	Number of	Number of				Value of	Plan Awards:	Plan Awards:
	Securities	Securities			Number of	Shares	Number of	Market or Payout
	Underlying	Underlying			Shares	of Stock	Unearned	Value of
	Unexercised	Unexercised	Option	Option	of Stock That	That	Shares That	Unearned Shares
	Options	Options	Exercise	Expiration	Have Not	Have Not	Have Not	That Have Not
Name	(Exercisable)	(Unexercisable)	Price	Date	Vested	Vested	Vested	Vested

Michael Tessler	87,500	—	$0.78	5/30/2012	—	$—	38,333 (7)	$190,898 (8)
	45,833	—	0.78	12/19/2013	—	—	—	—
	352,081 (1)	—	2.40	6/10/2019	—	—	—	—

James Tholen	127,777 (2)	—	2.40	6/10/2019	24,304 (5)	121,034 (6)	53,333 (7)	265,598 (8)

Scott Hoffpauir	29,166	—	0.78	5/30/2012	—	—	15,000 (7)	74,700 (8)
	41,666	—	0.78	12/19/2013	—	—	—	—
	173,331 (3)	—	2.40	6/10/2019	—	—	—	—

Robert O’Neil	66,406 (4)	—	2.40	3/31/2010	—	—	—	—

(1)	Of the 352,081 shares underlying these options, 213,539 shares were vested as of December 31, 2009. The remaining 138,542 shares vest at various rates through April 29, 2012.

(2)	Of the 127,777 shares underlying these options, 68,750 shares were vested as of December 31, 2009. The remaining 59,027 shares vest at various rates through April 29, 2012.

(3)	Of the 173,331 shares underlying these options, 105,623 shares were vested as of December 31, 2009. The remaining 67,708 shares vest at various rates through April 29, 2012.

(4)	Represents the vested portion of Mr. O’Neil’s option as of December 31, 2009. Mr. O’Neil’s employment by the company ended on December 31, 2009, at which time the unvested portion of this option immediately expired.

(5)	Represent shares of restricted stock issued to Mr. Tholen in August 2007 that remained unvested as of December 31, 2009. These unvested shares vest in seven equal quarterly installments between January 11, 2010 and July 11, 2011.

(6)	Represents the market value of the unvested shares as of December 31, 2009, based on the estimated fair market value of our common stock of $4.98 per share, as of December 31, 2009.

(7)	Represents the RSUs granted in 2009. These RSUs, which are settled in shares of our common stock, vest only upon the occurrence of certain specified “liquidity events,” as described in greater detail in “— 2009 Restricted Stock Unit Grants and Stock Option Exchange Offer” above.

(8)	Represents the market value of the shares underlying the RSUs as of December 31, 2009, based on the estimated fair market value of our common stock of $4.98 per share on such date.

Stock Option Exercises and Stock Vested in 2009

The following table shows information regarding vesting of stock awards held by our NEOs during 2009. None of our NEOs exercised stock options during 2009.

Stock Awards
	Number of Shares	Value Realized on
Name	Acquired on Vesting	Vesting

Michael Tessler	—	$—
James Tholen	13,889	38,542 (1)
Scott Hoffpauir	—	—
Robert O’Neil	—	—

(1)	The value realized upon vesting was calculated by multiplying, as of each vesting date, the number of shares that vested on such date by the FMV of our common stock, based on our most recent estimate of the FMV as of the vesting date.

Pension Benefits

Our NEOs did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during 2009.

Nonqualified Deferred Compensation

Our NEOs did not earn any nonqualified deferred compensation benefits from us during 2009.

Potential Payments and Acceleration of Equity upon Separation in Connection with a Change in Control

Severance Agreements

We have agreements with each of our NEOs that contain severance provisions providing for continued payment of salary and provision of certain benefits for a specified period of time, in the event that the named officer were to be terminated without cause or resigned for good reason within one month prior to, or one year after, a change in control of the company.

For purposes of these agreements, the term “change in control” means:

•	the acquisition by any person of greater then 50% of the combined voting power of the company, subject to certain exceptions;

•	the consummation of a merger, consolidation or similar transaction involving the company that results in the stockholders of the company immediately prior to such transaction owning less than 50% of the combined outstanding voting power of the surviving entity; or

•	the sale, lease, exclusive license or other disposition of all or substantially all of the company’s consolidated assets unless the disposition is to an entity, more than 50% of the combined voting power of which is held by company stockholders in the same proportions as their ownership of company voting securities immediately prior to the transaction.

For purposes of these agreements, the term “cause” means:

•	the NEO’s commission of a felony;

•	any act or omission of the NEO constituting dishonesty, fraud, immoral or disreputable conduct that causes material harm to the company;

•	the NEO’s violation of company policy that causes material harm to the company;

•	the NEO’s material breach of any written agreement between the NEO and the company that, if curable, remains uncured after notice; or

•	the NEO’s breach of fiduciary duty.

For purposes of these agreements, the term “good reason” means any of the following, without the NEO’s consent:

•	a material diminution of the NEO’s responsibilities or duties (provided that the acquisition of the company and subsequent conversion of the company to a division or unit of the acquiring company will not by itself be deemed to be a diminution of the NEO’s responsibilities or duties);

•	a reduction in the level of the NEO’s base salary;

•	a relocation of the office at which the NEO is principally based to a location outside the Washington, D.C. metropolitan area;

•	a failure of a successor in a change in control to assume the agreement; or

•	our material breach of any written agreement between the NEO and us.

Notwithstanding the foregoing, any actions we take to accommodate a disability of the NEO or pursuant to the Family and Medical Leave Act shall not be “good reason” for purposes of the agreement. Additionally, before the NEO may terminate employment for “good reason,” the NEO must notify us in writing within 30 days after the initial occurrence of the event, condition or conduct giving rise to the “good reason,” we must fail to remedy or cure the alleged “good reason” within the 30-day period after receipt of such notice (if capable of being cured within the 30-day period) and, if we do not cure the “good reason” (or it is incapable of being cured within such 30-day period), then the NEO must terminate employment by no later than 30 days after the expiration of the last day of the cure period (or, if the event condition or conduct is not capable of being cured within such 30-day period, within 30 days after initial notice to us of the violation).

To receive any of the severance benefits under these agreements, the NEO would be required to execute, and not revoke, a release of claims against BroadSoft, its parents, subsidiaries, directors, executive officers and other related parties and comply with the provisions of the release, including confidentiality and non-disparagement provisions.

These agreements are generally identical, although the length of time for which salary and benefits shall be continued varies by NEO. Our compensation committee may in its discretion revise, amend or add to the benefits if it deems advisable.

Equity Awards

In addition to the severance agreements described above, each of our NEOs also holds unvested equity awards that, pursuant to the terms of the awards, would vest upon the occurrence of certain events. In particular, under the terms of all unvested stock options held by, and IPO-Timed RSUs granted to, Messrs. Tessler, Tholen and Hoffpauir, if the NEO is terminated without cause or resigns for good reason within one year after a change in control of the company, the vesting of all remaining unvested shares underlying these options and RSUs will be accelerated. Additionally, under the terms of the 2010 RSUs, if an NEO is terminated without cause or resigns for good reason within one month prior to, or one year after, a change in control of the company, the vesting of all remaining unvested 2010 RSUs granted to that NEO will be accelerated. Also, under the terms of the 2010 IPO RSUs, if an IPO has occurred, and thereafter an NEO is terminated without cause or resigns for good reason within one month prior to, or one year after, a change in control of the company, the vesting of all remaining unvested 2010 IPO RSUs granted to that NEO will be accelerated. For purposes of these awards, the meanings of the terms “change in control,” “cause” and “good reason” are substantially the same as those under the change in control severance agreements described above.

Under the terms of the stock restriction agreement governing Mr. Tholen’s restricted stock, if we terminate Mr. Tholen’s employment without cause within one year after a change in control, all remaining unvested shares of restricted stock held by Mr. Tholen under the agreement will immediately vest.

For purposes of Mr. Tholen’s stock restriction agreement, the term “change in control” means:

•	the sale of all or substantially all of the assets or the sale of more than 50% of the outstanding capital stock of the company in a non-public sale;

•	the dissolution or liquidation of the company; or

•	the consummation of a merger, share exchange, consolidation or other reorganization or business combination of the company if, immediately after the transaction, either:

•	persons who were directors of the company immediately prior to the transaction do not constitute at least a majority of the directors of the surviving entity; or

•	persons who hold a majority of the voting capital stock of the surviving entity are not persons who held a majority of the voting capital stock of the company immediately prior to the transaction.

For purposes of Mr. Tholen’s stock restriction agreement, the term “cause” means:

•	Mr. Tholen’s insubordination or willful failure to comply with the reasonable material directions of an officer of the company;

•	Mr. Tholen’s continued willful neglect or refusal to perform his duties or responsibilities (unless such duties or responsibilities are significantly and adversely changed and the individual has objected to such changes in a writing presented to an officer of the company); or

•	Mr. Tholen’s fraud, embezzlement, theft or other criminal act under United States law.

Under the terms of the stock option held by Mr. O’Neil as of December 31, 2009, if we were to terminate Mr. O’Neil’s employment without cause within one year after a change in control, all remaining unvested shares underlying his option would have immediately vested. However, because Mr. O’Neil’s employment by the company ended on December 31, 2009, the remaining unvested portion of this option immediately expired as of December 31, 2009. For purposes of this option, the terms “change in control” and “cause” had the same meanings as under Mr. Tholen’s restricted stock award.

The following table presents the potential payments to and benefits to be received upon employment termination by each of our NEOs if his employment was terminated in connection with a change in control of the company under circumstances described above, assuming that the triggering event occurred as of December 31, 2009.

Additional
						Acceleration	Additional Acceleration of
	Benefits upon Termination Without Cause or					of Equity	Equity Awards if Terminated
	Resignation For Good Reason (1)					Awards on	Without Cause Within One
	Within One Month Prior to, or One Year			Within One Year After a		Change in	Year After a Change in
	After a Change in Control			Change in Control		Control (2)	Control($) (3)
			Acceleration of	Acceleration	Acceleration	Acceleration	Acceleration of		Acceleration		Total
	Cash	Medical	2010 RSUs and	of Stock	of IPO-Timed	of 2009	Restricted		of Stock		Possible
	Severance	Continuation	2010 IPO RSUs	Options	RSUs	RSUs	Stock		Options		Benefits
Name	($)	($) (4)	($) (5)	($) (6)	($) (7)	($) (8)	($)		($)		($) (9)

Michael Tessler	$275,000	$12,077	$248,995	$357,438	$78,848	$190,898	$—		$—		$1,163,256

James Tholen	168,750	9,058	186,745	152,290	58,097	265,598	121,034	(11)	—		961,572

Scott Hoffpauir	150,000	9,058	186,745	174,687	58,097	74,700	—		—		653,287

Robert O’Neil (10)	125,000	6,038	—	—	—	—	—		376,923	(12)	507,961

(1)	The benefits reflected in these columns are benefits that would be payable under the terms of the change in control severance agreements described in “— Severance Agreements” above and, in the case of Messrs. Tessler, Tholen and Hoffpauir, the terms of the 2010 RSUs and, subject to the prior completion of an IPO, the 2010 IPO RSUs and the unvested stock options held by such individuals as described in “— Equity Awards” above.

(2)	The benefits reflected in this column are benefits that would be payable under the terms of the 2009 RSUs upon a change in control transaction as described in “— 2009 Restricted Stock Unit Grants and Stock Option Exchange Offer.”

(3)	The benefits reflected in these columns are benefits that would be payable under the stock option held by Mr. O’Neil and Mr. Tholen’s stock restriction agreement.

(4)	The value of these continued benefits are calculated using the assumptions that we use for financial reporting purposes in accordance with GAAP.

(5)	Represents the aggregate fair market value of the shares underlying the 2010 RSUs and, subject to the prior completion of an IPO, the 2010 IPO RSUs that would accelerate if the NEO were to be terminated without cause or resign for good reason within one month prior to, or one year after, the occurrence of a change in control, valued as of December 31, 2009 (based on the estimated value of our common stock of $4.98 per share as of December 31, 2009). These awards were issued subsequent to December 31, 2009.

(6)	The value of stock options represents the value, calculated as of December 31, 2009, of all unvested in-the-money options held by Messrs. Tessler, Tholen and Hoffpauir that would accelerate if the NEO were to be terminated without cause or to resign for good reason, in either case, within one year after a change in control of BroadSoft. For purposes of this valuation, the value represents the difference between the aggregate fair market value of the shares of our common stock underlying the unvested options as of December 31, 2009 (based on the estimated value of our common stock of $4.98 per share as of December 31, 2009), and the aggregate exercise price of the unvested portion of the options.

(7)	Represents the aggregate fair market value of the shares underlying the IPO-Timed RSUs that would accelerate if the NEO were to be terminated without cause or to resign for good reason, in either case, within one year after a change in control of BroadSoft, valued as of December 31, 2009 (based on the estimated value of our common stock of $4.98 per share as of December 31, 2009). These awards were issued on June 15, 2010.

(8)	Represents the aggregate fair market value of the shares underlying the 2009 RSUs that would accelerate upon the occurrence of a change in control as of December 31, 2009 (based on the estimated value of our common stock of $4.98 per share as of December 31, 2009).

(9)	The dollar values in this column for each NEO represent the sum of all compensation referenced in the preceding columns.

(10)	Mr. O’Neil’s employment by the company ended on December 31, 2009. Such termination did not trigger any of the benefits set forth in the table. However, we entered into a separation agreement with Mr. O’Neil that provided for certain benefits in connection with the termination of his employment. See “— Separation of Robert O’Neil” below.

(11)	Represents the aggregate fair market value of the unvested shares of restricted stock held by Mr. Tholen, as of December 31, 2009, that would accelerate if he were to be terminated without cause within one year after a change in control of the company (based on the estimated value of our common stock of $4.98 per share as of December 31, 2009).

(12)	The value of stock options represents the value of the unvested portion, as of December 31, 2009, of Mr. O’Neil’s stock option (before giving effect to Mr. O’Neil’s forfeiture of such unvested options as a result of the cessation of his employment on December 31, 2009) that would accelerate if he were to be terminated without cause within one year after a change in control of the company. For purposes of this valuation, the value represents the difference between the aggregate fair market value of the shares of our common stock underlying the unvested portion of the option as of December 31, 2009 (based on the estimated value of our common stock of $4.98 per share as of December 31, 2009), and the aggregate exercise price of the unvested portion of the option.

Separation of Robert O’Neil

Mr. O’Neil’s employment by BroadSoft ended on December 31, 2009. In connection with his departure, we entered into a separation agreement with Mr. O’Neil. Pursuant to his separation agreement, Mr. O’Neil received six months of continued base salary at the rate in effect as of December 31, 2009, and as described above, an annual bonus for 2009. We also agreed to provide Mr. O’Neil with continued health insurance benefits through June 30, 2010.

Employee Benefit Plans

The principal features of our equity incentive plans and our 401(k) plan are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which, other than the 401(k) plan, are filed as exhibits to the registration statement of which this prospectus is a part.

Amended and Restated 2009 Equity Incentive Plan

Our board of directors adopted our 2009 Equity Incentive Plan on April 29, 2009, and our stockholders subsequently approved the 2009 Equity Incentive Plan on April 30, 2009. Our board of directors approved an Amended and Restated 2009 Equity Incentive Plan, or 2009 Plan, on May 24, 2010, and the Amended and Restated 2009 Equity Incentive Plan was approved by our stockholders on May 27, 2010. The amended and restated 2009 Plan became effective immediately upon the signing of the underwriting agreement for our initial public offering, or the IPO date. The 2009 Plan will terminate on April 28, 2019, unless sooner terminated by our board of directors.

Types of Awards. The 2009 Plan provides for the grant of incentive stock options (within the meaning of Section 422 of the Code), nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards and other forms of equity compensation, which are referred to collectively as equity awards. The 2009 Plan also provides for the grant of performance cash awards. Awards may be granted to employees, consultants and directors of the company and certain of our affiliates. Only employees of ours and of certain of our affiliates are eligible to receive incentive stock options.

Share Reserve. The aggregate number of shares of our common stock that may be issued pursuant to equity awards under the 2009 Plan was initially 392,383 shares. This number was subject to increase by up to an additional 3,051,675 shares, in the event that options that were outstanding under the 1999 Plan as of April 29, 2009 expire or otherwise terminate without having been exercised (in such case, the shares not acquired will revert to and become available for issuance under the 2009 Plan). An additional 333,333 new shares were added to the 2009 Plan in connection with the amendment and restatement of the 2009 Plan, effective on the IPO date. As of September 30, 2010, under the 2009 Plan, a total of 239,395 shares were available for future issuance, options to purchase 1,984,892 shares of common stock at a weighted average exercise price of $2.23 per share were outstanding and an additional 294,771 shares were issuable upon the vesting of outstanding RSUs, and an additional 741,107 shares were still available to revert from the 1999 Plan and become available for issuance under the 2009 Plan. In addition, the aggregate number of shares available for issuance under the 2009 Plan will increase on January 1st of each year, for a period of nine years, beginning on January 1, 2011 and continuing through January 1, 2019, in an amount equal to the lesser of (a) 4.5% of the total number of shares of our common stock outstanding on December 31st of the immediately preceding calendar year, (b) 1,250,000 shares or (c) a number of shares determined by our board of directors. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the 2009 Plan is 15,000,000 shares.

Reversion of Shares.  If an equity award granted under the 2009 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the equity award will again become available for issuance under the 2009 Plan. In addition, the following types of shares will become available for the grant of new equity awards under the 2009 Plan: (a) shares that are forfeited to or repurchased by us prior to becoming fully vested; (b) shares withheld to satisfy income and employment withholding taxes; and (c) shares tendered to us to pay the exercise price of an option. Shares issued under the 2009 Plan may be previously unissued shares or reacquired shares bought by us on the open market.

Section 162(m) Limits.  At such time as we may be subject to the applicable provisions of Section 162(m) of the Code, no participant may be granted equity awards covering more than 2,750,000 shares of our common stock under our 2009 Plan during any calendar year pursuant to an appreciation-only equity award. An appreciation-only equity award is an equity award whose value is determined by reference to an increase over an exercise or strike price of at least 100% of the fair market value of our common stock at the time of grant. A stock option with an exercise price equal to the value of the stock at the time of grant is an example of an appreciation-only award. Additionally, no person may be granted a performance stock award covering more than 2,750,000 shares or a performance cash award having a maximum value in excess of $1,000,000 in any calendar year. These limitations are designed to help assure that any deductions to which we would otherwise be entitled with respect to such awards will not be subject to the $1,000,000 limitation on the income tax deductibility of compensation paid to any covered executive officer imposed by Section 162(m) of the Code.

Administration. Our board of directors has delegated its authority to administer the 2009 Plan, except with respect to equity awards to be made to our directors, to our compensation committee. Subject to the terms of the 2009 Plan, our board of directors or an authorized committee, referred to as the plan administrator, will determine recipients, dates of grant, the numbers and types of equity awards to be granted and the terms and conditions of the equity awards, including the period of exercisability and vesting. Subject to the limitations set forth below, the plan administrator will also determine the exercise price of options granted, the consideration to be paid for restricted stock awards (if any) and the strike price of stock appreciation rights.

The plan administrator has the authority to:

•	reduce the exercise price of any outstanding option or the strike price of any outstanding stock appreciation right;

•	cancel any outstanding option or stock appreciation right and grant in exchange for one or more of the following:

•	a new stock option or stock appreciation right covering the same or a different number of shares of common stock;

•	a new equity award;

•	cash; and/or

•	other valuable consideration; or

•	engage in any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options. Incentive and nonstatutory stock options are granted pursuant to incentive and nonstatutory stock option agreements. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2009 Plan and applicable law, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of our common stock at the time of grant. Options granted under the 2009 Plan vest at the rate specified by the plan administrator.

Generally, the plan administrator determines the term of stock options granted under the 2009 Plan, up to a maximum of 10 years. Unless the terms of an optionee’s stock option agreement provides otherwise, if an optionee’s relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the optionee may exercise the vested portion of any option for a period of three months following termination of service. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death (or an optionee dies within a certain period following cessation of service), the optionee or a beneficiary generally may exercise the vested portion of any option for a period of 12 months in the event of disability, and 18 months in the event of death. The option term may be further extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws, or the sale of any common stock received upon exercise of the option would violate our insider trading policy. In no event, however, may an option be exercised beyond the expiration of its term.

The plan administrator will determine the acceptable consideration for the purchase of common stock issued upon the exercise of a stock option, which may include cash or check, a broker-assisted cashless exercise, the tender of common stock previously owned by the optionee, a net exercise of the option if it is a nonstatutory stock option, or any other legal consideration approved by the plan administrator.

Incentive stock options may only be granted to our employees and employees of certain of our affiliates. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (a) the option exercise price is at least 110% of the fair market value of the stock subject to the option at the time of grant and (b) the term of the incentive stock option does not exceed five years from the date of grant.

Unless the plan administrator determines otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionee may designate a beneficiary, however, who may exercise the option following the optionee’s death.

Restricted Stock Awards. A restricted stock award is the grant of shares of our common stock to a participant that may, but need not, be subject to forfeiture or to a share repurchase option in our favor in accordance with a vesting scheduled determined by the plan administrator. For example, some or all of the shares of common stock granted pursuant to a restricted stock award may be repurchased by us if a participant’s service with us or with any of our affiliates terminates before a specified date (that is, before the restricted stock award is fully vested). Restricted stock awards are granted pursuant to restricted stock award agreements. Restricted stock awards may be granted in consideration for cash, past or future services rendered to us or an affiliate or any other form of legal consideration.

Restricted Stock Unit Awards. A restricted stock unit award is a promise by us to issue shares of our common stock, or to pay cash equal to the value of shares of our common stock, equivalent to the number of units covered by the award at the time of vesting of the units or thereafter. Restricted stock unit awards are granted pursuant to restricted stock unit award agreements. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award entitles the recipient to receive cash, stock, a combination of cash and stock as deemed appropriate by the plan administrator or any other form of consideration set forth in the restricted stock unit award agreement at a specified date (typically, upon vesting of the restricted stock units). Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the termination of the participant’s service for any reason.

Stock Appreciation Rights. A stock appreciation right entitles the participant to a payment equal in value to the appreciation in the value of the underlying shares of our common stock for a predetermined number of shares over a specified period. Stock appreciation rights are granted pursuant to stock appreciation right agreements. The plan administrator determines the strike price for a stock appreciation right, which may not be less than 100% of the fair market value of our common stock at the time of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (a) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (b) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2009 Plan vests at the rate specified in the stock appreciation rights agreement as determined by the plan administrator.

The plan administrator determines the term of stock appreciation rights granted under the 2009 Plan, up to a maximum of 10 years. Unless the terms of a participant’s stock appreciation right agreement provides otherwise, if a participant’s relationship with us, or any of our affiliates, ceases for any reason other than disability or death, the participant may exercise the vested portion of any stock appreciation right for a period of three months following termination of service. If a participant’s service relationship with us, or any of our affiliates, ceases due to disability or death (or the participant dies within a certain period following cessation of service), the participant or a beneficiary generally may exercise the vested portion of any stock appreciation right for a period of 12 months in the event of disability, and 18 months in the event of death. The term of the stock appreciation right may be further extended in the event that exercise of the stock appreciation right following termination of service is prohibited by applicable securities laws, or the sale of any common stock received upon exercise of the stock appreciation right would violate our insider trading policy. In no event, however, may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. The 2009 Plan permits the grant of performance-based stock and cash awards that may qualify as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Code. To assure that the compensation attributable to performance-based awards will so qualify, our compensation committee can structure such awards so that the stock or cash will be issued or paid pursuant to such award only following the achievement of certain pre-established performance goals during a performance period designated by our compensation committee.

Our compensation committee may establish performance goals by selecting from one or more of the following performance criteria: (1) earnings (including earnings per share and net earnings); (2) earnings before interest and taxes; (3) earnings before interest, taxes and depreciation; (4) earnings before interest, taxes, depreciation and amortization; (5) total stockholder return; (6) return on equity or average stockholder’s equity; (7) return on assets, investment, or capital employed; (8) stock price; (9) margin (including gross margin); (10) income (before or after taxes); (11) operating income; (12) operating income after taxes; (13) pre-tax profit; (14) operating cash flow; (15) sales or revenue (including deferred revenue) targets; (16) increases in revenue or product revenue (including deferred revenue and deferred product revenue); (17) expenses and cost reduction goals; (18) improvement in or attainment of working capital levels; (19) economic value added (or an equivalent metric); (20) market share; (21) cash and cash equivalents; (22) cash flow; (23) cash flow per share; (24) share price performance; (25) debt reduction; (26) implementation or completion of projects or processes; (27) customer satisfaction; (28) stockholders’ equity; (29) capital expenditures; (30) debt levels; (31) operating profit or net operating profit; (32) workforce diversity; (33) growth of net income or operating income; (34) billings; and (35) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by our board of directors or our compensation committee.

Our compensation committee may establish performance goals on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (a) in the award agreement at the time the award is granted or (b) in such other document setting forth the performance goals at the time the goals are established, our compensation committee will appropriately make adjustments in the method of calculating the attainment of the performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; and (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles.

Other Equity Awards. The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the award, the purchase price, if any, the timing of exercise and vesting and any repurchase rights associated with such awards.

Changes to Capital Structure. In the event that there is a specified type of change in our capital structure, such as a stock split, appropriate adjustment will be made to (a) the class and number of shares reserved under the 2009 Plan, (b) the class and maximum number of shares of our common stock that may be issued upon the exercise of incentive stock options, (c) the class and maximum number of shares of our common stock subject to equity awards that can be granted in any calendar year (as established under the 2009 Plan pursuant to Section 162(m) of the Code) and (d) the class, number of securities and exercise or strike price, if applicable, of all outstanding equity awards.

Corporate transactions. In the event of a certain significant corporate transaction, the plan administrator may take any one or more of the following actions as to outstanding equity awards, or as to a portion of any outstanding equity award under the 2009 Plan:

•	arrange for the assumption, continuation or substitution of an equity award by the surviving or acquiring entity (or its parent company) and assign any reacquisition or repurchase rights held by us in respect of common stock issued pursuant to equity awards to the surviving or acquiring entity (or its parent company);

•	accelerate the vesting and exercisability of an equity award and determine that any reacquisition or repurchase rights held by us in respect of common stock issued pursuant to such equity award will lapse as of or prior to the effective date of the corporate transaction, and such equity award will terminate if not exercised, if applicable, on or prior to the effective date of the corporate transaction;

•	terminate outstanding equity awards (including vested awards that are not exercised) without the payment of consideration as of the effective date of the corporate transaction; or

•	make a payment equal to the excess, if any, of (a) the value of the property that the holder of an equity award would have received upon exercise of the equity award, over (b) the exercise price otherwise payable in connection with the exercise of the equity award.

Changes in control. Our board of directors has the discretion to provide that an equity award under the 2009 Plan will immediately vest as to all or a portion of the shares subject to the equity award (a) immediately upon the occurrence of certain specified change in control transactions, whether or not such equity award is assumed, continued or substituted by a surviving or acquiring entity in the transaction, or (b) in the event a participant’s service with us or a successor entity is terminated, actually or constructively, within a designated period following the occurrence of certain specified change in control transactions. In general, equity awards granted under the 2009 Plan will not vest on such an accelerated basis unless specifically provided by the participant’s applicable award agreement.

1999 Stock Incentive Plan

Our board of directors and stockholders adopted the 1999 Plan on July 1, 1999. Since adoption, our board of directors and stockholders have approved a series of increases in the number of shares of common stock reserved for issuance under the 1999 Plan. Effective as of June 30, 2009, we were no longer able to grant new options under the 1999 Plan.

The 1999 Plan provided for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted and unrestricted stock awards, performance awards, and other stock-based awards, which we collectively refer to as awards, phantom stock or any combination of the foregoing. Our and our affiliates’ employees, officers, directors and consultants, were eligible to receive awards, except that incentive options could be granted only to employees.

As of September 30, 2010, there were an aggregate of 727,141 shares of common stock reserved for issuance under the 1999 Plan, which consisted of shares underlying outstanding options with a weighted average exercise price of $1.91 per share. An additional 78 shares issued pursuant to early exercise of stock options and 13,888 shares of common stock underlying unvested restricted stock are subject to repurchase.

If a stock option granted under the 1999 Plan expires or otherwise terminates without being exercised in full, or if a stock award subject to vesting is repurchased by the company, the shares not acquired pursuant to the stock option or the unvested shares repurchased shall become available for issuance under the 2009 Plan.

Administration. The compensation committee currently administers the 1999 Plan under the delegation of authority from the board of directors (with the exception of grants under the 1999 Plan made to directors, which are administered by the entire board). Subject to the terms of the 1999 Plan, the plan administrator:

•	determines the eligible persons to whom, and the time or times at which awards shall be granted;

•	determines the types of awards to be granted;

•	determines the number of shares to be covered by or used for reference purposes for each award;

•	imposes such terms, limitations, restrictions and conditions upon any such award as it deems appropriate;

•	modifies, amends, extends or renews outstanding awards, or accepts the surrender of outstanding awards and substitutes new awards;

•	accelerates or otherwise changes the time in which an award may be exercised or becomes payable and waives or accelerates the lapse, in whole or in part, of any restriction or condition with respect to such award, including, but not limited to, any restriction or condition with respect to the to the vesting or exercisability of an award following termination of any grantee’s employment or other relationship with us; and

•	establishes objectives and conditions, if any, for earning awards and determining whether awards will be paid after the end of a performance period.

Changes to capital structure. In the event there is a change in our capital structure, such as a stock split, reorganization, recapitalization, stock dividend, combination of shares, or the like, appropriate adjustments will be made to the number of shares and exercise price or strike price, if applicable, of all outstanding awards.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to participate in the 401(k) plan as of the first day of employment and participants are able to defer up to 75% of their eligible compensation subject to applicable annual Code limits. The 401(k) plan permits us to make profit sharing contributions to eligible participants, although such contributions are not required. We have not historically made any matching contributions and do not currently contemplate making such matching contributions. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Contributions that we make, if any, are subject to a vesting schedule; employees are immediately and fully vested in their contributions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and all contributions are deductible by us when made.

Limitations on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we are required to indemnify our directors to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that, upon satisfaction of certain conditions, we shall advance expenses incurred by a director in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. Our amended and restated bylaws also provide our board of directors with discretion to indemnify our officers and employees when determined appropriate by the board. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought and we are not aware of any threatened litigation that may result in claims for indemnification.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our insider trading policy.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions since January 1, 2007 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock (or any members of their immediate family) had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Management — Executive Compensation” and “Management — Director Compensation.” Share amounts have been retroactively adjusted to give effect to a 6-for-1 reverse stock split effected on June 14, 2010.

Sales of Preferred Stock

Certain venture capital funds have purchased shares of our Series B-1 redeemable convertible preferred stock by exercising warrants we have previously granted. The table below sets forth the number of shares of Series B-1 redeemable convertible preferred stock purchased by our directors, executive officers and 5% stockholders and their affiliates:

	Number of Shares
	of Series B-1
	Redeemable
	Convertible	Aggregate
Purchaser	Preferred Stock	Purchase Price

Funds affiliated with Bessemer Venture Partners (1)	4,483	$122,276
Funds affiliated with Charles River Ventures (2)	5,500	149,998

(1)	Consists of 2,690 shares held by Bessemer Venture Partners IV, L.P. and 1,793 shares held by Bessec Ventures IV, L.P.

(2)	Consists of 5,095 shares held by Charles River Partnership IX, a Limited Partnership, 156 shares held by Charles River Partners IX-A, a Limited Partnership, 140 shares held by Charles River IX-B LLC and 109 shares held by Charles River IX-C LLC.

Registration Rights Agreement

We and some of our stockholders, including certain of our executive officers, have entered into a registration rights agreement. This agreement allows these stockholders to require us to register the resale of their shares, under certain circumstances, following this offering. For a more detailed description of these registration rights, see “Description of Capital Stock — Registration Rights.”

Indemnification Agreements

Our amended and restated certificate of incorporation contain provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our board of directors with discretion to indemnify our officers and employees when determined appropriate by the board. In addition, we have entered into an indemnification agreement with each of our directors and our executive officers. For more information regarding these agreements, see “Executive Compensation — Limitations on Liability and Indemnification Matters.”

Change in Control Arrangements

We have entered into severance agreements with each of our executive officers. For more information regarding these agreements, see “Executive Compensation — Potential Payments and Acceleration of Equity upon Separation in Connection with a Change in Control — Severance Agreements.”

Stockholders’ Agreement

Prior to the completion of our initial public offering, we were party to an amended and restated stockholders’ agreement, or the stockholders’ agreement, that we entered into with certain holders of our common stock and the holders of our redeemable preferred stock and redeemable convertible preferred stock. The stockholders’ agreement provided for, among other things, certain rights and restrictions with respect to transfers of stock by certain stockholders, certain rights to participate in our future equity issuances, certain special approvals for certain actions taken by the company and certain other covenants and agreements.

Pursuant to the stockholders’ agreement, these holders agreed to vote all shares of their capital stock of the company to cause and maintain the election to the board of directors of the company of:

•	one director nominated by the holders of a majority of the shares of Series A redeemable preferred stock and shares of Series B-1 redeemable convertible preferred stock then outstanding, voting as a single class (with each share of Series A redeemable preferred stock having one vote and each share of Series B-1 redeemable convertible preferred stock having that number of votes as is equal to the number of shares of common stock into which it is then convertible);

•	three directors nominated by the holders of a majority of the shares of Series C-1 redeemable convertible preferred stock then outstanding, voting together as a single class (one of whom will be designated by Grotech Partners VI, L.P. so long as it holds at least 1,133,333 shares of Series C-1 redeemable convertible preferred stock (as adjusted for stock splits, stock dividends, combinations and the like));

•	the then-incumbent chief executive officer; and

•	three directors, each of whom must be an independent director and who shall be (i) designated by the then-incumbent chief executive officer and (ii) approved by the holders of a majority of (A) outstanding shares of common stock held by parties to this stockholders’ agreement and (B) outstanding shares of Series A redeemable preferred stock, Series B-1 redeemable convertible preferred stock, Series C-1 redeemable convertible preferred stock and Series D redeemable convertible preferred stock held by parties to this stockholders’ agreement, voting as a single class (with each share of Series A redeemable preferred stock having one vote and each share of Series B-1 redeemable convertible preferred stock, Series C-1 redeemable convertible preferred stock and Series D redeemable convertible preferred stock having the number of votes as is equal to the number of shares of common stock into which each is then convertible).

The provisions of the stockholders’ agreement terminated upon the completion of our initial public offering and there are no further contractual obligations regarding the election of our directors. Our directors hold office until their successors have been elected and qualified or appointed, or the earlier of their death, resignation or removal.

Samuel Hoffpauir

Samuel Hoffpauir, who is the brother of Scott Hoffpauir, our Chief Technology Officer, is an employee of BroadSoft and holds the title of Director, Service Development, in our research and development department. During 2007, 2008 and 2009, Samuel Hoffpauir earned aggregate cash compensation of $158,625, $167,115 and $165,558, respectively. In 2007, 2008 and 2009, he also received stock options to purchase 3,666 shares at an exercise price of $9.36 per share, 2,916 shares at an exercise price of $8.58 per share and 4,166 shares at an exercise price of $2.40 per share, respectively. In 2009, he participated in the option exchange offer, which was made available to all eligible directors, employees and certain consultants, to voluntarily exchange all of his outstanding stock options having a per share exercise price in excess of $2.40 for new stock options having a per share exercise price of $2.40, the fair market value on the date of grant. He exchanged all of his eligible stock options in the offer, which were exercisable for an aggregate of 12,415 shares of common stock, for stock options exercisable for the same number of shares. The incremental fair market value, measured as of the date of grant, of the new stock options he received was $12,899.

Polycom

One of our former directors, Andrew M. Miller, served as Executive Vice President, Global Field Operations for Polycom from July 2009 to May 2010, and has served as Polycom’s Chief executive officer since May 2010. While we have not been a participant in any transaction or series of related transactions involving Polycom in which the dollar value exceeded $120,000, we work closely with Polycom. We collaborate on joint sales efforts to service providers as well as marketing campaigns to drive awareness of hosted solutions in the market. We have similar relationships with several other telecommunications equipment vendors in the ordinary course of our business. Mr. Miller resigned from our board of directors effective October 27, 2010.

Charter Communications, Inc.

In April 2010, we entered into a license agreement with Charter Communications Operating, LLC, or Charter, pursuant to which Charter agreed to order BroadWorks licenses from us. We refer to this agreement as the Charter Contract. While Charter has the right to terminate portions of the Charter Contract for convenience, we expect to receive approximately up to $3.3 million in software license fees and professional service fees pursuant to the Charter Contract through the end of December 31, 2011. One of our directors, John D. Markley, Jr., has served as a director of Charter Communications, Inc., the parent company of Charter, since 2009. Other than by virtue of his board position at Charter Communications, Inc., Mr. Markley has no interest in the Charter Contract and does not expect to benefit materially from the Charter Contract.

Policy on Future Related Party Transactions

All future transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by the nominating and corporate governance committee, or a similar committee consisting of entirely independent directors, according to the terms of our Code of Conduct.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of November 30, 2010, as adjusted to reflect the sale of common stock offered by us and the selling stockholders in this offering, for:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group;

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock; and

•	each of the selling stockholders.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock issuable under options or warrants that are exercisable and shares underlying RSUs that will vest within 60 days after November 30, 2010 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the options or warrants but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. Percentage of shares outstanding is based on 24,742,760 shares of common stock outstanding as of November 30, 2010 and 25,378,837 shares of common stock outstanding immediately following the completion of this offering. The number of shares of common stock deemed outstanding after this offering includes the 500,000 shares of common stock being offered for sale by us in this offering, 76,195 shares of common stock issued upon the net exercise of a warrant by a selling stockholder after November 30, 2010, and an aggregate of 59,882 shares of common stock to be issued upon the exercise of options being exercised by certain selling stockholders in connection with this offering.

						Number of
						Shares to	Shares Beneficially
						be Sold if	Owned After this
	Shares Beneficially			Shares Beneficially		Underwriters’	Offering if
	Owned Prior to		Number	Owned After		Option	Underwriters’ Option
	this Offering (1)		of Shares	this Offering		is Exercised	is Exercised in Full
Name and Address of Beneficial Owner (2)	Shares	Percentage	Offered	Shares	Percentage	in Full	Shares	Percentage

Directors and Named Executive Officers
Michael Tessler (3)	915,385	3.7%	135,000	780,385	3.1%	0	780,385	3.1%
James A. Tholen (4)	219,492	*	33,250	186,242	*	0	186,242	*
Scott D. Hoffpauir (5)	594,857	2.4%	89,228	505,629	2.0%	0	505,629	2.0%
Robert O’Neil	66,406	*	30,000	36,406	*	0	36,406	*
Robert P. Goodman (6)	699,182	2.8%	174,317	524,865	2.1%	0	524,865	2.1%
John J. Gavin, Jr. (7)	6,701	*	—	6,701	*	0	6,701	*
Douglas L. Maine (8)	55,244	*	—	55,244	*	0	55,244	*
John D. Markley, Jr. (9)	10,244	*	—	10,244	*	0	10,244	*
Joseph R. Zell (10)	2,404,604	9.7%	765,887	1,638,717	6.5%	223,997	1,414,720	5.6%
All directors and executive officers as a group (8 persons) (11)	4,905,709	19.8%	1,197,682	3,708,381	14.6%	223,997	3,484,384	13.7%
Principal Stockholders
Entities affiliated with Bessemer Venture Partners IV, L.P. (12)	3,759,721	15.2%	939,931	2,819,790	11.1%	0	2,819,790	11.1%
Grotech Partners VI, L.P. (13)	2,402,693	9.7%	765,887	1,636,806	6.4%	223,997	1,412,809	5.6%

						Number of
						Shares to	Shares Beneficially
						be Sold if	Owned After this
	Shares Beneficially			Shares Beneficially		Underwriters’	Offering if
	Owned Prior to		Number	Owned After		Option	Underwriters’ Option
	this Offering (1)		of Shares	this Offering		is Exercised	is Exercised in Full
Name and Address of Beneficial Owner (2)	Shares	Percentage	Offered	Shares	Percentage	in Full	Shares	Percentage

Entities affiliated with Charles River Ventures (14)	1,860,503	7.5%	593,058	1,267,446	5.0%	151,145	1,116,301	4.4%
Columbia Broadsoft Investors, LLC (15)	1,303,146	5.3%	415,393	887,753	3.5%	121,489	766,264	3.0%
Entities affiliated with Meritech Capital (16)	1,316,695	5.3%	419,712	896,983	3.5%	122,752	774,231	3.1%
Other Selling Stockholders
Entities affiliated with RRE Ventures (17)	1,081,212	4.4%	344,649	736,563	2.9%	100,799	635,764	2.5%
Industry Ventures Fund V, L.P. (18)	1,000,775	4.0%	300,233	700,542	2.8%	—	700,542	2.8%
Comcast Interactive Capital, LP (19)	529,696	2.1%	168,847	360,849	1.4%	43,040	317,809	1.3%
Kenneth Rokoff (20)	133,954	*	18,339	115,615	*	—	115,615	*
Entities affiliated with Accel (21)	121,563	*	38,750	82,813	*	11,333	71,480	*
Scott Wharton (22)	120,562	*	70,000	50,562	*	—	50,562	*
Robert Weidenfeller (23)	113,282	*	15,500	97,782	*	—	97,782	*
Gregory Callanan (24)	83,356	*	11,452	71,904	*	—	71,904	*
Rincon Venture Partners, L.P. (25)	78,322	*	24,966	53,356	*	7,302	46,054	*
ORIX Finance Equity Investors, L.P. (26)	76,195	*	24,288	51,907	*	7,103	44,804	*
Geoffrey Hicks (27)	77,017	*	9,998	67,019	*	—	67,019	*
Craig Decker (28)	78,931	*	7,000	71,931	*	—	71,931	*
David Bukovsky (29)	71,186	*	9,525	61,661	*	—	61,661	*
Paul Davis (30)	61,875	*	41,875	20,000	*	—	20,000	*
Jonathan Reid (31)	70,886	*	8,592	62,294	*	—	62,294	*
Dennis Dourgarian (32)	40,331	*	4,336	35,995	*	—	35,995	*
All other selling stockholders as a group (33)	232,468	*	106,228	126,240	*	6,040	120,200	*

*	Denotes less than 1%

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)	Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o BroadSoft, Inc., 9737 Washingtonian Boulevard, Suite 350 Parkway, Gaithersburg, MD 20878.

(3)	Includes 420,310 shares underlying immediately exercisable options that are vested within 60 days of November 30, 2010 and 65,104 shares that may be acquired pursuant to early exercise features of options that vest in accordance with their terms. Any shares issued upon the exercise of unvested options are subject to a repurchase right in favor of the company if Mr. Tessler does not satisfy the option’s vesting requirements. In any event, shares acquired upon an early exercise may not be disposed of until the vesting period has been satisfied. Also includes 36,666 shares held by The Michael Tessler 1999 Irrevocable Trust U/T/A December 29, 1999 for the benefit of the spouse and minor children of Mr. Tessler. Mr. Tessler’s brother-in-law, Howard D. Schwartz, is the trustee of The Michael Tessler 1999 Irrevocable Trust U/T/A December 29, 1999. Mr. Tessler disclaims beneficial ownership of any shares held by The Michael Tessler 1999 Irrevocable Trust U/T/A December 29, 1999.

(4)	Includes 6,944 shares of restricted stock that are not vested within 60 days of November 30, 2010, 108,680 shares underlying immediately exercisable options that are vested within 60 days of November 30, 2010 and 19,097 shares that may be acquired pursuant to early exercise features of options that vest in accordance with their terms. The unvested shares of restricted stock are subject to forfeiture, and any shares issued upon the exercise of unvested options are subject to a repurchase right in favor of the company if Mr. Tholen does not satisfy the applicable vesting requirements. In any event, unvested restricted shares and shares acquired upon an early exercise may not be disposed of until the vesting period has been satisfied.

(5)	Includes 211,611 shares underlying immediately exercisable options that are vested within 60 days of November 30, 2010 and 32,552 shares that may be acquired pursuant to early exercise features of options that vest in accordance with their terms. Any shares issued upon the exercise of unvested options are subject to a repurchase right in favor of the company if Mr. Hoffpauir does not satisfy the options’ vesting requirements. In any event, shares acquired upon an early exercise may not be disposed of until the vesting period has been satisfied. Also includes 16,666 shares held by The Scott D. Hoffpauir 2000 Family Irrevocable Trust U/T/A dated 04/04/00 for the benefit of the minor children of Mr. Hoffpauir. Mr. Hoffpauir’s brother, Samuel Hoffpauir, is the trustee of The Scott D. Hoffpauir 2000 Family Irrevocable Trust U/T/A dated 04/04/00. Mr. Hoffpauir disclaims beneficial ownership of any shares held by The Scott D. Hoffpauir 2000 Family Irrevocable Trust U/T/A dated 04/04/00.

(6)	Consists of: 444,833 shares of common stock held by Plum Bush, Inc., an entity for which Mr. Goodman serves as President, over which he has sole voting and dispositive power; 197,684 shares of common stock held by Cove Ventures, LLC, or Cove, an entity for which Mr. Goodman serves as Managing Member, over which he has sole voting and dispositive power; 53,338 shares of common stock held by NB Group, LLC, or NBG, an entity for which Mr. Goodman serves as a Managing Member, over which he has shared voting and dispositive power with Jane Sarah Lipman; 1,416 shares held by Deer Management Co. LLC, or Deer Management; and 1,911 shares issuable upon the vesting of RSUs that will vest on December 31, 2010. The managing members of Deer Management are Mr. Goodman, J. Edmund Colloton, Rob S. Chandra, Robert M. Stavis, Jeremy Levine and David J. Cowan and they share voting and dispositive power over the shares held by Deer Management. Mr. Goodman disclaims beneficial ownership of the shares held by Cove, NBG and Deer Management except to the extent of his pecuniary interest in such shares.

(7)	Consists of: 1,911 shares issuable upon the vesting of RSUs that will vest on December 31, 2010; and 3,124 shares issuable within 60 days of November 30, 2010 upon the exercise of an option originally issued to Mr. Gavin that Mr. Gavin has gifted to his adult children and with respect to which Mr. Gavin disclaims beneficial ownership.

(8)	Includes 21,875 shares underlying immediately exercisable options that are vested within 60 days of November 30, 2010, 3,125 shares that may be acquired pursuant to early exercise features of options that vest in accordance with their terms and 1,911 shares issuable upon the vesting of RSUs that will vest on December 31, 2010. Any shares issued upon the exercise of unvested options are subject to a repurchase right in favor of the company if Mr. Maine does not satisfy the option’s vesting requirements. In any event, shares acquired upon an early exercise may not be disposed of until the vesting period has been satisfied.

(9)	Includes 1,911 shares issuable upon the vesting of RSUs that will vest on December 31, 2010.

(10)	Consists of: 2,402,693 shares of common stock held by Grotech Partners VI, L.P., or Grotech Partners, and 1,911 shares issuable upon the vesting of RSUs that will vest on December 31, 2010. The general partner of Grotech Partners is Grotech Capital Group VI, LLC, an entity for which Mr. Zell serves as a General Partner. Mr. Zell shares voting and dispositive power over the shares held by Grotech Partners with Frank A. Adams.

(11)	Includes 765,600 shares underlying immediately exercisable options that are vested within 60 days of November 30, 2010, 119,878 shares that may be acquired pursuant to early exercise features of options that vest in accordance with their terms, 6,944 shares of restricted stock that are not vested within 60 days of November 30, 2010 and an aggregate of 9,555 shares issuable upon the vesting of RSUs that will vest on December 31, 2010. See footnotes 3 through 10.

(12)	Consists of: 2,215,945 shares of common stock held by Bessemer Venture Partners IV, L.P., or Bessemer; 1,477,309 shares of common stock held by Bessec Ventures IV, L.P., or Bessec; 65,051 shares of common stock held by Deer IV & Co. LLC, or Deer IV; and 1,416 shares of common stock held by Deer Management. Deer IV is the general partner of both Bessemer and Bessec, and Deer Management is the management company of both Bessemer and Bessec. Robert H. Buescher, William T. Burgin, David J. Cowan, Christopher F.O. Gabrieli and G. Felda Hardymon are the managing members of Deer IV and share voting and dispositive power over the shares held by Deer IV, Bessemer and Bessec. The managing members of Deer Management (described in footnote 6) share voting and dispositive power over the shares held by Deer Management. Robert P. Goodman, one of our directors, has no voting or dispositive power with respect to shares held by Bessemer, Bessec or Deer IV and disclaims beneficial ownership of these shares. Mr. Goodman disclaims beneficial ownership of the shares held by Deer Management except to the extent of his pecuniary interest in such shares. The address for these entities is 1865 Palmer Avenue, Suite 104, Larchmont, New York 10538.

(13)	Consists of 2,402,693 shares of common stock held by Grotech Partners VI, L.P., or Grotech Partners. The general partner of Grotech Partners is Grotech Capital Group VI, LLC, an entity for which Mr. Zell serves as a general partner. Mr. Zell shares voting and dispositive power over the shares held by Grotech Partners with Frank A. Adams. The address for Grotech Partners is c/o Grotech Capital Group, 8000 Towers Crescent Drive, Suite 850, Vienna, Virginia 22182.

(14)	Consists of: 1,723,547 shares of common stock held by Charles River Partnership IX, a Limited Partnership, or CRP-IX; 52,800 shares of common stock held by Charles River Partnership IX-A, a Limited Partnership, or CRP IX-A; 47,214 shares of common stock held by Charles River IX-B LLC, or CRP IX-B; and 36,942 shares of common stock held by Charles River IX-C LLC, or CRP IX-C. The general partner of each of CRP-IX and CRP IX-A is Charles River IX GP, Limited Partnership, or CR IX GP LP. Each of Izhar Armony, Richard M. Burnes, Jr., Ted R. Dintersmith and Michael J. Zak is a general partner of CR IX GP LP and shares voting and dispositive power over the shares held by CRP-IX and CRP IX-A. The manager of each of CRP IX-B and CRP IX-C is Charles River Friends, Inc., or CRF Inc. The Board of Directors of Charles River Friends, Inc. consists of Izhar Armony, Richard M. Burnes, Jr., Ted R. Dintersmith and Michael J. Zak and each of the directors shares voting and dispositive power over the shares held by CRP IX-B and CRP IX-C. The address for all of these entities is 1000 Winter Street, Suite 3300, Waltham, Massachusetts 02451.

(15)	Columbia Broadsoft Investors, LLC, or Columbia Broadsoft, is a special purpose entity formed for the sole purpose of investing in the company. The members of Columbia Broadsoft are Columbia Capital Equity Partners II (QP), L.P., Columbia Capital Equity Partners II (Cayman), L.P., Columbia Capital Equity Partners II, L.P., Columbia Capital Investors, L.L.C. and Columbia Capital Employee Investors, L.L.C., which we refer to collectively as the Columbia Fund Partnerships, and three individuals. The general partner or managing member, as applicable, of each of the Fund Partnerships is Columbia Capital Equity Partners, L.L.C. The manager of Columbia Broadsoft and Columbia Capital Equity Partners, L.L.C. is Columbia Capital, L.L.C. The managing members of Columbia Capital, L.L.C. are James B. Fleming, Jr., R. Philip Herget, III and Harry F. Hopper III and they share voting and dispositive power over the shares held by Columbia Broadsoft. The address for Columbia Broadsoft is c/o Columbia Capital, L.L.C. 201 N. Union Street, Suite 300, Alexandria, Virginia 22314.

(16)	Consists of 1,293,129 shares held by Meritech Capital Partners III L.P. and 23,566 shares held by Meritech Capital Affiliates III L.P. Meritech Management Associates III L.L.C., a managing member of Meritech Capital Associates III L.L.C., the general partner of Meritech Capital Partners III L.P. and Meritech Capital Affiliates III L.P., has sole voting and dispositive power with respect to the shares held by Meritech Capital Partners III L.P. and Meritech Capital Affiliates III L.P. The managing members of Meritech Management Associates II L.L.C. are Paul Madera, Michael Gordon, Robert Ward and George Bischof who disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. The address for these entities is 245 Lytton Avenue, Suite 350, Palo Alto, California 94301.

(17)	Consists of: 855,131 shares of common stock held by RRE Ventures III-A, L.P., or RRE Ventures III-A; 142,504 shares of common stock held by RRE Ventures Fund III, L.P., or RRE Ventures Fund; and 83,577 shares of common stock held by RRE Ventures III, L.P., or RRE Ventures. The general partner of each of RRE Ventures III-A, RRE Ventures Fund and RRE Ventures is RRE Ventures GP III, LLC. The general partners of RRE Ventures GP III, LLC are James D. Robinson III, James D. Robinson IV, Stuart J. Ellman and Andrew L. Zalasin, and they share voting and dispositive power over the shares of common stock held by RRE Ventures III-A, RRE Ventures Fund and RRE Ventures. The address for these entities is 130 East 59th Street, 17th Floor, New York, New York 10022.

(18)	Consists of 1,000,775 shares of common stock held by Industry Ventures Fund V, L.P., or Industry Ventures. The general partner of Industry Ventures is Industry Ventures Management V, L.L.C., or Industry Management. The members of Industry Management are Hans Swildens, Justin Burden, Mike Gridley, Ken Wallace and Will Quist, and they share voting and dispositive power over the shares of common stock held by Industry Ventures. The address for Industry Ventures is 750 Battery Street, 7th Floor, San Francisco, CA 94111.

(19)	Consists of 529,696 shares of common stock held by Comcast Interactive Capital, LP, or Comcast Interactive. The general partner of Comcast Interactive is Comcast CICG, GP, LLC, or Comcast GP. The manager of Comcast GP is Comcast Capital Corporation. Comcast Corporation is the sole stockholder of Comcast Capital Corporation. The address for these entities is 1201 N. Market Street, Suite 1000, Wilmington, Delaware 19801.

(20)	Includes 104,701 shares of common stock underlying immediately exercisable options that are vested within 60 days of November 30, 2010 and 8,630 shares underlying options that may be acquired pursuant to early exercise features of the options and that vest in accordance with the terms of the options. Mr. Rokoff is an employee of the company.

(21)	Consists of: 91,538 shares of common stock held by Accel VII L.P., or Accel VII; 19,085 shares of common stock held by Accel Internet Fund III L.P., or AIF III; and 10,940 shares of common stock held by Accel Investors ’99 L.P., or AI99. Accel VII Associates LLC is the general partner of Accel VII and AIF III. James W. Breyer, Arthur C. Patterson, Theresia Gouw Ranzetta and James R. Swartz are the managing members of Accel VII Associates LLC and share voting and dispositive power over the shares held by Accell VII and AIF III. James W. Breyer, Arthur C. Patterson, Theresia Gouw Ranzetta and James R. Swartz are the managing members of AI99, and they share voting and dispositive power over the shares held by AI99. The address for these entities is 428 University Avenue, Palo Alto, CA 94301.

(22)	Mr. Wharton is a former employee of the company.

(23)	Includes 59,626 shares of common stock underlying immediately exercisable options that are vested within 60 days of November 30, 2010 and 7,622 shares that may be acquired pursuant to early exercise features of options and that vest in accordance with their terms. Mr. Weidenfeller is an employee of the company.

(24)	Includes 40,788 shares of common stock underlying immediately exercisable options that are vested within 60 days of November 30, 2010 and 4,836 shares that may be acquired pursuant to early exercise features of options that vest in accordance with their terms. Mr. Callanan is an employee of the company.

(25)	The general partner of Rincon Venture Partners is Rincon Venture Partners, LLC, an entity for which James Andelman and Brian Kelly serve as general partners. Mr. Andelman and Mr. Kelly share voting and dispositive power over the shares held by Rincon Venture Partners. The address for Rincon Venture Partners is 803 Chapala Street, Santa Barbara, CA 93101.

(26)	The address for ORIX Finance Equity Investors, L.P. is 1717 Main Street, Suite 1100, Dallas, TX 75201.

(27)	Includes 64,978 shares of common stock underlying immediately exercisable options that are vested within 60 days of November 30, 2010 and 7,519 shares that may be acquired pursuant to early exercise features of options that vest in accordance with their terms. Mr. Hicks is an employee of the company.

(28)	Includes 67,359 shares of common stock underlying immediately exercisable options that are vested within 60 days of November 30, 2010 and 7,639 shares that may be acquired pursuant to early exercise features of options that vest in accordance with their terms. Mr. Decker is an employee of the company.

(29)	Includes 61,023 shares of common stock underlying immediately exercisable options that are vested within 60 days of November 30, 2010 and 5,643 shares that may be acquired pursuant to early exercise features of options that vest in accordance with their terms. Mr. Bukovsky is an employee of the company.

(30)	Mr. Davis is a former employee of the company.

(31)	Includes 58,288 shares of common stock underlying immediately exercisable options that are vested within 60 days of November 30, 2010 and 8,377 shares that may be acquired pursuant to early exercise features of options that vest in accordance with their terms. Mr. Reid is an employee of the company.

(32)	Consists of 30,439 shares of common stock underlying immediately exercisable options that are vested within 60 days of November 30, 2010 and 9,892 shares that may be acquired pursuant to early exercise features of options that vest in accordance with their terms. Mr. Dourgarian is an employee of the company.

(33)	Includes all other selling stockholders, who in the aggregate beneficially own less than 1% of our common stock. Among these selling stockholders are certain current and former employees of the company. Includes an aggregate of 51,994 shares of common stock underlying immediately exercisable options that are vested within 60 days of November 30, 2010 and an aggregate of 31,338 shares that may be acquired pursuant to early exercise features of options that vest in accordance with their terms.

DESCRIPTION OF CAPITAL STOCK

The description below of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws, and by the applicable provisions of Delaware law.

General

Our amended and restated certificate of incorporation authorizes us to issue up to 100,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share.

As of September 30, 2010, there were outstanding:

•	24,711,018 shares of common stock, including an aggregate of 15,066 shares issued pursuant to early exercise of stock options and restricted stock grants that are subject to repurchase;

•	294,771 shares of common stock issuable upon vesting of RSUs that will vest at various dates in the future; and

•	1,984,892 shares of common stock issuable upon exercise of outstanding options.

Our shares of common stock are not redeemable and do not have preemptive rights.

As of September 30, 2010, there was a warrant outstanding for the purchase of an aggregate of 116,551 shares of common stock with an exercise price of $8.58 per share. This warrant was net exercised for 76,195 shares of common stock effective December 8, 2010 and is no longer outstanding.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, our stockholders do not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences

Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

We have no present plans to issue any shares of preferred stock.

Options, RSUs and Restricted Stock

As of September 30, 2010, under our 1999 Plan and 2009 Plan, options to purchase an aggregate of 1,984,892 shares of common stock (excluding 1,178 shares issued pursuant to early exercise of options) were outstanding, 294,771 shares were issuable upon the vesting of outstanding RSUs, 13,888 shares of unvested restricted stock were outstanding and 239,395 additional shares of common stock were available for future grant. For additional information regarding the terms of these plans, see “Management — Employee Benefit Plans.”

Registration Rights

We and certain of our stockholders, who held shares of our convertible preferred stock prior to our initial public offering, and certain of our executive officers have entered into a fourth amended and restated registration rights agreement, or the registration rights agreement. This agreement provides those holders with customary demand and piggyback registration rights with respect to the shares of common stock currently held by them and issuable to them upon conversion of our convertible preferred stock in connection with our initial public offering.

Demand Registration Rights

At any time after six months following the completion of our initial public offering, the holders of shares of our common stock that were issued upon conversion of our convertible preferred stock in connection with our initial public offering may require us, on not more than three occasions and subject to other specified conditions and limitations, to file a registration statement under the Securities Act with respect to their shares of common stock if at least 166,667 shares of common stock are offered or the aggregate offering price of such shares will be not less than $3.0 million. In such event, we will be required to use our best efforts to effect the registration as soon as possible.

Piggyback Registration Rights

At any time if we propose to register any of our securities under the Securities Act either for our own account or for the account of other stockholders, the holders of shares of common stock that were issued upon conversion of our convertible preferred stock in connection with our initial public offering and the founders of the company will each be entitled to notice of the registration and will be entitled to include their shares of common stock in the registration statement. These piggyback registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances.

Registration on Form S-3

At any time after we become eligible to file a registration statement on Form S-3, the holders of shares of our common stock that are issued upon conversion of our convertible preferred stock in connection with our initial public offering will be entitled, upon their written request, to have such shares registered by us on a Form S-3 registration statement at our expense, provided that such requested registration has an anticipated aggregate offering size to the public of at least $0.5 million and we have not already effected a registration on Form S-3 within the preceding six-month period and subject to other specified conditions and limitations.

Expenses of Registration

We will pay all expenses relating to any demand or piggyback registration, other than underwriting discounts and commissions, subject to specified conditions and limitations.

Lock-Up Obligations

The registration rights agreement provides that, upon the prior approval of our board of directors and the prior written consent of the holders of a majority of our then-outstanding registrable securities (as defined under the agreement), if we and the managing underwriter for a proposed second registered public offering of our common stock so request, the stockholders who are party to the registration rights agreement are obligated to enter into lock-up agreements pursuant to which they will not, for a period of no more than 90 days following the effective date of the registration statement for the second public offering (or such longer period as we and the managing underwriter shall request in order to facilitate compliance with NASD Rule 2711), offer, sell or otherwise dispose of the registrable securities or other equity securities of the company, except for securities sold by such stockholder pursuant to the registration statement. This offering has triggered this requirement and, as a result, the stockholders who are party to the registration rights agreement are required to enter into a lockup agreement in connection with this offering.

Termination of Registration Rights

The registration rights granted under the registration rights agreement will terminate with respect to shares held by a holder when those shares are sold pursuant to a registered public offering or pursuant to an exemption from the registration requirements of the Securities Act under which the transferee does not receive “restricted securities.”

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation, or our restated certificate, provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our restated certificate and our amended and restated bylaws, or our restated bylaws, also provide that directors may be removed by the stockholders only for cause upon the vote of 66 2/3% or more of our outstanding common stock. Furthermore, the authorized number of directors may be changed only by resolution of the board of directors, and vacancies and newly created directorships on the board of directors may, except as otherwise required by law or determined by the board, only be filled by a majority vote of the directors then serving on the board, even though less than a quorum.

Our restated certificate and restated bylaws also provide that all stockholder actions must be effected at a duly called meeting of stockholders and eliminate the right of stockholders to act by written consent without a meeting. Our restated bylaws also provide that only our board of directors, chairman of the board, chief executive officer or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors may call a special meeting of stockholders.

Our restated bylaws also provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors at a meeting of stockholders must provide timely advance notice in writing, and specify requirements as to the form and content of a stockholder’s notice.

Our restated certificate and restated bylaws provide that the stockholders cannot amend many of the provisions described above except by a vote of 66 2/3% or more of our outstanding common stock.

The combination of these provisions may make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. We believe that the benefits of these provisions, including increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company, outweigh the disadvantages of discouraging takeover proposals, because negotiation of takeover proposals could result in an improvement of their terms.

NASDAQ Global Market Listing

Our common stock is listed on the NASDAQ Global Market under the trading symbol “BSFT.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. The transfer agent’s address is 6201 15th Avenue, Brooklyn, NY 11219.

SHARES ELIGIBLE FOR FUTURE SALE

Based on the number of shares outstanding on September 30, 2010, upon completion of this offering, 25,347,095 shares of common stock will be outstanding, assuming no exercise of outstanding options other than those options exercised by certain selling stockholders for the purpose of selling shares in this offering. Of these shares, 12,773,508 shares of common stock will be freely tradable without restriction, in the public market following the completion of this offering. The remaining 12,573,587 shares of common stock held by existing stockholders are “restricted securities,” as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if their resale qualifies for exemption from registration described below under Rule 144 or 701 promulgated under the Securities Act.

As a result of contractual restrictions described below, the provisions of our registration rights agreement, our insider trading window policy and Rules 144 and 701, the shares sold in this offering and the restricted securities will be available for sale in the public market as follows:

	Number of	Percent of
	Shares	Outstanding
Date	Eligible for Sale	Stock	Comment

At the date of this prospectus	12,773,508	50%	Shares freely tradable prior to this offering (the vast majority of which were issued in our IPO), plus 5,300,000 shares expected to be sold in this offering.
December 21, 2010	628,097	3%	Shares subject to lock-up agreements relating to our initial public offering that are not subject to lock-up agreements relating to this offering and are not subject to the closed trading window under our insider trading policy.
Third business day after we publicly announce financial results for the fourth quarter of 2010 (expected to be in early March 2011)	474,274	2%	Shares held by employees who are not subject to lock-up agreements relating to this offering, but are subject to the closed trading window under our insider trading policy.
At 90 days after the date of this prospectus and various times thereafter (1)	11,471,216 (2)	45%	Shares eligible for sale under Rules 144 and 701 upon expiration of lock-up agreements or obligations relating to this offering.

(1)	The 90-day restricted period under the lock-up agreements may be extended under specified circumstances. See “— Lock-Up Agreements.”

(2)	Includes an aggregate of 426,722 shares of common stock held by parties to our registration rights agreement that are contractually obligated to enter into 90-day lock-up agreements in connection with this offering but have not yet done so as of the date of this prospectus.

Rule 144

In general, persons who have beneficially owned restricted shares of our common stock for at least six months, and any affiliate of the company who owns either restricted or unrestricted shares of our common stock, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.

Non-Affiliates

Any person who is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale may sell an unlimited number of restricted securities under Rule 144 if:

•	the restricted securities have been held for at least six months (including the holding period of any prior owner other than one of our affiliates);

•	we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale; and

•	we are current in our Exchange Act reporting at the time of sale.

Affiliates

Persons seeking to sell restricted securities who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to the restrictions described above. They are also subject to additional restrictions, by which such person would be required to comply with the manner of sale and notice provisions of Rule 144 and would be entitled to sell within any three-month period only that number of securities that does not exceed the greater of either of the following:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 254,000 shares immediately after the completion of this offering based on the number of common shares outstanding as of November 30, 2010; or

•	the average weekly trading volume of our common stock on the NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Additionally, persons who are our affiliates at the time of, or any time during the three months preceding, a sale may sell unrestricted securities under the requirements of Rule 144 described above, without regard to the six month holding period of Rule 144, which does not apply to sales of unrestricted securities.

Unlimited Resales by Non-Affiliates

Any person who is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale and has held the restricted securities for at least one year, including the holding period of any prior owner other than one of our affiliates, will be entitled to sell an unlimited number of restricted securities without regard to the length of time we have been subject to Exchange Act periodic reporting or whether we are current in our Exchange Act reporting.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, subject to the provisions of the lock-up agreements as described below and in the section of this prospectus titled “Underwriting” and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Form S-8 Registration Statement

We have filed with the SEC a registration statement on Form S-8 under the Securities Act to register the shares of our common stock that are issuable pursuant to our 1999 Plan and 2009 Plan. This registration statement was effective immediately upon filing. Shares covered by this registration statement are eligible for sale in the public markets, subject to vesting restrictions, any applicable lock-up agreements described below and Rule 144 limitations applicable to affiliates.

Lock-Up Agreements

In connection with this offering, we and all of our officers, directors, selling stockholders and substantially all of our holders of registrable securities have agreed that, without the prior written consent of Goldman, Sachs & Co. on behalf of the underwriters, we and they will not, during the period ending 90 days (subject to potential extension under specified circumstances) after the date of this prospectus:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise.

Registration Rights

Upon the completion of this offering, the holders of 11,122,107 shares of our common stock, or their transferees, as well as additional shares that may be acquired by certain holders after the completion of this offering, will be entitled to certain rights with respect to the registration of their shares under the Securities Act. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. See “Description of Capital Stock — Registration Rights” for additional information.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS OF COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences applicable to non-U.S. holders (as defined below) with respect to the acquisition, ownership and disposition of shares of our common stock. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, final, temporary or proposed Treasury regulations promulgated thereunder, administrative rulings and judicial opinions, all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the U.S. Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold shares of our common stock as capital assets.

This discussion does not address all aspects of U.S. federal income or estate taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of tax considerations arising under the laws of any non-U.S., state or local jurisdiction. This discussion also does not address tax considerations applicable to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws, including without limitation:

•	banks, insurance companies or other financial institutions;

•	partnerships or other pass-through entities;

•	tax-exempt organizations;

•	tax-qualified retirement plans;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	persons that own, or have owned, actually or constructively, more than 5% of our common stock; and

•	persons that will hold common stock as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes.

Accordingly, we urge prospective investors to consult with their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

If a partnership (or other pass-through entity for U.S. federal income tax purposes) is a beneficial owner of our common stock, the tax treatment of a partner in the partnership (or member in such other entity) will generally depend upon the status of the partner and the activities of the partnership. Any partner in a partnership holding shares of our common stock should consult its own tax advisors.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP OR DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE LAWS OF

ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Definition of Non-U.S. Holder

In general, a “non-U.S. holder” is any beneficial owner of our common stock that is not a U.S. person. A “U.S. person” is any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source;

•	a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person; or

•	an entity that is disregarded as separate from its owner if all of its interests are owned by a single person described above.

Distributions on Our Common Stock

As described in the section titled “Dividend Policy”, we currently do not anticipate paying dividends on our common stock in the foreseeable future. If, however, we make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current earnings and profits for that taxable year or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted tax basis in the common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under the section titled “— Gain on Sale or Other Disposition of Our Common Stock” below.

Dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or a lower rate specified by an applicable income tax treaty, unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if required by the applicable income tax treaty, are attributable to a U.S. permanent establishment maintained by the non-U.S. holder). To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying, under penalties of perjury, such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder’s U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the

non-U.S. holder must furnish to us or our paying agent the required forms, including a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a non-U.S. corporation (or non-U.S. entity treated as a corporation for U.S. federal income tax purposes) also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

A non-U.S. holder who provides us with an IRS Form W-8BEN or Form W-8ECI must update the form or submit a new form, as applicable, if there is a change in circumstances that makes any information on such form incorrect. A non-U.S. holder that claims the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Gain on Sale or Other Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with a trade or business carried on by the non-U.S. holder in the United States and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States;

•	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met; or

•	we are or have been a U.S. real property holding corporation, or a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period for the common stock, and, with respect to a non-U.S. holder who has not actually or constructively held (at any time during the shorter of the five-year period preceding the date of the disposition or the holder’s holding period) 5% or more of our common stock, the common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or other disposition occurs. The determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests.

We believe we currently are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates generally in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a non-U.S. corporation (or non-U.S. entity treated as a corporation for U.S. federal income tax purposes) also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 28% rate but scheduled to increase to 31% after 2010 absent legislative action, generally will not apply to distributions to a non-U.S. holder of the common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Proceeds from the disposition of common stock by a non-U.S. holder effected by or through a U.S. office of a broker will be subject to information reporting and backup withholding, unless the non-U.S. holder certifies to the payor under penalties of perjury as to, among other things, its address and status as a non-U.S. holder or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the transaction is effected outside the United States by or through a non-U.S. office of a broker. However, if the broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person who derives 50% or more of its gross income for specified periods from the conduct of a U.S. trade or business, a specified U.S. branch of a foreign bank or insurance company or a foreign partnership with certain connections to the United States, information reporting but not backup withholding will apply unless (i) the broker has documentary evidence in its files that the holder is a non-U.S. holder and other conditions are met or (ii) the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Taxes

For taxable years beginning after December 31, 2012, a U.S. withholding tax at a 30% rate will be imposed on dividends and proceeds of sale in respect of our common stock received by certain non-U.S. holders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

UNDERWRITING

The company, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Number of
Underwriters	Shares

Goldman, Sachs & Co.
Jefferies & Company, Inc.
Cowen and Company, LLC
Needham & Company, LLC
Pacific Crest Securities LLC

Total	5,300,000

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 795,000 shares from the selling stockholders. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by the company and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by the Company

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

Paid by the Selling Stockholders

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the public offering price. If all the shares are not sold at the public offering price, the representative may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The company and its officers, directors, selling stockholders and holders of substantially all of the company’s registrable securities, have agreed with the underwriters, subject to certain exceptions, not to dispose of, pledge, or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representative, provided, however, that a limited number of holders of options to purchase shares of our common stock are permitted, without separate consent, to sell prior to the expiration of 90 days, the minimum number of shares of common stock as may be necessary in order to satisfy the optionee’s statutory minimum federal, state and local income and employment tax obligations incurred in connection with the exercise of stock options outstanding which would otherwise expire under their terms solely as a result of the occurrence of the expiration date of such options. This agreement does not apply to any existing employee benefit plans. See “Shares Available for Future Sale” for a discussion of certain transfer restrictions.

The 90-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 90-day restricted period the company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 90-day restricted period, the company announces that it will release earnings results during the 15-day period following the last day of the 90-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Our common stock is listed on the NASDAQ Global Market under the trading symbol “BSFT.”

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us and the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on NASDAQ, in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantor; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

The company and the selling stockholders estimate that their share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $675,000.

The company and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Cooley LLP, Reston, Virginia. As of the date of this prospectus, GC&H Investments, LLC, an entity comprised of partners and associates of Cooley LLP, beneficially owns 19,071 shares of common stock. Pillsbury Winthrop Shaw Pittman LLP is acting as counsel to the underwriters in connection with certain legal matters relating to the shares of common stock being offered by this prospectus.

EXPERTS

The financial statements as of December 31, 2008 and 2009 and for each of the three years in the period ended December 31, 2009 of BroadSoft, Inc. included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Sylantro Systems Corporation for the period from January 1, 2008 through December 23, 2008 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of the M6 Division of GENBAND Inc. for the period from January 1, 2008 through August 26, 2008 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Casabi, Inc. as of December 31, 2008 and 2009 and for each of the two years in the period ended December 31, 2009 included in this prospectus have been so included in reliance on the report of Burr Pilger Mayer, Inc., independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits. For further information about us and our common stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the Exchange Act. You may read and copy this information at the SEC at its public reference facilities located at 100 F Street N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0300. The SEC also maintains an Internet website that contains periodic reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

We also maintain a website on the Internet at www.broadsoft.com. The reference to our web address does not constitute incorporation by reference of the information contained at or accessible through such site.

BROADSOFT, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

BroadSoft, Inc.
Unaudited Condensed Consolidated Balance Sheets as of September 30, 2010 and December 31, 2009	F-2
Unaudited Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2010 and 2009	F-3
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit) and Comprehensive Loss for the nine months ended September 30, 2010 and 2009	F-4
Unaudited Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2010 and 2009	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6
Report of Independent Registered Public Accounting Firm	F-19
Consolidated Financial Statements and Financial Statement Schedule:
Consolidated Balance Sheets as of December 31, 2008 and December 31, 2009	F-20
Consolidated Statements of Operations for the years ended December 31, 2007, December 31, 2008 and December 31, 2009	F-21
Consolidated Statements of Changes in Stockholders’ Deficit and Comprehensive Loss for the years ended December 31, 2007, December 31, 2008 and December 31, 2009	F-22
Consolidated Statements of Cash Flows for the years ended December 31, 2007, December 31, 2008 and December 31, 2009	F-23
Notes to Consolidated Financial Statements	F-24
Financial Statement Schedule	F-60

Sylantro Systems Corporation
Report of Independent Registered Public Accounting Firm	F-61
Consolidated Financial Statements:
Consolidated Statement of Operations for the period January 1, 2008 to December 23, 2008	F-62
Consolidated Statement of Changes in Stockholders’ Deficit and Comprehensive Loss for the period January 1, 2008 to December 23, 2008	F-63
Consolidated Statement of Cash Flows for the period January 1, 2008 to December 23, 2008	F-64
Notes to Consolidated Financial Statements	F-65

M6 Division
Report of Independent Registered Public Accounting Firm	F-78
Financial Statements:
Statement of Division Operations for the period January 1, 2008 to August 26, 2008	F-79
Statement of Changes in Division Equity (Deficit) for the period January 1, 2008 to August 26, 2008	F-80
Statement of Division Cash Flows for the period January 1, 2008 to August 26, 2008	F-81
Notes to Division Financial Statements	F-82

Casabi, Inc.
Report of Independent Accountants	F-88
Balance Sheets	F-89
Statements of Operations	F-90
Statements of Convertible Redeemable Preferred Stock and of Stockholders’ Deficit	F-91
Statements of Cash Flows	F-92
Notes to Financial Statements	F-93

Unaudited Condensed Pro Forma Combined Financial Statements
Unaudited Pro Forma Combined Financial Information	F-109
Unaudited Condensed Pro Forma Combined Balance Sheet as of September 30, 2010	F-110
Unaudited Condensed Pro Forma Combined Statement of Operations for the Nine Months Ended September 30, 2010	F-111
Unaudited Condensed Pro Forma Combined Statement of Operations for the Year Ended December 31, 2009	F-112
Notes to Unaudited Condensed Pro Forma Combined Financial Statements	F-113

BroadSoft, Inc.

Unaudited Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2010	2009
	(In thousands, except share and per share data)

Assets:
Current assets:
Cash and cash equivalents	$49,488	$22,869
Accounts receivable, net of allowance for doubtful accounts of $20 and $169 at September 30, 2010 and December 31, 2009, respectively	30,611	25,471
Other current assets	5,152	4,829

Total current assets	85,251	53,169

Long-term assets:
Property and equipment, net	3,104	1,563
Restricted cash	1,057	599
Intangible assets, net	2,592	3,163
Goodwill	5,537	4,728
Other long-term assets	2,039	3,441

Total long-term assets	14,329	13,494

Total assets	$99,580	$66,663

Liabilities, redeemable preferred stock, redeemable convertible preferred stock and stockholders’ equity (deficit):
Current liabilities:
Notes payable and bank loans, current portion	$1,179	$4,536
Accounts payable and accrued expenses	11,009	11,903
Deferred revenue, current portion	52,255	33,806

Total current liabilities	64,443	50,245
Notes payable and bank loans	1,194	14,035
Deferred revenue	2,043	6,241
Other long-term liabilities	1,619	756

Total liabilities	69,299	71,277

Commitments and contingencies (Note 8)
Redeemable preferred stock and redeemable convertible preferred stock:
Series A redeemable preferred stock, par value $0.01 per share; no and 9,000,000 shares authorized, issued and outstanding at September 30, 2010 and December 31, 2009, respectively	—	4,320
Redeemable convertible preferred stock, par value $0.01 per share, issuable in series: no and 71,364,939 shares authorized at September 30, 2010 and December 31, 2009, respectively; no and 11,831,531 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	—	68,866

Total redeemable preferred and redeemable convertible preferred stock	—	73,186
Stockholders’ equity (deficit):
BroadSoft, Inc. stockholders’ equity (deficit):
Preferred stock, $0.01 par value per share; 5,000,000 and no shares authorized at September 30, 2010 and December 31, 2009, respectively; no shares issued and outstanding at September 30, 2010 and December 31, 2009	—	—
Common stock, par value $0.01 per share; 100,000,000 and 139,100,000 shares authorized at September 30, 2010 and December 31, 2009, respectively; 24,695,952 and 6,320,110 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	247	63
Additional paid-in capital	131,419	20,340
Accumulated other comprehensive loss	(1,712)	(1,725)
Accumulated deficit	(99,673)	(96,474)

Total BroadSoft, Inc. stockholders’ equity (deficit)	30,281	(77,796)
Noncontrolling interest	—	(4)

Total stockholders’ equity (deficit)	30,281	(77,800)

Total liabilities and stockholders’ equity (deficit)	$99,580	$66,663

The accompanying notes are an integral part of these condensed consolidated financial statements.

BroadSoft, Inc.

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In thousands, except per share data)

Revenue:
Licenses	$12,877	$10,170	$32,215	$27,237
Maintenance and professional services	9,396	8,024	27,633	22,349

Total revenue	22,273	18,194	59,848	49,586
Cost of revenue:
Licenses	1,374	1,025	3,616	3,279
Maintenance and professional services	3,329	3,016	10,556	9,558
Amortization of intangibles	186	210	571	629

Total cost of revenue	4,889	4,251	14,743	13,466

Gross profit	17,384	13,943	45,105	36,120
Operating expenses:
Sales and marketing	7,789	7,034	22,601	21,628
Research and development	4,787	3,864	14,230	12,147
General and administrative	3,349	2,683	10,236	8,561

Total operating expenses	15,925	13,581	47,067	42,336

Income (loss) from operations	1,459	362	(1,962)	(6,216)
Other expense (income):
Interest income	(18)	(7)	(30)	(36)
Interest expense	31	349	730	1,053
Other (income) expense	—	(3)	174	(7)

Total other expense	13	339	874	1,010

Income (loss) before income taxes	1,446	23	(2,836)	(7,226)
Provision for income taxes	237	373	363	1,000

Net income (loss)	1,209	(350)	(3,199)	(8,226)

Net loss attributable to noncontrolling interest	—	(1)	—	(3)

Net income (loss) attributable to BroadSoft, Inc.	$1,209	$(349)	$(3,199)	$(8,223)

Net income (loss) per common share available to BroadSoft, Inc. common stockholders:
Basic	$0.05	$(0.06)	$(0.24)	$(1.31)
Diluted	$0.05	$(0.06)	$(0.24)	$(1.31)
Weighted average common shares outstanding:
Basic	24,688	6,285	13,369	6,279
Diluted	26,646	6,285	13,369	6,279
Stock-based compensation expense included above:
Cost of revenue	$63	$86	$155	$283
Sales and marketing	239	265	604	926
Research and development	196	150	463	665
General and administrative	324	247	984	1,324

The accompanying notes are an integral part of these condensed consolidated financial statements.

BroadSoft, Inc.

Unaudited Condensed Consolidated Statements of Changes in
Stockholders’ Equity (Deficit) and Comprehensive Loss

		BroadSoft, Inc. Stockholders’ Equity (Deficit)
			Common Stock			Accumulated
	Total		Par Value $0.01		Additional	Other
	Stockholders’	Comprehensive	Per Share		Paid-in	Comprehensive	Accumulated	Noncontrolling
	Equity (Deficit)	Loss	Shares	Amount	Capital	Loss	Deficit	Interest
	(In thousands, except per share data)

Balance December 31, 2009	$(77,800)		6,320	$63	$20,340	$(1,725)	$(96,474)	$(4)

Issuance of common stock from IPO, net of discounts and issuance costs	39,951		5,048	50	39,901	—	—	—

Redeemable convertible preferred stock converted to common at IPO	68,866		12,962	130	68,736	—	—	—

Reclassification of warrant liability upon IPO	262		—	—	262	—	—	—

Warrant exercise	100		36	—	100	—	—	—

Issuance of common stock for exercise of stock options and lapse of RSUs, net of effect of early exercises and withholding tax	(122)		330	4	(126)	—	—	—

Sale of shares to noncontrolling interest	4		—	—	—	—	—	4

Stock based compensation expense	2,206		—	—	2,206	—	—	—

Comprehensive loss:

Net loss	(3,199)	$(3,199)	—	—	—	—	(3,199)	—

Other comprehensive loss:

Foreign currency translation adjustment	13	13	—	—	—	13	—	—

Comprehensive loss	(3,186)	$(3,186)	—	—	—	—	—	—

Balance September 30, 2010	$30,281		24,696	$247	$131,419	$(1,712)	$(99,673)	$—

Balance December 31, 2008	$(72,724)		6,259	$63	$16,596	$(758)	$(88,625)	$—

Exercise of stock options and net effect of early exercises	48		27	—	48	—	—	—

Stock-based compensation expense	3,198		—	—	3,198	—	—	—

Comprehensive loss:

Net loss	(8,226)	$(8,226)	—	—	—	—	(8,223)	(3)

Other comprehensive loss:

Foreign currency translation adjustment	(647)	(647)	—	—	—	(647)	—	—

Comprehensive loss	(8,873)	$(8,873)	—	—	—	—	—	—

Balance September 30, 2009	$(78,351)		6,286	$63	$19,842	$(1,405)	$(96,848)	$(3)

The accompanying notes are an integral part of these condensed consolidated financial statements.

BroadSoft, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
	2010	2009
	(In thousands)

Cash flows from operating activities:
Net loss	$(3,199)	$(8,226)
Adjustment to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,766	1,686
Amortization of software licenses	1,365	1,365
Stock-based compensation expense	2,206	3,198
Other	(132)	24
Changes in operating assets and liabilities:
Accounts receivable	(5,156)	3,384
Other assets	(423)	(892)
Accounts payable and other liabilities	(286)	(963)
Deferred revenue	14,251	9,911

Net cash provided by operating activities	10,392	9,487

Cash flows from investing activities:
Purchases of property and equipment	(1,856)	(485)
Purchase of intangible assets resulting from contingent consideration	(809)	(521)
Change in restricted cash	(458)	101

Net cash used in investing activities	(3,123)	(905)

Cash flows from financing activities:
Proceeds from exercise of stock options	385	45
Proceeds from issuance of common stock in connection with Company’s IPO, net of issuance costs	39,949	—
Proceeds from the exercise of common stock warrants	100	—
Redemption of Series A redeemable preferred stock	(4,320)	—
Taxes paid on vesting of RSUs	(506)	—
Notes payable and bank loans — payments	(16,294)	(2,147)

Net cash provided by (used in) financing activities	19,314	(2,102)

Effect of exchange rate changes on cash and cash equivalents	36	68

Net increase in cash and cash equivalents	26,619	6,548
Cash and cash equivalents, beginning of period	22,869	14,353

Cash and cash equivalents, end of period	$49,488	$20,901

The accompanying notes are an integral part of these condensed consolidated financial statements.

BroadSoft, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

1.	Nature of Business

BroadSoft, Inc. (“BroadSoft” or the “Company”), a Delaware corporation, was formed in 1998. The Company is a global provider of software that enables fixed-line, mobile and cable service providers to deliver voice and multimedia services over their Internet protocol-based, or IP-based, networks. The Company’s software enables its service provider customers to provide enterprises and consumers with a range of cloud-based, or hosted, IP multimedia communications, such as hosted IP private branch exchanges, or PBXs, video calling, unified communications, or UC, collaboration and converged mobile and fixed-line services. The Company’s software, BroadWorks, performs a critical network function by serving as the software element that delivers and coordinates voice, video and messaging communications through a service provider’s IP-based network.

2.	Financial Statement Presentation

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts and results of operations of the Company, its wholly owned subsidiaries and, until February 1, 2010, a variable interest entity for which the Company has determined it was the primary beneficiary. The Company disposed of its interest in this entity on February 1, 2010. All intercompany balances and transactions have been eliminated in consolidation.

Interim Financial Presentation

The accompanying unaudited condensed consolidated financial statements and footnotes have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) as contained in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (the “Codification” or “ASC”) for interim financial information and Article 10 of Regulation S-X issued by the United States Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all the information and footnotes required by U.S. GAAP for annual fiscal reporting periods. In the opinion of management, the interim financial information includes all adjustments of a normal recurring nature necessary for a fair presentation of the results of operations, financial position, changes in stockholders’ equity (deficit) and cash flows. The results of operations for the three and nine months ended September 30, 2010 are not necessarily indicative of results that may be expected for the year ending December 31, 2010 or any other period. The accompanying condensed consolidated financial statements are unaudited and should be read in conjunction with the audited consolidated financial statements and notes thereto included in this prospectus.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

Recent Accounting Pronouncements

Effective January 1, 2010, the Company adopted new accounting guidance for revenue arrangements with multiple deliverables that are outside of the scope of previous authoritative software revenue recognition guidance. The new accounting guidance provides that, when vendor-

BroadSoft, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

specific objective evidence or third-party evidence of selling price is not available, a best estimate of the selling price is required to separate deliverables and allocate arrangement consideration based on the relative selling prices of the separate deliverables (the “relative selling price method”). The relative selling price method allocates any discount in the arrangement proportionately to each deliverable on the basis of each deliverable’s selling price. The Company concluded the new accounting guidance did not have a material impact on the Company’s results of operations, cash flows or financial position during the three and nine months ended September 30, 2010, as the guidance applied only to the sale of certain products offered by the Company, which sales were not significant.

Effective January 1, 2010, the Company adopted new accounting guidance for revenue recognition for arrangements that include software elements. Under the new guidance, tangible products containing software components and non-software components that function together to deliver the tangible product’s essential functionality are excluded from the scope of software revenue recognition guidance and will be subject to other relevant revenue recognition guidance. The Company concluded the new accounting guidance did not have a material impact on the Company’s results of operations, cash flows or financial position during the three and nine months ended September 30, 2010, as the guidance applied only to the sale of certain products offered by the Company, which sales were not significant.

Effective January 1, 2010, the Company adopted new accounting guidance amending the disclosure requirements related to recurring and nonrecurring fair value measurements. The guidance requires new disclosures on the transfers of assets and liabilities between Level 1 inputs (quoted prices in active market for identical assets or liabilities) and Level 2 inputs (significant other observable inputs) of the fair value measurement hierarchy, including the reasons and the timing of the transfers. Additionally, for all interim and year-end reporting periods beginning December 31, 2010, the guidance requires separate disclosure of purchases, sales, issuance and settlements of assets and liabilities measured using Level 3 fair value measurements (significant unobservable inputs). There were no transfers of assets or liabilities between Levels 1 and 2 of the fair value measurement hierarchy during the three and nine months ended September 30, 2010. In conjunction with the IPO, the Series C-1 preferred stock warrants converted to common stock warrants. As a result, the Company reclassified the Series C-1 preferred stock warrants from Level 3 liabilities to additional paid in capital (“APIC”). The Company will include these additional disclosures, as applicable, in its interim and year-end financial statements in future periods.

BroadSoft, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

3.	Fair Value Disclosures

The following table summarizes the carrying and fair value of the Company’s financial assets and liabilities as of September 30, 2010 and December 31, 2009:

	September 30, 2010		December 31, 2009
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)

Assets
Money market funds and certificates of deposit	$36,143	$36,143	$8,167	$8,167

Total assets	$36,143	$36,143	$8,167	$8,167

Liabilities
Series C-1 preferred stock warrants	$—	$—	$153	$153

Total liabilities	$—	$—	$153	$153

The carrying amounts of the Company’s other financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate their respective fair values due to their short-term nature.

The Company uses a three-tier fair value measurement hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The three tiers are defined as follows:

•	Level 1. Observable inputs based on unadjusted quoted prices in active markets for identical instruments;

•	Level 2. Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

•	Level 3. Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company evaluates its financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level of classification for each reporting period. This determination requires significant judgments to be made. The following table summarizes the Company’s conclusions reached as of September 30, 2010 and December 31, 2009 (in thousands):

	Balance at
	September 30,
	2010	Level 1	Level 2	Level 3

Assets:
Money market funds(1)	$35,086	$35,086	$—	$—
Certificates of deposit(2)	1,057	1,057	—	—

Total	$36,143	$36,143	$—	$—

BroadSoft, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

	Balance at
	December 31,
	2009	Level 1	Level 2	Level 3

Assets:
Money market funds (1)	$7,568	$7,568	$—	$—
Certificates of deposit (2)	599	599	—	—

Total	$8,167	$8,167	$—	$—

Liabilities:
Series C-1 preferred stock warrants (3)	$153	$—	$—	$153

	$153	$—	$—	$153

(1)	Money market funds are classified as cash equivalents in the Company’s condensed consolidated balance sheet. As short-term, highly liquid investments readily convertible to known amounts of cash, with remaining maturities of three months or less at the time of purchase, the Company’s cash equivalent money market accounts have carrying values that approximate fair value and observable inputs based on unadjusted quoted prices in active markets for identical instruments. Therefore, they are categorized within Level 1 of the fair value measurement hierarchy.

(2)	Certificates of deposit are classified as restricted cash in the Company’s condensed consolidated balance sheet. As these investments are highly liquid and readily convertible to known amounts of cash, they are determined to have carrying values that approximate fair value and observable inputs based on unadjusted quoted prices in active markets for identical instruments. Therefore, they are categorized within Level 1 of the fair value measurement hierarchy.

(3)	Warrants to purchase Series C-1 redeemable convertible preferred stock are recorded as liabilities within other long-term liabilities in the Company’s condensed consolidated balance sheet. Fair value is determined using the Black-Scholes valuation model using the contractual life of the warrant and reasonable assumptions for stock price volatility, expected dividend yield and risk-free interest rates over the remaining contractual life of the warrants. The fair value of the warrants is re-measured each reporting period and changes in fair value are recognized in other income or expense in the Company’s condensed consolidated statement of operations. These warrants were converted to common stock warrants in connection with the IPO and were reclassified to APIC. As such, the Company no longer has Level 3 assets or liabilities.

Assets Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs

The following table presents the changes in the Company’s Level 3 instruments measured at fair value on a recurring basis during the nine months ended September 30, 2010 (in thousands):

Series C-1 Preferred
Warrants

Balance at December 31, 2009	$(153)
Total unrealized losses included in earnings	(109)
Transfers out	262

Balance at September 30, 2010	$—

Assets Measured at Fair Value on a Nonrecurring Basis

The Company measures certain assets, including property and equipment, goodwill and intangible assets, at fair value on a nonrecurring basis. These assets are recognized at fair value when they are deemed to be other-than-temporarily impaired. During the nine months ended

BroadSoft, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

September 30, 2010 and 2009, there were no fair value measurements of assets or liabilities measured at fair value on a nonrecurring basis subsequent to their initial recognition.

4.	Goodwill

The following table provides a summary of the changes in the carrying amounts of goodwill (in thousands):

Balance as of December 31, 2009, gross	$4,728
Accumulated impairment loss	—

Balance as of December 31, 2009, net	4,728
Purchase accounting adjustments	809

Balance as of September 30, 2010, net	5,537
Accumulated impairment loss	—

Balance as of September 30, 2010, gross	$5,537

The purchase accounting adjustments during 2010, were from contingent payments to GENBAND Inc. (“GENBAND”) in connection with the Company’s acquisition of the M6 application server business from GENBAND. Pursuant to the terms of the acquisition agreement, the Company is required to make a payment to GENBAND equal to 15% of annual qualifying sales related to M6 for three years from the acquisition date of August 27, 2008.

5.	Deferred Revenue

Deferred revenue represents amounts billed to or collected from customers for which the related revenue has not been recognized because one or more of the revenue recognition criteria have not been met.

Deferred revenue consists of the following (in thousands):

	September 30,	December 31,
	2010	2009

Licenses	$28,217	$19,562
Maintenance and professional services	26,081	20,485

	$54,298	$40,047

Current portion	$52,255	$33,806
Non-current portion	2,043	6,241

	$54,298	$40,047

6.	Borrowings

Installment Bank Loans

On September 26, 2008, the Company entered into a $15.0 million Loan and Security Agreement with ORIX Venture Finance LLC (the “ORIX Loan”), which the Company voluntarily repaid in full during the quarter ended June 30, 2010. The ORIX Loan required 42 equal monthly principal payments of approximately $0.4 million beginning in April 2010 and was scheduled to mature in September 2013. The interest rate was equal to the sum of 3.0% plus the greater of (a) prime rate or (b) LIBOR rate plus 2.5%, provided that the interest rate in effect in each month could not be less than 7% per annum. The principal balance outstanding under this agreement at December 31, 2009 was $15.0 million.

BroadSoft, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

The Company paid $0.2 million of loan origination fees related to its ORIX Loan, which was capitalized within other current and long-term assets in the condensed consolidated balance sheet. Amortization expense related to the loan origination fees was immaterial for the periods reported and is included as interest expense in the consolidated statements of operations. The Company paid in full the balance of the ORIX Loan in June 2010 and, as such, recorded into interest expense the remaining unamortized loan origination fees of approximately $0.1 million during the quarter ended June 30, 2010.

In connection with obtaining the ORIX Loan, the Company issued a warrant to purchase up to 116,551 shares of common stock at $8.58 per share that expires on May 16, 2012. In accordance with the guidance to account for debt issued with a warrant, the Company allocated the total proceeds between the ORIX Loan and the warrant based on the relative fair value of the two instruments. Out of the total proceeds of $15.0 million, the Company allocated $14.9 million to the ORIX Loan and $0.1 million to the warrant based on their relative fair values. The fair value of the common stock warrant was recorded to APIC. Fair value was determined using a Black-Scholes valuation model using the contractual life of the warrant and reasonable assumptions for stock price volatility, expected dividend yield and risk-free interest rates. The Company used a risk-free interest rate of 3.4%, stock price volatility of 75% and term of seven years, which resulted in an estimated fair value of the common stock warrant of approximately $1.20 per share. The discount on the ORIX Loan was being amortized over the term of the agreement using the effective interest method and the amortization charge was recorded as interest expense in the consolidated statements of operations. In connection with the repayment of the ORIX Loan, the Company recorded into interest expense the remaining unamortized balance of $0.1 million during the quarter ended June 30, 2010.

In December 2008, in connection with the acquisition of Sylantro Systems Corporation, the Company assumed a loan totaling $1.3 million at an interest rate of 9%. The balance outstanding under this agreement at December 31, 2009 was $0.1 million, which was paid in full in February 2010.

Financing Arrangements

In May 2008, the Company amended a software license and maintenance agreement. The amended agreement provides the Company the right to distribute third party software on a user basis up to 35,000,000 licenses over a four-year period for an additional one-time fee of approximately $6.4 million. The agreement was financed with an installment bank loan with an effective interest rate of 4.0%. The loan provides for a payment of $0.4 million at loan inception and scheduled principal repayments of $0.4 million each quarter commencing July 1, 2008, with the final payment payable on April 1, 2012. At September 30, 2010 and December 31, 2009, the liability for the installment bank loan amounted to approximately $2.4 million and $3.5 million, respectively.

7.	Stock-based Compensation

Equity Incentive Plans

In 1999, the Company adopted the 1999 Stock Incentive Plan (the “1999 Plan”). The 1999 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock awards and stock appreciation rights. The 1999 Plan terminated in June 2009 whereby no new options or awards are permitted to be granted, leaving 55,555 authorized shares expired under the 1999 Plan. In April 2009, the Company adopted the 2009 Equity Incentive Plan, which was subsequently amended and restated (the “2009 Plan”). The 2009 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock awards, restricted stock units (“RSUs”) and stock appreciation rights. In June 2010, in connection with the Company’s IPO, the 2009 Plan was amended

BroadSoft, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

and restated to provide for, among other things, annual increases in the share reserve. At the same time, an additional 333,333 shares of common stock were added to the share reserve. At September 30, 2010, the Company had 239,395 shares of common stock available for issuance under the 2009 Plan.

Stock compensation expense recognized by the Company is as follows (in thousands):

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2010	2009	2010	2009

Stock options	$415	$718	$1,040	$3,122
Restricted stock awards	23	30	83	76
Restricted stock units	384	—	1,083	—

Total recognized compensation expense	$822	$748	$2,206	$3,198

Stock Options

The following table presents a summary related to stock options for the nine months ended September 30, 2010:

		Weighted
	Number of	Average
	Options	Exercise
	Outstanding	Price

Balance, December 31, 2009	2,841,096	$2.26
Granted	312,583	8.90
Exercised	(192,767)	2.00
Forfeited	(47,488)	4.43

Balance, September 30, 2010	2,913,424	$2.96

Vested at September 30, 2010	1,984,892	$2.23

The Company granted 312,583 and 2,371,919 stock options during the nine months ended September 30, 2010 and September 30, 2009, respectively. For the nine months ended September 30, 2010 and September 30, 2009, the intrinsic value of stock options exercised was $0.8 million and nominal, respectively, and cash received from stock options exercised was $0.4 million and nominal, respectively. At September 30, 2010, unrecognized compensation expense related to unvested options was $1.3 million, which is scheduled to be recognized over a weighted average period of 1.10 years.

BroadSoft, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

Restricted Stock Units

The following table presents a summary of activity for RSUs during the nine months ended September 30, 2010:

	Number of	Weighted Average
	Restricted Stock	Grant Date
	Units	Fair Value

Balance, December 31, 2009	173,326	$2.46
Granted	308,190	7.79
Vested	(181,546)	8.77
Forfeited	(5,199)	5.73

Balance, September 30, 2010	294,771	$4.10

During the nine months ended September 30, 2010, the Company granted 99,998 RSUs to certain officers. These RSUs are settled in shares of common stock and will vest in two equal annual installments following the date of grant. The Company also granted an aggregate of 191,227 RSUs to certain employees and officers, which vest over four years following the date of grant. Also in the period, the Company granted an aggregate of 4,999 RSUs to certain directors, which vested immediately with the closing of the IPO. In addition, the Company granted 11,466 RSUs to certain directors that fully vest on December 31, 2010 and 500 RSUs to a consultant that vested immediately with the closing of the IPO. At September 30, 2010, unrecognized compensation expense related to unvested RSUs was $1.2 million, which is scheduled to be recognized over a weighted average period of 1.38 years.

During the nine months ended September 30, 2009, the Company granted 167,493 RSUs to certain employees and officers. These RSUs, which had a term of 10 years and were settled in shares of common stock, vested in connection with the Company’s IPO. Included in the 2010 RSU stock compensation expense, the Company incurred expense of $0.4 million related to the vesting of RSUs, covering an aggregate of 172,492 shares that were subject to a performance-based vesting condition and that vested in full upon the completion of the IPO.

Tax Benefits

Upon adoption of the FASB’s guidance on stock-based compensation, the Company elected the alternative transition method (short cut method) provided for calculating the tax effects of stock-based compensation. The alternative transition method includes simplified methods to establish the beginning balance of the APIC pool related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and consolidated statements of cash flows related to the tax effect of employee stock-based compensation awards that are outstanding upon adoption. As of September 30, 2010, the Company’s APIC pool balance was zero.

The Company applies a with-and-without approach in determining its intra-period allocation of tax expense or benefit attributable to stock-based compensation deductions. Tax deductions in excess of previously recorded benefits (windfalls) included in net operating loss carryforwards but not reflected in deferred tax assets was $1.6 million and $0.4 million at September 30, 2010 and December 31, 2009, respectively.

8.	Commitments and Contingencies

In the normal course of business, the Company enters into contracts and agreements that may contain representations and warranties and provide for general indemnifications. The Company’s

BroadSoft, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

exposure under these agreements is unknown because it involves claims that may be made in the future, but have not yet been made. The Company has not paid any claims or been required to defend any action related to indemnification obligations to date. The Company is currently disputing an indemnity claim asserted by one of its customers. This customer seeks $3.6 million for reimbursement of a portion of the legal expenses incurred in defending a patent infringement lawsuit filed against it by another of the Company’s customers. While the Company believes this indemnity claim is without merit and management plans to continue to vigorously dispute this claim, the customer seeking indemnity has substantially greater resources than the Company. At this point, the Company is unable to determine the likelihood of any outcome in this matter, nor is it able to estimate the amount or range of loss or the impact on the Company or its financial condition in the event of an unfavorable outcome.

In accordance with its bylaws and certain agreements, the Company has indemnification obligations to its officers and directors for certain events or occurrences, subject to certain limits, while they are serving at the Company’s request in such capacity. There have been no claims to date under these indemnification obligations.

In addition, the Company is involved in litigation incidental to the conduct of its business. The Company is not a party to any lawsuit or proceeding that, in the opinion of management, is reasonably possible to have a material adverse effect on its financial position, results of operations or cash flows.

9.	Taxes

The Company’s provision for income taxes is determined using an estimate of its annual effective tax rate for each of its legal entities in accordance with the accounting guidance for taxes. Where the Company has entities with losses and does not expect to release the tax benefits in the foreseeable future, those entities are excluded from the effective tax calculation. Non-recurring and discrete items that impact tax expense are recorded in the period incurred.

In determining the Company’s provision for income taxes, net deferred tax assets, liabilities, valuation allowances and uncertain tax positions, management is required to make judgments and estimates related to projections of domestic and foreign profitability, the timing and extent of the utilization of loss carryforwards, applicable tax rates, transfer pricing methods, expected tax authority positions on audit and prudent and feasible tax planning strategies. Judgments and estimates related to the Company’s projections and assumptions are inherently uncertain and therefore, actual results could differ materially from projections.

For the three months ended September 30, 2010 and 2009, the Company recorded a tax provision of $0.2 million and $0.4 million, respectively; and for the nine months ended September 30, 2010 and 2009, the Company recorded a tax provision of $0.4 million and $1.0 million, respectively. The tax provisions for the three and nine months ended September 30, 2010 and 2009 primarily pertained to taxable income generated by the Company’s foreign operations. There is no tax benefit recognized on the net operating losses incurred in the U.S. and certain foreign jurisdictions due to the lack of positive evidence supporting the Company’s ability to utilize these losses in the future.

10.	Stockholders’ Equity (Deficit)

Reverse Stock Split and Initial Public Offering

On May 24, 2010, the Company’s board of directors approved an amendment to the Company’s restated certificate of incorporation to effect a 6-for-1 reverse stock split of its common stock and all series of its redeemable convertible preferred stock. The par value and the authorized shares of the

BroadSoft, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

common stock and redeemable convertible preferred stock were not adjusted as a result of the reverse stock split. All issued and outstanding common stock, redeemable convertible preferred stock, warrants for common stock, warrants for preferred stock and per share amounts contained in the financial statements have been retroactively adjusted to reflect this reverse stock split for all periods presented. The reverse stock split was effected on June 14, 2010.

In June 2010, the Company completed the IPO in which it issued and sold 5,048,131 shares of common stock at a public offering price of $9.00 per share. The Company raised a total of $45.5 million in gross proceeds from the IPO, or $40.0 million in net proceeds after deducting underwriting discounts and commissions of $3.2 million and other estimated offering costs of $2.3 million. Upon the closing of the IPO, all shares of the Company’s then-outstanding redeemable convertible preferred stock automatically converted into an aggregate of 12,962,405 shares of common stock. In connection with the closing, the Company used $4.3 million of the net proceeds from the IPO to redeem and subsequently cancel all outstanding shares of the Company’s Series A redeemable preferred stock.

In connection with the closing of the IPO, in June 2010, the Company amended and restated its certificate of incorporation and reduced its authorized number of shares of common stock to 100,000,000 and reduced the authorized number of shares of preferred stock to 5,000,000.

Preferred Stock

Pursuant to the Company’s amended and restated certificate of incorporation filed on June 21, 2010 in connection with the closing of the IPO, the Company is authorized to issue 5,000,000 shares of preferred stock. The board of directors has the authority, without action by its stockholders, to designate and issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of the Company’s preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, preventing or deterring a change in control. To date, the board of directors has not designated any rights, preference or powers of any preferred stock and no shares of preferred stock have been issued.

Warrants

Preferred Stock Warrants

During 2004 and 2005, the Company issued warrants to purchase up to an aggregate of 45,955 shares of Series C-1 redeemable convertible preferred stock at $3.97 per share in connection with financing arrangements. Upon the closing of the IPO, these warrants automatically converted into warrants to purchase an equivalent number of shares of common stock. All of these warrants were exercised for the underlying share amounts during the quarter ended June 30, 2010.

Common Stock Warrants

In addition to the warrants described above, in September 2008, the Company issued a warrant to purchase up to 116,551 shares of common stock at $8.58 per share in connection with the ORIX Loan, which warrant expires on June 16, 2012. As of September 30, 2010, this warrant remained outstanding.

BroadSoft, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

11.	Income (loss) per share data

Basic income (loss) per common share is computed based on the weighted average number of outstanding shares of common stock. Diluted income (loss) per common share adjusts the basic weighted average common shares outstanding for the potential dilution that could occur if stock options, restricted stock, warrants and convertible securities were exercised or converted into common stock.

Diluted loss per common share is the same as basic loss per common share for the nine months ended September 30, 2010 and 2009 and the three months ended September 30, 2009 because the effects of potentially dilutive items were anti-dilutive given the Company’s losses.

The following table presents a reconciliation of the numerator and denominator of the basic and diluted earnings per share computation for the three and nine months ended September 30, 2010 and 2009. In the table below, net income (loss) represents the numerator and weighted average common shares outstanding represents the denominator:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In thousands except per share data)

Net income (loss) attributable to BroadSoft, Inc.	$1,209	$(349)	$(3,199)	$(8,223)
Weighted average basic common shares outstanding	24,688	6,285	13,369	6,279
Dilutive effect of stock-based awards	1,958	NA	NA	NA

Weighted average diluted common shares outstanding	26,646	6,285	13,369	6,279

Earnings (loss) per share:
Basic	$0.05	$(0.06)	$(0.24)	$(1.31)
Diluted	$0.05	$(0.06)	$(0.24)	$(1.31)

NA — Not applicable because the effect is anti-dilutive given the Company’s losses

For the three months ended September 30, 2010, certain stock options and warrants to purchase common stock were not included in the computation of diluted earnings per share as their effect is anti-dilutive because their exercise prices exceeded the average market price of our common stock during the quarter. For the three months ended September 2009 and the nine months ended September 30, 2010 and 2009, share equivalents were not included in the computation of diluted earnings per share as the effect is anti-dilutive given the Company’s losses for these periods. The

BroadSoft, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

weighted average effect of potentially dilutive securities that have been excluded from the calculation of diluted net income (loss) per common share because the effect is anti-dilutive is as follows:

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In thousands)

Redeemable convertible preferred stock: *
Series B-1	—	589	369	589
Series C-1	—	9,771	6,121	9,771
Series D	—	805	504	805
Series E	—	417	261	417
Series E-1	—	—	157	—
Warrants on Series C-1 preferred stock **	—	46	29	46
Warrants on common stock	117	117	117	117
Restricted stock units and awards	—	101	156	84
Early exercise shares	2	23	2	23
Stock options	330	2,253	1,972	2,786

*	All of the redeemable convertible preferred stock automatically converted to common stock upon the closing of the IPO. For the nine months ended September 30, 2010, amounts presented in the table are for the weighted average shares of common stock underlying outstanding shares of redeemable convertible preferred stock.

**	All of the Series C-1 preferred stock warrants were automatically converted to common stock warrants upon the closing of the IPO. All of these warrants were exercised during the quarter ended June 30, 2010. For the nine months ended September 30, 2010, amounts presented in the table are the weighted average shares of common stock underlying these warrants.

12.	Other (Income) Expense

Other (income) expense consisted of the following (in thousands):

	Three Months		Nine Months
	Ended		Ended
	September 30,		September 30,
	2010	2009	2010	2009

Interest income	$(18)	$(7)	$(30)	$(36)
Interest expense	31	349	730	1,053
Other expense, net	—	—	65	—
Change in fair value of preferred stock warrants	—	(3)	109	(7)

Total other expense	$13	$339	$874	$1,010

13.	Segment and Geographic Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision

BroadSoft, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements — (Continued)

maker is its chief executive officer (the “CEO”). The CEO reviews financial information presented on a consolidated basis, along with information about revenue by geographic region for purposes of allocating resources and evaluating financial performance. Discrete information on a geographic basis, except for revenue, is not provided below the consolidated level to the CEO. The Company has concluded that it operates in one segment and has provided the required enterprise-wide disclosures.

Revenue by geographic area is based on the location of the end-user carrier. The following table presents revenue and long-lived assets, net, by geographic area (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenues:
United States	$10,401	$9,048	$29,144	$27,006
EMEA	7,252	4,708	15,960	12,054
APAC	3,241	3,186	9,799	7,549
Other	1,379	1,252	4,945	2,977

	$22,273	$18,194	$59,848	$49,586

	September 30,	December 31,
	2010	2009

Long-Lived Assets, net
United States	$5,463	$4,861
EMEA	193	41
APAC	137	217
Other	407	484

	$6,200	$5,603

14.	Subsequent Events

On October 27, 2010, the Company completed its acquisition of substantially all of the assets of Casabi, Inc. (“Casabi”), which assets were used by Casabi to provide its cloud-based personalized content and messaging applications. The Company acquired substantially all of the assets of Casabi for approximately $2 million and funded the acquisition with cash on hand. Because the acquisition just recently closed, the Company has not yet completed the initial purchase price allocation.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of BroadSoft, Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of BroadSoft, Inc. and its subsidiaries (the “Company”) at December 31, 2008 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, during 2009 in accordance with new accounting guidance, the Company changed the manner in which it accounts for noncontrolling interests in subsidiaries.

/s/ PricewaterhouseCoopers LLP

McLean, VA
March 15, 2010, except for the effect of the reverse stock split described in Note 15, as to which the date is June 14, 2010

BroadSoft, Inc.

Consolidated Balance Sheets

	December 31,
	2008	2009
	(In thousands, except share and per share data)

Assets
Current assets:
Cash and cash equivalents	$14,353	$22,869
Accounts receivable, net of allowance for doubtful accounts of $111 and $169 for the years ended December 31, 2008 and 2009, respectively	21,413	25,471
Other current assets	3,993	4,829

Total current assets	39,759	53,169

Long-term assets:
Property and equipment, net	2,343	1,563
Restricted cash	1,307	599
Intangible assets, net	3,563	3,163
Goodwill	3,969	4,728
Other long-term assets	4,867	3,441

Total long-term assets	16,049	13,494

Total assets	$55,808	$66,663

Liabilities, redeemable preferred stock and redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Notes payable and bank loans, current portion	$2,459	$4,536
Accounts payable and accrued expenses	13,103	11,903
Deferred revenue, current portion	18,279	33,806

Total current liabilities	33,841	50,245
Notes payable and bank loans	18,838	14,035
Deferred revenue	2,900	6,241
Other long-term liabilities	1,267	756

Total liabilities	56,846	71,277

Commitments and contingencies (Note 11)
Redeemable preferred stock and redeemable convertible preferred stock:
Series A redeemable preferred stock, par value $0.01 per share; 9,000,000 shares authorized, issued and outstanding at December 31, 2008 and 2009	4,320	4,320
Series B-1 redeemable convertible preferred stock, par value $0.01 per share; 3,533,200 shares authorized and 588,852 shares issued and outstanding at December 31, 2008 and 2009	16,060	16,060
Series C-1 redeemable convertible preferred stock, par value $0.01 per share; 58,904,320 shares authorized and 9,771,410 shares issued and outstanding at December 31, 2008 and 2009	38,806	38,806
Series D redeemable convertible preferred stock, par value $0.01 per share; 4,827,419 shares authorized and 804,569 shares issued and outstanding at December 31, 2008 and 2009	10,000	10,000
Series E redeemable convertible preferred stock, par value $0.01 per share; 2,500,000 shares authorized and 416,656 shares issued and outstanding at December 31, 2008 and 2009	2,500	2,500
Series E-1 redeemable convertible preferred stock, par value $0.01 per share; no shares authorized, issued or outstanding at December 31, 2008; 1,600,000 shares authorized and 249,994 shares issued and outstanding at December 31, 2009	—	1,500

Total redeemable preferred stock and redeemable convertible preferred stock	71,686	73,186
Stockholders’ (deficit) equity:
BroadSoft, Inc. stockholders’ (deficit) equity:
Common stock, par value $0.01 per share; 137,500,000 and 139,100,000 shares authorized at December 31, 2008 and 2009, respectively; 6,258,661 and 6,320,110 shares issued and outstanding at December 31, 2008 and 2009, respectively	63	63
Additional paid-in capital	16,596	20,340
Accumulated other comprehensive loss	(758)	(1,725)
Accumulated deficit	(88,625)	(96,474)

Total BroadSoft, Inc. stockholders’ (deficit) equity	(72,724)	(77,796)
Noncontrolling interest	—	(4)

Total stockholders’ (deficit) equity	(72,724)	(77,800)

Total liabilities, redeemable preferred stock and redeemable convertible preferred stock and stockholders’ deficit	$55,808	$66,663

The accompanying notes are an integral part of these consolidated financial statements.

BroadSoft, Inc.

Consolidated Statements of Operations

	Year Ended December 31,
	2007	2008	2009
	(In thousands, except per share data)

Revenue:
Licenses	$46,328	$40,121	$37,942
Maintenance and professional services	15,272	21,708	30,945

Total revenue	61,600	61,829	68,887
Cost of revenue:
Licenses	4,899	4,404	4,432
Maintenance and professional services	7,270	8,649	12,142
Amortization of intangibles	400	414	800

Total cost of revenue	12,569	13,467	17,374

Gross profit	49,031	48,362	51,513
Operating expenses:
Sales and marketing	26,431	30,774	28,534
Research and development	12,763	15,876	16,625
General and administrative	10,295	12,074	11,405

Total operating expenses	49,489	58,724	56,564

Loss from operations	(458)	(10,362)	(5,051)
Other (income) expense:
Interest income	(265)	(173)	(39)
Interest expense	324	521	1,398
Other	220	(426)	110

Total other (income) expense	279	(78)	1,469

Loss before income taxes	(737)	(10,284)	(6,520)
Provision for income taxes	1,021	952	1,333

Net loss	(1,758)	(11,236)	(7,853)

Net loss attributable to noncontrolling interest	(75)	—	(4)

Net loss attributable to BroadSoft, Inc.	$(1,683)	$(11,236)	$(7,849)

Net loss per common share available to BroadSoft, Inc. common stockholders:
Basic and diluted	$(0.28)	$(1.81)	$(1.25)
Weighted average common shares outstanding:
Basic and diluted	6,067	6,208	6,285
Stock-based compensation expense included above:
Cost of revenue	$163	$182	$325
Sales and marketing	628	856	1,088
Research and development	255	456	741
General and administrative	622	1,422	1,475

The accompanying notes are an integral part of these consolidated financial statements.

BroadSoft, Inc.

Consolidated Statements of Changes in Stockholders’ Deficit and Comprehensive Loss

		BroadSoft, Inc. Stockholders’ Deficit
			Common Stock			Accumulated
	Total		Par Value $0.01		Additional	Other
	Stockholders’	Comprehensive	Per Share		Paid-in	Comprehensive	Accumulated	Noncontrolling
	Deficit	Loss	Shares	Amount	Capital	Loss	Deficit	Interest
	(In thousands, except per share data)

Balance at December 31, 2006	$(64,212)		5,987	$60	$11,805	$(371)	$(75,706)	$—
Exercise of stock options and net effect of early exercises	344	—	159	2	342	—	—	—
Stock-based compensation expense	1,668	—	—	—	1,668	—	—	—
Exercise of preferred stock warrants	29	—	—	—	29	—	—	—
Series D preferred stock issuance costs	(87)	—	—	—	(87)	—	—	—
Capital contributions from noncontrolling interest	75	—	—	—	—	—	—	75

Comprehensive loss:
Net loss	(1,758)	$(1,758)	—	—	—	—	(1,683)	(75)
Other comprehensive loss:
Foreign currency translation adjustment	(141)	(141)	—	—	—	(141)	—	—

Comprehensive loss	(1,899)	$(1,899)	—	—	—	—	—	—

Balance at December 31, 2007	(64,082)		6,146	62	13,757	(512)	(77,389)	—
Exercise of stock options and net effect of early exercises	188	—	113	1	187	—	—	—
Stock-based compensation expense	2,916	—	—	—	2,916	—	—	—
Fair value of warrants issued in connection with debt	136	—	—	—	136	—	—	—
Accretion of preferred stock	(400)	—	—	—	(400)	—	—	—

Comprehensive loss:
Net loss	(11,236)	$(11,236)	—	—	—	—	(11,236)	—
Other comprehensive loss:
Foreign currency translation adjustment	(246)	(246)	—	—	—	(246)	—	—

Comprehensive loss	(11,482)	$(11,482)	—	—	—	—	—	—

Balance at December 31, 2008	(72,724)		6,259	63	16,596	(758)	(88,625)	—
Exercise of stock options and net effect of early exercises	160	—	61	—	160	—	—	—
Stock-based compensation expense	3,629	—	—	—	3,629	—	—	—
Accretion of preferred stock	(45)	—	—	—	(45)	—	—	—

Comprehensive loss:
Net loss	(7,853)	$(7,853)	—	—	—	—	(7,849)	(4)
Other comprehensive loss:
Foreign currency translation adjustment	(967)	(967)	—	—	—	(967)	—	—

Comprehensive loss	(8,820)	$(8,820)	—	—	—	—	—	—

Balance at December 31, 2009	$(77,800)		6,320	$63	$20,340	$(1,725)	$(96,474)	$(4)

The accompanying notes are an integral part of these consolidated financial statements.

BroadSoft, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2007	2008	2009
	(In thousands)

Cash flows from operating activities:
Net loss	$(1,758)	$(11,236)	$(7,853)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	1,464	1,667	2,209
Amortization of software licenses	2,070	2,222	1,820
Stock-based compensation expense	1,668	2,916	3,629
(Recovery of) provision for doubtful accounts	(46)	(3)	59
Deferred income taxes	(120)	(72)	24
Impairment of property and equipment	—	—	115
Accrued tax withholding from sale of subsidiary	—	—	101
Change in fair value of preferred stock warrants and accretion of debt discount	220	(419)	137
Changes in operating assets and liabilities (net of acquisitions):
Accounts receivable	(2,191)	(1,607)	(4,147)
Other current and long-term assets	(535)	(262)	(1,004)
Accounts payable, accrued expenses and other long-term liabilities	3,067	(679)	(3,532)
Current and long-term deferred revenue	(7,518)	2,462	18,869

Net cash (used in) provided by operating activities	(3,679)	(5,011)	10,427

Cash flows from investing activities:
Purchases of property and equipment	(1,408)	(1,312)	(769)
Purchases of intangible assets	—	(6,371)	—
Payments for acquisitions, net of cash acquired	—	(494)	806
Proceeds from sale of subsidiary, net of cash surrendered	—	—	(51)
Change in restricted cash	(4)	(599)	708

Net cash (used in) provided by investing activities	(1,412)	(8,776)	694

Cash flows from financing activities:
Proceeds from exercises of stock options	266	135	69
Capital contributions from noncontrolling interest	75	—	—
Proceeds from exercises of preferred stock warrants	300	—	—
Notes payable and bank loans - payments	(1,407)	(5,862)	(2,753)
Notes payable and bank loans - advances	—	23,324	—
Proceeds from issuance of preferred stock, net of issuance costs	9,914	—	—

Net cash provided by (used in) financing activities	9,148	17,597	(2,684)

Effect of exchange rate changes on cash and cash equivalents	106	(174)	79

Net increase in cash and cash equivalents	4,163	3,636	8,516
Cash and cash equivalents, beginning of period	6,554	10,717	14,353

Cash and cash equivalents, end of period	$10,717	$14,353	$22,869

Supplemental disclosures:
Cash paid for interest	$324	$517	$1,451

Cash paid for income taxes	$757	$1,154	$1,977

Supplemental schedule of noncash investing and financing activities:
Series E redeemable convertible preferred stock issued for acquisition	$—	$2,100	$—

Series E-1 redeemable convertible preferred stock issued for acquisition	$—	$—	$1,455

Exercise of preferred stock warrants	$(29)	$—	$—

Fair value of warrants issued in connection with debt	$—	$136	$—

The accompanying notes are an integral part of these consolidated financial statements.

BroadSoft, Inc.

Notes to Consolidated Financial Statements

1.	Nature of Business

BroadSoft, Inc. (“BroadSoft” or the “Company”), a Delaware corporation, was formed in 1998. The Company is a global provider of software that enables fixed-line, mobile and cable service providers to deliver voice and multimedia services over their Internet protocol-, or IP-, based networks. The Company’s software enables its service provider customers to provide enterprises and consumers with a range of cloud-based, or hosted, IP multimedia communications, such as hosted IP private branch exchanges, or PBXs, video calling, unified communications, or UC, collaboration and converged mobile and fixed-line services. The Company’s software, BroadWorks, performs a critical network function by serving as the software element that delivers and coordinates voice, video and messaging communications through a service provider’s IP-based network.

Accumulated Deficit

Since its inception, the Company has incurred substantial losses. At December 31, 2009, the accumulated deficit was $96.5 million. Failure to generate sufficient revenue and income could have a material adverse effect on the Company’s ability to achieve its intended business objectives. The Company has financed its operations primarily through the issuance of redeemable preferred stock and redeemable convertible preferred stock that, at the option of the holder, may require redemption payments of $17.6 million, $17.6 million and $38.0 million on December 21, 2010, 2011 and 2012, respectively, to the extent cash is available. The Company has also obtained bank loans that require the Company to make monthly installment payments. (See Note 8 Borrowings.)

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts and results of operations of the Company, its wholly owned subsidiaries and a variable interest entity for which the Company has determined it is the primary beneficiary. All intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

Cash Equivalents and Restricted Cash

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are held in money market accounts. Restricted cash consists primarily of certificates of deposit that are securing letters of credit related to operating leases for office space.

Fair Value Measurements

The carrying amounts of the Company’s financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate their respective fair values due to their short term nature. (See Note 8 Borrowings for additional information on fair value of debt.)

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

value on a non-recurring basis, in periods subsequent to their initial measurement. The three tiers are defined as follows:

•	Level 1. Observable inputs based on unadjusted quoted prices in active markets for identical instruments;

•	Level 2. Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

•	Level 3. Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The Company evaluates its financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level to classify them for each reporting period. This determination requires significant judgments to be made. The following table summarizes the Company’s conclusions reached as of December 31, 2008 and 2009 (in thousands):

	Balance at
	December 31,
	2008	Level 1	Level 2	Level 3

Assets:
Money market funds (1)	$7,532	$7,532	$—	$—
Certificates of deposit (2)	1,307	1,307	—	—

Total	$8,839	$8,839	$—	$—

Liabilities:
Series C-1 preferred stock warrants (3)	$43	$—	$—	$43

	$43	$—	$—	$43

	Balance at
	December 31,
	2009	Level 1	Level 2	Level 3

Assets:
Money market funds (1)	$7,568	$7,568	$—	$—
Certificates of deposit (2)	599	599	—	—

Total	$8,167	$8,167	$—	$—

Liabilities:
Series C-1 preferred stock warrants (3)	$153	$—	$—	$153

	$153	$—	$—	$153

(1)	Money market funds are classified as cash equivalents in the Company’s consolidated balance sheet. As short-term, highly liquid investments readily convertible to known amounts of cash, with remaining maturities of three months or less at the time of purchase, the Company’s cash equivalent money market accounts have carrying values that approximate fair value. Therefore, they are categorized within Level 1 of the fair value hierarchy.

(2)	Certificates of deposit are classified as restricted cash in the Company’s consolidated balance sheet. As these investments are highly liquid and readily convertible to known amounts of cash,

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

they are determined to have carrying values that approximate fair value. Therefore, they are categorized within Level 1 of the fair value hierarchy.

(3)	Warrants to purchase Series C-1 redeemable convertible preferred stock are recorded as liabilities within other long-term liabilities in the Company’s consolidated balance sheet. Fair value is determined utilizing the Black-Scholes valuation model and reasonable assumptions for stock price volatility, expected dividend yield and risk-free interest rate over the remaining contractual life of the warrants. The fair value of the warrants is re-measured each reporting period and changes in fair value are recognized in other income or expense in the Company’s consolidated statements of operations.

Assets Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs

The following table presents the changes in the Company’s Level 3 instruments measured at fair value on a recurring basis during the year ended December 31, 2008 and 2009 (in thousands):

Series C-1
Preferred Warrants

Balance at December 31, 2007	$(469)
Total realized gains included in earnings	426

Balance at December 31, 2008	(43)
Total realized losses included in earnings	(110)

Balance at December 31, 2009	$(153)

Assets Measured at Fair Value on a Nonrecurring Basis

The Company measures certain assets, including property and equipment, goodwill and intangible assets, at fair value on a nonrecurring basis. These assets are recognized at fair value when they are deemed to be other-than-temporarily impaired. During the year ended December 31, 2009, there were no fair value measurements of assets or liabilities measured at fair value on a nonrecurring basis subsequent to their initial recognition.

Concentration of Credit Risk

Financial instruments that subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. All of the Company’s cash and cash equivalents are held at financial institutions that management believes to be of high credit quality. The Company’s cash and cash equivalent accounts may exceed federally insured limits at times. The Company has not experienced any losses on cash and cash equivalents to date. To manage accounts receivable risk, the Company evaluates the creditworthiness of its customers and maintains an allowance for doubtful accounts.

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

The following customers represented 10% or more of revenue or accounts receivable:

				As of
	Year Ended December 31,			December 31,
	2007	2008	2009	2008	2009
				Accounts Receivable
	Revenue

Company A	16%	17%	11%	11%	12%
Company B	*	*	10%	*	*
Company C	*	*	*	10%	10%

*	Represents less than 10%

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are derived from sales to customers located in the United States and foreign countries. Each customer is evaluated for creditworthiness through a credit review process at the time of each order. Accounts receivable are stated at realizable value, net of an allowance for doubtful accounts that is maintained for estimated losses that would result from the inability of some customers to make payments as they become due. The allowance is based on an analysis of past due amounts and ongoing credit evaluations. Collection experience has been consistent with the Company’s estimates.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Replacements and major improvements are capitalized; maintenance and repairs are charged to expense as incurred.

Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets per the table below:

Equipment	3 years
Software	1.5 years
Furniture and fixtures	5 years

Leasehold improvements are amortized over the shorter of the term of the lease or estimated useful life of the assets.

Business Combinations

In a business combination, the Company allocates the purchase price to the acquired business’ identifiable assets and liabilities at their acquisition date fair values. The excess of the purchase price over the amount allocated to the identifiable assets and liabilities, if any, is recorded as goodwill. The excess, if any, of the fair value of the identifiable assets acquired and liabilities assumed over the consideration transferred is recognized as a gain within other income in the consolidated statement of operations as of the acquisition date.

To date, the assets acquired and liabilities assumed in the Company’s business combinations have primarily consisted of acquired working capital and definite-lived intangible assets. The carrying value of acquired working capital is assumed to be equal to its fair value, given the short-term nature of these assets and liabilities. The Company estimates the fair value of definite-lived intangible assets acquired using a discounted cash flow approach, which includes an analysis of the future cash flows

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

expected to be generated by such assets and the risk associated with achieving such cash flows. The key assumptions used in the discounted cash flow model include the discount rate that is applied to the discretely forecasted future cash flows in order to calculate the present value of those cash flows and the estimate of future cash flows attributable to the acquired intangible, which include revenue, operating expenses and taxes.

Goodwill

Goodwill represents the excess of: (a) the aggregate of the fair value of consideration transferred in a business combination, over (b) the fair value of assets acquired, net of liabilities assumed. Goodwill is not amortized, but is subject to annual impairment tests as described below.

The Company tests goodwill for impairment annually on December 31, or more frequently if events or changes in business circumstances indicate the asset might be impaired. Goodwill is tested for impairment at the reporting unit level using a two-step approach. The first step is to compare the fair value of the reporting unit to the carrying value of the net assets assigned to the reporting unit. If the fair value of the reporting unit is greater than the carrying value of the net assets assigned to the reporting unit, the assigned goodwill is not considered impaired. If the fair value is less than the reporting unit’s carrying value, step two is required to measure the amount of the impairment, if any. In the second step, the fair value of goodwill is determined by deducting the fair value of the reporting unit’s identifiable assets and liabilities from the fair value of the reporting unit as a whole, as if the reporting unit had just been acquired and the purchase price were being initially allocated. If the carrying value of goodwill exceeds the implied fair value, an impairment charge would be recorded to operating expenses in the consolidated statement of operations in the period the determination is made.

The Company has determined that it has one reporting unit, BroadSoft, Inc., which is the consolidated entity. To determine the fair value of the Company’s reporting unit as a whole, the Company uses a discounted cash flow analysis, which requires significant assumptions and estimates about future operations. Significant judgments inherent in this analysis include the determination of an appropriate discount rate, estimated terminal value and the amount and timing of expected future cash flows.

Based on the results of the Company’s annual goodwill impairment testing in 2008 and 2009, the fair value of the Company exceeded its book value by a substantial margin; therefore, the second step of the impairment test was not required to be performed and no goodwill impairment was recognized. (See Note 5 Goodwill and Intangibles.)

Identifiable Intangible Assets

The Company acquired intangible assets in connection with certain of its business acquisitions. These assets were recorded at their estimated fair values at the acquisition date and are amortized over their respective estimated useful lives using a method of amortization that reflects the pattern in which the economic benefits of the intangible assets are used. Estimated useful lives are determined based on the Company’s historical use of similar assets and the expectation of future realization of revenue attributable to the intangible assets. In those cases where the Company determines that the useful life of an intangible asset should be shortened, the Company amortizes the net book value in excess of the estimated salvage value over its revised remaining useful life. The Company did not revise the useful life estimates attributed to any of the Company’s intangible assets in 2007, 2008 or 2009. (See Note 5 Goodwill and Intangibles.)

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

The estimated useful lives used in computing amortization are as follows:

Customer relationships	5-7 ye	ars
Developed technology	4-5 ye	ars
Non-compete agreement	1 ye	ar
Trade names	4 ye	ars

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets. Assets to be disposed of are recorded at the lower of the carrying amount or fair value less costs to sell. Recoverability measurement and estimating of undiscounted cash flows for assets to be held and used is done at the lowest possible levels for which there are identifiable assets. If such assets are considered impaired, the amount of impairment recognized would be equal to the amount by which the carrying amount of the assets exceeds the fair value of the assets, which the Company would compute using a discounted cash flow approach. The Company did not record an impairment charge as a result of the Company’s 2008 recoverability measurement of long-lived assets. During the fourth quarter of 2009, the Company recognized an impairment charge of $0.1 million on the property and equipment held by a foreign subsidiary. (See Note 4 Sale of Subsidiary.)

Deferred Financing Costs

The Company amortizes deferred financing costs using the effective-interest method and records such amortization as interest expense.

Preferred Stock Warrants

The liability for Series C-1 redeemable convertible preferred stock warrants is adjusted for changes in fair value until the earlier of (a) the exercise of the warrants, (b) expiration of the warrants or (c) the completion of a liquidation event, including the completion of a qualifying initial public offering, at which time preferred stock warrants will be converted into warrants to purchase common stock and the liability will be reclassified to additional paid-in capital.

The per share fair values of the preferred stock warrants for the years ended December 31, 2008 and 2009 ranged from $0.48 to $1.20 and $2.64 to $3.66, respectively. The following table summarizes the assumptions used to estimate the fair values:

	Year Ended December 31,
	2008	2009

Range of assumptions:
Risk-free interest rate	0.51%-2.48%	0.47%-2.69%
Expected dividend yield	0.0%	0.0%
Expected volatility	59%-63%	57%-72%
Expected term (years)	2.2-6.4	1.2-5.5

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

Revenue Recognition

The Company derives substantially all of its revenue from the sale of software licenses, maintenance for those licenses and professional services. In accordance with current guidance for software revenue recognition, the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred and acceptance is received, if applicable, the fee is fixed or determinable, collectability is probable and, if applicable, when vendor-specific objective evidence of fair value exists to allocate the arrangement fee to the undelivered elements of a multiple element arrangement. In making these judgments, the Company evaluates these criteria as follows:

•	Persuasive evidence of an arrangement. A non-cancelable agreement signed by the Company and by the customer, in conjunction with a purchase order or executed sales quote from the customer, is deemed to represent persuasive evidence of an arrangement.

•	Delivery has occurred. Delivery is deemed to have occurred when the customer is given electronic access to the licensed software and a license key for the software has been delivered or made available. If an arrangement contains a requirement to deliver additional elements essential to the functionality of the delivered element, revenue associated with the arrangement is recognized when delivery of the final element has occurred.

•	Fees are fixed or determinable. The Company considers the fee to be fixed or determinable unless the fee is subject to refund or adjustment or is not payable within normal payment terms. If the fee is subject to refund or adjustment, revenue is recognized when the refund or adjustment right lapses. If payment terms exceed the Company’s normal terms, revenue is recognized as the amounts become due and payable or upon the receipt of cash if collection is not probable.

•	Collection is probable. Each customer is evaluated for creditworthiness through a credit review process at the inception of an arrangement. Collection is deemed probable if, based upon the Company’s evaluation, the Company expects that the customer will be able to pay amounts under the arrangement as payments become due. If it is determined that collection is not probable, revenue is deferred and recognized upon cash collection.

For arrangements that include multiple elements, the Company generally allocates revenue to the various elements using the residual method. Under the residual method, revenue is allocated to the undelivered elements using vendor-specific objective evidence of fair value and is deferred until those elements are delivered. The remaining arrangement consideration is allocated to the delivered elements and recognized as revenue when all other revenue recognition criteria are met. If vendor-specific objective evidence of fair value does not exist for all undelivered elements, revenue for the delivered and undelivered elements is deferred until delivery of the undelivered elements has occurred or vendor-specific objective evidence can be established. If the only undelivered element is post-contract customer support, revenue is recognized ratably over the support period.

The fair value for maintenance is based on the maintenance contract renewal price charged in the first optional renewal period under the arrangement. The fair value for professional services is based on rates that the Company charges for professional services when sold separately.

The Company’s software licenses, maintenance contracts and professional services are sold directly through its own sales force and indirectly through distribution partners. Revenue under arrangements with distribution partners is recognized when all the revenue recognition criteria are met, including evidence of the distribution partner’s customer. The Company does not offer contractual rights of return or product exchange, or price protection to its distribution partners.

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

The warranty period for the Company’s licensed software is generally 90 days. Software licenses sold directly by the Company are primarily sold in combination with an annual maintenance contract that enables the customer to continue receiving software maintenance and support after the warranty period has expired. Maintenance is renewable at the option of the customer. When customers prepay for the annual maintenance contract, the related revenue is deferred and recognized ratably over the term of the contract. Rates for maintenance, including subsequent renewal rates, are established based upon a specific percentage of net license fees as set forth in the arrangement. Maintenance includes the right to unspecified product upgrades on an if-and-when available basis.

Revenue from professional services includes implementation, training and consulting and is recognized as services are performed. Professional services are not considered essential to the functionality of the licensed software.

The Company delivers its licensed software primarily by utilizing electronic media. Revenue includes amounts billed for shipping and handling and such amounts represent less than 1% of revenue. Cost of license revenue includes shipping and handling costs.

Software Development Costs

Software development costs incurred prior to the establishment of technological feasibility are expensed as incurred as research and development expense. Software development costs incurred subsequent to the establishment of technological feasibility, if any, are capitalized until the software is available for general release to customers. Historically, the Company has determined that technological feasibility has been established at approximately the same time as the general release of such software to customers. Therefore, to date, the Company has not capitalized any software development costs.

Deferred Revenue

Deferred revenue represents amounts billed to or collected from customers for which the related revenue has not been recognized because one or more of the revenue recognition criteria have not been met. Since the Company does not have vendor-specific objective evidence for certain licensed software sold but not yet delivered under some of its sales arrangements, revenue associated with the delivered and undelivered elements is deferred until the final element is delivered. Deferred revenue for maintenance and professional services includes advance payments received from customers under maintenance contracts typically billed on an annual basis in advance. The current portion of deferred revenue is expected to be recognized as revenue within 12 months from the balance sheet date.

Deferred revenue consists of the following (in thousands):

	December 31,
	2008	2009

Licenses	$7,634	$19,562
Maintenance and professional services	13,545	20,485

	$21,179	$40,047

Current portion	$18,279	$33,806
Non-current portion	2,900	6,241

	$21,179	$40,047

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

Cost of Revenue

Cost of revenue includes (a) royalties paid to third-parties whose technology or products are sold as part of BroadWorks, (b) direct costs to manufacture and distribute product and direct costs to provide product support and professional support services and (c) intangible asset amortization expense related to acquired technology.

The 2007 and 2008 consolidated financial statements have been revised to reflect the classification of certain costs from cost of license revenue to cost of maintenance and professional services revenue of $0.7 million and $1.4 million, respectively. The Company does not consider these revisions material to the prior period financial statements.

Noncontrolling Interests

Effective January 1, 2009, the Company adopted the new accounting guidance for noncontrolling interests, which changed the accounting for and the reporting of minority interests, now referred to as noncontrolling interests, in the Company’s consolidated financial statements. This resulted in the reclassification of minority interest amounts, previously classified as a separate component of equity, to “Noncontrolling Interest”, a component within permanent equity, in the accompanying consolidated balance sheets and statements of changes in stockholders’ deficit. Additionally, net loss and comprehensive loss attributable to noncontrolling interests are reflected separately from consolidated net loss and comprehensive loss in the accompanying consolidated statements of operations and statements of changes in stockholders’ deficit. Losses continue to be attributed to the noncontrolling interest, even when the noncontrolling interest’s basis has been reduced to zero. Previously, losses that otherwise would have been attributed to the noncontrolling interest were allocated to the controlling interest after the associated noncontrolling interest’s basis was reduced to zero. The Company had no material losses that it did not allocate to the noncontrolling interest prior to the adoption of the new noncontrolling interests accounting guidance. The Company applied the new accounting guidance prospectively, except for the presentation and disclosure requirements, which are being applied retrospectively to all periods presented.

The noncontrolling interest reflected in the consolidated financial statements relates to the Company’s variable interest in Netria, Inc., a 50-50 joint venture that was formed in 2006 to develop certain intellectual property related to a voice over internet protocol (“VoIP”) client management system. The joint venture incurred immaterial losses for the years ended December 31, 2008 and 2009 and a net loss of $0.2 million for the year ended December 31, 2007. Upon adoption of this statement, $0.1 million previously recorded as “Minority interest share of loss” for the year ended December 31, 2007 has been reclassified to “Net loss attributable to noncontrolling interest” and excluded from the caption “Net loss” in the consolidated statements of operations. Upon adoption, any losses that were previously attributable to BroadSoft, because those losses exceeded the noncontrolling interest’s investment, remain attributable to BroadSoft and not attributable to the noncontrolling interest. The computation of net loss per basic and diluted common share for all prior periods is not impacted. In February 2010, the Company sold its interest in the joint venture to the party owning the noncontrolling interest for a nominal amount.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in the authoritative guidance for accounting for income taxes. This method requires an asset and liability approach for the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, and for operating loss and tax

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

credit carryforwards. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which deferred amounts are expected to be settled or realized.

On January 1, 2007, the Company adopted the guidance on accounting for uncertainty in income taxes, which clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. The guidance provides a two-step approach to recognize and measure tax benefits when the realization of the benefits is uncertain. The first step is to determine whether the benefit is to be recognized; the second step is to determine the amount to be recognized. Income tax benefits should be recognized when, based on the technical merits of a tax position, the entity believes that if a dispute arose with the taxing authority and were taken to a court of last resort, it is more likely than not (i.e., a probability of greater than 50 percent) that the tax position would be sustained as filed. If a position is determined to be more likely than not of being sustained, the reporting enterprise should recognize the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with the taxing authority. The Company’s practice is to recognize interest and penalties related to income tax matters in income tax expense.

Stock-Based Compensation

The Company applies the fair value method for determining the cost of stock-based compensation for employees, directors and consultants. Under this method, the total cost of the grant is measured based on the estimated fair value of the stock award at the date of the grant, using a binomial options pricing model, or binomial lattice model. The total cost related to the portion of awards granted that is ultimately expected to vest is recognized as stock-based compensation expense over the requisite service period, or the vesting period of the grant.

Estimated Fair Value of Share-Based Payments

The binomial lattice model considers certain characteristics of fair value option pricing that are not considered under the Black-Scholes model. Stock-based awards are combined into one grouping for purposes of valuation assumptions. The Company estimated the per share weighted average fair value for stock options granted during the years ended December 31, 2007, 2008 and 2009 to be $4.74, $3.18 and $1.32, respectively. Fair value of the stock options was estimated at the grant date, using the following weighted average assumptions:

	Year Ended December 31,
	2007	2008	2009

Risk-free interest rate	4.2%	1.9%	1.7%
Expected dividend yield	0.0%	0.0%	0.0%
Expected volatility	47%	38%	61%

The Company has assumed no dividend yield because dividends are not expected to be paid in the near future, which is consistent with the Company’s history of not paying dividends. The risk-free interest rate assumption is based upon observed interest rates for constant maturity U.S. Treasury securities appropriate for the term of the Company’s employee stock options. The expected life of an option is derived from the binomial lattice model, and is based on several factors, including the contract life, exercise factor, post-vesting termination rate and volatility. The expected exercise factor, which is the ratio of the fair value of common stock on the expected exercise date to the exercise price, and expected post-vesting termination rate, which is the expected rate at which employees are

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

likely to terminate after vesting occurs, are based on an analysis of actual historical behavior by option holders. Expected volatility is based on the historical volatility of comparable public companies. The weighted-average expected term output from the 2007, 2008 and 2009 binomial lattice models were 5.0, 3.7 and 6.0 years, respectively.

The Company’s estimate of pre-vesting forfeitures, or forfeiture rate, is based on an analysis of historical behavior by option holders. The estimated forfeiture rate is applied to the total estimated fair value of the awards, as derived from the binomial lattice model, to compute the stock-based compensation expense, net of pre-vesting forfeitures, to be recognized in the consolidated statements of operations.

As a nonpublic company, there is not a ready market for the Company’s common stock. As such, the Company relies on other factors upon which to base reasonable and supportable estimates of the fair value of its common stock and the expected volatility of its share prices. The Company periodically estimates the fair value of its common stock by considering valuations calculated using market multiples, comparable market transactions, discounted cash flows, and when available, the pricing of recent transactions involving the Company’s equity securities.

Estimated Fair Value of Common Stock

The Company estimated the fair value of its common stock to be in the range of $2.40 - $8.58 per share in 2008 and in the range of $2.40 - $4.98 per share in 2009.

Net Loss Per Common Share

Basic loss per common share is computed based on the weighted average number of outstanding shares of common stock. Diluted loss per common share adjusts the basic weighted average common shares outstanding for the potential dilution that could occur if stock options, restricted stock, warrants and convertible securities were exercised or converted into common stock. Diluted loss per common share is the same as basic loss per common share for all periods presented because the effects of potentially dilutive items were anti-dilutive given the Company’s losses.

	Year Ended December 31,
	2007	2008	2009
	(In thousands except per share data)

Basic loss per common share:
Net loss attributable to BroadSoft, Inc.	$(1,683)	$(11,236)	$(7,849)
Weighted average basic common shares outstanding	6,067	6,208	6,285

Basic loss per common share	$(0.28)	$(1.81)	$(1.25)

Diluted loss per common share:
Net loss attributable to BroadSoft, Inc.	$(1,683)	$(11,236)	$(7,849)
Weighted average diluted common shares outstanding	6,067	6,208	6,285

Diluted loss per common share:	$(0.28)	$(1.81)	$(1.25)

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

The weighted average effect of potentially dilutive securities that have been excluded from the calculation of diluted net loss per common share because the effect is anti-dilutive is as follows:

	Year Ended December 31,
	2007	2008	2009
	(In thousands)

Preferred stock:
Series B-1	1,402	1,413	1,413
Series C-1	9,771	9,771	9,771
Series D	414	805	805
Series E	—	10	417
Series E-1	—	—	51
Warrants on Series B-1 preferred stock	11	—	—
Warrants on Series C-1 preferred stock	46	46	46
Warrants on common stock	50	65	117
Restricted stock units	—	—	113
Restricted stock award	19	48	30
Early exercise shares	53	28	21
Stock options	2,253	2,696	2,841

Foreign Currency

The functional currency of operations located outside the United States is the respective local currency. The financial statements of each operation are translated into U.S. dollars using period-end exchange rates for assets and liabilities and average exchange rates during the period for revenue and expenses. Translation effects are included in accumulated other comprehensive loss.

Reclassifications

Certain prior year amounts have been reclassified to conform to current presentation.

Recent Accounting Pronouncements

On January 1, 2009, the Company adopted the authoritative guidance issued by the Financial Accounting Standards Board (“FASB”) on business combinations. The guidance addresses the manner in which the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired business. This guidance also provides standards for recognizing and measuring the goodwill acquired in the business combination and for disclosure of information to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance applies prospectively to business combinations with an acquisition date on or after the date the guidance became effective. The Company’s acquisition of Packet Island, Inc. on October 19, 2009 was accounted for under this guidance. (See Note 3 Acquisitions.)

In April 2009, the FASB issued guidance relating to accounting for assets acquired and liabilities assumed in a business combination that arise from contingencies. This pronouncement amends the guidance on business combinations to clarify the initial and subsequent recognition, subsequent accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This pronouncement requires that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value, as determined in accordance

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

with guidance for fair value measurements, if the acquisition-date fair value can be reasonably estimated. If the acquisition-date fair value of an asset or liability cannot be reasonably estimated, the asset or liability would be measured at the amount that would be recognized in accordance with the accounting guidance for contingencies. This pronouncement became effective as of January 1, 2009, and the provisions of the pronouncement are applied prospectively to business combinations with an acquisition date on or after the date the guidance became effective. The adoption of this pronouncement did not have a material impact on the Company’s financial position or results of operations.

Concurrent with the issuance of the new business combinations guidance, the FASB issued guidance on noncontrolling interests. See discussion within the Noncontrolling Interests section of this note for the impact of the Company’s adoption of this guidance as of January 1, 2009.

On January 1, 2009, the Company adopted the authoritative guidance issued by the FASB which revises the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. This guidance is intended to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under other U.S. generally accepted accounting principles. This guidance applies prospectively to intangible assets that are acquired on or after January 1, 2009. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

On January 1, 2009, the Company adopted authoritative guidance issued by the FASB on fair value measurements of nonfinancial assets and liabilities, other than non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), which already were subject to the FASB guidance. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued additional guidance on fair value measurements and disclosures. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants under current market conditions. The new guidance requires an evaluation of whether there has been a significant decrease in the volume and level of activity for the asset or liability in relation to normal market activity for the asset or liability. If there has been a significant decrease in activity, transactions or quoted prices may not be indicative of fair value and a significant adjustment may need to be made to those prices to estimate fair value. Additionally, an entity must consider whether the observed transaction was orderly (that is, not distressed or forced). If the transaction was orderly, the obtained price can be considered a relevant, observable input for determining fair value. If the transaction is not orderly, other valuation techniques must be used when estimating fair value. This guidance, which the Company applied prospectively as of June 30, 2009, did not impact results of operations, cash flows or financial position for the year ended December 31, 2009.

Recent Accounting Guidance Not Yet Adopted

In October 2009, the FASB issued authoritative guidance on revenue arrangements with multiple deliverables that are outside the scope of current authoritative software revenue recognition guidance. Under the new guidance, when vendor-specific objective evidence or third-party evidence of selling price is not available, a best estimate of the selling price is required to separate deliverables and allocate arrangement consideration based on the relative selling prices of the separate deliverables (the “relative selling price method”). The relative selling price method allocates any discount in the arrangement proportionately to each deliverable on the basis of each deliverable’s selling price. The guidance also significantly expands related disclosure requirements. This standard is effective for the

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

Company beginning January 1, 2010. The Company is continuing to evaluate the impact that the adoption of this guidance will have on the consolidated financial statements.

In October 2009, the FASB issued authoritative guidance on revenue recognition for arrangements that include software elements. Under the guidance, tangible products containing software components and non-software components that function together to deliver the tangible product’s essential functionality are excluded from the scope of software revenue recognition guidance and will be subject to other relevant revenue recognition guidance. This guidance is effective for the Company beginning January 1, 2010. The Company does not believe the adoption of this guidance will have a material impact on the consolidated financial statements.

In January 2010, the FASB issued guidance amending the disclosure requirements related to recurring and nonrecurring fair value measurements. The guidance requires new disclosures on the transfers of assets and liabilities between Level 1 inputs (quoted prices in active market for identical assets or liabilities) and Level 2 inputs (significant other observable inputs) of the fair value measurement hierarchy, including the reasons and the timing of the transfers. Additionally, the guidance requires separate disclosure of purchases, sales, issuance, and settlements of assets and liabilities measured using significant unobservable inputs (Level 3 fair value measurements). This standard is effective for the Company for all interim and year-end financial statements issued after January 1, 2010, except for the disclosure on the activities for Level 3 fair value measurements, which is effective for the Company for all interim and year-end financial statements issued after January 1, 2011. Other than requiring additional disclosures, adoption of this guidance will not have a material impact on the Company’s consolidated financial statements.

3.	Acquisitions

Packet Island, Inc.

On October 19, 2009, the Company acquired Packet Island, Inc. (“Packet Island”), which provides Software as a Service based, or SaaS-based, quality of service (“QoS”) assessment and monitoring tools for VoIP and video networks and services. The acquisition enables the Company to address the market need of ensuring QoS, and quality of experience, for real-time communications. The Company’s expanded solutions portfolio acquired through this acquisition will enable service providers to offer significantly enhanced QoS assessment and monitoring capabilities of their communication services.

The purchase price for Packet Island was $1.5 million, which consisted of 249,994 shares of Series E-1 redeemable convertible preferred stock. The Company incurred $0.2 million of transaction costs for financial advisory and legal services related to the acquisition that are included in general and administrative expenses in the Company’s consolidated statements of operations for the year ended December 31, 2009.

The consolidated financial statements include the results of Packet Island from the date of acquisition. The purchase price has been allocated to the assets acquired and the liabilities assumed based on estimated fair values as of the acquisition date. The Company finalized the purchase price allocation for this acquisition in 2009.

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Cash and cash equivalents	$805
Accounts receivable	29
Fixed assets and other current assets	35
Accounts payable and accrued expenses	(64)
Customer relationships	100
Developed technology	300
Goodwill	250

Total purchase price	$1,455

Developed technology represents purchased technology that reached technological feasibility and for which Packet Island had substantially completed development as of the date of acquisition. Fair value was determined using estimated future discounted cash flows related to the projected income stream of the developed technology for a discrete projection period. Key assumptions included a discount factor of 21% and estimates of revenue growth, cost of revenue, operating expenses and taxes.

The customer relationships and developed technology are being amortized on a straight-line basis over a period of five years and six years, respectively, which in general reflects the cash flows generated from such assets. Goodwill associated with this acquisition is not deductible for tax purposes. Goodwill results from expected synergies from the transaction, including complementary products that will enhance the Company’s overall product portfolio.

Sylantro Systems Corporation

On December 23, 2008, the Company acquired Sylantro Systems Corporation (“Sylantro”), a provider of VoIP applications software. Sylantro’s solutions complement the Company’s solutions and through the acquisition, the Company acquired key customers. Sylantro had been a competitor and because of the strategic importance of this acquisition, the purchase price exceeded the fair value of Sylantro’s net tangible and intangible assets acquired. As a result, the Company recorded $3.4 million of goodwill in connection with this transaction, which is not deductible for income tax purposes. The consolidated financial statements include the results of Sylantro from the date of acquisition.

The aggregate purchase price for this acquisition includes (a) issuance of 416,656 shares of Series E redeemable convertible preferred stock valued at $2.1 million and (b) $0.6 million in direct

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

acquisition costs. The following summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Cash and cash equivalents	$635
Accounts receivable	2,698
Prepaid expenses and other assets	779
Property and equipment	248
Accounts payable and accrued expenses	(2,636)
Accrued severance and contractual liabilities	(1,510)
Deferred revenue	(2,337)
Bank debt	(1,227)
Customer relationships	2,200
Developed technology	300
Trade name	100
Goodwill	3,430

Total purchase price	$2,680

The accrued severance and contractual liabilities of $1.5 million include (a) $0.9 million of deferred payments to certain former shareholders of Sylantro based on an agreement entered into by the former shareholders and the Company prior to the acquisition date and (b) $0.6 million of severance amounts payable to certain former Sylantro employees. The Company paid $0.6 million during the year ended December 31, 2009 and will pay approximately $0.4 million and $0.5 million, during the years ending December 31, 2010 and 2011, respectively.

The Company determined the value of the identifiable intangible assets using a discounted cash flow approach, which includes an analysis of estimated cash flows and risks associated with achieving such cash flows. Key assumptions included a discount factor of 20% and estimates of revenue growth, maintenance renewal, cost of revenue, operating expenses and taxes.

Customer relationships and developed technology are amortized based on the expected realization of revenues, resulting in an accelerated basis over a period of seven years and four years, respectively. The trade name has a four-year life and is amortized using the straight-line method.

M6 (an application server business of GENBAND Inc.)

On August 26, 2008, the Company acquired certain assets and liabilities of the application server product line (“M6”) and related customer base of GENBAND Inc., an IP infrastructure and application solutions provider. The results of M6’s operations since the acquisition date have been incorporated in the financial statements. The aggregate purchase price for this acquisition includes a cash payment of $0.3 million and an additional $0.7 million in direct acquisition costs. The agreement also includes earn-out payments wherein the Company is obligated to pay 15% of annual qualifying sales for a period of three years from the date of acquisition.

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

The following summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Accounts receivable	$1,616
Other current assets	119
Property and equipment	27
Accounts payable and accrued expenses	(359)
Deferred revenue	(1,694)
Customer relationships	817
Developed technology	182
Non-compete agreement	111
Goodwill	179

Total purchase price	$998

The Company determined the value of the identifiable intangible assets using a discounted cash flow approach, which includes an analysis of the cash flows and risks associated with achieving such cash flows. Key assumptions included a discount factor of 25% and estimates of revenue growth, maintenance renewal, cost of revenue, operating expenses and taxes. The purchase price in excess of the net assets acquired, amounting to $0.2 million, was allocated to goodwill, which is not deductible for income tax purposes.

Customer relationships and developed technology are amortized based on the expected realization of revenues, resulting in an accelerated basis over a period of five years. Non-compete agreements have a one year life and are amortized using the straight-line method.

Pro Forma Financial Information for acquisitions of Packet Island, Sylantro and M6

The businesses acquired in 2008 contributed revenues of $1.9 million and losses of $1.3 million for the period from their acquisition dates to December 31, 2008. The business acquired in 2009 contributed immaterial revenues and losses of $0.2 million for the period from the acquisition date to December 31, 2009.

The following provides pro forma information as if the 2008 acquisitions and 2009 acquisition had been consummated as of the beginning of the annual reporting periods ending 2007, 2008 and 2009. The pro forma results are not necessarily indicative of what actually would have occurred had the acquisitions been in effect for the periods presented (in thousands, except per share data):

	Year Ended December 31,
	2007	2008	2009
	(Unaudited)

Revenue	$70,761	$77,337	$69,041
Net loss	(12,532)	(22,764)	(8,528)
Net loss per common share, basic and diluted	$(2.07)	$(3.67)	$(1.36)

The pro forma adjustments for 2007 do not include the impact of the M6 acquisition. Because M6 was a component of GENBAND Inc.’s business for which historical discrete financial data is not readily available, the Company has determined that it is impracticable to disclose the supplemental pro forma information related to M6 for the year ended December 31, 2007.

The pro forma impact on reported net loss per share was primarily attributable to amortization of acquired intangible assets, adjustments to interest expense and related tax effects.

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

4.	Sale of Subsidiary

On October 16, 2009, the Company sold the equity interest of Sylantro Software India Private Limited, a subsidiary of BroadSoft Sylantro, Inc. (a wholly-owned subsidiary), that formerly provided development services to the Company. The sale was for consideration of $0.7 million ($0.1 million of which was withheld for taxes), of which $0.4 million was receivable as of December 31, 2009 that the Company expects to collect. The Company recorded an immaterial gain on the sale in its consolidated statement of operations for the year ended December 31, 2009.

5.	Goodwill and Intangibles

The Company has concluded it has a single reporting unit, BroadSoft, Inc., which is the consolidated entity. Accordingly, on an annual basis management performs the impairment assessment required under FASB guidelines at the consolidated enterprise level. The Company performed an impairment test of the Company’s goodwill and determined that no impairment of goodwill existed at December 31, 2008 and 2009.

The following table provides a summary of the changes in the carrying amounts of goodwill (in thousands):

Balance as of December 31, 2007, gross	$360
Accumulated impairment loss	—

Balance as of December 31, 2007, net	360
Increase in goodwill related to acquisitions	3,609

Balance as of December 31, 2008, net	3,969

Balance as of December 31, 2008, gross	3,969
Accumulated impairment loss	—

Balance as of December 31, 2008, net	3,969
Increase in goodwill related to acquisitions	905
Purchase accounting adjustments	(146)

Balance as of December 31, 2009, net	4,728
Accumulated impairment loss	—

Balance as of December 31, 2009, gross	$4,728

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

The Company’s acquired intangible assets are subject to amortization. The following is a summary of intangible assets (in thousands):

	As of December 31, 2008			As of December 31, 2009
	Gross			Gross
	Carrying	Accumulated	Net	Carrying	Accumulated	Net
	Amount	Amortization	Amount	Amount	Amortization	Amount

Customer relationships	$3,017	$83	$2,934	$3,117	$630	$2,487
Developed technology	482	27	455	782	181	601
Non-compete agreement	111	37	74	111	111	—
Trade name	100	—	100	100	25	75

Total	$3,710	$147	$3,563	$4,110	$947	$3,163

Amortization expense on intangible assets was approximately $0.4 million, $0.4 million and $0.8 million in 2007, 2008 and 2009, respectively. As of December 31, 2009, amortization expense on intangible assets is expected to be as follows (in thousands):

2010	$745
2011	675
2012	548
2013	427
2014 and thereafter	768

Total amortization expense	$3,163

6.	Property and Equipment and Other Balance Sheet Items

Property and Equipment

Property and equipment, at cost, consists of the following (in thousands):

	December 31,
	2008	2009

Equipment	$3,129	$3,236
Software	1,039	1,078
Furniture and fixtures	265	339
Leasehold improvements	1,910	2,110

	6,343	6,763
Less accumulated depreciation and amortization	(4,000)	(5,200)

Property and equipment, net	$2,343	$1,563

Depreciation and amortization expense related to property and equipment for the years ended December 31, 2007, 2008 and 2009 was approximately $1.1 million, $1.3 million and $1.4 million, respectively, which was recognized in operating expenses in the consolidated statements of operations. No depreciation and amortization expense related to property and equipment is included in cost of revenues in the consolidated statements of operations.

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

Property and equipment was not transferred as part of the sale of Sylantro Software India Private Limited (See Note 4 Sale of Subsidiary), therefore the Company assessed these assets for impairment during the fourth quarter of 2009. As a result of the impairment assessment, an impairment charge of $0.1 million was recorded within research and development expense in the consolidated statement of operations.

Certain Balance Sheet Items

The following table presents components of certain balance sheet items (in thousands):

	December 31,
	2008	2009

Other current assets:
Software licenses	$1,970	$1,967
Prepaid and other current assets	2,023	2,862

	$3,993	$4,829

Other long-term assets:
Software licenses	$4,399	$2,579
Accounts receivable	315	693
Other	153	169

	$4,867	$3,441

Accounts payable and accrued expenses:
Accounts payable and accrued expenses	$7,630	$5,905
Accrued compensation	3,630	4,704
Accrued royalties	804	803
Other	1,039	491

	$13,103	$11,903

Other long-term liabilities:
Preferred stock warrants at fair value	$43	$153
Deferred payments	950	500
Deferred rent and other	274	103

	$1,267	$756

Software Licenses

In 2006, the Company executed a software license and maintenance agreement that provided the Company the ability to distribute an unlimited number of licenses of certain third-party software over a two-year period. The original cost of that arrangement was $4.1 million and was amortized to cost of revenue over the two-year period. In 2008, the two parties amended the agreement to provide the Company the right to distribute the third party software on a user basis up to 35,000,000 licenses over a four-year period, for an additional cost of $6.4 million. The arrangement requires the Company to pay a per-user license fee for licenses distributed in excess of 35,000,000. The additional cost is being amortized to cost of revenue over the 3.5 year period beginning at the expiration of the previous agreement, based on the greater of actual usage or the straight line method.

Amortization expense related to these agreements was approximately $2.1 million, $2.2 million and $1.8 million for the years ended December 31, 2007, 2008 and 2009, respectively.

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

7.	Income Taxes

The following table presents the components of the loss before income taxes and the provision for income taxes (in thousands):

	Years Ended December 31,
	2007	2008	2009

Loss before income taxes:
United States	$(2,998)	$(12,335)	$(8,118)
Foreign	2,261	2,051	1,598

Loss before income taxes	$(737)	$(10,284)	$(6,520)

Provision for income taxes:
Current:
Federal and state	$35	$64	$40
Foreign	1,123	1,042	1,224

Total current	1,158	1,106	1,264

Deferred:
Federal and state	—	—	13
Foreign	(137)	(154)	56

Total deferred	(137)	(154)	69

Provision for income taxes	$1,021	$952	$1,333

The following table presents the components of net deferred tax assets (liabilities) and the related valuation allowance (in thousands):

	December 31,
	2008	2009

Deferred tax assets:
Net operating loss carry-forward	$30,101	$29,285
Deferred revenue	1,145	2,788
Depreciation	249	479
Research and experimentation tax credit	1,520	1,784
Accrued expenses	305	824
Stock compensation	1,598	2,591
Other	179	374

Total deferred tax assets	35,097	38,125
Valuation allowance	(33,836)	(37,133)

Net deferred tax asset	1,261	992

Deferred tax liabilities:
Acquired intangibles	(1,029)	(915)
Other	(155)	(67)

Total deferred tax liabilities	(1,184)	(982)

Net deferred tax asset (liability)	$77	$10

At December 31, 2009, the Company had United States net operating loss carryforwards of approximately $79.0 million and research and experimentation tax credit carryforwards of $1.8 million, which are scheduled to begin to expire in 2019. Utilization of net operating loss and tax credit carryforwards may be subject to annual limitations due to the ownership change limitations provided

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

by the Internal Revenue Code. The Company has not accrued a provision for income taxes on undistributed earnings of $0.3 million of certain foreign subsidiaries, since such earnings are considered to be reinvested indefinitely. If the earnings were distributed, the Company would be subject to federal income and foreign withholding taxes. Determination of an unrecognized deferred income tax liability with respect to such earnings is not practicable.

A deferred tax asset should be reduced by a valuation allowance if, based on the weight of all available evidence, it is more likely than not (a likelihood of more than 50%) that some portion or the entire deferred tax asset will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized. The determination of whether a deferred tax asset is realizable is based on weighting all available evidence, including both positive and negative evidence. The realization of deferred tax assets, including carryforwards and deductible temporary differences, depends upon the existence of sufficient taxable income of the same character during the carryback or carryforward period. The accounting guidance requires the consideration of all sources of taxable income available to realize the deferred tax asset, including the future reversal of existing temporary differences, future taxable income exclusive of reversing temporary differences and carryforwards, taxable income in carryback years and tax-planning strategies.

The Company’s U.S. and certain foreign jurisdictions are in a cumulative loss position. For purposes of assessing the realization of the deferred tax assets in those jurisdictions, this cumulative taxable loss position is considered significant negative evidence and has caused us to conclude that the Company will not be able to realize the deferred tax assets in the foreseeable future. Although the Company is projecting future taxable income, a projection of future taxable income is inherently subjective and not considered sufficient to overcome the negative evidence of cumulative losses. In addition, the Company has also considered the future reversal of other existing temporary differences in assessing the need for a valuation allowance on the remaining deferred tax assets. Therefore, a valuation allowance was provided in the United States and certain foreign jurisdictions in the amount of $33.8 million and $37.1 million at December 31, 2008 and 2009, respectively. These valuation allowances would be reversed and recognized as a benefit in provision for income taxes in the consolidated statements of operations at such time that realization is believed to be more likely than not. The net change in the valuation allowance from December 31, 2008 to December 31, 2009 was an increase of $3.3 million, which was primarily due to an increase in the United States net deferred tax assets during 2009 as well as $0.4 million of acquired net deferred tax assets that were recorded through purchase accounting.

The following table presents the provisions for income taxes compared with income taxes based on the federal statutory tax rate of 34% (in thousands):

	Year Ended December 31,
	2007	2008	2009

Tax benefit based on federal statutory rate	$(226)	$(3,495)	$(2,218)
State taxes (benefit)	6	(296)	(230)
Impact of foreign operations	814	373	516
Permanent items	375	456	335
Stock-based compensation	(35)	325	566
Joint venture	63	5	3
Change in income tax valuation allowance	(228)	4,178	2,896
Other	252	(594)	(535)

Provision for income taxes	$1,021	$952	$1,333

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

Accounting for Uncertainty in Income Taxes

Effective January 1, 2007, the Company adopted guidance for uncertainty in income taxes that requires the application of a more likely than not threshold to the recognition and de-recognition of uncertain tax positions. If the recognition threshold is met, this guidance permits the Company to recognize a tax benefit measured at the largest amount of the tax benefit that, in the Company’s judgment, is more likely than not to be realized upon settlement.

During the year ended December 31, 2009, there was no material adjustment in the liability for unrecognized income tax benefits and no new tax positions for which the tax benefit was not recognized. The Company’s unrecognized tax benefits totaled $0.4 million at December 31, 2008 and 2009, respectively. The Company does not expect changes in unrecognized tax benefits within the next 12 months. If recognized, the unrecognized tax benefits would not have a material impact on the provision for income taxes or the effective tax rate since it would be offset by a corresponding adjustment to the valuation allowance.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	2007	2008	2009

Unrecognized tax benefits balance at January 1,	$441	$441	$441
Gross increase (decrease) for tax positions of prior years	—	—	—

Unrecognized tax benefits balance at December 31,	$441	$441	$441

The Company records interest and penalties as a component of its income tax provision. During the years ended December 31, 2007, 2008 and 2009, the Company recorded interest and penalties of approximately $0.1 million for each of the three years. The Company has not accrued interest with respect to uncertain tax positions in the current year because unfavorable resolution of those positions would not result in cash tax due for those prior years.

The Company files income tax returns in the United States and in various foreign jurisdictions. The Company is no longer subject to U.S. Federal income tax examinations for years prior to 2006, with the exception that operating loss or tax credit carryforwards generated prior to 2006 may be subject to tax audit adjustment. The Company is no longer subject to state and local or foreign income tax examinations by tax authorities for years prior to 2004.

8.	Borrowings

Installment Bank Loans

In November 2006, the Company entered into a software license and maintenance agreement that provides the Company with an unlimited number of licenses for certain third-party software over a two-year period. The agreement required a one-time license and maintenance fee of $4.1 million that was financed with an installment bank loan with an effective interest rate of 8.1%. During 2008, the loan balance was paid in full by the Company.

In May 2008, the Company amended the above mentioned software license and maintenance agreement. The amended agreement provides the Company the right to distribute the third party software on a user basis up to 35,000,000 licenses over a four-year period for an additional one-time fee of approximately $6.4 million. (See Note 6 Property and Equipment and Other Balance Sheet Items.) The agreement was financed with an installment bank loan with an effective interest rate of 4.0%. The loan provides for a payment of $0.4 million at loan inception and scheduled principal repayments of $0.4 million each quarter commencing July 1, 2008, with the final payment payable on

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

April 1, 2012. At December 31, 2008 and 2009, the liability for the installment bank loan amounted to approximately $5.3 million and $3.5 million, respectively.

Financing Facilities

On September 26, 2008 the Company entered into a $15.0 million Loan and Security Agreement with ORIX Venture Finance LLC (“ORIX Loan”). The loan provides 42 equal principal repayments of approximately $0.4 million starting April 2010 through September 2013. Under the original terms of the ORIX Loan, borrowings under this agreement bore interest at an interest rate of prime plus 3%, provided that the interest rate in effect in each month could not be less than 7% per annum. On December 23, 2008, the Company amended the interest rate terms of the ORIX Loan such that the interest rate is equal to the sum of 3% plus the greater of (a) prime rate or (b) LIBOR rate plus 2.5%, provided that the interest rate in effect in each month shall not be less than 7% per annum. The effective interest rate for the year ended December 31, 2009 was 7%. The agreement requires that a cash balance of $7.5 million be maintained at all times in a deposit account and that failure to maintain the required cash balance shall not constitute a breach of agreement, if certain minimum consolidated EBITDA levels are met. The balance outstanding under this agreement at December 31, 2008 and 2009 was $15.0 million.

The Company paid $0.2 million of loan origination fees related to its ORIX Loan, which are capitalized within other current and long-term assets in the consolidated balance sheets. Amortization expense related to the loan origination fees was immaterial for the years reported and is included as interest expense in the consolidated statements of operations. As of December 31, 2009, the balance of unamortized loan origination fees was $0.1 million.

In connection with obtaining the ORIX Loan, the Company issued a warrant to purchase up to 116,551 shares of common stock at $8.58 per share that expires on the earlier of September 26, 2015, or the second anniversary of the effective date of a qualifying initial public offering. In accordance with the guidance to account for debt issued with a warrant, the Company allocated the total proceeds between the loan and the warrant based on the relative fair value of the two instruments. Out of the total proceeds of $15.0 million, the Company allocated $14.9 million to the loan and $0.1 million to the warrant based on their relative fair values. The fair value of the common stock warrant was recorded to additional paid-in capital. Fair value was determined using a Black-Scholes valuation model using the contractual life of the warrant and reasonable assumptions for stock price volatility, expected dividend yield and risk-free interest rates. The Company used a risk-free interest rate of 3.4%, stock price volatility of 75% and term of 7 years, which resulted in an estimated fair value of the common stock warrant of approximately $1.20 per share. The discount on the ORIX Loan is being amortized over the term of the agreement using the effective interest method and the amortization charge is recorded as interest expense in the consolidated statements of operations.

In December 2008, in connection with the acquisition of Sylantro, the Company assumed a loan totaling $1.3 million at an interest rate of 9%. Based on the terms of the loan, the Company paid $0.3 million and $0.9 million of the outstanding balance on the loan during 2008 and 2009, respectively. The balance outstanding under this agreement at December 31, 2009 was $0.1 million.

In 2008, the Company entered into an equipment financing agreement with ePlus Group, inc. The terms of the financing agreement provide for a loan of $0.3 million repayable in 24 equal installments starting January 2009 through December 2010. The agreement has an effective interest rate of 9.8%. At December 31, 2008 and 2009, the balance outstanding under this agreement was $0.3 million and $0.1 million, respectively.

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

Fair value for the Company’s borrowings is estimated using a discounted cash flow analysis. The Company believes its creditworthiness and the financial market in which it operates has not materially changed since entering into the arrangements, therefore the carrying value of the borrowings approximates their fair values at December 31, 2008 and 2009.

The aggregate maturities of borrowings as of December 31, 2009 are as follows (in thousands):

2010	$4,536
2011	5,838
2012	5,085
2013	3,214

Total	$18,673

9.	Stockholders’ Equity

Redeemable Preferred Stock and Redeemable Convertible Preferred Stock and Warrants

Summary of Activity

The following table presents a summary of activity for preferred stock issued and outstanding for the years December 31, 2008 and 2009 (in thousands):

	Preferred Stock
			Series B-1		Series C-1		Series D		Series E		Series E-1
	Series A		Convertible		Convertible		Convertible		Convertible		Convertible		Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Amount

Balance, December 31, 2007	9,000	$4,320	589	$16,060	9,771	$38,806	805	$10,000	—	$—	—	$—	$69,186
Issuance and accretion of Series E shares	—	—	—	—	—	—	—	—	417	2,500	—	—	2,500

Balance, December 31, 2008	9,000	4,320	589	16,060	9,771	38,806	805	10,000	417	2,500	—	—	71,686
Issuance and accretion of Series E-1 shares	—	—	—	—	—	—	—	—	—	—	250	1,500	1,500

Balance, December 31, 2009	9,000	$4,320	589	$16,060	9,771	$38,806	805	$10,000	417	$2,500	250	$1,500	$73,186

Series A Redeemable Preferred Stock

In April 1999, the Company issued 9,000,000 shares of its Series A redeemable preferred stock (“Series A”) at $0.48 per share.

Series B-1 Redeemable Convertible Preferred Stock and Warrants

In December 2003, the Company issued 577,852 shares of Series B-1 redeemable convertible preferred stock (“Series B-1”) in exchange for an equal number of shares of Series B redeemable convertible preferred stock.

The Company issued warrants with a fair value of $0.2 million to purchase up to 11,000 shares of Series B-1 preferred stock at $27.27 per share. The warrants were scheduled to expire on the earlier of (a) June 5, 2007, (b) three years from the effective date of a qualified initial public offering, or (c) the effective date of a qualifying change in control in the Company. In June 2007, the warrants were exercised at the exercise price of $27.27 per share, and 11,000 shares of Series B-1 preferred stock were issued for proceeds of approximately $0.3 million.

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

Series C-1 Redeemable Convertible Preferred Stock and Warrants

In December 2003, the Company issued 8,243,441 shares of Series C-1 redeemable convertible preferred stock (“Series C-1”) in exchange for an equal number of shares of Series C redeemable convertible preferred stock. In December 2003 and January 2004, the Company sold an additional 1,527,969 shares of Series C-1 preferred stock for $3.97 per share, receiving aggregate proceeds of $6.1 million.

During 2004 and 2005, the Company issued warrants to purchase up to 45,955 shares of Series C-1 preferred stock at $3.97 per share in connection with financing arrangements. The warrant to purchase up to 15,738 shares of Series C-1 preferred stock expires the earlier of March 2011 or the effective date of a qualifying change in control. The warrants to purchase up to 30,217 shares of Series C-1 preferred stock expire the earlier of June 2015 or the effective date of a qualifying change in control. (See Note 2 Summary of Significant Accounting Policies — Fair Value Measurements and Preferred Stock Warrants.)

Series D Redeemable Convertible Preferred Stock

In June 2007, the Company authorized 4,827,419 and issued 804,569 shares of Series D redeemable convertible preferred stock (“Series D”) and received proceeds of approximately $10.0 million, or $12.43 per share.

Series E Redeemable Convertible Preferred Stock

In December 2008, the Company authorized 2,500,000 and issued 416,656 shares of Series E redeemable convertible preferred stock (“Series E”) in connection with the acquisition of Sylantro Systems Corporation. (See Note 3 Acquisitions.)

Series E-1 Redeemable Convertible Preferred Stock

In October 2009, the Company authorized 1,600,000 and issued 249,994 shares of Series E-1 redeemable convertible preferred stock (“Series E-1”) in connection with the acquisition of Packet Island, Inc. (See Note 3 Acquisitions.)

Liquidation Preferences

The holders of Series C-1, Series D, Series E and Series E-1 preferred stock shall first receive proportionally, prior and in preference to the holders of the Series A and Series B-1 preferred stock and the holders of the common stock, an amount equal to $6.00 per share for Series E-1 and Series E, $12.43 per share for Series D and an amount equal to $3.97 per share for Series C-1, as adjusted for stock splits, stock combinations, stock dividends and recapitalizations, plus any declared but unpaid dividends on the shares held.

After all payments have been made to the holders of Series C-1, Series D, Series E and Series E-1 preferred stock, the holders of Series B-1 and Series A preferred stock shall receive proportionally, prior and in preference to any distribution to the holders of the common stock, an amount equal to $27.27 per share for Series B-1 and $0.48 per share for Series A preferred stock, as adjusted for stock splits, stock combinations, stock dividends and recapitalizations, then held by them, plus any declared but unpaid dividends on the shares held.

After all preferential payments have been made to the holders of Series A, Series B-1, Series C-1, Series D, Series E and Series E-1 preferred stock, any remaining assets of the Company available for distribution shall be distributed ratably to the holders of common stock.

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

A merger, consolidation, sale of the Company, sale of substantially all of the Company’s assets, or sale, transfer or exclusive license of all or substantially all of the Company’s intellectual property, with, into or to any other corporation in which the Company’s stockholders immediately prior to the transaction do not own more than 50% of the outstanding voting power of the acquirer in substantially the same ownership proportions shall be treated as a liquidation, dissolution or winding up of the Company, unless otherwise elected by holders of (a) a majority of the then outstanding shares of Series C-1, Series E and Series E-1 preferred stock, voting as a single class on an as converted basis, (b) a majority of the then outstanding shares of Series D preferred stock, voting as a single class on an as converted basis and (c) a majority of the then outstanding shares of Series A and Series B-1 preferred stock voting as a single class.

Voting Rights

Except as otherwise provided in the Company’s amended and restated certificate of incorporation or as required by law, the holders of shares of Series A preferred stock shall not be entitled to vote, but shall be entitled to notice of any stockholders’ meetings in accordance with the bylaws of the Company as if such holders were holders of common stock.

Except as otherwise provided in the Company’s amended and restated certificate of incorporation or as required by law, the holders of Series B-1, Series C-1, Series D, Series E and Series E-1 preferred stock shall vote together with the holders of common stock as a single class on all matters submitted for a vote of the stockholders. The holder of each share of Series B-1, Series C-1, Series D, Series E and Series E-1 preferred stock shall have that number of votes per share as is equal to the number of shares of common stock into which these shares are convertible at the time of the vote.

Conversion

The Series B-1, Series C-1, Series D, Series E and Series E-1 redeemable convertible preferred stock may, at the option of the holder, be converted at any time or from time-to-time into fully-paid and non-assessable shares of common stock. Based on the conversion price as in effect on December 31, 2009, the holders of each share of Series B-1 preferred stock shall receive 2.4 shares of common stock upon conversion. Based on the applicable conversion prices as in effect on December 31, 2009, the holders of each share of Series C-1, Series D, Series E and Series E-1 shall receive one share of common stock upon conversion.

Each outstanding share of Series B-1 preferred stock shall be automatically converted into the appropriate number of shares of common stock upon the vote or written consent of the holders of at least 2/3 of the outstanding shares of Series B-1 preferred stock, voting as a separate series. Each outstanding share of Series D preferred stock shall be converted automatically into one share of common stock upon the vote or written consent of the holders of at least a majority of the outstanding shares of Series D preferred stock, voting as a separate series. Each outstanding share of Series C-1, Series E and Series E-1 preferred stock shall be converted automatically into one share of common stock upon the vote or written consent of the holders of at least 2/3 of the outstanding shares of Series C-1, Series E and Series E-1 preferred stock, voting as a single class on an as-converted basis.

All outstanding shares of Series B-1 and Series C-1 preferred stock shall be converted automatically into shares of common stock, immediately upon the closing of an initial public offering of stock in which aggregate gross proceeds from the offering exceed $30.0 million with a per share public offering price of not less than $11.34 per share, as adjusted for stock splits, combinations, stock dividends, reclassifications and similar events. All outstanding shares of Series D, Series E and

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

Series E-1 preferred stock shall be converted automatically into shares of common stock, immediately upon the closing of an initial public offering of stock in which aggregate gross proceeds from the offering exceed $30.0 million. If the offering price per share is less than the Series D conversion price then in effect, the conversion price of the Series D preferred stock will be automatically adjusted concurrent with the closing of the offering. If the Company issues or sells shares of its common stock without consideration or at a price per share that is less than the conversion price applicable to Series B-1, Series C-1, Series D, Series E or Series E-1, an anti-dilution provision will go into effect, thereby increasing the conversion ratio for the affected Series.

Redemption

In December 2008, the optional redemption dates of the Company’s redeemable preferred stock and redeemable convertible preferred stock were further modified to extend the dates the preferred stockholders may require redemption of their preferred stock to December 21, 2010, 2011 and 2012.

On December 21, 2010, unless the holders of a majority of the outstanding Series C-1, Series D, Series E and Series E-1 preferred stock, voting as a single class on an as-converted basis, elect otherwise, the outstanding shares of Series C-1, Series D, Series E and Series E-1 preferred stock shall, on demand of the holders of a majority of the outstanding Series C-1, Series D, Series E and Series E-1 preferred stock, voting as a single class on an as-converted basis, be redeemed in 1/3 increments on December 21, 2010, 2011 and 2012, at a redemption price of $3.97, $12.43, $6.00 and $6.00 per share, respectively.

Once all shares of Series C-1, Series D, Series E and Series E-1 have been redeemed in full or converted into common stock, unless the holders of a majority of the outstanding Series B-1 preferred stock, voting as a single class, elect otherwise, all outstanding shares of Series B-1 shall, on demand of the holders of a majority of the outstanding Series B-1 preferred stock, voting as a single class, be redeemed, at a redemption price of $27.27 per share.

Additionally, once all shares of Series C-1, Series D, Series E and Series E-1 have been redeemed in full or converted into common stock, unless the holders of a majority of the outstanding Series A preferred stock, voting as a single class, elect otherwise, all outstanding shares of Series A shall, on demand of the holders of a majority of the outstanding Series A preferred stock, voting as a single class, be redeemed, at a redemption price of $0.48 per share.

The optional redemption dates and payments of the Company’s redeemable preferred stock and redeemable convertible preferred stock are as follows (in thousands):

	December 31,
	2010	2011	2012	Total

Series A redeemable preferred stock	$—	$—	$4,320	$4,320
Series B-1 redeemable convertible preferred stock	—	—	16,060	16,060
Series C-1 redeemable convertible preferred stock	12,935	12,935	12,936	38,806
Series D redeemable convertible preferred stock	3,333	3,333	3,334	10,000
Series E redeemable convertible preferred stock	833	833	834	2,500
Series E-1 redeemable convertible preferred stock	500	500	500	1,500

	$17,601	$17,601	$37,984	$73,186

Upon a change of control of the Company through merger, consolidation or acquisition of the Company or other event treated as a liquidation, dissolution or winding up of the Company pursuant to the preferred stock liquidation preference provisions, (a) provided that they have not otherwise been

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

paid their respective liquidation preference amounts, all outstanding shares of Series C-1, Series D, Series E and Series E-1 preferred stock shall be redeemed, at a redemption price of $3.97, $12.43, $6.00 and $6.00 per share, respectively, unless otherwise requested by the holders of a majority of the outstanding Series C-1, Series D, Series E and Series E-1 preferred stock, voting as a single class on an as-converted basis; and (b) after full redemption or conversion into common stock or payment of their respective liquidation preference amounts with respect to all shares of Series C-1, Series D, Series E and Series E-1 preferred stock, (i) provided that they have not otherwise been paid their respective liquidation preference amounts, all outstanding shares of Series B-1 preferred stock shall be redeemed, at a redemption price of $27.27 per share, unless otherwise requested by the holders of a majority of the outstanding Series B-1, voting as a single class; and (ii) provided that they have not otherwise been paid their respective liquidation preference amounts, all outstanding shares of Series A preferred stock shall be redeemed, at a redemption price of $0.48 per share, unless otherwise requested by the holders of a majority of the outstanding Series A, voting as a single class.

Upon the closing of a qualified public offering, defined as a public offering of stock in which aggregate gross proceeds from the offering exceed $30.0 million with a per share public offering price of not less than $11.34 per share, as adjusted for stock splits, combinations, stock dividends, reclassifications and similar events, or any other public offering in connection with which all shares of Series B-1, Series C-1, Series D, Series E and Series E-1 preferred stock have been converted into shares of common stock, all outstanding shares of Series A preferred stock shall be redeemed on the closing date of the offering, at a redemption price of $0.48 per share.

Dividends

If any dividends are declared on common stock, the holders of preferred stock shall receive their pro rata share of such dividends calculated on an as-if converted to common stock basis. No dividends were declared on common stock for the years ended December 31, 2007, 2008, or 2009.

Common Stock

Common Stock Warrants

At December 31, 2007, there were warrants outstanding to purchase 50,000 shares of common stock. These warrants expired in September 2008.

In September 2008, the Company issued a warrant to purchase up to 116,551 shares of common stock at $8.58 per share in connection with the ORIX Loan. The warrant was outstanding at December 31, 2009. The warrant expires on the earlier of September 26, 2015 or the second anniversary of the effective date of a qualifying initial public offering. (See Note 8 Borrowings.)

Early Exercise of Stock Options

At the discretion of the compensation committee of the Company’s board of directors (the “Compensation Committee”), stock options granted under the Company’s stock option plans may provide option holders the right to elect to exercise unvested stock options in exchange for restricted common stock. Unvested shares are subject to repurchase by the Company at the original issuance price or fair market value, whichever is lower, in the event the option holder’s employment is terminated either voluntarily or involuntarily prior to the vesting date. For early exercised stock options, the repurchase right lapses as the restricted shares vest. The repurchase terms are considered to be a forfeiture provision and do not result in variable accounting. As soon as the restricted shares vest, the liability amounts are transferred to common stock and additional paid-in capital. As of December 31, 2008, there were 24,079 unvested shares of common stock outstanding resulting from

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

the early exercise of stock options, with exercise proceeds of approximately $0.1 million recorded as liabilities at December 31, 2008. As of December 31, 2009, there were 2,223 unvested shares of common stock outstanding resulting from the early exercise of stock options, with nominal related exercise proceeds recorded as liabilities at December 31, 2009.

Common Stock Reserved for Future Issuance

The following table presents a summary of the number of shares of common stock reserved for future issuance (in thousands):

	December 31,
	2008	2009

Conversion of redeemable convertible preferred stock into common stock:
Each share of Series B-1 into 2.4 shares of common stock	1,413	1,413
Each share of Series C-1 into 1 share of common stock	9,771	9,771
Each share of Series D into 1 share of common stock	805	805
Each share of Series E into 1 share of common stock	417	417
Each share of Series E-1 into 1 share of common stock	—	250

	12,406	12,656

Restricted stock units	—	173

Stock options:
Stock options outstanding	2,696	2,841
Shares available for future grant	484	417

	3,180	3,258

Common and preferred stock warrants	163	163

Total shares of common stock reserved for future issuance	15,749	16,250

10.	Equity Incentive Plans

In 1999, the Company adopted the 1999 Stock Incentive Plan (“1999 Plan”). The 1999 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock awards and stock appreciation rights. The term of stock-based grants is up to 10 years, except that certain stock-based grants made after 2005 have a term of five years. At the discretion of the Compensation Committee, the 1999 Plan allows for early exercise of stock options prior to vesting, subject to repurchase by the Company in the event of early termination. The 1999 Plan terminated in June 2009 whereby no new options or awards may be granted, leaving 55,555 authorized shares expired under the 1999 Plan.

In April 2009, the Company adopted the 2009 Equity Incentive Plan (“2009 Plan”). The 2009 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock awards, restricted stock unit awards and stock appreciation rights. At the discretion of the Compensation Committee, the 2009 Plan allows for early exercise of stock options prior to vesting, subject to repurchase by the Company in the event of early termination.

The number of shares of common stock that could be issued pursuant to equity awards under the 2009 Plan was initially 392,383 shares (which includes 59,049 shares that were transferred from the authorized share pool of the 1999 Plan). In addition, the 2009 Plan allows for any shares that are

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

forfeited, expire or otherwise terminate under the Company’s 1999 Plan to revert and become available for issuance under the 2009 Plan.

The Company had 417,324 shares available for issuance under the 2009 Plan at December 31, 2009.

Stock Options

The following table presents a summary related to stock options for the following periods:

	Number of Options	Weighted Average
	Outstanding	Exercise Price

Balance, December 31, 2006	1,918,997	$3.57
Granted	587,799	10.65
Exercised	(130,463)	2.04
Forfeited or repurchased	(123,665)	6.58

Balance, December 31, 2007	2,252,668	5.34
Granted	953,909	8.58
Exercised	(83,042)	1.63
Forfeited	(427,526)	10.05

Balance, December 31, 2008	2,696,009	5.85
Granted	2,371,919	2.41
Exercised	(25,690)	2.69
Forfeited	(2,201,142)	6.81

Balance, December 31, 2009	2,841,096	$2.26

For the years ended December 31, 2007, 2008 and 2009, the per share weighted average fair value of stock options granted was $4.74, $3.18 and $1.32 the intrinsic value of stock options exercised was $1.1 million, $0.6 million and $0, and cash received from stock options exercised was $0.3 million, $0.1 million and $0.1 million, respectively.

At December 31, 2009, unrecognized compensation expense, net of estimated forfeitures, relating to unvested stock options was $1.1 million which is scheduled to be recognized as compensation expense over a weighted average period of 1.0 year. To the extent the actual forfeiture rate is different than what the Company has anticipated at December 31, 2009, compensation expense will be different from expectations.

The following table presents information about stock options outstanding at December 31, 2009:

	Options Outstanding			Options Vested
			Weighted			Weighted
		Weighted	Average		Weighted	Average
Range of		Average	Remaining		Average	Remaining
Exercise	Number	Exercise	Contractual	Number	Exercise	Contractual
Prices	Outstanding	Price	Life (Years)	Vested	Price	Life (Years)

$0.78 — $2.25	561,311	$0.93	2.9	561,311	$0.93	2.9
$2.40	2,107,755	2.40	8.8	976,461	2.40	8.6
$2.55 — $9.36	172,030	4.94	3.6	156,053	4.59	3.7

$0.78 — $9.36	2,841,096	$2.26	7.3	1,693,825	$2.11	6.2

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

The aggregate intrinsic value of stock options outstanding at December 31, 2009 was $7.9 million. The aggregate intrinsic value of vested stock options at December 31, 2009 was $4.9 million.

Restricted Stock Awards

Pursuant to the 1999 and 2009 plans described above, officers, directors, employees and consultants may be granted restricted stock. Stock-based compensation expense for restricted stock awards is recognized at fair value which is determined based on the number of restricted stock awards granted and the estimated fair value of the Company’s common stock on the date of grant, net of estimated forfeitures. The Company’s only grant of restricted stock award was in August 2007, for 55,555 shares at a grant date fair value of $12.42 per share. At December 31, 2009, unrecognized compensation expense, net of estimated forfeitures, relating to the restricted stock award was nominal. The aggregate intrinsic value of the unvested restricted stock award at December 31, 2009, was $0.1 million. To the extent the actual forfeiture rate is different than what the Company has anticipated at December 31, 2009, compensation expense will be different from expectations.

Restricted Stock Unit Awards

Directors, employees and consultants may be granted restricted stock units (“RSUs”). In April 2009 and November 2009, the Company granted RSUs to certain officers and directors. These RSUs, which have a term of 10 years and are settled in shares of common stock, vest only upon the earlier of the following liquidity events, subject in either case to the recipient’s continued service through the date of the event:

•	an initial public offering of the Company’s common stock (“IPO”) (or, for RSUs granted to directors, on the expiration date of the applicable lock-up period imposed in connection with the IPO); or

•	a change in control of the Company, assuming that the consideration received in the change in control transaction is cash or freely-tradable registered shares.

The unrecognized compensation expense of $0.4 million is being deferred until the occurrence of a liquidity event.

The following table presents a summary of activity for the number of restricted stock units outstanding:

	Number of	Weighted
	Restricted	Average Grant
	Stock Units	Date Fair Value

Balance, December 31, 2008	—	$—
Granted	177,492	2.48
Forfeited	(4,166)	2.40
Vested	—	—

Balance, December 31, 2009	173,326	$2.46

Stock Option Repricing

In April 2008, the Company, with approval of the Compensation Committee and the board of directors, amended the terms of outstanding stock options held by employees and a non-employee director having an exercise price of $12.42 per share to reduce the exercise price of such options to

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

$8.58 per share, which was the then-estimated fair market value of the common stock. The Company repriced stock options exercisable for an aggregate of 243,679 shares. The incremental stock-based compensation expense related to the repricing was $0.2 million and is being recognized over the remaining service period of the repriced options.

Stock Option Exchange

In June 2009, the Company, with approval of the Compensation Committee and the board of directors, offered to eligible directors, employees and certain consultants the opportunity to exchange eligible stock options with exercise prices in excess of $2.40 per share for replacement stock options on a one-for-one basis. The replacement options had a term of 10 years and an exercise price of $2.40 per share, the fair market value on the date of the grant. In general, the replacement stock options had a vesting schedule as follows: (a) the portion of an eligible stock option that had vested prior to March 1, 2009 would cease to be vested and would re-vest monthly over a 24 month period beginning on April 1, 2009 and (b) the balance of such eligible stock option that had not vested as of March 1, 2009 would continue to vest in accordance with the original vesting schedule. Executive officers and directors who participated in the exchange were not subject to the 24 month re-vesting period of previously vested stock options. Pursuant to the exchange, the Company canceled 1,821,068 stock options and re-issued an equivalent number of stock options. The incremental stock-based compensation expense related to the exchange was approximately $2.0 million and is being recognized over the remaining service period of the replacement stock options.

Tax Benefits

Upon adoption of the FASB’s guidance on stock-based compensation, the Company elected the alternative transition method (short cut method) provided for calculating the tax effects of stock-based compensation. The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC pool and consolidated statements of cash flows related to the tax effect of employee stock-based compensation awards that are outstanding upon adoption. As of December 31, 2009, the Company’s APIC pool balance was zero.

The Company applies a with-and-without approach in determining its intra-period allocation of tax expense or benefit attributable to stock-based compensation deductions. For 2009, there was a reduction to the deferred tax asset related to tax benefits of employee stock option grants of $0.2 million related to forfeitures and exercises that resulted in a tax deduction less than previously recorded benefits based on the option value at the time of grant (shortfalls). Tax deductions in excess of previously recorded benefits (windfalls) included in net operating loss carryforwards but not reflected in deferred tax assets for the year ended December 31, 2008 and 2009 is $0.4 million.

11.	Commitments and Contingencies

Leases

The Company leases office space under non-cancelable operating leases with various expiration dates through 2014. Rent expense was approximately $1.2 million, $1.4 million and $2.1 million for the years ended December 31, 2007, 2008 and 2009, respectively.

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

The following table presents future minimum lease payments under the non-cancelable operating and capital leases at December 31, 2009 (in thousands):

	Operating	Capital
	Leases	Leases

Years Ending December 31,
2010	$1,032	$72
2011	436	28
2012	368	—
2013	326	—
2014	52	—

Future minimum lease payments	$2,214	100

Less amounts representing interest		(7)

Present value of future minimum lease payments		93
Less current portion		(72)

Capital lease obligation, net of current portion		$21

Indemnifications and Contingencies

In the normal course of business, the Company enters into contracts and agreements that may contain representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made in the future, but have not yet been made. The Company has not paid any claims or been required to defend any action related to indemnification obligations to date. The Company is currently disputing an indemnity claim asserted by one of its customers. This customer seeks $3.6 million for reimbursement of a portion of the legal expenses incurred in defending a patent infringement lawsuit filed against it by another of the Company’s customers. While the Company believes this indemnity claim is without merit and management has a plan to continue to vigorously dispute this claim, the customer seeking indemnity has substantially greater resources than the Company. At this point, the Company is unable to determine the likelihood of any outcome in this matter, nor is it able to estimate the amount or range of loss or the impact on the Company or its financial condition in the event of an unfavorable outcome.

In accordance with its bylaws and certain agreements, the Company has indemnification obligations to its officers and directors for certain events or occurrences, subject to certain limits, while they are serving at the Company’s request in such capacity. There have been no claims to date under these indemnification obligations.

In addition, the Company is involved in litigation incidental to the conduct of its business. The Company is not a party to any lawsuit or proceeding that, in the opinion of management, is reasonably possible to have a material adverse effect on its financial position, results of operations or cash flows.

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

12.	Other (Income) Expense

Other (income) expense consists of the following (in thousands):

	Year Ended December 31,
	2007	2008	2009

Interest income	$(265)	$(173)	$(39)
Interest expense	324	521	1,398
Change in fair value of preferred stock warrants	220	(426)	110

Other (income) expense	$279	$(78)	$1,469

13.	Segment and Geographic Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is its Chief Executive Officer (“CEO”). The CEO reviews financial information presented on a consolidated basis, along with information about revenue by geographic region for purposes of allocating resources and evaluating financial performance. Discrete information on a geographic basis, except for revenue, is not provided below the consolidated level to the CEO. The Company has concluded that it operates in one segment and has provided the required enterprise-wide disclosures.

Revenue by geographic area is based on the location of the end-user carrier. The following table presents revenue and long-lived assets, net, by geographic area (in thousands):

	Year Ended December 31,
	2007	2008	2009

Revenues:
United States	$28,014	$27,780	$35,984
EMEA	19,611	21,078	17,969
APAC	7,919	7,797	10,538
Other	6,056	5,174	4,396

	$61,600	$61,829	$68,887

	December 31,
	2008	2009

Long-Lived Assets, net:
United States	$15,101	$12,752
EMEA	57	41
APAC	380	217
Other	511	484

	$16,049	$13,494

BroadSoft, Inc.

Notes to Consolidated Financial Statements — (Continued)

14.	401(k) Defined Contribution Plan

The Company maintains a tax-qualified 401(k) retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. The Company has not made matching contributions to the plan. Company contributions are allowed under the plan and may occur in the future.

15.	Subsequent Events

Equity Grants

In January 2010, the Company granted an RSU covering 3,333 shares of common stock to a non-employee director. This RSU is subject to a performance-based vesting condition.

In February 2010, the Company granted RSUs covering an aggregate of 124,997 shares of common stock to certain executive officers. These RSUs are subject to a combination of performance-based and time-based vesting conditions.

Reverse Stock Split and Other Modifications to Certificate of Incorporation

On June 14, 2010, the Company amended its amended and restated certificate of incorporation to effect a 6-for-1 reverse stock split of its common stock and all redeemable convertible preferred stock. The par value and the authorized shares of the common and redeemable convertible preferred stock were not adjusted as a result of the reverse stock split. All issued and outstanding common stock, redeemable convertible preferred stock, warrants for common stock, warrants for preferred stock, and per share amounts contained in the financial statements have been retroactively adjusted to reflect this reverse stock split for all periods presented.

The Company evaluated subsequent events through June 16, 2010.

SCHEDULE II — CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS
(In thousands)

				Additions
	Balance at	Additions		Acquired from	Balance at
	Beginning of	Charged to		Business	End of
	Period	Expense	Deductions	Combinations	Period
Allowance for doubtful accounts:
Year Ended December 31, 2007	$158	—	(46)	—	$112
Year Ended December 31, 2008	$112	14	(15)	—	$111
Year Ended December 31, 2009	$111	58	—	—	$169

Allowance for deferred tax assets:
Year Ended December 31, 2007	$26,845	—	(670)	—	$26,175
Year Ended December 31, 2008	$26,175	4,179	—	3,482	$33,836
Year Ended December 31, 2009	$33,836	2,896	—	401	$37,133

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Sylantro Systems Corporation:

In our opinion, the accompanying consolidated statement of operations, changes in stockholders’ deficit and comprehensive loss, and cash flows present fairly, in all material respects, the results of Sylantro Systems Corporation and its subsidiaries (the “Company”) operations and their cash flows for the period January 1, 2008 to December 23, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company was acquired on December 23, 2008.

/s/ PricewaterhouseCoopers LLP

McLean, VA
January 29, 2010

Sylantro Systems Corporation

Consolidated Statement of Operations

For the period
January 1, 2008 to
December 23, 2008
(In thousands)

Revenue:
Licenses	$3,649
Maintenance and services	6,205

Total revenue	9,854
Operating expenses:
Cost of licenses revenue	417
Cost of maintenance and services revenue	3,041
Sales and marketing	7,134
Research and development	5,002
General and administrative	3,521

Total operating expenses	19,115

Loss from operations	(9,261)
Other expenses, net	175

Loss before income taxes	(9,436)
Provision for income taxes	88

Net loss	$(9,524)

Stock-based compensation expense included above:
Sales and marketing	$48
Research and development	37
General and administrative	109

The accompanying notes are an integral part of these consolidated financial statements.

Sylantro Systems Corporation

Consolidated Statement of Changes in Stockholders’ Deficit and Comprehensive Loss

	Convertible
	Preferred Stock,		Common Stock				Accumulated
	Par Value $0.001		Par Value $0.001		Additional	Stockholder	Other		Total
	Per Share		Per Share		Paid-in	Notes	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Receivable	Loss	Deficit	Deficit
	(In thousands, except per share data)

Balance, December 31, 2007	28,180	$28	6,705	$7	$50,646	$(14)	$—	$(111,263)	$(60,596)
Issuance costs related to the Series E-1 redeemable convertible preferred stock	—	—	—	—	(28)	—	—	—	(28)
Exercise of stock options	—	—	2	—	—	—	—	—	—
Compensation related to stock option grants	—	—	—	—	194	—	—	—	194
Repayment of stockholder notes receivable	—	—	—	—	—	7	—	—	7
Repurchase of common stock	—	—	(48)	—	(7)	7	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	(89)	—
Net loss	—	—	—	—	—	—	—	(9,524)
Comprehensive loss	—	—	—	—	—	—	—	—	(9,613)

Balance, December 23, 2008	28,180	$28	6,659	$7	$50,805	$—	$(89)	$(120,787)	$(70,036)

The accompanying notes are an integral part of these consolidated financial statements.

Sylantro Systems Corporation

Consolidated Statement of Cash Flows

For the period
January 1, 2008 to
December 23, 2008
(In thousands)

Cash flows from operating activities:
Net loss	$(9,524)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	400
Stock-based compensation expense	194
Recovery of doubtful accounts	(46)
Loss on disposal of property and equipment	79
Changes in operating assets and liabilities:
Accounts receivable	1,326
Prepaid expenses and other assets	190
Accounts payable and other liabilities	(999)

Net cash used in operating activities	(8,380)

Cash flows from investing activities:
Purchases of property and equipment	(102)

Net cash used in investing activities	(102)

Cash flows from financing activities:
Repayment of installment bank loan	(692)
Repayment of capital lease obligations	(39)
Proceeds from stockholder notes receivable	7
Proceeds from issuance of preferred stock, net of issuance costs	5,971

Net cash provided by financing activities	5,247

Effect of exchange rate changes on cash and cash equivalents	(89)

Net decrease in cash and cash equivalents	(3,324)
Cash and cash equivalents, beginning of period	3,959

Cash and cash equivalents, end of period	$635

Supplemental disclosures:
Cash paid for interest	$163

Cash paid for income taxes	$30

Supplemental schedule of noncash investing and financing activities:
Financing of property and equipment under capital lease obligations	$145

Repurchase of common stock and cancellation of stockholder note receivable	$7

The accompanying notes are an integral part of these consolidated financial statements.

Sylantro Systems Corporation

Notes to Consolidated Financial Statements

1.	Nature of Business

Sylantro Systems Corporation (“Sylantro” or the “Company”), a Delaware corporation, was formed in 1998. Based in Campbell, California, the Company provides an application-enabled softswitch that enables telecom carriers and telecom application service providers the ability to provide business communication services on an outsourced basis. The Company’s customers include multinational companies in the telecom industry.

In 2003, the Company formed a wholly owned subsidiary, Sylantro Software India Private Limited (“Sylantro India”). Sylantro India provides development services to the Company. In 2004, the Company formed a wholly owned subsidiary, Sylantro Systems Japan K.K. (“Sylantro Japan”). In 2006, the Company formed the wholly owned subsidiaries, Sylantro Systems Singapore Private Limited (“Sylantro Singapore”), Sylantro Systems EMEA Limited (“Sylantro UK”) and Sylantro Systems Software Consultancy Co. Ltd (“Sylantro Shanghai”). Sylantro Singapore and Sylantro UK are sales and marketing offices. The Company closed down the operations of Sylantro Japan and Sylantro Shanghai in 2005 and 2008, respectively.

On December 8, 2008, the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among BroadSoft, Inc. (“BroadSoft”), a provider of VoIP application software, and BroadSoft Sylantro, Inc., a wholly-owned subsidiary of BroadSoft. The merger closed on December 23, 2008.

Under the Merger Agreement, the aggregate purchase price includes the issuance of approximately 2,500,000 shares of BroadSoft Series E redeemable convertible preferred stock valued at $2,100,000 to the stockholders’ of the Company’s Series E-1 redeemable convertible preferred stock. Pursuant to the terms of an escrow agreement entered into by the parties, approximately 724,600 shares of BroadSoft Series E redeemable convertible preferred stock will be held in escrow for 12 months to satisfy potential indemnification obligations of the Company’s stockholders to BroadSoft.

In connection with the merger, (i) each share of the Company’s Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock, Series D redeemable convertible preferred stock and Series E redeemable convertible preferred stock outstanding was cancelled and retired; (ii) each share of the Company’s common stock outstanding was cancelled and retired; (iii) the vesting and exercisability of all outstanding Company options granted under the Company’s 1998 Stock Plan were accelerated in full; (iv) all outstanding Company options were terminated and cancelled without the payment of additional consideration to holders of such options and (v) each share of the Company’s warrants was terminated and cancelled without the payment of additional consideration to holders of such warrants.

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts and results of operations of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the

Sylantro Systems Corporation

Notes to Consolidated Financial Statements — (Continued)

reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

Cash Equivalents and Restricted Cash

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are held in money market accounts. Restricted cash consists primarily of certificates of deposit as guarantees for the Company’s corporate credit cards.

Fair Value of Financial Instruments

Carrying amounts of certain of the Company’s financial instruments including cash and cash equivalents, accounts receivable, and accounts payable and accrued expenses, approximate fair value due to their short term nature.

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“SFAS No. 157”), on January 1, 2008. SFAS No. 157 applies to all assets and liabilities that are being measured and reported on a fair value basis. As provided by Financial Accounting Standards Board (“FASB”) Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157, the Company has only adopted the provisions of SFAS No. 157 with respect to its financial assets and liabilities. As defined in SFAS No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

SFAS No. 157 also establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. SFAS No. 157 requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

•	Level 1. Observable inputs, such as quoted prices in active markets;

•	Level 2. Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

•	Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company evaluates assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level to classify them for each reporting period. This determination requires significant judgments to be made.

Concentration of Credit Risk

Financial instruments that subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. All of the Company’s cash and cash equivalents are held at financial institutions that management believes to be of high credit quality. The Company’s cash and cash equivalent accounts may exceed federally issued limits at times. The Company has not experienced any losses on cash and cash equivalents to date. To manage accounts receivable risk, the Company evaluates the creditworthiness of its customers and maintains an allowance for potential credit losses.

Sylantro Systems Corporation

Notes to Consolidated Financial Statements — (Continued)

The following customers represented 10% or more of revenue:

For the period
January 1, 2008 to
December 23, 2008

Company A	12%
Company B	11%
Company C	11%

Accounts Receivable and Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for estimated losses which may result from the inability of some customers to make required payments as they become due. The allowance is based on an analysis of past due amounts and ongoing credit evaluations. Collection experience has been consistent with the Company’s estimates. Accounts receivable are derived from sales to customers located in the United States and foreign countries. Each customer is evaluated for creditworthiness through a credit review process at the inception of an arrangement. The Company has an allowance for doubtful accounts of $119,000 as of December 23, 2008.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Replacements and major improvements are capitalized; maintenance and repairs are charged to expense as incurred. Internally developed software costs are capitalized in accordance with the American Institute of Certified Public Accountants Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.

Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets as follows:

Equipment and software	2 years
Furniture and fixtures	3 years
Leasehold improvements	Shorter of the term of the lease or estimated useful life

The company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During the period January 1, 2008 to December 23, 2008, there was no impairment of long-lived assets.

Preferred Stock Warrants

The Financial Accounting Standards Board issued FASB Staff Position No. FAS 150-5, Issuer’s Accounting Under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable (“FSP FAS 150-5”) and affirmed that such warrants are subject to the requirements of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS No. 150”) regardless of the timing of the redemption feature or the redemption price. Under SFAS No. 150, warrants to purchase redeemable preferred stock are recorded as liabilities based on fair value. Fair value is determined utilizing the Black-Scholes valuation model using the contractual life of the warrant and reasonable assumptions for stock price volatility, expected dividend yield, and risk free interest rates. The fair value of warrants is re-measured each reporting period, and changes in fair value are recognized in other income or expense. The liability is adjusted for changes in fair value until the earlier of (i) the exercise of the

Sylantro Systems Corporation

Notes to Consolidated Financial Statements — (Continued)

warrants, (ii) expiration of the warrants or (iii) the completion of a liquidation event, including the completion of an initial public offering, at which time preferred stock warrants will be converted into warrants to purchase common stock and the liability will be reclassified to additional paid-in capital.

Revenue Recognition

The Company derives its revenue by licensing its software products and by providing maintenance and services for its customers. Revenue is recognized in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2, Software Revenue Recognition, and related interpretations. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, collectability is probable and, if applicable, when vendor-specific objective evidence exists to allocate the arrangement fee to the undelivered elements of a multiple element arrangement. In making these judgments, the Company evaluates these criteria as follows:

•	Persuasive evidence of an arrangement. A non-cancellable agreement signed by the Company and by the customer, in conjunction with an order from the customer, is deemed to represent persuasive evidence of an arrangement.

•	Delivery has occurred. Delivery is deemed to have occurred when the customer is given electronic access to the licensed software and a license key for the software has been delivered or made available.

•	Fees are fixed or determinable. The Company considers the fee to be fixed or determinable unless the fee is subject to refund or adjustment or is not payable within normal payment terms. If the fee is subject to refund or adjustment, revenue is recognized when the refund or adjustment right lapses. If payment terms exceed the Company’s normal terms, revenue is recognized as the amounts become due and payable or upon the receipt of cash if collection is not probable.

•	Collection is probable. Each customer is evaluated for creditworthiness through a credit review process at the inception of an arrangement. Collection is deemed probable if, based upon the Company’s evaluation, the Company expects that the customer will be able to pay amounts under the arrangement as payments become due. If it is determined that collection is not probable, revenue is deferred and recognized upon cash collection.

The Company recognizes revenue using the residual method of accounting. Under the residual method, when contracts contain multiple elements and vendor-specific objective evidence of fair value exists for all undelivered elements, the Company defers revenue for the fair value of the undelivered elements and allocates the remaining portion of the fee to the delivered elements. If vendor-specific objective evidence of fair value does not exist for all undelivered elements, revenue for the delivered and undelivered elements is deferred until delivery of the undelivered elements has occurred or vendor-specific objective evidence can be established. If the only undelivered element is post-contract customer support, revenue is recognized ratably over the support period. Judgments and estimates are made in connection with the recognition of revenue, including assessments of collectability and the fair value of undelivered elements. The amount or timing of revenue recognition may differ as a result of changes in these judgments or estimates.

The fair value for post-contract customer support is based on the maintenance renewal price charged in the first optional renewal period under the arrangement. The fair value for services is based on rates that the Company charges for services when sold separately.

Sylantro Systems Corporation

Notes to Consolidated Financial Statements — (Continued)

The Company’s products and services are distributed directly through its own sales force and indirectly through channel partners. Revenue under arrangements with channel partners is recognized when all the revenue recognition criteria are met, including identification of the channel partner customer. The Company does not offer contractual rights of return or product exchange, or price protection to its channel partners.

The warranty period for the Company’s licensed software products is generally 90 days. Software licenses sold directly by the Company and through channel partners are primarily sold in combination with an annual maintenance contract which enables the customer to receive software maintenance and support simultaneously with the warranty period. Maintenance is renewable at the option of the customer. When customers prepay for the annual maintenance contract, the related revenue is deferred and recognized ratably over the term of the contract. Rates for maintenance, including subsequent renewal rates, are established based upon a specific percentage of the license fees as set forth in the arrangement. Maintenance includes the right to unspecified product upgrades on an if-and-when available basis.

Revenue from services includes training, installation and consulting and is recognized as services are performed. Installation services are not considered essential to the functionality of the licensed software.

The Company delivers its software licensing products primarily by utilizing electronic media. Revenue includes amounts billed for shipping and handling and such amounts represent less than 1% of revenue. Cost of licenses revenue includes shipping and handling costs.

Cost of Revenue

Cost of revenue includes (a) royalty and licensing costs of third-party products and technology that the Company includes with its products, and (b) direct costs to manufacture and distribute product and direct costs to provide product support and professional support services.

Software Development Costs and Research and Development Costs

Under SFAS No. 86, Accounting for the Costs of Software to Be Sold, Leased, or Otherwise Marketed, software development costs incurred subsequent to the establishment of technological feasibility through general availability of the product are capitalized until the product is available for general release to customers. The Company’s current process for developing software is essentially completed concurrently with the establishment of technological feasibility. As such, no software development costs have been capitalized.

Research and development costs are expensed as incurred. Research and development costs include product development, product testing and the cost of establishing technological feasibility.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach for the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, and for operating loss and tax credit carryforwards. Temporary differences are primarily the result of the differences between the tax bases of assets and liabilities and their financial reporting amounts. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which deferred amounts are expected to be settled or realized. Valuation allowances have been established to reduce deferred tax assets to the amount expected to

Sylantro Systems Corporation

Notes to Consolidated Financial Statements — (Continued)

be realized. Valuation allowances would be reversed at such time that realization is believed to be more likely than not. A full valuation allowance has been provided for each jurisdiction in which the Company had a net deferred tax asset.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — An interpretation of FASB Statement No. 109 (“FIN No. 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109. FIN No. 48 applies to financial statements of non-public entities that are issued for fiscal years beginning after December 15, 2008. The Company is still assessing the impact of FIN No. 48 on its consolidated financial statements but currently believes the impact will not be material.

Stock-Based Compensation

The Company applies the fair value method in accordance with SFAS No. 123(R), Share-Based Payment (“SFAS No. 123R”), for determining the cost of stock-based compensation for employees and directors. Under this method, the total cost of the grant is measured based on the estimated fair value of the stock option at the date of grant. The total cost is recognized as stock-based compensation expense over the vesting period of the stock option grant. SFAS No. 123R requires private companies that previously computed their fair value disclosures using the minimum value method to use the prospective method to adopt SFAS No. 123R. Under the prospective method, all share based payments granted or modified since adoption are accounted for using the fair value method. No stock compensation expense was recorded for options granted prior to the adoption date.

Stock-based compensation arrangements with non-employees are accounted for in accordance with Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, using a fair value approach. The total estimated cost of compensation based on the fair value of the underlying share arrangement is recognized over the expected service period. The total cost is revalued each reporting period, and the cost is adjusted over the remaining service period.

Estimated Fair Value of Share-Based Payments

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions and fair value per share:

For the period
January 1, 2008 to
December 23, 2008

Average assumptions:
Risk-free interest rate	3.3%
Expected dividend yield	0.0%
Expected volatility	85%
Expected term (years)	6.1
Weighted average fair value of stock options granted	$0.11

The determination of the fair value of stock-based compensation grants is affected by estimates of the fair value of the Company’s stock price as well as assumptions regarding a number of variables, including expected stock price volatility, risk-free interest rate, and term. Stock-based compensation granted to employees and executives are combined into one grouping for purposes of valuation assumptions. As a nonpublic company, there is not a ready market for the Company’s common stock. As such, the Company relies on other factors upon which to base reasonable and

Sylantro Systems Corporation

Notes to Consolidated Financial Statements — (Continued)

supportable estimates of the fair value of its common stock and the expected volatility of its share prices. The Company’s board of directors periodically estimates the fair value of the common stock by considering valuations calculated using market multiples and discounted cash flows. The board of directors estimated the fair value of the Company’s common stock to be $0.15 per share for the period January 1, 2008 to June 18, 2008. Expected volatility is based on historical volatilities of public companies operating in the Company’s industry.

Foreign Currency

The functional currency of operations located outside the United States is the respective local currency. The financial statements of each operation are translated into U.S. dollars using period-end exchange rates for assets and liabilities and average rates of exchange during the period for revenue and expenses. Translation effects are included in accumulated other comprehensive loss.

Reclassifications

Certain prior year amounts have been reclassified to conform to current presentation.

Recent Accounting Pronouncements

In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”). FSP FAS 157-2 delays the effective date of SFAS No. 157 for all non-financial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until January 1, 2009. The adoption of SFAS No. 157 is not expected to have a significant impact on the Company’s consolidated financial statements when it is applied to non-financial assets and non-financial liabilities that are not measured at fair value on a recurring basis.

3.	Property and Equipment

Depreciation and amortization expense related to property and equipment, including capital leases, for the period January 1, 2008 to December 23, 2008 was $342,000. At December 23, 2008, total future minimum lease payments required under capital lease obligations are $173,000 (see Note 8).

Sylantro Systems Corporation

Notes to Consolidated Financial Statements — (Continued)

4.	Income Taxes

The components of the loss before income taxes and the provision for income taxes are as follows (in thousands):

For the period
January 1, 2008 to
December 23, 2008

Income (loss) before income taxes:
United States	$(9,699)
Foreign	263

Loss before income taxes	$(9,436)

Provision for income taxes:
Current:
Federal and state	$1
Foreign	87

Total current	88

Deferred:
Federal and state	—
Foreign	—

Total deferred	—

Provision for income taxes	$88

The Company has established a valuation allowance for deferred income tax assets as their realization is uncertain. The valuation allowance for deferred income tax assets increased $2,345,000 from January 1, 2008 to December 23, 2008, mainly due to an increase in net operating loss carryforwards.

As of December 23, 2008, the Company has available net operating loss carryforwards for federal and state income tax purposes of approximately $116,349,000 to reduce future income subject to income taxes. The federal net operating losses will expire, if not utilized, in years from 2018 to 2028.

As of December 23, 2008, the Company has research and development credit carryforwards for federal and state income tax purposes of approximately $7,585,000 available to reduce future income taxes. The federal research credit carryforwards expire from 2018 through 2024.

Upon the change of control of the Company (see Note 1), the net operating loss carryforwards and tax credit carryforwards of the Company will be limited in accordance with Internal Revenue Code Sections 382 and 383. As a result of such limitation, the Company estimates that approximately $107,786,000 of the approximately $116,349,000 net operating loss carryforwards will expire unused and that all of the approximately $7,585,000 research and development credit carryforwards will expire unused.

Sylantro Systems Corporation

Notes to Consolidated Financial Statements — (Continued)

The provision for income taxes compared with income taxes based on the federal statutory tax rate of 34% is as follows (in thousands):

For the period
January 1, 2008 to
December 23, 2008

Tax (benefit) based on federal statutory rate	$(3,209)
State taxes (benefit)	(496)
Foreign taxes (benefit)	(19)
Other permanent items	(59)
Change in tax valuation allowance	2,345
Change in deferred tax rates	1,526

Provision for income taxes	$88

5.	Borrowings

Installment Bank Loans

In August 2005, the Company entered into a Loan and Security Agreement (the “Agreement”) with a financial institution for borrowings under a line of credit up to $5,000,000. Borrowings are secured by substantially all of the Company’s assets and bear interest at the prime rate. In August 2007, the Company amended (the “Amendment”) the Agreement to extend the maturity date through August 2009. There were no borrowings outstanding as of December 23, 2008.

In connection with the Amendment, the Company obtained a growth capital line for borrowings in the amount of $2,000,000, under a term note through December 31, 2007. Borrowings under the term note bear interest at 9.00% per annum, subject to adjustment as defined in the Agreement. Monthly interest payments are due through January 1, 2008, at which time thirty equal monthly payments of $74,140, consisting of principal and interest, are due. Certain financial covenants must be maintained, as defined in the Agreement. The balance outstanding of the term note as of December 23, 2008 was $1,162,000.

As of December 23, 2008, the Company failed to comply with a tangible net worth financial covenant, as set forth in the Agreement. Upon the occurrence and during the continuance of covenant violation, the financial institution, at its option, may accelerate and declare all or any part of the outstanding term note to be immediately due.

Additionally, in connection with the amendment, the Company issued a warrant to purchase approximately 144,000 shares of Series E-1 at $1.217 per share (see Note 6). The fair value of the warrant of $146,000 was determined using the Black-Scholes option pricing model and is recorded as a discount to the note balance to be amortized over the term of the note.

The aggregate maturities of borrowings as of December 23, 2008 are as follows (in thousands):

2009	$817
2010	436

$1,253

Sylantro Systems Corporation

Notes to Consolidated Financial Statements — (Continued)

6.	Shareholders’ Equity

Convertible and Redeemable Convertible Preferred Stock, Warrants and Common Stock

Convertible and Redeemable Convertible Preferred Stock

The board of directors has authorized the Company to issue a total of approximately 28,337,000 shares of convertible stock (Series A, B and C convertible preferred stock). At December 23, 2008 the Company had approximately 28,180,000 share of convertible preferred stock issued and outstanding. In addition, the board of directors has authorized the Company to issue a total of approximately 46,570,000 shares of redeemable convertible preferred stock (Series D, E and E-1 redeemable convertible preferred stock). At December 23, 2008, the Company had 41,836,000 shares of redeemable convertible preferred stock issued and outstanding.

The holders of convertible and redeemable convertible preferred stock are entitled to receive when and if declared by the board, non-cumulative dividends in preference to any common stock at a fixed rate per share, and are also entitled to participate on an as-converted-to common stock basis. No dividends have been declared as of December 23, 2008.

In the event of any liquidation of the Company, the holders of preferred stock are entitled to receive amounts plus any declared but unpaid dividends based on the following order of priority: (i) $3.043 per share for each share of Series E-1, (ii) $1.2172 per share for each share of Series E, (iii) $1.9240 per share for each share of Series D and (iv) $0.50, $1.75 and $6.19 per share for each share of Series A, Series B and Series C, respectively.

At the option of the holder, and at any time, each share of convertible and redeemable convertible preferred stock is convertible into common shares. The conversion ratios at December 23, 2008 are as follows: (i) 1:1 conversion ratio for Series A, Series D, Series E and Series E-1, (ii) 1:1.23938 conversion ratio for Series B and (iii) 1:1.43287 for Series C.

The holders of convertible and redeemable convertible preferred stock have voting rights equal to the number of shares of common stock into which such preferred stock are then convertible and also hold certain protective provisions.

At any time after March 18, 2011, upon the written request of the majority of the outstanding shares of Series E-1 or Series E, the Company is required to redeem, from funds legally available, an amount equal to $1.2172 per share. At any time after March 18, 2011, upon the written request of the holders of not less than 20% of the then outstanding shares of Series D, the Company is required to redeem, from funds legally available, an amount equal to $1.924 per share. For Series D, Series E and Series E-1, the Company may redeem the shares in three annual installments.

Preferred Stock Warrants

At December 23, 2008, the Company had warrants outstanding to purchase approximately 157,000 shares of convertible preferred stock and approximately 144,000 shares of redeemable convertible preferred stock.

Common Stock

The Company is authorized to issue 110,000,000 shares of common stock with a par value of $0.001 per share. As of December 23, 2008, the Company had approximately 6,659,000 shares issued and outstanding.

Sylantro Systems Corporation

Notes to Consolidated Financial Statements — (Continued)

Common Stock Reserved for Future Issuance

At December 23, 2008, the Company has reserved approximately 76,081,000 shares of common stock for the conversion of convertible and redeemable convertible preferred stock and approximately 16,115,000 shares of common stock for issuance upon the exercise of stock options and warrants.

7.	Stock Incentive Plan

In 1998, the Company adopted the 1998 Stock Plan (the “Plan”). Under the Plan, as amended, the Company is authorized to issue stock purchase rights, incentive stock options and non-statutory stock options for up to 21,232,567 shares of common stock to directors, employees and consultants. Stock-based grants generally vest over four years, with 25% vesting after one year and the remaining 75% vesting ratably over the next 36 months. The term of stock option grants is generally 10 years.

Certain grantees have exercised stock purchase rights to purchase shares of restricted common stock in exchange for five-year full recourse promissory notes. The Company’s repurchase rights lapse at a rate, typically 25% per year, as determined by the board of directors. During the period January 1, 2008 to December 23, 2008, the remaining outstanding promissory note was partially repaid, with the balance of the promissory note exchanged for the repurchase of 48,000 shares of restricted common stock. No shares were subject to repurchase under restricted stock purchase agreements at December 23, 2008.

A summary of activity for the number of shares available for grant under the 1998 Plan and the number of stock options outstanding are as follows:

			Weighted
	Shares	Number	Average
	Available	of Options	Exercise
	for Grant	Outstanding	Price

Balance, December 31, 2007	2,405,245	13,327,255	$0.15
Granted	(1,348,600)	1,348,600	0.15
Exercised	—	(2,000)	0.15
Forfeited	2,757,409	(2,757,409)	0.15

Balance, December 23, 2008	3,814,054	11,916,446	$0.15

For the period January 1, 2008 to December 23, 2008, the weighted average fair value of stock options granted was $0.11, the intrinsic value of stock options exercised was $0, and cash received from stock options exercised was $300. The aggregate intrinsic value of stock options outstanding at December 23, 2008 was $0.

Future stock-based compensation for unvested employee options granted and outstanding as of December 23, 2008 is $333,000, to be recognized over a remaining requisite service period of 2.1 years.

Sylantro Systems Corporation

Notes to Consolidated Financial Statements — (Continued)

Information about stock options outstanding at December 23, 2008 is as follows:

	Options Outstanding			Options Exercisable
			Weighted-			Weighted-
		Weighted-	Average		Weighted-	Average
		Average	Remaining		Average	Remaining
Exercise	Number	Exercise	Contractual	Number	Exercise	Contractual
Price	Outstanding	Price	Life (Years)	Exercisable	Price	Life (Years)

$0.15	11,916,446	$0.15	7.6	11,113,405	$0.15	7.4

8.	Commitments and Contingencies

Leases

The Company leases office space under non-cancelable operating leases with various expiration dates through 2011. Rent expense was $1,357,000 for the period January 1, 2008 to December 23, 2008. Under terms of the agreements, the Company is responsible for certain insurance, property taxes and maintenance expenses.

Future minimum lease payments under the non-cancelable operating and capital leases at December 23, 2008 are as follows (in thousands):

	Operating	Capital
	Leases	Leases

Years Ending December 31:
2009	$499	$77
2010	126	72
2011	54	24

Future minimum lease payments	$679	$173

Less amounts representing interest		(11)

Present value of future minimum lease payments		$162

Indemnifications

In the normal course of business, the Company enters into contracts and agreements that may contain representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made in the future, but have not yet been made. The Company has not paid any claims or been required to defend any action related to indemnification obligations. However, it is possible that the Company could incur costs in the future as a result of indemnification obligations.

In accordance with its bylaws and certain agreements, the Company has indemnification obligations to its officers and directors for certain events or occurrences, subject to certain limits, while they are serving at the Company’s request in such capacity. There have been no indemnification claims.

Contingencies

Currently, and from time to time, the Company is involved in litigation incidental to the conduct of its business. As of December 23, 2008, the Company is not a party to any lawsuit or proceeding that,

Sylantro Systems Corporation

Notes to Consolidated Financial Statements — (Continued)

in the opinion of management, is reasonably possible to have a material adverse effect on its financial position, results of operations or cash flow.

9.	Other Expense, Net

Other (income) expense, net, consists of the following (in thousands):

For the period
January 1, 2008 to
December 23, 2008

Interest expense	$235
Interest income	(92)
Other, net	32

Other expenses, net	$175

10.	401(k) Defined Contribution Plan

The Company maintains a tax-qualified 401(k) retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. The Company has not made matching contributions to the plan for the period January 1, 2008 to December 23, 2008.

11.	Related Party Transaction

During the period January 1, 2008 to December 23, 2008, the Company paid $97,000 to a related party under a consulting agreement. A stockholder of the Company is also a stockholder of the related party.

12.	Segment and Geographic Information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes reporting standards for operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is its Chief Executive Officer (“CEO”). The CEO reviews financial information presented on a consolidated basis along with information about revenue by geographic region for purposes of allocating resources and evaluating financial performance. Discrete information on a geographic basis, except for revenue, is not provided below the consolidated level to the CEO. The Company has concluded that it operates in one segment and has provided the required enterprise-wide disclosures.

Revenue by geographic area is based on the location of the end-user carrier. Revenue by geographic area is as follows (in thousands):

For the period
January 1, 2008 to
December 23, 2008

Revenue by Country
United States	$6,901
Switzerland	1,004
Other foreign countries	1,949

$9,854

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of BroadSoft, Inc.:

In our opinion, the accompanying statement of division operations, changes in division equity (deficit), and division cash flows present fairly, in all material respects, the results of the M6 Division of GENBAND Inc. operations and their cash flows for the period from January 1, 2008 to August 26, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the division’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the M6 Division was acquired on August 26, 2008.

/s/  PricewaterhouseCoopers LLP

Dallas, TX
February 21, 2010

M6 Division
Statement of Division Operations

For the Period
January 1
to
August 26,
2008

Revenue:
Products	$2,441,685
Services	3,040,311

Total revenue	5,481,996

Operating expenses:
Cost of product revenue	843,678
Cost of service revenue	1,193,520
Sales and marketing	392,014
Research and development	2,338,679
General and administrative	1,091,671
Depreciation	86,314

Total operating expenses	5,945,876

Net loss	$(463,880)

The accompanying notes are an integral part of these financial statements.

M6 Division
Statement of Changes in Division Equity (Deficit)

For the Period
January 1
to
August 26,
2008

Net Investment of Parent in Division at January 1, 2008	$411,750
Net cash provided to Parent	(983,170)
Net loss	(463,880)

Net Investment of Parent in Division at August 26, 2008	$(1,035,300)

The accompanying notes are an integral part of these financial statements.

M6 Division
Statement of Division Cash Flows

For the Period
January 1
to
August 26,
2008

Cash flows from operating activities:
Net loss	$(463,880)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	86,314
Provision for doubtful accounts	345,999
Provision for inventory obsolescence	127,120
Changes in operating assets and liabilities:
Accounts receivable, net	1,579,152
Inventory	4,664
Deferred costs	186,410
Prepaid expenses	5,664
Accounts payable	(82,827)
Deferred revenue	(614,211)
Accrued compensation	(139,893)
Other accrued liabilities	(25,395)

Net cash provided by operating activities	1,009,117

Cash flows from investing activities:
Patent expenditures	(25,947)

Net cash used in investment activities	(25,947)

Cash flows from financing activities:
Net cash provided to Parent	(983,170)

Net cash used in financing activities	(983,170)

Net Division cash balance	$—

The accompanying notes are an integral part of these financial statements.

M6 Division

Notes to Division Financial Statements

1.	Business

Description of Business

The M6 Division of GENBAND Inc. and Subsidiaries (“Parent”) is an IP infrastructure and application solutions provider. The M6 Division was included in the Parent’s April 2007 acquisition of Tekelec’s switching solutions group.

On August 26, 2008, the M6 Division’s direct operations, customer base, operating assets and liabilities (exclusive of facilities, leases, cash, debt, income tax assets or liabilities, and certain other indirect assets and liabilities) were sold to BroadSoft, Inc. for approximately $344,000 plus contingent earn-out payments of up to 15% of future annual qualifying sales for a period of three years from date of the sale. Direct marketing, sales, research and development and operating personnel of the M6 Division were terminated and rehired by BroadSoft, Inc. on the date of sale. Administrative functions of the Parent that supported the M6 Division included accounting, treasury, tax, legal, public affairs, executive oversight, human resources, procurement and other centralized services.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The financial statements of the M6 Division reflect the historical results of operations, changes in division equity (deficit) and cash flows of the M6 Division during the period from January 1 to August 26, 2008. In addition, the historical M6 Division financial statements include allocations of certain corporate functions historically provided by the Parent including facility, accounting, treasury, tax, legal, public affairs, executive oversight, human resources, procurement, employee benefit and savings plans and other services and intercompany transactions with the Parent. The allocations are primarily based on specific identification and the relative percentage of the M6 Division’s revenues and headcount to the respective total of the Parent. The expense allocations were determined on a basis that the M6 Division and the Parent consider to be reasonable estimates of the utilization of services provided to the M6 Division by the Parent. These allocations are reflected in operating expenses in the accompanying Statement of Division Operations for the period January 1 to August 26, 2008 and totaled $938,615. The financial information included herein may not be indicative of the financial position, results of operations, and cash flows of the M6 Division in the future, or what they would have been had the M6 Division been a separate stand alone entity during the period presented.

There are three principal types of intercompany transactions recorded in the M6 Division’s intercompany account with the Parent which is reflected as division equity: (1) cash collections from the M6 Division’s operations that are deposited into the Parent’s bank accounts, (2) cash borrowings from the Parent which are used to fund operations, and (3) allocations of the Parent expenses and charges. Cash collections include all cash receipts required to be deposited into the intercompany account as part of the Parent’s cash concentration system. Cash borrowings made by the M6 Division from the Parent’s cash concentration system are used to fund the M6 Division’s operating expenses.

The accompanying M6 Division financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America that require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, the reported amounts of revenues and expenses during the reporting period, as well as the accompanying notes. Actual results could differ from these estimates.

M6 Division

Notes to Division Financial Statements — (Continued)

Accounts Receivable

The M6 Division makes estimates of the collectability of its accounts receivable. The M6 Division specifically analyzes accounts receivable and historical bad debts, customer credit-worthiness, current economic trends, and changes in customer payment terms and collection trends when evaluating the adequacy of its allowance for doubtful accounts. The M6 Division writes off accounts receivable balances against the allowance for doubtful accounts, net of any amounts recorded in deferred revenue, when it becomes probable that the receivable will not be collected. The M6 Division generally does not charge interest on accounts receivable. Any change in the assumptions used in analyzing a specific account receivable may result in additional allowance for doubtful accounts being recognized in the period in which the change occurs. The M6 Division does not have any off-balance sheet credit exposures related to its customers.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using standard costs, which approximates the average cost method. Inventory levels are based on projections of future demand and market conditions. Any sudden decline in demand and/or rapid product improvements and technological changes can result in excess and/or obsolete inventories.

On an ongoing basis inventories are reviewed and written down for estimated obsolescence or unmarketable inventories equal to the difference between the costs of inventories and the estimated net realizable value based upon forecasts for future demand and market conditions. Any adjustment to inventory as a result of an estimated obsolescence or net realizable condition is reflected as a component of cost of revenue. At the point of the loss recognition, a new, lower cost basis for that inventory is established, and any subsequent improvements in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Property and Equipment

Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives.

Expenditures for repairs and maintenance are charged to expense when incurred while expenditures for major improvements are capitalized and depreciated over the estimated useful life. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized.

Revenue Recognition

The M6 Division generates revenue from sales of hardware (that includes embedded software that is considered more than incidental), software licenses, and related post-contract customer support (“PCS”) services as part of multiple-element arrangements or as a separate sale through renewals. The M6 Division includes hardware and software sales in product revenue and revenue from customer support, installation and training in service revenue. Revenue from hardware, software licenses and PCS revenues are recognized in accordance with the software revenue recognition guidance and related interpretations. The M6 Division recognizes revenue when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the

M6 Division

Notes to Division Financial Statements — (Continued)

fee is fixed or determinable, and (iv) collectability is probable. In making these judgments, the M6 Division uses the following assumptions or estimates:

Evidence of an arrangement exists. The M6 Division considers a non-cancelable agreement, or group of closely-related agreements, signed by the customer and the M6 Division to be representative of persuasive evidence of an arrangement.

Delivery has occurred. The M6 Division generally considers delivery to have occurred when a product has been delivered to the customer and no post-delivery obligations exist. In instances where customer acceptance is required, delivery is deemed to have occurred when evidence of customer acceptance has been obtained. Certain of the M6 Division’s agreements contain products that might not conform to published specifications or contain a requirement to deliver additional elements that are essential to the functionality of the delivered elements. Revenue associated with these agreements is recognized when the customer specifications have been met or delivery of the additional elements has occurred.

A substantial portion of revenue is generated by multiple-element arrangements, which include a combination of products, PCS, installation services and training. When arrangements include multiple elements, the M6 Division allocates the total fee among the various elements using the residual method. Under the residual method, the M6 Division recognizes revenue when vendor-specific objective evidence (“VSOE”) of fair value exists for all of the undelivered elements of the arrangement. The M6 Division determines fair value for these elements by using the price charged when that element is sold on a stand-alone basis or as a renewal.

The M6 Division recognizes PCS services ratably over the term of the service period. PCS revenue is deferred until the related product has been accepted and all other revenue recognition criteria have been met. For multiple-element arrangements in which objective fair values of PCS do not exist, all proceeds from the arrangement are deferred and recognized on a straight-line basis over the contractual PCS period once the PCS is the only undelivered element.

Fees are fixed or determinable. The M6 Division typically sells application software and related hardware for a set fee, which includes maintenance and support services for a specified term. The M6 Division considers this fee to be fixed or determinable unless additional terms are added that make the fee subject to refund or adjustment or otherwise provide that the fee is not payable in accordance with customary payment terms. If the fee is subject to refund or adjustment, the M6 Division recognizes revenue when the right to a refund or adjustment lapses. Arrangements with extended payment terms, which are rare, are deferred until cash is collected.

Collection is deemed probable. Collection is deemed probable if, based upon the M6 Division’s evaluation, the M6 Division expects that the customer will be able to pay amounts under the arrangement as payments become due. If the M6 Division determines that collection is not probable, revenue is deferred and recognized upon the receipt of cash.

The M6 Division recognizes all amounts billed to customers related to shipping and handling as revenue and the related shipping and handling expense as a component of cost of revenue in the accompanying consolidated statement of division operations.

The M6 Division presents taxes (e.g. sales tax) collected from customers and remitted to governmental authorities on a net basis (excluded from revenue).

M6 Division

Notes to Division Financial Statements — (Continued)

Cost of Revenue

Cost of revenue includes (a) royalty and licensing costs of third-party products and technology that the M6 Division includes with its products, and (b) direct costs to manufacture and distribute product and direct costs to provide product support and support services.

Software Development Costs and Research and Development Costs

In accordance with authoritative guidance for software development costs, amounts incurred subsequent to the establishment of technological feasibility through general availability of the product are capitalized until the product is available for general release to customers. The M6 Division’s current process for developing software is essentially completed concurrently with the establishment of technological feasibility. As such, no software development costs have been capitalized.

Research and development costs are expensed as incurred. Research and development costs include product development, product testing and the cost of establishing technological feasibility.

Income Taxes

The M6 Division uses the liability method of accounting for income tax as set forth in the authoritative guidance for income taxes. Under this method, deferred tax assets and liabilities are recognized based on temporary differences between the financial reporting and income tax bases of assets and liabilities using statutory rates. In addition, income tax guidance requires a valuation allowance against net deferred tax assets if, based upon all available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Share-Based Compensation

Accounting for share-based payments requires companies to measure all employee share-based compensation awards using a fair value method and recognize compensation cost in its financial statements. The guidance requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Forfeitures were estimated based on historical data as well as known future events. The M6 Division recognizes the estimated fair value of stock option awards granted in the statement of division operations on a straight-line basis over the vesting period.

M6 Division employees participated in the Parent’s stock option plan and $28,078 of stock-based compensation expense is reflected in operating expenses of the M6 Division for the period January 1 to August 26, 2008.

Concentration of Credit Risk and Significant Customers

Financial instruments that potentially expose the M6 Division to concentrations of credit risk consist mainly of accounts receivable. The M6 Division routinely assesses the credit worthiness of its customers. The M6 Division generally has not experienced any material losses related to receivables from individual customers or groups of customers. The M6 Division does not require collateral. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be probable in the M6 Division’s amounts receivable.

The M6 Division had sales to three customers that represented 17%, 11% and 10% of revenue, respectively, during the period from January 1 to August 26, 2008.

M6 Division

Notes to Division Financial Statements — (Continued)

Recent Accounting Pronouncements

In February 2008, the FASB issued authoritative guidance that delays the effective date of fair value measurements guidance for all non-financial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until January 1, 2009.

3.	Property and Equipment, net

Property and equipment, net consists of proprietary lab, computer equipment and software purchased by the Parent in the acquisition from Tekelec in April 2007. These assets were recorded at fair value and are being depreciated over 18 months from the acquisition date. There have been no additions or retirements since acquisition date in April 2007 and continuing through August 26, 2008.

4.	Employee Savings Plan

The M6 Division employees participate in the Parent’s defined contribution savings plan (the Savings Plan) under Section 401(k) of the Internal Revenue Code, whereby substantially all employees may contribute a percentage of their compensation on a tax-deferred basis. Parent contributions to M6 Division employees of $105,116 during the period from January 1 to August 26, 2008 are reflected in operating expense in the accompanying statement of division operations.

5.	Income Taxes

Since the acquisition of the M6 Division in April 2007 and continuing through August 26, 2008, the M6 Division and the Parent have incurred losses. In addition, net deferred tax assets were fully reserved during this period through a valuation allowance that resulted in no recognition of income tax expense or benefit in the Parent’s consolidated statements of operations. Accordingly, no portion of the Parent’s consolidated income tax provision has been allocated to the M6 Division in the accompanying M6 Division financial statements.

The following income tax information is presented as if the M6 Division filed tax returns on a stand-alone basis.

Provision for income taxes compared with income taxes based on the federal statutory tax rate of 34% is as follows:

For the Period
January 1
to
August 26,
2008

Tax (benefit) based on federal statutory rate	$(157,719)
State taxes (benefit)	(15,040)
Permanent items	8,824
Change in tax valuation allowance	163,935

Provision for income taxes	$—

A valuation allowance has been established for net deferred income tax assets as it is not considered to be more likely than not that the deferred tax assets will be realized. These are comprised mainly of the future tax benefit of net operating loss carryforwards.

M6 Division

Notes to Division Financial Statements — (Continued)

All available net operating loss and research and development credit carryforwards for federal and state income tax purposes are considered part of the Parent’s consolidated income tax provision and would not available to the M6 Division for utilization on a stand-alone basis. Therefore, they have not been reflected in these financial statements.

6.	Commitments and Contingencies

From time to time, the M6 Division may be involved in litigation relating to claims arising in the ordinary course of business. Management believes that there are no claims or actions pending or threatened against the M6 Division, which would have a material impact on the M6 Division’s results of operations or cash flows upon ultimate disposition.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of Casabi, Inc.

We have audited the accompanying balance sheets of Casabi, Inc. (the Company) as of December 31, 2008 and 2009, and the related statements of operations, convertible redeemable preferred stock and stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Casabi, Inc. as of December 31, 2008 and 2009, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Company sold substantially all of its assets to BroadSoft, Inc. on October 27, 2010.

/s/  Burr Pilger Mayer, Inc.

Palo Alto, California
December 11, 2010

Casabi, Inc.

Balance Sheets

	December 31,	December 31,	September 30,
	2008	2009	2010
			(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$1,842,370	$1,764,101	$760
Accounts receivable	422,258	168,334	167,040
Prepaid and other current assets	136,258	105,538	11,372

Total current assets	2,400,886	2,037,973	179,172
Property and equipment, net	620,731	319,014	151,146
Other assets	—	20,000	20,000

Total assets	$3,021,617	$2,376,987	$350,318

Liabilities, convertible redeemable preferred stock and stockholders’ deficit
Current liabilities:
Bank overdraft liability	$—	$—	$20,167
Accounts payable	59,279	13,677	270,424
Accrued compensation and benefits	262,589	229,574	140,779
Other accrued liabilites	148,320	98,629	36,996
Deferred revenue — current portion	1,694,620	1,417,500	382,500
Promissory notes from related parties	—	—	500,000
Notes payable — current portion	2,180,000	1,941,202	1,709,926

Total current liabilities	4,344,808	3,700,582	3,060,792
Deferred revenue — net of current portion	320,000	—	—
Warrants liability	100,021	1,421,316	1,427,503
Notes payable — net of current portion	1,070,244	—	—

Total liabilities	5,835,073	5,121,898	4,488,295

Commitments and contingencies (Note 8)
Series B convertible redeemable preferred stock, $0.001 par value; 11,000,000, 11,025,648, and 11,025,648 shares authorized at December 31, 2008 and 2009 and September 30, 2010 (unaudited), respectively, 10,894,909, 8,908,858, and 8,908,858 shares issued and outstanding at December 31, 2008 and 2009 and September 30, 2010 (unaudited), respectively, aggregate liquidation preference of $8,177,084 at December 31, 2009	11,507,745	10,172,579	10,794,577

Series C convertible redeemable preferred stock, $0.001 par value; 18,000,000, 18,000,000 and no shares authorized at December 31, 2008 and 2009 and September 30, 2010 (unaudited), respectively, no shares, 11,705,032, and 11,705,032 issued and outstanding at December 31, 2008 and 2009 and September 30, 2010 (unaudited), respectively, aggregate liquidation preference of $8,989,465 at December 31, 2009	—	5,012,755	5,635,117

Stockholders’ deficit:
Series A convertible preferred stock, $0.001 par value; 7,816,234 shares authorized, 7,731,886, 6,267,937, and 6,267,937 shares issued and outstanding at December 31, 2008 and 2009 and September 30, 2010 (unaudited), respectively, aggregate liquidation preference of $4,458,624 at December 31, 2009	7,732	6,268	6,268
Common stock, $0.001 par value; 39,000,000, 50,000,000, and 50,000,000 shares authorized at December 31, 2008 and 2009 and September 30, 2010 (unaudited), respectively, 4,017,565 shares issued and outstanding at December 31, 2008 and 2009 and September 30, 2010 (unaudited)	4,017	4,017	4,017
Additional paid-in capital	4,050,853	4,903,519	3,689,285
Accumulated deficit	(18,383,803)	(22,844,049)	(24,267,241)

Total stockholders’ deficit	(14,321,201)	(17,930,245)	(20,567,671)

Total liabilities, convertible redeemable preferred stock and stockholders’ deficit	$3,021,617	$2,376,987	$350,318

The accompanying notes are an integral part of these financial statements.

Casabi, Inc.

Statements of Operations

	Year Ended		Nine Months Ended
	December 31,		September 30,
	2008	2009	2009	2010
			(Unaudited)

Net revenue	$398,698	$2,037,099	$1,602,571	$2,036,250

Costs and expenses:
Cost of net revenue	3,772,640	3,118,532	2,395,288	1,999,985
Research and development	1,178,950	1,863,593	1,424,818	588,751
Sales and marketing	1,127,718	410,104	321,036	148,566
General and administrative	1,105,730	1,032,072	790,512	627,139

Total costs and expenses	7,185,038	6,424,301	4,931,654	3,364,441

Loss from operations	(6,786,340)	(4,387,202)	(3,329,083)	(1,328,191)

Other income (expense):
Interest income	86,205	23,645	20,247	1,326
Interest expense	(299,743)	(184,421)	(146,463)	(119,367)
Other income (expense), net	1,324	87,732	71,865	23,040

Total other income (expense)	(212,214)	(73,044)	(54,351)	(95,001)

Net loss	$(6,998,554)	$(4,460,246)	$(3,383,434)	$(1,423,192)

The accompanying notes are an integral part of these financial statements.

Casabi, Inc.

Statements of Convertible Redeemable Preferred Stock and of Stockholders’ Deficit

	Series B		Series C
	Convertible		Convertible
	Redeemable		Redeemable		Series A Convertible				Additional		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balances at January 1, 2008	10,894,909	$10,636,303	—	—	7,731,886	$7,732	3,987,107	$3,987	$4,857,635	$(11,385,249)	$(6,515,895)

Common stock issued upon exercise of stock options	—	—	—	—	—	—	30,458	30	2,292	—	2,322

Stock-based compensation expense	—	—	—	—	—	—	—	—	62,368	—	62,368

Accretion of Series B convertible redeemable preferred stock to redemption value	—	871,442	—	—	—	—	—	—	(871,442)	—	(871,442)

Net loss	—	—	—	—	—	—	—	—	—	(6,998,554)	(6,998,554)

Balances at December 31, 2008	10,894,909	11,507,745	—	—	7,731,886	7,732	4,017,565	4,017	4,050,853	(18,383,803)	(14,321,201)

Proceeds from issuance of Series C convertible redeemable preferred stock at $0.51260 per share in March 2009, net of issuance costs of $111,532	—	—	11,705,032	5,888,467	—	—	—	—	—	—	—

Contribution of Series A convertible preferred stock and Series B convertible redeemable preferred stock	(1,986,051)	(1,822,917)	—	—	(1,463,949)	(1,464)	—	—	1,824,381	—	1,822,917

Obligation to issue warrants for Series C convertible redeemable preferred stock in September 2009 as additional financing cost	—	—	—	(1,417,115)	—	—	—	—	—	—	—

Accretion of Series B convertible redeemable preferred stock to redemption value	—	487,751	—	—	—	—	—	—	(487,751)	—	(487,751)

Accretion of Series C convertible redeemable preferred stock to redemption value	—	—	—	541,403	—	—	—	—	(541,403)	—	(541,403)

Stock-based compensation expense	—	—	—	—	—	—	—	—	57,439	—	57,439

Net loss	—	—	—	—	—	—	—	—	—	(4,460,246)	(4,460,246)

Balances at December 31, 2009	8,908,858	10,172,579	11,705,032	5,012,755	6,267,937	6,268	4,017,565	4,017	4,903,519	(22,844,049)	(17,930,245)

Accretion of Series B convertible redeemable preferred stock to redemption value (unaudited)	—	621,998	—	—	—	—	—	—	(621,998)	—	(621,998)

Accretion of Series C convertible redeemable preferred stock to redemption value (unaudited)	—	—	—	622,362	—	—	—	—	(622,362)	—	(622,362)

Stock-based compensation expense (unaudited)	—	—	—	—	—	—	—	—	30,126	—	30,126

Net loss (unaudited)	—	—	—	—	—	—	—	—	—	(1,423,192)	(1,423,192)

Balances at September 30, 2010 (unaudited)	8,908,858	$10,794,577	11,705,032	$5,635,117	6,267,937	$6,268	4,017,565	$4,017	$3,689,285	$(24,267,241)	$(20,567,671)

The accompanying notes are an integral part of these financial statements.

Casabi, Inc.

Statements of Cash Flows

	Year Ended		Nine Months Ended
	December 31,		September 30,
	2008	2009	2009	2010
			(Unaudited)

Operating activities:
Net loss	$(6,998,554)	$(4,460,246)	$(3,383,434)	$(1,423,192)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	371,934	377,490	314,232	174,135
Stock-based compensation	62,368	57,439	43,087	30,126
Loss on disposal of property and equipment	2,466	—	—	—
Amortization of debt issuance cost to interest expense	33,180	33,180	24,885	37,277
Adjustment of fair value of warrant liability	495	(95,820)	(71,865)	(24,069)
Changes in operating assets and liabilities, net:
Accounts receivable	327,742	253,924	317,476	1,294
Prepaid and other assets	(64,298)	10,720	35,520	94,166
Accounts payable	33,194	(45,602)	(40,947)	256,747
Accrued compensation and other accrued liabilities	80,445	(82,706)	(58,373)	(150,428)
Deferred revenue	1,244,620	(597,120)	(166,191)	(1,035,000)

Net cash used in operating activities	(4,906,408)	(4,548,741)	(2,985,610)	(2,038,944)

Investing activities:
Purchase of property and equipment	(118,118)	(75,773)	(70,974)	(6,267)

Net cash used in investing activities	(118,118)	(75,773)	(70,974)	(6,267)

Financing activities:
Proceeds from exercise of stock options	2,322	—	—	—
Proceeds from issuance of convertible redeemable preferred stock and warrants, net of issuance costs	—	5,888,467	5,888,467	—
Proceeds from issuance of promissory notes to stockholders	—	—	—	500,000
Proceeds from issuance of notes payable	—	—	—	88,000
Increase in bank overdraft	—	—	—	20,167
Principal payments on notes payable	(1,150,000)	(1,342,222)	(852,778)	(326,297)

Net cash provided by (used in) financing activities	(1,147,678)	4,546,245	5,035,689	281,870

Net increase (decrease) in cash and cash equivalents	(6,172,204)	(78,269)	1,979,105	(1,763,341)
Cash and cash equivalents at beginning of period	8,014,574	1,842,370	1,842,370	1,764,101

Cash and cash equivalents at end of period	$1,842,370	$1,764,101	$3,821,475	$760

Supplemental disclosure of cash flow information:
Cash paid for interest	$299,743	$184,421	$20,247	$82,090

Cash paid for income taxes	$1,320	$1,320	$1,320	$800

Noncash investing and financing activities:
Obligation to issue warrants in conjunction with Series C convertible redeemable preferred stock financing	$—	$1,417,115	$1,417,115	$—

Fair value of warrant issued in connection with notes payable	$—	$—	$—	$30,256

The accompanying notes are an integral part of these financial statements.

Casabi, Inc.

Notes to Financial Statements

For the Years Ended December 31, 2008 and 2009
and for the Nine Months Ended September 30, 2009 and 2010 (Unaudited)

1.	Business and Summary of Significant Accounting Policies

Casabi, Inc. (the “Company”) was incorporated in Delaware in June 2004. The Company is in the business of providing software for phone carriers to deliver any web-based content or service to cordless phones and other smart devices at home.

As of December 31, 2007, the Company was reporting as a development stage entity. During the year ended December 31, 2008, the Company established revenues from its principal operations, and as such, has ceased to report as a development stage entity.

On October 27, 2010, the Company sold substantially all of its assets to BroadSoft, Inc. (“BroadSoft”) in exchange for cash and forgiveness of debt. See Note 10.

The accompanying unaudited statements as of September 30, 2010 and for the nine months ended September 30, 2009 and 2010 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, the information included in these notes to the financial statements related to unaudited financial information does not include all of the information and footnotes required by generally accepted accounting principles. In the opinion of the Company’s management, the interim information includes all adjustments, consisting only of normal recurring adjustments and accruals, necessary for a fair presentation of the results for the interim period.

Use of Estimates — The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from these estimates.

Concentrations of Credit Risk — The Company’s cash, cash equivalents, accounts receivable and revenue are potentially subject to concentration of credit risk. Cash and cash equivalents are deposited with financial institutions that management believes are creditworthy. The Company’s accounts receivable are derived from revenue earned from customers located primarily in the United States. The Company performs ongoing credit evaluations of its customers’ financial condition and generally requires no collateral from its customers. The Company had two customers accounting for 91% of gross accounts receivable as of December 31, 2009 and three customers accounting for 88% of gross accounts receivable as of December 31, 2008. The Company had two customers account for 92% of revenue for the year ended December 31, 2009 and three customers account for 100% of its revenue for the year ended December 31, 2008. The Company does not expect to incur material losses with respect to financial instruments that potentially subject the Company to concentration of credit risk.

Cash and Cash Equivalents — The Company considers all highly liquid investments with original or remaining maturities, at the date of purchase, of three months or less to be cash equivalents. Cash and cash equivalents are maintained with a major financial institution. Deposits held with banks may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses on its deposits of cash and cash equivalents.

Fair Value of Financial Instruments — The carrying amount of certain financial instruments, including cash and cash equivalents, accounts receivable, prepaid expenses, accounts payable, accrued expenses, and notes payable approximate their respective fair value due to their relatively short maturities and market interest rates, if applicable.

Casabi, Inc.

Notes to Financial Statements — (Continued)

On January 1, 2008, the Company adopted new accounting guidance, which defines fair value, establishes a framework for using fair value to measure assets and liabilities, and expands disclosures about fair value measurements under generally accepted accounting principles (GAAP) and clarified the definition of fair value within that framework.

The Company measures the fair value of financial instruments using a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. Each level of input has a different level of subjectivity and difficulty involved in determining fair value.

Level 1 — Inputs used to measure fair value are unadjusted quoted prices that are available in active markets for the identical assets or liabilities as of the reporting date. Therefore, determining fair value for Level 1 investments generally does not require significant judgment, and the estimation is not difficult.

Level 2 — Pricing is provided by third party sources of market information obtained through investment advisors. The Company does not adjust for or apply any additional assumptions or estimates to the pricing information received from its advisors.

Level 3 — Inputs used to measure fair value are unobservable inputs that are supported by little or no market activity and reflect the use of significant management judgment. These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions. The determination of fair value for Level 3 instruments involves the most management judgment and subjectivity.

The following table summarizes the Company’s financial assets measured at fair value on a recurring basis as of December 31, 2008 and 2009 and September 30, 2010 (unaudited):

	December 31, 2008
	Fair Value	Level I	Level II	Level III

Assets:
Money market funds	$1,145,161	$1,145,161	$—	$—
Liabilities:
Warrants liability	$100,021	$—	$—	$100,021

	December 31, 2009
	Fair Value	Level I	Level II	Level III

Assets:
Money market funds	$1,368,806	$1,368,806	$—	$—
Liabilities:
Warrants liability	$1,421,316	$—	$—	$1,421,316

	September 30, 2010 (Unaudited)
	Fair Value	Level I	Level II	Level III

Assets:
Money market funds	$119	$119	$—	$—
Liabilities:
Warrants liability	$1,427,503	$—	$—	$1,427,503

Casabi, Inc.

Notes to Financial Statements — (Continued)

The changes in the value of the warrants liability during the years ended December 31, 2008 and 2009 and the nine months ended September 30, 2009 and 2010 (unaudited) were as follows:

	Year Ended		Nine Months Ended
	December 31,		September 30,
	2008	2009	2009	2010
			(Unaudited)

Fair value — beginning of period	$99,526	$100,021	$100,021	$1,421,316
Issuances	—	1,417,115	1,417,115	30,256
Change in fair value	495	(95,820)	(71,865)	(24,069)

Fair value — end of period	$100,021	$1,421,316	$1,445,271	$1,427,503

The valuation of the warrants is discussed in Note 4.

Property and Equipment — Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally three to five years. Maintenance and repairs are expensed as incurred.

Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed — Software development costs are expensed as incurred until technological feasibility of the underlying software product is achieved. After technological feasibility is established, software development costs are capitalized until general availability of the product. Capitalized costs are then amortized on the greater of straight-line basis over the estimated product life, or the ratio of current revenue to total projected product revenue. To date, technological feasibility and general availability of such software have occurred simultaneously and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

Impairment of Long-Lived Assets — The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable by comparing the carrying amount of such assets to the estimated undiscounted future cash flows associated with them. In cases where the estimated undiscounted cash flows are less than the related carrying amount, an impairment loss is recognized for the amount by which the carrying amount exceeds the fair value of the assets. The fair value is determined based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved.

Revenue Recognition — The Company recognizes revenue when all of the following conditions are satisfied: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or the service has been provided to the customer; (3) collection of the resulting receivable is reasonably assured; and (4) the fees are fixed or determinable. The Company’s arrangements do not contain general rights of return following an initial 30 day warranty period.

For certain arrangements the Company derives maintenance fees from maintenance contracts, which are generally purchased by its customers at the same time a license agreement is executed. Maintenance includes telephone and email support, and the right to receive upgrades on a when-and-if-available basis. Maintenance may generally be renewed on an annual basis. Maintenance revenue is deferred and recognized ratably over the term of the maintenance period.

For contracts that involve significant customization and implementation or consulting services that are essential to the functionality of the software, the license and services revenues are

Casabi, Inc.

Notes to Financial Statements — (Continued)

recognized using the percentage-of-completion contract method of accounting. A contract is considered complete when all significant costs have been incurred or the item has been accepted by the customer. If the arrangements include other specified software products that do not have related services requiring the application of contract accounting for which vendor specific objective evidence of fair value does not exist for the multiple products included in an arrangement, no revenue is recognized for the arrangement until the customization is completed, after which the entire arrangement fee is recognized over the remaining post contract service period.

In November 2006, the Company entered into a long-term contract with a customer requiring development of software products over a period of time which is accounted for under the completed contract method. Revenue under this contract is deferred until the development of software is completed.

In addition, the Company derived revenues from the sale of time-based licenses for a finite term, that provide the customer post-contract customer support for the term of the license. The Company recognizes revenue from these contracts ratably over the term of the license period.

The Company has not established vendor-specific objective evidence (VSOE) of fair value for any of the elements that it currently sells. For arrangements that include multiple elements, all revenue is deferred and recognized when delivery of the last element occurs if all other criteria are met or ratably if maintenance is the only undelivered element.

Research and Development — The Company expenses the cost of research and development as incurred. Research and development expenses principally consist of payroll and related costs and depreciation and amortization of equipment and software used in product development projects.

Stock-Based Compensation — The Company recognizes compensation expense for all costs related to share-based payments including stock options using a fair-value based method. The Company recognizes these compensation costs, net of an estimated forfeiture rate, and recognizes the compensation costs for only those shares expected to vest on a straight-line basis over the requisite service period of the award, which is generally the option vesting term of four years.

Warrants Liability — Freestanding warrants to purchase shares of preferred stock that are redeemable are classified as liabilities in the balance sheet at fair value. At the end of each reporting period, changes in fair value during the period are recorded as a component of other income or expense. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise of the warrants or the completion of a liquidation event at which time the liability will be reclassified as common stock and additional paid-in capital.

Income Taxes — The Company makes certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of revenue and expense recognition for tax and financial statement purposes.

The Company assesses the likelihood that it will be able to recover its deferred tax assets. The Company considers all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income, and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance. As such, the Company established a full valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of the benefits of such assets. Management periodically evaluates the recoverability of the deferred tax assets and will recognize the tax benefit only as reassessment demonstrates they are realizable. At such time, if it is determined that it is more likely

Casabi, Inc.

Notes to Financial Statements — (Continued)

than not that the deferred tax assets are realizable, the valuation allowance will be reduced (see Note 7).

The Company’s income tax calculations are based on application of the respective U.S. federal and state tax laws. The Company’s tax filings, however, are subject to audit by the respective tax authorities. Accordingly, the Company recognizes tax liabilities based on its estimates of whether, and the extent to which, additional taxes will be due when such estimates are more-likely-than-not to be sustained. To the extent the final tax liabilities are different than the amounts originally accrued, the increases or decreases are recorded as income tax expense or benefit in the statements of operations. The Company has determined that there are no tax positions that meet the “more-likely-than-not” recognition threshold and therefore no adjustment or reserve has been made to the financial statements.

Comprehensive Loss — Comprehensive loss includes all changes in stockholders’ equity (deficit) during the period from non-owner sources. For the years ended December 31, 2008 and 2009, the Company’s comprehensive loss approximates net loss.

Recently Issued Accounting Pronouncements — In May 2009, the Financial Accounting Standards Board (FASB) issued Accounting Standards Codification (ASC) Topic 855, Subsequent Events. The pronouncement established general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The Company adopted this standard for the financial statements for the year ended December 31, 2009 and the adoption had no impact on the Company’s financial statements.

In June 2009, the FASB issued ASC Topic 105 (ASC 105), The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. ASC 105 establishes the FASB Accounting Standards Codification (Codification) as the single source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. The Codification did not include any new guidance or interpretations of U.S. GAAP, but merely eliminated the previously existing hierarchy and codified previously issued standards and pronouncements into specific topic areas. The Company adopted this standard for the financial statements for the year ended December 31, 2009. The adoption had no impact to the Company’s financial statements.

In January 2010, the FASB issued Accounting Standards Update 2010-06, Fair Value Measurements and Disclosures (ASC 820): Improving Disclosures about Fair Value Measurements. This update added new requirements for disclosures about various fair value measurement categories. Additionally, this pronouncement clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The Company has adopted this standard effective January 1, 2010 (unaudited). The adoption did not have a material impact on the Company’s financial statements.

Other recent accounting pronouncements issued did not, or are not believed by management to, have a material impact on the Company’s present or future financial statements.

Casabi, Inc.

Notes to Financial Statements — (Continued)

2.	Property and Equipment

Property and equipment, net, at December 31, 2008 and 2009 and September 30, 2010 (unaudited), consist of the following:

	December 31,		September 30,
	2008	2009	2010
			(Unaudited)

Computer equipment	$881,018	$919,325	$923,012
Software	413,348	427,620	430,200
Furniture and fixtures	45,437	68,631	68,631

Total property and equipment	1,339,803	1,415,576	1,421,843

Accumulated depreciation	(719,072)	(1,096,562)	(1,270,697)

Property and equipment, net	$620,731	$319,014	$151,146

Depreciation and amortization expense was $371,934 and $377,490 for the years ended December 31, 2008 and 2009 and $314,232 and $174,135 for the nine months ended September 30, 2009 and 2010 (unaudited), respectively.

3.	Notes Payable

The Company has the following outstanding notes payable:

	December 31,		September 30,
	2008	2009	2010
			(Unaudited)

Growth Capital Line	$3,000,000	$1,957,778	$1,631,481
Equipment Line	300,000	—	—
Other	—	—	88,000

Total	$3,300,000	$1,957,778	$1,719,481
Less: unamortized discounts	(49,756)	(16,576)	(9,555)

	$3,250,244	$1,941,202	$1,709,926

Growth Capital Line — In June 2007, the Company entered into a Loan and Security Agreement (Growth Capital Line) with a financial institution to borrow up to $4 million. The debt bears interest at prime plus 1% per annum. In connection with this agreement, the Company issued to the financial institution warrants to purchase 130,739 shares of Series B convertible redeemable preferred stock with an exercise price of $0.91786 per share. The Growth Capital Line is collateralized by substantially all of the tangible assets of the Company. Initially, the terms of the Growth Capital Line were interest only through June 2008, with monthly principal and interest payments, in the amount of $166,667, through June 2010.

In March 2009, the Company entered into a Second Amendment to the Loan and Security Agreement on the Growth Capital Line. The Second Amendment extended the maturity date to January 1, 2011 and provided for the availability of an additional cash advance to the Company, not to exceed $2,936,666, in addition to the then outstanding balance. The interest rate was adjusted to the greater of 5% or prime plus 2.75% per annum. Additional requirements of the Second Amendment were: (1) the Company must provide audited financial statements within 150 days of the fiscal year

Casabi, Inc.

Notes to Financial Statements — (Continued)

end; (2) the Company must maintain at least a balance of $4,000,000 in unrestricted cash at the financial institution; and (3) the amount of the cash cannot fall below $1,750,000 without a written term sheet or commitment for funding by investors that would provide 12 months of operating cash.

In February 2010, the Company entered into a Third Amendment to the Loan and Security Agreement on the Growth Capital Line. The Third Amendment acknowledged and waived the existing and uncured event of default that had occurred because the cash balances maintained at the financial institution were less than $1,750,000 and no additional funding had been obtained. The financial institution agreed to defer the principal payments for February through June 2010, provided that the interest payments still occur. Principal and interest payments were to resume on July 1, 2010 and would continue until the maturity date of January 1, 2011. The Company provided an additional security interest to the financial institution of the Company’s intellectual property. The Company agreed to provide evidence of additional bridge financing if the cash balances maintained at the financial institution were less than $500,000.

Equipment Line — In August 2007, in the first Amendment to the above Loan and Security Agreement, the Company obtained an Equipment Loan in the amount of $450,000, with an interest rate of prime plus 1% per annum. Terms of the loan are interest only for the first three months, (beginning December 2007) with principal ($15,000 each month) and interest payments, due over the remaining 30 months. The Equipment Loan was fully paid in April 2009 as a result of the additional cash advance provided by the Second Amendment to the Loan and Security Agreement.

As of May 31, 2010, the Company was in violation of the audited financial statement covenant. On November 30, 2010, the financial institution waived the audited financial statement covenant violation.

4.	Preferred Stock Warrants

Series C Convertible Redeemable Preferred Stock

In connection with the Series C convertible redeemable preferred stock (Series C) financing described in Note 5, the Company committed to issuing warrants to purchase 2,926,258 shares of Series C with an exercise price of $0.5126 per share to certain investors if the Company did not sell at least $7.5 million of Series C or close another preferred stock financing in the amount of at least $1.5 million within 6 months of the initial closing of Series C. As of September 2009, the Company did not meet these additional financing criteria and an issuance cost of $1,417,115 relating to the issuance of these warrants was recorded against the Series C financing. As of December 31, 2009 and September 30, 2010 (unaudited), these warrants have not been issued, however, the Company is under the obligation to issue the warrants. The fair value of the obligation to issue the warrant in the amount of $1,417,115 was recorded in the balance sheet as warrants liability and, subsequently, has been remeasured to fair value. For the nine months ended September 30, 2009 and 2010 (unaudited), the Company recognized a gain of $558 and $22,255 to other income (expense), net, respectively. For the year ended December 31, 2009, the Company recognized a gain of $3,906 to other income (expense), net.

In connection with the Third Amendment to the Loan and Security Agreement described in Note 3, the Company issued a warrant to purchase 62,427 shares of Series C with an exercise price of $0.5126 per share. This warrant is exercisable immediately and expires in 2020. The initial fair value of $30,256 was recorded as a discount to the debt and is being amortized over the remaining term of the Growth Capital Line, which matures on January 1, 2011. As the underlying preferred stock is redeemable, this warrant has been classified as a liability and, subsequently, the warrant has been

Casabi, Inc.

Notes to Financial Statements — (Continued)

remeasured to fair value. For the nine months ended September 30, 2010 (unaudited), the Company recognized a gain of $376 to other income (expense), net.

The Company determined the fair value of the Series C warrants as of December 31, 2009 and September 30, 2010 (unaudited) and using the Black-Scholes option-pricing model with the following assumptions:

	December 31,	September 30,
	2009	2010
		(Unaudited)

Dividend rate	0%	0%
Risk-free rate	3.85%	2.53%
Expected term (in years)	9.72	8.98
Expected volatility	116%	116%

As of December 31, 2009 and September 30, 2010 (unaudited), the Series C warrants had not been exercised and were still outstanding.

Series B Convertible Redeemable Preferred Stock

In connection with the Growth Capital Line described in Note 3, the Company issued a warrant to purchase 130,739 shares of Series B convertible redeemable preferred stock (Series B) with an exercise price of $0.9179 per share. This warrant is exercisable immediately and expires in 2014. The initial fair value of $99,526 was recorded as a discount to the debt and is being amortized over the term of the Growth Capital Line. As the underlying preferred stock is redeemable, this warrant has been classified as a liability, and subsequently, remeasured to fair value. For the nine months ended September 30, 2009 and 2010 (unaudited), the Company recognized a gain of $68,936 and $1,438 to other income (expense), net, respectively. For the years ended December 31, 2008 and 2009, the Company recognized a charge of $495 and a gain of $91,914 to other income (expense), net, respectively.

The Company determined the fair value of the Series B warrants as of December 31, 2008 and 2009 and September 30, 2010 (unaudited) using the Black-Scholes option-pricing model with the following assumptions:

	December 31,		September 30,
	2008	2009	2010
			(Unaudited)

Dividend rate	0%	0%	0%
Risk-free rate	1.55%	2.69%	1.27%
Expected term (in years)	5.46	4.46	3.71
Expected volatility	116%	116%	116%

As of December 31, 2009 and September 30, 2010 (unaudited), the Series B warrants had not been exercised and were still outstanding.

Series A Convertible Preferred Stock

In 2006, the Company issued warrants to purchase 84,348 shares of Series A convertible preferred stock (Series A) with an exercise price of $0.91786 and expiration date of 2013. As of

Casabi, Inc.

Notes to Financial Statements — (Continued)

December 31, 2008 and 2009 and September 30, 2010 (unaudited), the Series A warrants had not been exercised and were still outstanding.

5.	Preferred Stock

In March 2009, the Company issued 11,705,032 shares of Series C to existing stockholders for $0.5126 per share and received total consideration of $6.0 million less issuance costs of $111,532. Simultaneously, an investor transferred 1,463,949 shares of Series A and 1,822,917 shares of Series B to the Company in accordance with a negotiated dilution agreement. As such, the original aggregate purchase price of these shares has been reclassified to additional paid-in capital.

The significant terms of the Series A, Series B and Series C as of December 31, 2009 and September 30, 2010 (unaudited), are as follows:

Conversion — The holder of each share of preferred stock has the option to convert each share into such number of fully paid and non-assessable shares of common stock at any time, after the date of issuance, as is determined by dividing the issue price (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to those shares) by the conversion price applicable to each share in effect on the date the certificate is surrendered for conversion. The conversion prices for the Series A, Series B and Series C preferred stock (collectively, “Preferred Stock”) are $0.71134, $0.91786, and $0.51260, respectively. Each share of Series A, Series B and Series C preferred stock shall automatically be converted into shares of common stock at the then-effective conversion price, respectively, upon the earlier of the date specified by vote or written consent of agreement of holders of at least 70% of the outstanding shares of Series A, Series B and Series C preferred stock, voting together as a single class, or immediately upon the closing of the sale of the Company’s common stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933 that results in gross proceeds of not less than $25,000,000 and the public offering price is based on a valuation of the Company of at least $150,000,000 on a fully diluted basis.

•	Special Mandatory Conversion — If the Company consummates a financing pursuant to which the holders of the Series C are entitled to exercise the right of first offer described in the Second Amended and Restated Investors’ Rights Agreement dated March 18, 2009, and the holders of the Series C do not acquire their pro rata share of the financing, then the Series C stock held by the non-participating holders will automatically convert to common stock at the conversion price.

Voting — The Series A, Series B and Series C preferred stockholders shall be entitled to the number of votes equal to the number of shares of common stock into which such shares could be converted when voting other than for directors. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number. With respect to the election of members of the Board of Directors, one director may be elected by both the holders of the Series A and the Series B preferred stock with each class voting as a single class. One director may be elected by the holders of common stock voting together as a single class. Two directors may be elected by the holders of the Preferred Stock and common stock voting together.

Dividends — Holders of convertible preferred stock are entitled to receive cash dividends at the rate of $0.0569072 per Series A, $0.0734288 per Series B and $0.0410080 per Series C, on each outstanding share in preference to any amounts paid to the common shareholders (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect

Casabi, Inc.

Notes to Financial Statements — (Continued)

to those shares). Such dividends shall be payable only when, as and if declared by the Board of Directors, and shall be noncumulative. No dividends have been declared to date. The holders of the outstanding shares of Series A can waive any dividend preference upon the consent of at least 50% of the holders of the shares. The holders of the Series B and C outstanding shares can also waive any dividend preference by vote of at least 70% of the holders of the shares.

Liquidation Preferences — In the event of a liquidation, dissolution, winding up or change of control of the Company, holders of Series C are entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Series A and Series B and common stock, the amount of the product of $0.7680 per share of Series C, adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to those shares, plus all declared but unpaid dividends on each such share then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series C shall be insufficient to permit the payment to such holders, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series C.

After payment has been made to the holders of Series C, the holders of Series B shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Series A and common stock by reason of their ownership thereof, the amount of $0.91786 per share of Series B then held by them, adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to those shares, plus all declared but unpaid dividends on each such share then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series B shall be insufficient to permit the payment to such holders, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series B.

After payment has been made to the holders of Series C and Series B, the holders of Series A shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the common stock by reason of their ownership thereof, the amount of $0.71134 per share of Series A then held by them, adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to those shares, plus all declared but unpaid dividends on each such share then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series A shall be insufficient to permit the payment to such holders, then the remaining entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A.

After payment to the holders of Series A, Series B and Series C, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed among the holders of the Series B and common stock based on the number of shares of common stock held by each holder of the common stock (on an as-converted to common stock basis); provided, however, that at such time as a holder of Series B has received an aggregate amount equal to $1.37679 per share of Series B (including any amounts received above and subject to adjustment for any stock dividends, combinations or splits with respect to such shares), such holder shall cease its participation as a holder of Series B in any further distribution hereunder.

Redemption — The holders of at least 70% of the Series B and Series C, voting together as a single class, may require the Company to redeem all of the Series B and Series C in two equal annual installments starting on the date that is 60 months after the original issuance date of the Series B and Series C. The Company shall pay cash in exchange for the Series B to be

Casabi, Inc.

Notes to Financial Statements — (Continued)

redeemed at a sum equal to the original issue price per share, plus an amount equal to 8% of the original issue price compounded annually from February 15, 2007, through the date of the redemption request. The Company shall pay cash in exchange for the Series C to be redeemed at a sum equal to the original issue price per share, plus an amount equal to 8% of the original issue price compounded annually from March 18, 2009, through the date of the redemption request.

6.	Common Stock

2005 Stock Option Plan — Under the Company’s 2005 Stock Option Plan (“the Plan”), 2,389,855 shares of common stock have been authorized for issuance to employees, advisory board members, or service providers. An additional 2,200,000 and 2,420,000 shares of common stock have been authorized for issuance to employees, advisory board members, or service providers in February 2007 and March 2009, respectively, bringing the total to 7,009,855. Options may be incentive or nonstatutory stock options. Incentive stock options are granted only to employees to purchase shares at not less than fair value at date of grant, and nonstatutory stock options are granted to advisory board members or service providers to purchase shares at not less than 85% of fair value at date of grant. If the optionee, at the time the option is granted, owns more than 10% of the total combined voting rights of all classes of stock of the Company, the optionee can purchase shares at not less than 110% of the fair value at date of grant. Incentive and nonstatutory stock options vest over the period as determined by the Board of Directors, generally four years, and are documented in writing through an option agreement with the optionee. If unexercised, options granted to employees and advisory board members will expire upon the earlier of 10 years and one day from the date of grant or three months after termination as an employee or service provider of the Company.

The Company is required to estimate the fair value of share-based payment awards on the date of the grant using an option-pricing model. The Company currently uses the Black-Scholes option-pricing model to estimate the fair value of share-based payments. The weighted-average fair value of stock options granted to employees during the years ended December 31, 2008 and 2009, was $0.03 and $0.05 per share, respectively, and $0.03 per share for the nine months ended September 30, 2009 (unaudited). There were no option grants during the nine months ended September 30, 2010 (unaudited). The model requires management to make a number of assumptions including expected volatility, expected life, risk-free interest rate and expected dividends. The fair values were estimated on the grant dates with the following assumptions:

	Year Ended		Nine Months Ended
	December 31,		September 30,
	2008	2009	2009	2010
			(Unaudited)

Dividend rate	0%	0%	0%	N/A
Risk-free interest rate	3.24%	3.15%	3.15%	N/A
Expected term (in years)	6.25	6.25	6.25	N/A
Expected volatility	116%	116%	116%	N/A

Expected Term — The expected term represents the period that the Company’s stock-based awards are expected to be outstanding. For option grants that are considered to be “plain vanilla”, the Company used the simplified method to determine the expected term as provided by the Securities and Exchange Commission. The simplified method is calculated as the average of the time-to-vesting and the contractual life of the options. For other option grants, the expected term is derived from

Casabi, Inc.

Notes to Financial Statements — (Continued)

historical data on employee exercises and post-vesting employment termination behavior taking into account the contractual life of the award.

Risk-Free Interest Rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the option’s expected term.

Expected Volatility — The expected volatility was calculated based on the average historical volatilities of a group of publicly traded peer companies determined by management.

Dividend Rate — The expected dividend yield was zero, as the Company has never paid dividends and does not anticipate paying a dividend within the relevant time frame.

The Company is required to estimate potential forfeitures of stock grants and adjust stock-based compensation expense accordingly. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures will be recognized in the period of change and will also impact the amount of stock-based compensation expense to be recognized in future periods.

The Company recognized stock-based compensation expense for employees as follows:

	Year Ended		Nine Months Ended
	December 31,		September 30,
	2008	2009	2009	2010
			(Unaudited)

Research and development	$21,806	$27,246	$20,443	$14,749
Sales and marketing	6,032	1,863	1,397	—
General and administrative	34,530	28,330	21,247	15,377

	$62,368	$57,439	$43,087	$30,126

Stock-based compensation to nonemployees are recorded at the estimated fair value using the Black-Scholes option-pricing model on each measurement date. The value of the equity instrument is charged to results of operations and are re-measured at each reporting period until they are earned. These charges have not been material to any period presented.

Casabi, Inc.

Notes to Financial Statements — (Continued)

Stock option activity under the Plan during the years ended December 31, 2008 and 2009 and the nine months ended September 30, 2010 (unaudited), was as follows:

			Weighted-	Weighted-
	Shares	Number of	Average	Average
	Available for	Stock Options	Exercise	Contractual
	Grant	Outstanding	Price	Term

Balances, December 31, 2007	1,531,991	3,006,989	$0.13
Granted	(840,502)	840,502	0.07
Exercised	—	(30,458)	0.08
Cancelled	456,642	(456,642)	0.19

Balances, December 31, 2008	1,148,131	3,360,391	0.11	8.3
Additional shares authorized	2,420,000	—
Granted	(1,539,458)	1,539,458	0.04

Balances, December 31, 2009	2,028,673	4,899,849	0.09	8.0
Cancelled (unaudited)	832,764	(832,764)	0.13

Balances September 30, 2010 (unaudited )	2,861,437	4,067,085	$0.08	7.1

Vested and expected to vest at
December 31, 2009		3,957,651	$0.10	7.8

Vested and exercisable at
December 31, 2009		2,355,617	$0.12	7.0

The remaining unamortized stock-based compensation expense for all employee stock options was $70,669, net of estimated forfeitures, at December 31, 2009, and will be amortized over a weighted average remaining period of 2.6 years.

The information about stock options outstanding and exercisable as of December 31, 2009, by exercise price is as follows:

	Options Outstanding			Options Exercisable
		Weighted-			Weighted-
		Average	Weighted-		Average	Weighted-
		Remaining	Average		Remaining	Average
Exercise	Options	Contractual	Exercise	Options	Contractual	Exercise
Price	Outstanding	Life (years)	Price	Exercisable	Life (Years)	Price

$0.07	247,500	6.1	$0.07	245,500	6.0	$0.07
$0.08	3,074,458	8.1	$0.08	1,322,417	6.8	$0.08
$0.21	1,577,891	7.9	$0.21	787,700	7.7	$0.21

	4,899,849	8.0	$0.09	2,355,617	7.0	$0.12

Casabi, Inc.

Notes to Financial Statements — (Continued)

Common Stock — At December 31, 2009 and 2008 and September 30, 2010 (unaudited), the Company has reserved shares of its common stock for future issuance as follows:

	December 31,		September 30,
	2008	2009	2010
			(Unaudited)

Conversion of preferred stock	18,626,795	26,881,827	26,881,827
Options outstanding under stock option plan	3,360,391	4,899,849	4,067,085
Options available for grant under stock option plan	1,148,131	2,028,673	2,861,437
Outstanding preferred stock warrants	215,087	215,087	277,514

	23,350,404	34,025,436	34,087,863

7.	Income Taxes

The tax effects of temporary differences and carryforwards which gave rise to significant portions of deferred tax assets are as follows:

	December 31,
	2008	2009

Net operating loss carryforwards	$6,306,000	$8,924,000
Research and development credits	510,000	840,000
Accruals and reserves	949,000	663,000
Other	43,000	44,000

Gross deferred tax assets	7,808,000	10,471,000
Valuation allowance	(7,808,000)	(10,471,000)

Net deferred tax assets	$—	$—

As of December 31, 2009, the Company had approximately $22,730,000 and $20,490,000 of federal and state net operating loss carryforwards available to offset future taxable income. Federal and state net operating loss carryforwards expires in varying amounts beginning in 2024 and 2014, respectively.

As of December 31, 2009, the Company had credit carryforwards of approximately $538,000 and $582,000 available to reduce future taxable income, if any, for both federal and state income tax purposes, respectively. The federal credit carryforwards expire beginning in 2027, and the state credits have no expiration date.

Management establishes a valuation allowance for those deductible temporary differences when it is more likely than not that the benefit of such deferred tax assets will not be recognized. The ultimate realization of deferred tax assets is dependent upon the Company’s ability to generate taxable income during the periods in which the temporary differences become deductible. Management considers the historical level of taxable income, projections for future taxable income, and tax planning strategies in making this assessment. Management’s assessment in the near term is subject to change if estimates of future taxable income during the carryforward period are reduced.

Management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will not be utilized, and accordingly a full valuation allowance has been recorded.

Casabi, Inc.

Notes to Financial Statements — (Continued)

The valuation allowance increased by $3,268,000 and $2,663,000 for the years ended December 31, 2008 and 2009, respectively.

Utilization of the Company’s net operating loss carryforwards and credits may be subject to an annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

Effective January 1, 2009, the Company adopted the FASB interpretation on accounting for uncertainties in income taxes. This interpretation prescribes a comprehensive model for the recognition, measurement, presentation and disclosure in financial statements of any uncertain tax positions that have been taken or expected to be taken on a tax return. The cumulative effect of adopting this interpretation resulted in no adjustment to accumulated deficit as of January 1, 2009. No liability related to uncertain tax positions is recorded on the financial statements. It is the Company’s policy to include penalties and interest expense related to income taxes as a component of other expense and interest expense, respectively, as necessary.

The Company’s tax years 2004-2009 will remain open for examination by the federal and state authorities for three and four years, respectively, from the date of utilization of any net operating loss credits.

8.	Commitments And Contingencies

Leases — The Company sub-leases its facilities under an agreement that expires in June 2011. Rent expense for the years ended December 31, 2008 and 2009 were $198,405 and $162,250, respectively. The aggregate minimum payment on this lease during the years ended December 31, 2010 and 2011 is $120,000 and $60,000, respectively.

As of December 31, 2009, the future minimum lease payments for the Company’s other operating leases are as follows:

Future Minimum
Year Ended December 31,	Lease Payments

2010	$3,988
2011	$1,995

Indemnification — The Company has agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by them in any action or proceeding to which any of them is, or is threatened to be, made a party by reason of his or her service as a director or officer. This indemnification includes any action by the Company, arising out of his or her services as the Company’s director or officer or his or her services provided to any other company or enterprise at the Company’s request. Historically, the Company has not been required to make payments under this indemnification and the Company has recorded no liabilities for this type of obligation.

The Company provides its customers general indemnification under its proprietary software arrangements. Under these arrangements, the Company generally states that it will defend and pay damages, at its own expense, to its customers for any claim for a third party asserting a patent, copyright, or trade secret violation. To date, the Company has not incurred any costs related to these indemnifications.

Casabi, Inc.

Notes to Financial Statements — (Continued)

9.	Employee Benefit Plan

The Company has a 401(k) defined contribution plan covering substantially all employees of the Company. As allowed under Section 401(k) of the Internal Revenue Code, the plan provides tax deferred salary deductions for eligible employees.

Eligible employees may contribute up to the maximum amount set periodically by the Internal Revenue Service. The plan also allows for discretionary employer contributions. The Company did not contribute for the years ended December 31, 2008 and 2009 or for the nine months ended September 30, 2009 and 2010 (unaudited).

10.	Subsequent Events

In June and July 2010, the Company issued $500,000 in promissory notes to current investors. These notes carry an 8% interest rate per annum and were due at September 30, 2010. At the maturity date, the Company must pay an additional $250,000, which is recorded as accrued interest under other accrued liabilities at September 30, 2010.

On October 27, 2010, the Company sold substantially all of its assets to BroadSoft, Inc. The total estimated acquisition price of $1,895,589 includes cash of $1,738,127 for repayment of notes payable and other liabilities and $157,462 in the cancellation of indebtedness from BroadSoft, Inc. No adjustments have been made to the December 31, 2009 or September 30, 2010 (unaudited) financial statements to reflect the impact of the sale of Company assets.

The Company has evaluated all events occurring subsequent to December 31, 2009 through December 11, 2010, which is the financial statement issuance date, and, with the exception of such items noted above, nothing has occurred outside the normal course of our business operations.

BroadSoft and Casabi, Inc.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
(in thousands)

On October 27, 2010, our wholly owned subsidiary BroadSoft Casabi, LLC acquired substantially all of the assets of Casabi, Inc. used to provide its cloud-based personalized content and messaging applications for approximately $2,070 of cash. The preliminary purchase price was based on management’s initial estimates and currently available information.

The accompanying unaudited condensed pro forma combined financial statements reflect the acquisition using the purchase method of accounting in accordance with U.S. generally accepted accounting principles, or GAAP. The pro forma acquisition adjustments described in Note 3 were based on available information and certain assumptions made by the company’s management and may be revised as additional information becomes available. Pro forma data is not necessarily indicative of the financial results that would have been attained had the acquisition occurred at the beginning of the periods indicated. As actual adjustments may differ from the pro forma adjustments, the pro forma amounts presented should not be viewed as indicative of operations in future periods. The unaudited condensed pro forma combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that we may achieve as a result of the acquisition. In addition, deferred taxes are not included since they will not have an impact on the information presented due to the company’s full valuation allowance on deferred tax assets.

The unaudited condensed pro forma combined balance sheet as of September 30, 2010 illustrates the effect of the acquisition of the assets of Casabi as if the acquisition had occurred on such date. The unaudited condensed pro forma combined statement of operations for the year ended December 31, 2009 illustrates the effect of the acquisition of the assets of Casabi as if the acquisition had occurred on January 1, 2009. The unaudited condensed pro forma combined statement of operations for the year ended December 31, 2009 combines the historical financial information of Casabi for the year ended December 31, 2009 and BroadSoft historical financial information for the year ended December 31, 2009. The unaudited condensed pro forma combined statement of operations for the nine months ended September 30, 2010 illustrates the effect of the acquisition of the assets of Casabi as if the acquisition had occurred on January 1, 2009. The unaudited condensed pro forma combined statement of operations for the nine months ended September 30, 2010 combines the historical financial information of Casabi for the nine months ended September 30, 2010 and BroadSoft historical financial information for the nine months ended September 30, 2010. The detailed assumptions used to prepare the pro forma financial information are contained in the notes to the unaudited condensed pro forma combined financial statements, and such assumptions should be reviewed in their entirety.

The pro forma combined financial statements and accompanying notes thereto should be read together with our historical financial statements as of and for the year ended December 31, 2009 and nine months ended September 30, 2010, and Casabi’s historical financial statements as of and for the year ended December 31, 2009 and nine months ended September 30, 2010, included elsewhere in this prospectus.

The unaudited condensed pro forma combined financial statements have been prepared pursuant to the rules and regulations of the SEC. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to the rules and regulations; however, management believes that the disclosures are adequate such that the information presented is not misleading.

BroadSoft, Inc. and Casabi, Inc.

Unaudited Condensed Pro Forma Combined Balance Sheet
As of September 30, 2010
(in thousands, except share and per share data)

	BroadSoft	Casabi	Adjustments		Pro Forma

Assets:
Current assets:
Cash and cash equivalents	$49,488	$1	$(2,131)	(a)
			(1)	(b)	$47,357
Accounts receivable, net of allowance for doubtful accounts	30,611	167	(167)	(b)	30,611
Other current assets	5,152	11	49	(c)
			(88)	(d)	5,124

Total current assets	85,251	179	(2,338)		83,092

Long-term assets:
Property and equipment, net	3,104	151	(10)	(e)	3,245
Restricted cash	1,057	—			1,057
Intangible assets, net	2,592	—	1,231	(f)	3,823
Goodwill	5,537	—	618	(g)	6,155
Other long-term assets	2,039	20	—		2,059

Total long-term assets	14,329	171	1,839		16,339

Total assets	$99,580	$350	$(499)		$99,431

Liabilities, redeemable preferred stock, redeemable convertible preferred stock and stockholders’ equity (deficit):
Current liabilities:
Notes payable and bank loans, current portion	$1,179	$2,210	$(2,122)	(b)
			(88)	(d)	$1,179
Accounts payable and accrued expenses	11,009	468	(468)	(b)	11,009
Deferred revenue, current portion	52,255	382	(382)	(b)	52,255

Total current liabilities	64,443	3,060	(3,060)		64,443
Notes payable and bank loans	1,194	—			1,194
Deferred revenue	2,043	—			2,043
Other long-term liabilities	1,619	1,428	(1,428)	(l)	1,619

Total liabilities	69,299	4,488	(4,488)		69,299

Redeemable convertible preferred stock:
Redeemable convertible preferred stock	—	16,430	(16,430)	(h)	—

Total redeemable convertible preferred stock	—	16,430	(16,430)	—
Stockholders’ equity (deficit):
Stockholders’ equity (deficit):
Preferred stock, $0.01 par value per share; 5,000,000 authorized, no shares issued or outstanding	—	—	—	—
Convertible preferred stock	—	6	(6)	(h)	—
Common stock, par value $0.01 per share; 100,000,000 shares authorized, 24,695,952 shares issued and outstanding	247	4	(4)	(h)	247
Additional paid-in capital	131,419	3,689	(3,689)	(h)	131,419
Accumulated other comprehensive loss	(1,712)	—	—		(1,712)
Accumulated deficit	(99,673)	(24,267)	24,118	(i)	(99,822)

Total stockholders’ equity (deficit)	30,281	(20,568)	20,419		30,132

Total liabilities and stockholders’ equity (deficit)	$99,580	$350	$(499)		$99,431

See the accompanying notes to the unaudited condensed pro forma combined financial statements which are an integral part of these statements.

BroadSoft, Inc. and Casabi, Inc.

Unaudited Condensed Pro Forma Combined Statement of Operations
For the Nine Months Ended September 30, 2010
(in thousands, except share and per share data)

	BroadSoft	Casabi	Adjustments			Pro Forma

Revenue:
Licenses	$32,215	$—	$—			$32,215
Maintenance and professional services*	27,633	2,036	—			29,669

Total revenue	59,848	2,036	—			61,884
Cost of revenue:
Licenses	3,616	—	—			3,616
Maintenance and professional services	10,556	2,000	—			12,556
Amortization of intangibles	571	—	186	(j	)	757

Total cost of revenue	14,743	2,000	186			16,929

Gross profit	45,105	36	(186)			44,955
Operating expenses:
Sales and marketing	22,601	148	—			22,749
Research and development	14,230	589	—			14,819
General and administrative	10,236	627	(104)	(m	)	10,759

Total operating expenses	47,067	1,364	(104)			48,327

Loss from operations	(1,962)	(1,328)	(82)			(3,372)
Other expense (income):
Interest income	(30)	(1)	—			(31)
Interest expense	730	119	(119)	(k	)	730
Other (income) expense	174	(23)	24	(l	)	175

Total other expense	874	95	(95)			874

Loss before income taxes	(2,836)	(1,423)	13			(4,246)
Provision for income taxes	363	—	—			363
Net loss	$(3,199)	$(1,423)	$13			$(4,609)

Net loss per common share:
Basic and diluted	$(0.24)					$(0.34)
Weighted average common shares outstanding:
Basic and diluted	13,369					13,369

* Includes subscription revenue for Casabi.

See the accompanying notes to the unaudited condensed pro forma combined financial statements which are an integral part of these statements.

BroadSoft, Inc. and Casabi, Inc.

Unaudited Condensed Pro Forma Combined Statement of Operations
 For the Year Ended December 31, 2009
(in thousands, except share and per share data)

	BroadSoft	Casabi	Adjustments			Pro Forma

Revenue:
Licenses	$37,942	$—	$—			$37,942
Maintenance and professional services (*)	30,945	2,037	—			32,982

Total revenue	68,887	2,037	—			70,924
Cost of revenue:
Licenses	4,432	—	—			4,432
Maintenance and professional services	12,142	3,119	—			15,261
Amortization of intangibles	800	—	247	(j	)	1,047

Total cost of revenue	17,374	3,119	247			20,740

Gross profit	51,513	(1,082)	(247)			50,184
Operating expenses:
Sales and marketing	28,534	410	—			28,944
Research and development	16,625	1,864	—			18,489
General and administrative	11,405	1,032	—			12,437

Total operating expenses	56,564	3,306	—			59,870

Loss from operations	(5,051)	(4,388)	(247)			(9,686)
Other expense (income):
Interest income	(39)	(24)	—			(63)
Interest expense	1,398	184	(184)	(k	)	1,398
Other (income) expense	110	(88)	96	(l	)	118

Total other expense	1,469	72	(88)			1,453

Loss before income taxes	(6,520)	(4,460)	(159)			(11,139)
Provision for income taxes	1,333	—	—			1,333

Net loss	(7,853)	(4,460)	(159)			(12,472)

Net loss attributable to noncontrolling interest	(4)	—	—			(4)

Net loss attributable to BroadSoft, Inc.	$(7,849)	$(4,460)	$(159)			$(12,468)

Net loss per common share:
Basic and diluted	$(1.25)					$(1.98)
Weighted average common shares outstanding:
Basic and diluted	6,285					6,285

*	Includes subscription revenue for Casabi.

See the accompanying notes to the unaudited condensed pro forma combined financial statements which are an integral part of these statements.

Notes to Unaudited Condensed Pro Forma Combined Financial Information

1.	Basis of Presentation

On October 27, 2010, our wholly owned subsidiary BroadSoft Casabi, LLC completed the acquisition of substantially all of the assets of Casabi, Inc. As a result of the transaction, the assets of Casabi acquired will be recorded at their respective fair values and added to our assets.

The acquisition is accounted for under the acquisition method of accounting in accordance with the accounting standards. Under the acquisition method, the total estimated purchase price, or consideration transferred, is measured at the acquisition closing date. The assets of Casabi have been measured based on various preliminary estimates using assumptions that the Company’s management believes are reasonable utilizing information currently available. Use of different estimates and judgments could yield different results.

The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price over the estimated amounts of identifiable assets of Casabi as of the effective date of the acquisition was allocated to goodwill in accordance with the accounting guidance. The purchase price allocation is subject to finalization of the Company’s analysis of the fair value of the assets and liabilities of Casabi as of the acquisition date. Accordingly, the purchase price allocation in the unaudited condensed pro forma combined financial statements is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material.

For purposes of measuring the estimated fair value of the assets acquired as reflected in the unaudited condensed pro forma combined financial statements, in accordance with the accounting guidance, the Company established a framework for measuring fair values. The accounting guidance defines fair value as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal or most advantageous market for the asset or liability. Additionally, under the accounting guidance, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, the Company may be required to value assets of Casabi at fair value measures that do not reflect the Company’s intended use of those assets. Use of different estimates and judgments could yield different results.

In accordance with the accounting guidance, acquisition-related transaction costs, such as investment banking, advisory and legal fees are not included as a component of consideration transferred but are required to be expensed as incurred. The unaudited condensed pro forma combined balance sheet reflects the remaining anticipated acquisition-related transaction costs of both companies as a reduction of cash with a corresponding increase in accumulated deficit. These costs are not presented in the unaudited condensed pro forma combined statements of operations because they will not have a continuing impact on the combined results.

2.	Preliminary Purchase Price

The unaudited condensed pro forma combined financial information reflects an estimated purchase price as follows (in thousands):

Cash paid to Casabi and certain creditors to satisfy liabilities at closing	$1,913
Cancellation of indebtedness owed by Casabi to BroadSoft (1)	157

Total estimated purchase price	$2,070

(1)	Of this amount, $88 was outstanding as of September 30, 2010 and $69 was advanced to Casabi after September 30, 2010 and prior to the closing of the transaction.

Notes to Unaudited Condensed Pro Forma Combined Financial Statements — (Continued)

Under the purchase method of accounting, we allocated the total purchase price to the acquired tangible and intangible assets based on their estimated fair values as of the closing date of October 27, 2010. The valuation of the identifiable intangible assets acquired was based on management’s preliminary estimates, currently available information and reasonable and supportable assumptions. These estimates are preliminary as the Company is still in the process of evaluating the various assumptions used in valuing these assets. The tangible long-lived assets were recorded at their estimated fair value, which approximates their carrying value, while the intangible long-lived assets were valued using a discounted cash flow method. The excess of the aggregate estimated purchase price over the estimated fair value of the tangible and intangible assets and liabilities in the amount of approximately $618 was classified as goodwill. The estimated fair value of identifiable intangible assets which are subject to amortization after the acquisition is $1,231.

3.	Pro Forma Adjustments

The pro forma adjustments included in the unaudited condensed pro forma combined financial statements are as follows (dollars in thousands):

(a) Reflects the sum of (i) $1,913 in cash paid to Casabi and certain creditors to satisfy liabilities at closing for which BroadSoft will receive future benefit of $60, (ii) $69 in advances made by BroadSoft to Casabi subsequent to September 30, 2010, which obligation of Casabi was cancelled in connection with the closing of the transaction and (iii) a reduction of cash for expected future transaction costs of $149.

(b) Adjustment to eliminate Casabi assets and liabilities not included in the acquisition and liabilities settled with proceeds at closing.

(c) The adjustment to other current assets reflects the following:

Elimination of other current assets not included in the acquisition	$(11)
Cash paid to a Casabi vendor that will provide to BroadSoft a future benefit	60

$49

(d) Adjustment to eliminate note payable in the amount of $88 owed by Casabi to BroadSoft as of September 30, 2010.

(e) Reflects the adjustment of the carrying value of Casabi’s property and equipment for depreciation subsequent to September 30, 2010.

(f) Reflects the estimated value attributed to identifiable intangible assets, consisting of $25 for trade names, $982 for developed technology and $224 for customer relationships. We can give no assurance that our final determination of values will not materially differ from the amounts presented herein. Any difference in the valuation as compared to the values presented herein will result in a corresponding change to the goodwill recorded as a result of the transaction.

(g) Goodwill is computed as follows:

Purchase price	$2,070
Net tangible assets acquired	(221)
Identifiable intangible assets acquired	(1,231)

Goodwill	$618

Notes to Unaudited Condensed Pro Forma Combined Financial Statements — (Continued)

(h) Reflects the elimination of Casabi historical stockholders’ equity (deficit).

(i) The adjustment to accumulated deficit reflects adjustments for the following:

Eliminate Casabi’s historical accumulated deficit	$24,267
Increase accumulated deficit for anticipated transaction costs	(149)
$24,118

(j) Reflects amortization expense that would have been recorded had the acquisition been completed on January 1, 2009. The $1,231 of identifiable intangible assets are amortizing assets that have been given a useful life of 5 years and were amortized using the straight-line method.

(k) Adjustment to eliminate amortization of debt issuance cost and interest expense related to indebtedness of Casabi that was not acquired.

(l) Adjustment to eliminate Casabi’s warrant liabilities and other income due to changes in the fair value of these warrant liabilities during the periods presented. These warrants of Casabi were cancelled.

(m) Adjustment to eliminate transaction costs for the nine months ended September 30, 2010.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

5,300,000 Shares

BroadSoft, Inc.

Common Stock

Goldman, Sachs & Co.
Jefferies & Company
Cowen and Company
Needham & Company, LLC
Pacific Crest Securities

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

SEC registration fee	$10,474
FINRA filing fee	15,189
Printing and engraving	125,000
Legal fees and expenses(1)	393,000
Accounting fees and expenses	120,000
Transfer agent and registrar fees(2)	10,000
Miscellaneous fees and expenses	1,337

Total	$675,000

(1)	Approximately $40,800 of this amount will be paid by certain selling stockholders.

(2)	Approximately $4,200 of this amount will be paid by certain selling stockholders.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation and bylaws provide that: (i) we are required to indemnify our directors to the fullest extent permitted by the Delaware General Corporation Law; (ii) we may, in our discretion, indemnify our officers, employees and agents as set forth in the Delaware General Corporation Law; (iii) we are required, upon satisfaction of certain conditions, to advance all expenses incurred by our directors in connection with certain legal proceedings; (iv) the rights conferred in the bylaws are not exclusive; and (v) we are authorized to enter into indemnification agreements with our directors, officers, employees and agents.

We have entered into agreements with our directors and executive officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of us or any of our affiliates, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We maintain a directors’ and officers’ liability insurance policy. The policy insures directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers. The policy contains various exclusions.

In addition, the underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

Since January 1, 2007, we have made sales of the following unregistered securities (share amounts and per share amounts have been retroactively adjusted to give effect to a 6-for-1 reverse stock split effected on June 14, 2010):

(1) Between January 1, 2007 and June 28, 2010, we granted stock options under our 1999 Stock Incentive Plan and 2009 Equity Incentive Plan to purchase an aggregate of 4,194,465 shares of our common stock at exercise prices ranging between $2.40 and $12.42 to a total of 511 employees, directors and consultants. Of these, stock options to purchase an aggregate of 1,781,034 shares have been cancelled without being exercised, 79,406 have been exercised and 2,334,025 remain outstanding.

(2) Since January 1, 2007, we issued and sold an aggregate of 396,085 shares of our common stock to employees, directors and consultants at exercise prices ranging between $0.78 and $9.36 upon the exercise of stock options granted under our 1999 Stock Incentive Plan and 2009 Equity Incentive Plan. Of these, 938 shares have been repurchased and 395,147 remain outstanding.

(3) In August 2007, we issued an aggregate of 55,555 shares of restricted common stock under our 1999 Stock Incentive Plan to one of our executive officers.

(4) In April 2008, we issued an aggregate of 3,666 cash-settled stock appreciation rights, or SARs, under our 1999 Stock Incentive Plan to three consultants at a base price of $8.58. All of the cash-settled SARs have expired without being settled.

(5) Between April 2009 and June 2010, we issued restricted stock units under our 2009 Equity Incentive Plan covering the right to receive an aggregate of 467,884 shares of our common stock to certain of our employees and directors. Of these, restricted stock units covering the right to receive an aggregate of 7,915 shares have been settled through the issuance of common stock on vesting and restricted stock units covering the right to receive an aggregate of 459,969 shares cancelled without being settled.

(6) In June 2009, as part of a stock option exchange program, we issued stock options under our 2009 Equity Incentive Plan to purchase an aggregate of 1,821,068 shares of our common stock at an exercise price of $2.40 per share to a total of 200 employees, directors and a consultant, in exchange for the cancellation by such parties of stock options to purchase an identical number of shares of our common stock that were previously outstanding under our

1999 Stock Incentive Plan. Of these, stock options to purchase an aggregate of 60,384 shares have been cancelled without being exercised.

(7) In June 2007, we issued an aggregate of 11,000 shares of our Series B-1 redeemable convertible preferred stock to seven accredited investors at a per share price of $27.2724, for aggregate consideration of approximately $300,000, pursuant to the exercise of warrants previously issued.

(8) In June 2007, we issued an aggregate of 804,569 shares of our Series D redeemable convertible preferred stock to two accredited investors at a per share price of $12.429, for aggregate consideration of approximately $10.0 million.

(9) In September 2008, we issued a warrant to purchase 116,551 shares of our common stock at an exercise price of $8.58 per share to one accredited investor. The warrant was issued in conjunction with the establishment of a credit facility with a commercial lender. This warrant was net exercised, for no additional consideration, in December 2010 for a total of 76,195 shares of common stock, pursuant to an exemption from registration under the Securities Act in reliance upon Section 3(a)(9) of the Securities Act.

(10) In December 2008, we issued an aggregate of 416,656 shares of our Series E redeemable convertible preferred stock to 20 accredited investors in connection with our acquisition of Sylantro Systems Corporation.

(11) In October 2009, we issued an aggregate of 249,994 shares of our Series E-1 redeemable convertible preferred stock to 17 accredited investors in connection with our acquisition of Packet Island, Inc.

(12) In June 2010, we issued 25,181 shares of common stock at a per share price of $3.97, for aggregate consideration of approximately $100,000, upon the exercise of two previously issued warrants.

(13) In June 2010, we issued 11,236 shares of common stock, for no additional consideration, upon the net exercise of a previously issued warrant to purchase 20,774 shares at an exercise price of $3.97 per share, pursuant to an exemption from registration under the Securities Act in reliance upon Section 3(a)(9) of the Securities Act.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were placed upon the stock certificates issued in these transactions.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

(a) Exhibits.

The following exhibits are included herein or incorporated herein by reference:

Exhibit
Number		Description of Document

1	.1†	Form of Underwriting Agreement.
2	.1 (1)	Asset Purchase Agreement by and among the Registrant, BroadSoft M6, LLC and GENBAND Inc., dated as of August 14, 2008.
2	.2 (2)	Amendment to Asset Purchase Agreement and Disclosure Schedule by and among the Registrant, BroadSoft M6, LLC and GENBAND Inc., dated as of August 27, 2008.
2	.3 (3)	Agreement and Plan of Merger and Reorganization by and among the Registrant, BroadSoft Sylantro, Inc., Sylantro Systems Corporation and Shareholder Representative Services LLC, dated as of December 8, 2008.
2	.4 (4)	Asset Purchase Agreement by and between Casabi, Inc. and BroadSoft Casabi, LLC, dated as of October 12, 2010.
3	.1 (5)	Amended and Restated Certificate of Incorporation of the Registrant.
3	.2 (6)	Amended and Restated Bylaws of the Registrant.
4	.1 (7)	Specimen Stock Certificate evidencing shares of common stock.
4	.3 (8)	Fourth Amended and Restated Registration Rights Agreement, dated as of June 26, 2007.
4	.4 (9)	First Amendment to Fourth Amended and Restated Registration Rights Agreement, dated as of November 25, 2008.
4	.5 (10)	Second Amendment to Fourth Amended and Restated Registration Rights Agreement, dated as of December 23, 2008.
4	.6 (11)	Third Amendment to Fourth Amended and Restated Registration Rights Agreement, dated as of October 19, 2009.
4	.7 (12)	Fourth Amendment to Fourth Amended and Restated Registration Rights Agreement, dated as of March 26, 2010.
5	.1†	Opinion of Cooley LLP regarding legality.
10	.1 (13)	BroadSoft, Inc. 1999 Stock Incentive Plan, as amended.
10	.2 (14)	Form of Stock Option Grant Agreement for BroadSoft, Inc. 1999 Stock Incentive Plan.
10	.3 (15)	Form of Common Stock Purchase Agreement and Stock Restriction Agreement for BroadSoft, Inc. 1999 Stock Incentive Plan.
10	.4 (16)	Stock Restriction Agreement by and between James A. Tholen and the Registrant, dated as of August 30, 2007.
10	.5 (17)	BroadSoft, Inc. Amended and Restated 2009 Equity Incentive Plan.
10	.6 (18)	Form of Stock Option Agreement for BroadSoft, Inc. Amended and Restated 2009 Equity Incentive Plan.
10	.7 (19)	Form of Restricted Stock Unit Award Agreement for BroadSoft, Inc. Amended and Restated 2009 Equity Incentive Plan.
10	.8 (20)	Form of Indemnity Agreement entered into between the Registrant and certain of its directors and its executive officers.
10	.9 (21)	Form of Indemnity Agreement entered into between the Registrant and certain of its directors.
10	.10 (22)	Form of Executive Change in Control Severance Benefits Agreement entered into between the Registrant and its executive officers.

Exhibit
Number		Description of Document

10	.11 (23)	Loan and Security Agreement by and among ORIX Venture Finance LLC, the Registrant, BroadSoft International, Inc. and BroadSoft M6, LLC, dated as of September 26, 2008.
10	.12 (24)	Consent and Amendment No. 1 to Loan and Security Agreement by and among ORIX Venture Finance LLC, the Registrant, BroadSoft International, Inc., BroadSoft M6, LLC and BroadSoft Sylantro, Inc., dated as of December 23, 2008.
10	.13 (25)	Amendment No. 2 to Loan and Security Agreement by and among ORIX Venture Finance LLC, the Registrant, BroadSoft International, Inc., BroadSoft M6, LLC and BroadSoft Sylantro, Inc., dated as of June 30, 2009.
10	.14 (26)	Consent and Amendment No. 3 to Loan and Security Agreement by and among ORIX Venture Finance LLC, the Registrant, BroadSoft International, Inc., BroadSoft M6, LLC, BroadSoft Sylantro, Inc. and BroadSoft PacketSmart, Inc., dated as of October 15, 2009.
10	.15 (27)	Amendment No. 4 to Loan and Security Agreement, by and among the Registrant, BroadSoft International, Inc., BroadSoft M6, LLC, BroadSoft Sylantro, Inc., BroadSoft PacketSmart, Inc. and ORIX Venture Finance LLC, dated as of April 1, 2010.
10	.16 (28)	Sublease Agreement, by and between Marriott International Administrative Services, Inc. and the Registrant, dated as of April 13, 2010.
10	.17 (29)	BroadSoft, Inc. Non-Employee Director Compensation Policy.
21	.1*	Subsidiaries of the Registrant.
23.1		Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2		Consent of Burr Pilger Mayer, Inc., Independent Accountants.
23	.3†	Consent of Cooley LLP (included in Exhibit 5.1).
24	.1*	Power of Attorney (see page II-9 of original filing).

†	To be filed by amendment.

*	Previously filed.

(1)	Filed as exhibit 2.1 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(2)	Filed as exhibit 2.2 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(3)	Filed as exhibit 2.3 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(4)	Filed as exhibit 99.1 to the registrant’s Current Report on Form 8-K (File No. 001-34777) filed with the Securities and Exchange Commission on October 29, 2010 and incorporated herein by reference.

(5)	Filed as exhibit 3.1 to the registrant’s Current Report on Form 8-K (File No. 001-34777) filed with the Securities and Exchange Commission on June 25, 2010 and incorporated herein by reference.

(6)	Filed as exhibit 3.6 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(7)	Filed as exhibit 4.1 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on June 1, 2010 and incorporated herein by reference.

(8)	Filed as exhibit 4.5 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(9)	Filed as exhibit 4.6 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(10)	Filed as exhibit 4.7 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(11)	Filed as exhibit 4.8 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(12)	Filed as exhibit 4.9 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on April 16, 2010 and incorporated herein by reference.

(13)	Filed as exhibit 10.1 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(14)	Filed as exhibit 10.2 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(15)	Filed as exhibit 10.3 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(16)	Filed as exhibit 10.4 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(17)	Filed as exhibit 10.5 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on June 1, 2010 and incorporated herein by reference.

(18)	Filed as exhibit 10.6 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on June 1, 2010 and incorporated herein by reference.

(19)	Filed as exhibit 10.7 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on June 1, 2010 and incorporated herein by reference.

(20)	Filed as exhibit 10.8 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(21)	Filed as exhibit 10.9 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(22)	Filed as exhibit 10.10 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(23)	Filed as exhibit 10.14 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(24)	Filed as exhibit 10.15 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(25)	Filed as exhibit 10.16 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(26)	Filed as exhibit 10.17 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(27)	Filed as exhibit 10.18 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on April 16, 2010 and incorporated herein by reference.

(28)	Filed as exhibit 10.19 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on April 16, 2010 and incorporated herein by reference.

(29)	Filed as exhibit 10.20 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on June 1, 2010 and incorporated herein by reference.

(b) Financial Statement Schedules.

See index to BroadSoft, Inc.’s Consolidated Financial Statements on page F-1. The following Financial Statement Schedule is filed herewith on page F-60 and made a part of this Registration Statement:

Schedule II - Valuation and Qualifying Accounts. All other schedules, including schedules related to Sylantro Systems Corporation’s Consolidated Financial Statements and M6’s Division Statements, have been omitted because they are not required or are not applicable.

ITEM 17.	UNDERTAKINGS

The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of this registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned Registrant hereby undertakes that, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland on the 13th day of December, 2010.

BROADSOFT, INC.

By:	/s/ James A. Tholen
James A. Tholen
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures		Title	Date

* Michael Tessler		President, Chief Executive Officer and Director (Principal Executive Officer)	December 13, 2010

/s/ James A. Tholen James A. Tholen		Chief Financial Officer (Principal Financial and Accounting Officer)	December 13, 2010

* Robert P. Goodman		Director and Chairman of the Board	December 13, 2010

* John J. Gavin, Jr.		Director	December 13, 2010

* Douglas L. Maine		Director	December 13, 2010

* John D. Markley, Jr.		Director	December 13, 2010

* Joseph R. Zell		Director	December 13, 2010

*By:	/s/ James A. Tholen James A. Tholen Attorney-in-Fact		December 13, 2010

EXHIBIT INDEX

The following exhibits are included herein or incorporated herein by reference:

Exhibit
Number		Description of Document

1	.1†	Form of Underwriting Agreement.
2	.1 (1)	Asset Purchase Agreement by and among the Registrant, BroadSoft M6, LLC and GENBAND Inc., dated as of August 14, 2008.
2	.2 (2)	Amendment to Asset Purchase Agreement and Disclosure Schedule by and among the Registrant, BroadSoft M6, LLC and GENBAND Inc., dated as of August 27, 2008.
2	.3 (3)	Agreement and Plan of Merger and Reorganization by and among the Registrant, BroadSoft Sylantro, Inc., Sylantro Systems Corporation and Shareholder Representative Services LLC, dated as of December 8, 2008.
2	.4 (4)	Asset Purchase Agreement by and between Casabi, Inc. and BroadSoft Casabi, LLC, dated as of October 12, 2010.
3	.1 (5)	Amended and Restated Certificate of Incorporation of the Registrant.
3	.2 (6)	Amended and Restated Bylaws of the Registrant.
4	.1 (7)	Specimen Stock Certificate evidencing shares of common stock.
4	.3 (8)	Fourth Amended and Restated Registration Rights Agreement, dated as of June 26, 2007.
4	.4 (9)	First Amendment to Fourth Amended and Restated Registration Rights Agreement, dated as of November 25, 2008.
4	.5 (10)	Second Amendment to Fourth Amended and Restated Registration Rights Agreement, dated as of December 23, 2008.
4	.6 (11)	Third Amendment to Fourth Amended and Restated Registration Rights Agreement, dated as of October 19, 2009.
4	.7 (12)	Fourth Amendment to Fourth Amended and Restated Registration Rights Agreement, dated as of March 26, 2010.
5	.1†	Opinion of Cooley LLP regarding legality.
10	.1 (13)	BroadSoft, Inc. 1999 Stock Incentive Plan, as amended.
10	.2 (14)	Form of Stock Option Grant Agreement for BroadSoft, Inc. 1999 Stock Incentive Plan.
10	.3 (15)	Form of Common Stock Purchase Agreement and Stock Restriction Agreement for BroadSoft, Inc. 1999 Stock Incentive Plan.
10	.4 (16)	Stock Restriction Agreement by and between James A. Tholen and the Registrant, dated as of August 30, 2007.
10	.5 (17)	BroadSoft, Inc. Amended and Restated 2009 Equity Incentive Plan.
10	.6 (18)	Form of Stock Option Agreement for BroadSoft, Inc. Amended and Restated 2009 Equity Incentive Plan.
10	.7 (19)	Form of Restricted Stock Unit Award Agreement for BroadSoft, Inc. Amended and Restated 2009 Equity Incentive Plan.
10	.8 (20)	Form of Indemnification Agreement entered into between the Registrant and certain of its directors and its executive officers.
10	.9 (21)	Form of Indemnification Agreement entered into between the Registrant and certain of its directors.
10	.10 (22)	Form of Executive Change in Control Severance Benefits Agreement entered into between the Registrant and its executive officers.
10	.11 (23)	Loan and Security Agreement by and among ORIX Venture Finance LLC, the Registrant, BroadSoft International, Inc. and BroadSoft M6, LLC, dated as of September 26, 2008.

Exhibit
Number		Description of Document

10	.12 (24)	Consent and Amendment No. 1 to Loan and Security Agreement by and among ORIX Venture Finance LLC, the Registrant, BroadSoft International, Inc., BroadSoft M6, LLC and BroadSoft Sylantro, Inc., dated as of December 23, 2008.
10	.13 (25)	Amendment No. 2 to Loan and Security Agreement by and among ORIX Venture Finance LLC, the Registrant, BroadSoft International, Inc., BroadSoft M6, LLC and BroadSoft Sylantro, Inc., dated as of June 30, 2009.
10	.14 (26)	Consent and Amendment No. 3 to Loan and Security Agreement by and among ORIX Venture Finance LLC, the Registrant, BroadSoft International, Inc., BroadSoft M6, LLC, BroadSoft Sylantro, Inc. and BroadSoft PacketSmart, Inc., dated as of October 15, 2009.
10	.15 (27)	Amendment No. 4 to Loan and Security Agreement, by and among the Registrant, BroadSoft International, Inc., BroadSoft M6, LLC, BroadSoft Sylantro, Inc., BroadSoft PacketSmart, Inc. and ORIX Venture Finance LLC, dated as of April 1, 2010.
10	.16 (28)	Sublease Agreement, by and between Marriott International Administrative Services, Inc. and the Registrant, dated as of April 13, 2010.
10	.17 (29)	BroadSoft, Inc. Non-Employee Director Compensation Policy.
21	.1*	Subsidiaries of the Registrant.
23.1		Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2		Consent of Burr Pilger Mayer, Inc., Independent Accountants.
23	.3†	Consent of Cooley LLP (included in Exhibit 5.1).
24	.1*	Power of Attorney (see page II-9 of original filing).

†	To be filed by amendment.

*	Previously filed.

(1)	Filed as exhibit 2.1 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(2)	Filed as exhibit 2.2 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(3)	Filed as exhibit 2.3 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(4)	Filed as exhibit 99.1 to the registrant’s Current Report on Form 8-K (File No. 001-34777) filed with the Securities and Exchange Commission on October 29, 2010 and incorporated herein by reference.

(5)	Filed as exhibit 3.1 to the registrant’s Current Report on Form 8-K (File No. 001-34777) filed with the Securities and Exchange Commission on June 25, 2010 and incorporated herein by reference.

(6)	Filed as exhibit 3.6 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(7)	Filed as exhibit 4.1 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on June 1, 2010 and incorporated herein by reference.

(8)	Filed as exhibit 4.5 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(9)	Filed as exhibit 4.6 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(10)	Filed as exhibit 4.7 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(11)	Filed as exhibit 4.8 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(12)	Filed as exhibit 4.9 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on April 16, 2010 and incorporated herein by reference.

(13)	Filed as exhibit 10.1 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(14)	Filed as exhibit 10.2 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(15)	Filed as exhibit 10.3 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(16)	Filed as exhibit 10.4 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(17)	Filed as exhibit 10.5 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on June 1, 2010 and incorporated herein by reference.

(18)	Filed as exhibit 10.6 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on June 1, 2010 and incorporated herein by reference.

(19)	Filed as exhibit 10.7 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on June 1, 2010 and incorporated herein by reference.

(20)	Filed as exhibit 10.8 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(21)	Filed as exhibit 10.9 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(22)	Filed as exhibit 10.10 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(23)	Filed as exhibit 10.14 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(24)	Filed as exhibit 10.15 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(25)	Filed as exhibit 10.16 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(26)	Filed as exhibit 10.17 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on March 15, 2010 and incorporated herein by reference.

(27)	Filed as exhibit 10.18 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on April 16, 2010 and incorporated herein by reference.

(28)	Filed as exhibit 10.19 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on April 16, 2010 and incorporated herein by reference.

(29)	Filed as exhibit 10.20 to the registrant’s Registration Statement on Form S-1 (Registration No. 333-165484) filed with the Securities and Exchange Commission on June 1, 2010 and incorporated herein by reference.